                                                       REGISTRATION NO. 333-

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

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                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

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                         ASTORIA FINANCIAL CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                    6035                    11-3170868

     (STATE OR OTHER    (PRIMARY STANDARD INDUSTRIAL      (I.R.S. EMPLOYER
     JURISDICTION OF     CLASSIFICATION CODE NUMBER)    IDENTIFICATION NO.)
     INCORPORATION OR
      ORGANIZATION)

                                ---------------

                           ONE ASTORIA FEDERAL PLAZA
                       LAKE SUCCESS, NEW YORK 11042-1085
                                (516) 327-3000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                            GEORGE L. ENGELKE, JR.
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         ASTORIA FINANCIAL CORPORATION
                           ONE ASTORIA FEDERAL PLAZA
                       LAKE SUCCESS, NEW YORK 11042-1085
                                (516) 327-3000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
        ROBERT C. AZAROW, ESQ.                 LAWRENCE LEDERMAN, ESQ.
        THACHER PROFFITT & WOOD            MILBANK, TWEED, HADLEY & MCCLOY
  TWO WORLD TRADE CENTER, 39TH FLOOR           1 CHASE MANHATTAN PLAZA
       NEW YORK, NEW YORK 10048               NEW YORK, NEW YORK 10005
            (212) 912-7400                         (212) 530-5000

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: At the effective time of the merger of Long Island Bancorp, Inc. with and into Astoria Financial Corporation as described in the attached Joint Proxy Statement-Prospectus.
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  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

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                        CALCULATION OF REGISTRATION FEE

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 TITLE OF EACH CLASS OF                PROPOSED MAXIMUM  PROPOSED MAXIMUM
    SECURITIES TO BE     AMOUNT TO BE   OFFERING PRICE  AGGREGATE OFFERING     AMOUNT OF
       REGISTERED        REGISTERED(1)   PER SHARE(2)        PRICE(3)      REGISTRATION FEE(4)
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Common Stock, $0.01 par
 value(5)...............  29,876,946        $           $1,803,820,611.73     $241,381.62

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(1) This Registration Statement covers the maximum number of shares of the Registrant's common stock that may be issued in the transaction described herein.
(2) Not applicable.
(3) Estimated solely for the purpose of calculating the registration fee and computed in accordance with Rule 457(f), based on the average of the high and low sale prices of the common stock of Long Island Bancorp, Inc. on July 2, 1998 as reported in the Nasdaq National Market System ($60 3/8) and the maximum number of such shares (24,183,651) that may be exchanged for the securities being registered.
(4) The required fee pursuant to Section 6(b) of the Securities Act of 1933, as amended, ($532,127.08) has been reduced by the amount of the fee previously paid to the Commission with respect to the transaction ($290,745.46) in accordance with Rule 457(b).
(5) This Registration Statement also covers preferred share purchase rights issued under the Rights Agreement between Astoria Financial Corporation and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, dated as of July 17, 1996, as amended, which are currently transferable with and only with the shares of Common Stock registered hereby.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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LOGO ASTORIA FINANCIAL
     CORPORATION
                                                                    July  , 1998
Dear Stockholder:

  On behalf of the Board of Directors, it is with great pleasure that I extend to you an invitation to attend a Special Meeting of Stockholders of Astoria Financial Corporation ("AFC"). The Special Meeting will be held on August 19, 1998, at 9:30 a.m., Eastern Time, at the New Hyde Park Inn, 214 Jericho Turnpike, New Hyde Park, New York 11040. At the Special Meeting, you will be asked to approve and adopt an Agreement and Plan of Merger, by and between AFC and Long Island Bancorp, Inc. ("LIB"), dated as of the 2nd day of April, 1998, as amended (the "Merger Agreement").

  The Merger Agreement provides for the merger of LIB with and into AFC with AFC being the surviving corporation (the "Merger"). In the Merger, each share of LIB Common Stock will be converted into the right to receive 1.15 shares of AFC Common Stock, plus cash in lieu of any fractional share interest (the "Merger Consideration"). The Merger Consideration may be increased by AFC in the event LIB exercises its rights under the Merger Agreement to deliver to AFC a notice to terminate the Merger Agreement if the price of the AFC Common Stock declines below certain levels established by formulas set forth in the Merger Agreement.

  The Merger Agreement has been unanimously approved by the Boards of Directors of AFC and LIB. Your Board of Directors has determined that the Merger is in the best interests of AFC and its stockholders and unanimously recommends that you vote FOR approval of the Merger Agreement.

  Your approval and that of the LIB stockholders of the Merger Agreement are conditions to the consummation of the Merger. Consummation of the Merger is also subject to certain other conditions, including the approval of the Merger Agreement by various regulatory agencies. The stockholders of LIB will consider and vote upon a proposal to approve the Merger Agreement at a special meeting to be held on August 19, 1998.

  The enclosed Notice of Special Meeting of Stockholders and Joint Proxy Statement-Prospectus describe the Merger and provide information concerning the Special Meeting. Please read these materials carefully.

  The affirmative vote of a majority of the issued and outstanding shares of AFC Common Stock is required for approval of the Merger Agreement. Accordingly, a failure to return a properly executed proxy card or to vote in person will have the same effect as a vote against the Merger Agreement. Your vote is very important regardless of the number of shares you own. Whether or not you plan to attend the Special Meeting, I urge you to sign, date and return the enclosed blue proxy card as soon as possible to ensure that your shares will be represented at the Special Meeting.

  The Merger is an important step for AFC and its stockholders. On behalf of the Board of Directors, I urge you to vote FOR the Merger Agreement.

  If you have any questions, please call (516) 327-3000.

                                         Sincerely

                                         George L. Engelke, Jr.
                                         Chairman, President and Chief
                                         Executive Officer

                         ASTORIA FINANCIAL CORPORATION
                           ONE ASTORIA FEDERAL PLAZA
                         LAKE SUCCESS, NEW YORK 11042
                                (516) 327-3000

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 19, 1998

  A Special Meeting of Stockholders of Astoria Financial Corporation ("AFC") will be held on August 19, 1998, at 9:30 a.m., Eastern Time, at the New Hyde Park Inn, 214 Jericho Turnpike, New Hyde Park, New York 11040 (the "Special Meeting"). The Special Meeting will be held to consider and act upon the following matters:

    1. To vote on the approval of the Agreement and Plan of Merger, dated as of the 2nd day of April, 1998, as amended (the "Merger Agreement"), by and between AFC and Long Island Bancorp, Inc., a Delaware corporation ("LIB"), which provides, among other things, for (i) the merger of LIB with and into AFC (the "Merger") and (ii) the conversion of each share of common stock of LIB, par value $0.01 per share, outstanding immediately prior to the Merger, into the right to receive 1.15 shares of common stock of AFC, par value $0.01 per share ("AFC Common Stock"), plus cash in lieu of any fractional share interest. A copy of the Merger Agreement is included as Appendix A to the accompanying Joint Proxy Statement-Prospectus; and

    2. The authorization of the Board of Directors of AFC, in its discretion, to vote upon such other business as may properly be presented incident to the conduct of the Special Meeting and any adjournment or postponement thereof, including, without limitation, a motion to adjourn the Special Meeting to another time or place for the purpose of soliciting additional proxies in order to approve and adopt the transactions contemplated by the Merger Agreement or otherwise.

  Holders of record of AFC Common Stock as of the close of business on June 23, 1998, are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the Special Meeting will be available at the Special Meeting and at Astoria Financial Corporation, One Astoria Federal Plaza, Lake Success, New York 11042, for a period of ten days prior to the Special Meeting.

  IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND PROMPTLY RETURN THE ENCLOSED WHITE PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE AS SOON AS POSSIBLE.

                                          By Order of the Board of Directors,

                                          William K. Sheerin
                                          Executive Vice President & Secretary

Dated: July   , 1998

LOGO LONG ISLAND
     BANCORP INC

                                                                   July  , 1998

Dear Stockholder:

  You are cordially invited to attend a special meeting of stockholders of Long Island Bancorp, Inc. ("LIB") which will be held on August 19, 1998, at 9:30 a.m., Eastern Time, at the Huntington Hilton, 598 Broadhollow Road, Melville, New York 11747 (the "Special Meeting"). At the Special Meeting, you will be asked to approve and adopt an Agreement and Plan of Merger, by and between LIB and Astoria Financial Corporation ("AFC"), dated as of the 2nd day of April, 1998, as amended (the "Merger Agreement").

  The Merger Agreement provides for the merger of LIB with and into AFC with AFC being the surviving corporation (the "Merger"). In the Merger, each share of LIB common stock will be converted into the right to receive 1.15 shares of AFC common stock, plus cash in lieu of any fractional share interest (the "Merger Consideration"). The Merger Consideration may be increased by AFC in the event LIB exercises its rights under the Merger Agreement to deliver to AFC a notice to terminate the Merger Agreement if the price of the AFC common stock declines below certain levels established by formulas set forth in the Merger Agreement.

  AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND UNANIMOUSLY CONCLUDED THAT THE TERMS OF THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF LIB AND ITS STOCKHOLDERS. ACCORDINGLY, YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  Your approval and that of AFC stockholders of the Merger Agreement are conditions to the consummation of the Merger. Consummation of the Merger is also subject to certain other conditions, including the approval of the Merger Agreement by various regulatory agencies. The stockholders of AFC will consider and vote upon a proposal to approve the Merger Agreement at a special meeting to be held on August 19, 1998.

  The enclosed Notice of Special Meeting of Stockholders and Joint Proxy Statement-Prospectus describe the Merger and provide information concerning the Special Meeting. Please read these materials carefully.

  The affirmative vote of a majority of the issued and outstanding shares of LIB common stock is required for approval of the Merger Agreement. Accordingly, a failure to return a properly executed proxy card or to vote in person will have the same effect as a vote against the Merger Agreement. Your vote is very important regardless of the number of shares you own. It is important that your shares be represented at the Special Meeting whether or not you are present. Please be sure to sign, date and mail the enclosed Proxy Card in the postage-paid envelope provided, even if you plan to attend in person. If you attend the Special Meeting, you may vote in person even if you have already mailed your Proxy Card.

  On behalf of the Board of Directors, I urge you to vote FOR the approval and adoption of the Merger Agreement and I thank you for your continued support.

  If you have any questions, please call (516) 547-2000.

                                        Sincerely,

                                        John J. Conefry, Jr.
                                        Chairman of the Board and
                                        Chief Executive Officer

                           LONG ISLAND BANCORP, INC.
                              201 OLD COUNTRY ROAD
                            MELVILLE, NEW YORK 11747
                                 (516) 547-2000

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 19, 1998

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Long Island Bancorp, Inc. ("LIB") will be held on August 19, 1998, at 9:30 a.m., Eastern Time, at the Huntington Hilton, 598 Broadhollow Road, Melville, New York 11747 (the "Special Meeting"). A Joint Proxy Statement-Prospectus and Proxy Card for the Special Meeting are enclosed.

  The Special Meeting will be held for the purpose of considering and voting upon the following matters:

    1. The approval and adoption of the Agreement and Plan of Merger, dated as of the 2nd day of April, 1998, as amended (the "Merger Agreement"), by and between LIB and Astoria Financial Corporation, a Delaware corporation ("AFC"), which provides, among other things, for (i) the merger of LIB with and into AFC, with AFC being the surviving corporation (the "Merger"), and
  (ii) the conversion of each share of common stock of LIB, par value $0.01 per share ("LIB Common Stock"), outstanding immediately prior to the Merger, into the right to receive 1.15 shares of common stock of AFC, par value $0.01 per share, plus cash in lieu of any fractional share interest. A copy of the Merger Agreement is included as Appendix A to the accompanying Joint Proxy Statement-Prospectus; and

    2. The authorization of the Board of Directors of LIB, in its discretion, to vote upon such other business as may properly be presented incident to the conduct of the Special Meeting and any adjournment or postponement thereof, including, without limitation, a motion to adjourn the Special Meeting to another time or place for the purpose of soliciting additional proxies in order to approve and adopt the transactions contemplated by the Merger Agreement or otherwise.

  Stockholders of record of LIB Common Stock as of the close of business on June 23, 1998, which is the record date for the Special Meeting, are entitled to receive notice of and to vote at the Special Meeting and any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the Special Meeting will be open for examination by any stockholder for any purpose germane to the Special Meeting during ordinary business hours at LIB's principal office located at 201 Old Country Road, Melville, New York 11747 for a period of ten days prior to the Special Meeting and will also be available at the Special Meeting.

  IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND PROMPTLY RETURN THE ENCLOSED WHITE PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE AS SOON AS POSSIBLE.

                                         By Order of the Board of Directors,
                                         Roger Teurfs
                                         Senior Vice President and Corporate
                                         Secretary

Dated: July  , 1998

                         ASTORIA FINANCIAL CORPORATION
                                      AND
                           LONG ISLAND BANCORP, INC.

                             JOINT PROXY STATEMENT

                               ----------------

                         ASTORIA FINANCIAL CORPORATION

                                   PROSPECTUS
               FOR COMMON STOCK OF ASTORIA FINANCIAL CORPORATION

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  This Joint Proxy Statement-Prospectus is being furnished to the holders of common stock, par value $0.01 per share ("LIB Common Stock"), of Long Island Bancorp, Inc. ("LIB") in connection with the solicitation of proxies by LIB's Board of Directors (the "LIB Board") for use at a special meeting of LIB's stockholders to be held on August 19, 1998, at 9:30 a.m., at the Huntington Hilton, 598 Broadhollow Road, Melville, New York 11747, and at any adjournment or postponement thereof (the "LIB Meeting"). At the LIB Meeting, holders of LIB Common Stock will consider and vote, together as a single class, upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of the 2nd day of April, 1998, as amended, by and between Astoria Financial Corporation ("AFC") and LIB (the "Merger Agreement"), pursuant to which LIB will merge with and into AFC (the "Merger"), with AFC surviving the Merger.

  This Joint Proxy Statement-Prospectus is also being furnished to the holders of the common stock of AFC, par value $0.01 per share ("AFC Common Stock"), in connection with the solicitation of proxies by the AFC Board of Directors (the "AFC Board") for use at a special meeting of AFC's stockholders to be held on August 19, 1998, at 9:30 a.m., Eastern Time, at the New Hyde Park Inn, 214 Jericho Turnpike, New Hyde Park, New York 11040, and at any adjournment or postponement thereof (the "AFC Meeting" and, together with the LIB Meeting, the "Meetings"). At the AFC Meeting, AFC stockholders will consider and vote upon a proposal to approve and adopt the Merger Agreement.

  The Merger Agreement provides that at the time the Merger becomes effective, holders of LIB Common Stock will have the right to receive in the Merger, in exchange for each of their issued and outstanding shares of LIB Common Stock,
1.15 shares of AFC Common Stock (the "Exchange Ratio"), together with the related preferred share purchase right ("AFC Right") issued pursuant to the Rights Agreement by and between AFC and ChaseMellon Shareholder Services, L.L.C. ("ChaseMellon"), dated as of July 17, 1996, as amended (the "AFC Rights Agreement"). Cash will be paid in lieu of the issuance of fractional shares of AFC Common Stock (such cash, together with the shares of AFC Common Stock and AFC Rights to be received in the Merger, is collectively referred to as the "Merger Consideration").

  The Exchange Ratio may be increased by AFC in the event LIB exercises its rights under the Merger Agreement to deliver to AFC a notice to terminate the Merger Agreement due to the price of the AFC Common Stock declining below certain levels established by formulas set forth in the Merger Agreement. See "THE MERGER -- Price-Based Termination."

  The stockholders of each of AFC and LIB entitled to vote at the Meetings will also consider and vote upon a proposal to authorize their respective Board of Directors to vote upon such other business as may properly be presented incident to the conduct of the AFC Meeting and LIB Meeting, respectively, including and without limitation a motion to adjourn the AFC Meeting, or the LIB Meeting, as the case may be, to another time or place for the purpose of soliciting additional proxies (the "Additional Proposal"). See "ADDITIONAL PROPOSAL."

  This Joint Proxy Statement-Prospectus also constitutes a prospectus of AFC with respect to up to 29,876,946 shares of AFC Common Stock to be issued in exchange for shares of LIB Common Stock upon consummation of the Merger pursuant to the Merger Agreement, subject to adjustment in the event the Exchange Ratio is increased as described in "THE MERGER -- Price-Based Termination" (the "Merger Shares"). As a result of the Merger, holders of LIB Common Stock as of completion of the Merger will own approximately 51% of the outstanding shares of AFC Common Stock. (This percentage is based on outstanding shares of AFC Common Stock and LIB Common Stock as of June 23,
1998).

  For a description of the Merger Agreement, which is included in its entirety as Appendix A to this Joint Proxy Statement-Prospectus, see "THE MERGER."

  AFC Common Stock and LIB Common Stock are currently, and the Merger Shares will be, traded in the over-the-counter market and included for quotation on the National Market System of the Nasdaq Stock Market (the "Nasdaq National Market"). The last reported sale prices per share of AFC Common Stock and LIB Common Stock as reported on the Nasdaq National Market on April 2, 1998, the last business day preceding public announcement of the signing of the Merger Agreement, were $60 5/16 and $67 1/8, respectively, and on July 8, 1998 were $54 3/4 and $62, respectively.

  This Joint Proxy Statement-Prospectus and the accompanying forms of proxy
are first being mailed to stockholders of AFC and LIB on or about July   ,
1998.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  THE SHARES OF AFC COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY AND ARE SUBJECT TO INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF INVESTMENT.

  STOCKHOLDERS OF LIB WHO ARE NOT AFFILIATED WITH LIB AND WHO RECEIVE SHARES OF AFC COMMON STOCK IN CONNECTION WITH THE MERGER WILL BE ABLE TO SELL SUCH SHARES WITHOUT THE USE OF A RESALE PROSPECTUS.

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      THE DATE OF THIS JOINT PROXY STATEMENT-PROSPECTUS IS JULY   , 1998.

                               TABLE OF CONTENTS

                                                                           PAGE
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AVAILABLE INFORMATION.....................................................   5
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................   6
SUMMARY...................................................................   7
  Parties to the Merger...................................................   7
  The Meetings............................................................   7
  Effects of the Merger...................................................   8
  Effective Time..........................................................   9
  Merger Consideration....................................................   9
  Reasons for the Merger..................................................   9
  Opinions of Financial Advisors..........................................   9
  Conditions to the Consummation of the Merger; Regulatory Approvals......  10
  Federal Income Tax Consequences.........................................  10
  Accounting Treatment....................................................  10
  Nasdaq Listing..........................................................  10
  Absence of Appraisal Rights.............................................  11
  Termination.............................................................  11
  Termination Fees........................................................  11
  Interests of Certain Persons in the Merger..............................  11
  Management of AFC after the Merger......................................  12
  LIB Stock Option Agreement..............................................  12
  AFC Stock Option Agreement..............................................  13
  Amendment to LIB Rights Agreement.......................................  13
  Amendment to AFC Rights Agreement.......................................  13
  Differences in Stockholders' Rights.....................................  14
COMPARATIVE COMMON STOCK PRICE AND DIVIDEND INFORMATION...................  14
SELECTED PRO FORMA HISTORICAL CONSOLIDATED COMPARATIVE PER SHARE DATA.....  16
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA...........................  17
  AFC -- Historical.......................................................  17
  LIB -- Historical.......................................................  20
SELECTED PRO FORMA HISTORICAL CONSOLIDATED FINANCIAL DATA.................  24
THE MEETINGS..............................................................  27
  LIB Meeting.............................................................  27
  AFC Meeting.............................................................  28
THE MERGER................................................................  30
  Parties to The Merger...................................................  30
  Effects of the Merger...................................................  31
  Effective Time..........................................................  31
  Merger Consideration....................................................  31
  Background of the Merger................................................  32
  Reasons for the Merger..................................................  37
  Opinions of Financial Advisors..........................................  39
  Procedures for Exchange of LIB Common Stock Certificates................  50
  Regulatory Approvals....................................................  51
  Conditions to the Consummation of the Merger............................  52
  Representations and Warranties..........................................  53
  LIB Stock Option Plans..................................................  54
  Conduct of Business Pending the Merger..................................  54
  No Solicitation.........................................................  57
  Amendment and Waiver....................................................  57

                                                                            PAGE
                                                                            ----
  Termination..............................................................  57
  Price-Based Termination..................................................  58
  Termination Fees.........................................................  60
  Expenses.................................................................  61
  Federal Income Tax Consequences..........................................  61
  Accounting Treatment.....................................................  63
  Absence of Appraisal Rights..............................................  64
  Interests of Certain Persons in the Merger...............................  64
  Effect on LIB Employee Benefit Plans.....................................  67
  Operations after the Merger..............................................  68
  Management of AFC after the Merger.......................................  68
  Involvement in Legal Proceedings.........................................  69
CERTAIN RELATED TRANSACTIONS...............................................  70
  LIB Stock Option Agreement...............................................  70
  AFC Stock Option Agreement...............................................  71
  Amendment to LIB Rights Agreement........................................  73
  Amendment to AFC Rights Agreement........................................  73
  Resales of AFC Common Stock..............................................  73
ADDITIONAL PROPOSAL........................................................  74
BENEFICIAL OWNERSHIP OF AFC COMMON STOCK...................................  75
  Principal Security Ownership.............................................  75
  Directors and Executive Officers.........................................  75
BENEFICIAL OWNERSHIP OF LIB COMMON STOCK...................................  78
  Principal Security Ownership.............................................  78
  Directors and Executive Officers.........................................  79
PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION............  81
DESCRIPTION OF AFC CAPITAL STOCK...........................................  90
  General..................................................................  90
  AFC Common Stock.........................................................  90
  AFC Preferred Stock......................................................  91
COMPARISON OF CERTAIN RIGHTS OF STOCKHOLDERS...............................  93
  General..................................................................  93
  Amendment of the Certificate of Incorporation............................  93
  Special Meetings of Stockholders.........................................  93
  Limitation of Director Liability.........................................  93
  Indemnification of Directors And Officers................................  94
  Other Constituencies.....................................................  94
LEGAL MATTERS..............................................................  95
EXPERTS....................................................................  95
STOCKHOLDER PROPOSALS......................................................  95
APPENDIX A Agreement and Plan of Merger.................................... A-1
APPENDIX B LIB Stock Option Agreement...................................... B-1
APPENDIX C AFC Stock Option Agreement...................................... C-1
APPENDIX D Opinion of LIB's Financial Advisor.............................. D-1
APPENDIX E Opinion of AFC's Financial Advisor.............................. E-1

                             AVAILABLE INFORMATION

  AFC and LIB are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission").

  Copies of both AFC's and LIB's reports, proxy statements and other information can be obtained, upon payment of prescribed fees, from the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such reports, proxy statements and other information can be inspected at the Commission's facilities referred to above and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. If available, such information may also be accessed through the Commission's Electronic Data, Gathering, Analysis and Retrieval System via electronic means, including the Commission's website on the Internet (http://www.sec.gov).

  AFC has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "AFC Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Merger Shares. This Joint Proxy Statement-Prospectus does not contain all of the information set forth in the AFC Registration Statement and the exhibits thereto. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Joint Proxy Statement-Prospectus or in any document incorporated by reference in this Joint Proxy Statement-Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the AFC Registration Statement or such other document, each such statement being qualified in all respects by such reference.

  All information contained in this Joint Proxy Statement-Prospectus relating to AFC and its subsidiaries has been supplied by AFC, and all information relating to LIB and its subsidiaries has been supplied by LIB.

  THIS JOINT PROXY STATEMENT-PROSPECTUS CONTAINS CERTAIN FORWARD LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF AFC FOLLOWING THE CONSUMMATION OF THE MERGER, INCLUDING STATEMENTS RELATING TO: (A) THE COST SAVINGS AND REVENUE ENHANCEMENTS THAT ARE EXPECTED TO BE REALIZED FROM THE MERGER AND (B) PROJECTED 1999 EARNINGS PER SHARE. SEE "SUMMARY," "THE MERGER -- BACKGROUND OF THE MERGER," "-- REASONS FOR THE MERGER -- AFC" AND "PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION." FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES: (1) EXPECTED COST SAVINGS OR REVENUE ENHANCEMENTS FROM THE MERGER CANNOT BE FULLY REALIZED; (2) DEPOSIT ATTRITION, CUSTOMER LOSS OR REVENUE LOSS FOLLOWING THE MERGER IS GREATER THAN EXPECTED; (3) COMPETITIVE PRESSURE IN THE BANKING AND FINANCIAL SERVICES INDUSTRY INCREASES SIGNIFICANTLY; (4) CHANGES IN THE INTEREST RATE ENVIRONMENT REDUCE MARGINS;
(5) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR IN THE STATE OF NEW YORK, ARE LESS FAVORABLE THAN EXPECTED; (6) CHANGES IN REAL ESTATE VALUES; (7) CHANGES IN COMPETITION; (8) CHANGES IN ACCOUNTING PRINCIPLES; (9) CHANGES IN LEGISLATION AND (10) CHANGES IN OTHER ECONOMIC, COMPETITIVE, GOVERNMENT, REGULATORY AND TECHNOLOGICAL FACTORS AFFECTING AFC'S OPERATIONS, PRICING, PRODUCTS AND SERVICES.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  THIS JOINT PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (EXCLUDING CERTAIN EXHIBITS THERETO) WILL BE FURNISHED WITHOUT CHARGE TO ANY PERSON TO WHOM THIS JOINT PROXY STATEMENT-PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, DIRECTED, IN THE CASE OF DOCUMENTS RELATING TO AFC, TO INVESTOR RELATIONS DEPARTMENT, ASTORIA FINANCIAL CORPORATION, ONE ASTORIA FEDERAL PLAZA, LAKE SUCCESS, NEW YORK 11042, TELEPHONE NUMBER (516) 327-7877, AND, IN THE CASE OF DOCUMENTS RELATING TO LIB, TO INVESTOR RELATIONS DEPARTMENT, LONG ISLAND BANCORP, INC., 201 OLD COUNTRY ROAD, MELVILLE, NEW YORK 11747, TELEPHONE NUMBER (516) 547-2607. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY AUGUST 12, 1998.

  The following documents filed with the Commission by AFC (File No. 0-22228) pursuant to the Exchange Act are incorporated by reference in this Joint Proxy Statement-Prospectus:
    1. AFC's Annual Report on Form 10-K for the year ended December 31, 1997, as amended by a Form 10-K/A, dated June 24, 1998;
    2. AFC's Current Report on Form 8-K, dated July 10, 1998;
    3. AFC's Current Report on Form 8-K, dated May 29, 1998;
    4. AFC's Current Report on Form 8-K, dated April 3, 1998, as amended by a Form 8-K/A, dated April 10, 1998;
    5. AFC's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998; and
    6. The description of AFC Common Stock, and AFC Series A Junior Participating Preferred Stock and Preferred Stock Purchase Rights set forth in AFC's Registration Statements on Form 8-A dated August 11, 1993 and July 23, 1996, respectively, and any amendment or report filed for the purpose of updating any such descriptions.

  The following documents filed with the Commission by LIB (File No. 0-23526) pursuant to the Exchange Act are incorporated by reference in this Joint Proxy Statement-Prospectus:

    1. LIB's Annual Report on Form 10-K for the year ended September 30,
  1997;
    2. The description of LIB Common Stock and Preferred Stock Purchase
  Rights set forth in LIB's Registration Statements on Form 8-A dated March
  1, 1994 and April 23, 1997, respectively, and any amendment or report filed for the purpose of updating any such descriptions;
    3. LIB's Current Report on Form 8-K, dated June 5, 1998;
    4. LIB's Current Report on Form 8-K dated April 8, 1998;
    5. LIB's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997; and
    6. LIB's Quarterly Report on Form 10-Q for the quarter ended March 31,
  1998.
  All documents filed by AFC or LIB with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement-Prospectus and prior to the date of the Meetings shall be deemed to be incorporated by reference in this Joint Proxy Statement-Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement-Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement-Prospectus.

  NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN AS CONTAINED IN THIS JOINT PROXY STATEMENT-PROSPECTUS IN CONNECTION WITH THE SOLICITATIONS OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY AFC OR LIB. THIS JOINT PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF AFC OR LIB SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                    SUMMARY

  The following summary is not intended to be a complete description of all material facts regarding AFC, LIB and the matters to be considered at the Meetings and is qualified in all respects by the information appearing elsewhere or incorporated by reference in this Joint Proxy Statement-Prospectus, the Appendices hereto and the documents referred to herein.

PARTIES TO THE MERGER

  AFC. AFC is a Delaware corporation incorporated on June 14, 1993, and is the holding company for Astoria Federal Savings and Loan Association, a federally-chartered savings and loan association ("Astoria Federal"). The principal business of AFC is the operation of its wholly-owned subsidiary, Astoria Federal. Astoria Federal's principal business is attracting retail deposits from the general public and investing those deposits, together with funds generated from operations, principal repayments and borrowings, primarily in one-to-four family residential mortgage loans and mortgage-backed securities and, to a lesser extent, commercial real estate loans, multi-family mortgage loans and consumer loans, as well as securities issued by the U.S. Government and Federal agencies and other securities. At March 31, 1998, AFC had total consolidated assets of $10.9 billion, deposits of $6.2 billion and stockholders' equity of $916.8 million. As of March 31, 1998, Astoria Federal had 61 retail banking office locations, of which 53 are located in Brooklyn, Queens, Nassau and Suffolk counties on Long Island, and eight are located in Westchester and the upstate counties of Chenango and Otsego. The principal executive offices of AFC are located at One Astoria Federal Plaza, Lake Success, New York 11042-1085 and its telephone number is (516) 327-3000. Astoria Federal's deposits are insured by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC").

  LIB. LIB is a Delaware corporation incorporated on December 20, 1993, and is the holding company for The Long Island Savings Bank, FSB, a federally-chartered savings bank ("LIB Bank"). The principal business of LIB is the operation of its wholly-owned subsidiary, LIB Bank. LIB Bank's principal business is attracting retail deposits from the general public and investing those deposits, together with funds generated from operations, principal repayments and borrowings, primarily in one-to-four family residential mortgage loans and mortgage-backed and mortgage-related securities and, to a lesser extent, commercial real estate loans, multi-family mortgage loans and consumer loans. In addition, LIB Bank invests its funds in other securities, including U.S. Government and Federal agency securities, investment grade preferred stock and federal funds. At March 31, 1998, LIB had total consolidated assets of $6.3 billion, deposits of $3.8 billion and stockholders' equity of $563.7 million. As of March 31, 1998, LIB Bank had 35 retail banking office locations throughout Queens, Nassau and Suffolk counties and 20 mortgage loan production offices located in seven states. The principal executive offices of LIB are located at 201 Old Country Road, Melville, New York 11747 and its telephone number is (516) 547-2000. LIB Bank's deposits are insured by the SAIF.

  See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "THE MERGER -- Parties to the Merger," "SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA" and
"PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION."

THE MEETINGS

  LIB. The LIB Meeting will be held on August 19, 1998, at 9:30 a.m., Eastern Time, at the Huntington Hilton, 598 Broadhollow Road, Melville, New York 11747. The purpose of the LIB Meeting is to consider and vote upon a proposal to approve and adopt the Merger Agreement and a proposal to authorize the LIB Board, in its discretion, to vote upon such other business as may properly be presented incident to the conduct of the LIB Meeting and any adjournment thereof, including, without limitation, a motion to adjourn the LIB Meeting to another time or place for the purpose of soliciting additional proxies in order to approve and adopt the Merger Agreement or otherwise.

  Only holders of record of LIB Common Stock at the close of business on June 23, 1998 (the "LIB Record Date") will be entitled to vote at the LIB Meeting. Approval and adoption of the Merger Agreement and the Merger requires the affirmative vote of a majority of the outstanding shares of LIB Common Stock entitled to vote at the LIB Meeting. Approval of the Additional Proposal (as defined below) requires the affirmative vote of a majority of the votes present in person or by proxy and entitled to vote at the LIB Meeting. As of the LIB Record Date, there were 24,177,855 shares of LIB Common Stock outstanding and entitled to be voted at the LIB Meeting.

  The directors and executive officers of LIB and their affiliates (21 persons) beneficially owned, as of May 31, 1998, 1,708,452 shares, or approximately 7.07% of the outstanding shares, of LIB Common Stock and all such persons have indicated their intention to vote their shares in favor of the Merger Agreement and the Merger, and the Additional Proposal (as defined below). See "BENEFICIAL OWNERSHIP OF LIB COMMON STOCK." As of May 31, 1998, AFC, its subsidiary and the directors and executive officers of AFC beneficially owned no shares of LIB Common Stock. See "THE MEETINGS -- LIB Meeting."

  AFC. The AFC Meeting will be held on August 19, 1998, at 9:30 a.m., Eastern Time, at the New Hyde Park Inn, 214 Jericho Turnpike, New Hyde Park, New York 11040. The purpose of the AFC Meeting is to consider and vote upon a proposal to approve the Merger Agreement and a proposal to authorize the AFC Board, in its discretion, to vote upon such other business as may properly be presented incident to the conduct of the AFC Meeting and any adjournment thereof, including, without limitation, a motion to adjourn the AFC Meeting to another time or place for the purpose of soliciting additional proxies in order to approve and adopt the Merger Agreement or otherwise. The proposals to authorize the AFC Board or the LIB Board, as the case may be, to vote upon such other business as may properly be presented incident to the conduct of the AFC Meeting or the LIB Meeting, as the case may be, is hereinafter referred to as the "Additional Proposal." See "ADDITIONAL PROPOSAL."

  Only holders of record of AFC Common Stock at the close of business on June 23, 1998 (the "AFC Record Date") will be entitled to vote at the AFC Meeting. Approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of AFC Common Stock entitled to vote at the AFC Meeting. Approval of the Additional Proposal requires the affirmative vote of the holders of a majority of the shares of AFC Common Stock represented in person or by proxy at the AFC Meeting. As of the AFC Record Date, there were 26,530,706 shares of AFC Common Stock outstanding and entitled to be voted at the AFC Meeting.

  The directors and executive officers of AFC and their affiliates (15 persons) beneficially owned, as of May 31, 1998, 2,397,087 shares, or approximately 8.61% of the outstanding shares, of AFC Common Stock and all such persons have agreed to vote their shares in favor of the Merger Agreement and the Merger, and the Additional Proposal. See "BENEFICIAL OWNERSHIP OF AFC COMMON STOCK." As of May 31, 1998, LIB, its subsidiaries and the directors and executive officers of LIB beneficially owned no shares of AFC Common Stock. See "THE MEETINGS -- AFC Meeting."

EFFECTS OF THE MERGER

  Pursuant to the Merger Agreement, at the Effective Time (as defined below), LIB will be merged with and into AFC, and LIB stockholders will receive the consideration described in "THE MERGER -- Merger Consideration" and "--
 Effects of the Merger." For information on how LIB stockholders will be able to exchange certificates representing shares of LIB Common Stock for new certificates representing the shares of AFC Common Stock to be issued to them, see "THE MERGER -- Procedures for Exchange of LIB Common Stock Certificates." Each outstanding share of AFC Common Stock at the Effective Time shall remain outstanding and unchanged as a result of the Merger.

  Pursuant to the Plan of Bank Merger, to be entered into by and between Astoria Federal and LIB Bank (the "Plan of Bank Merger"), immediately following consummation of the Merger, LIB Bank will merge with and into Astoria Federal (the "Bank Merger"), with Astoria Federal surviving the Bank Merger.

EFFECTIVE TIME

  The Merger will become effective at the date and time set forth in the certificate of merger (the "Certificate of Merger") that will be filed with the Secretary of State of the State of Delaware in accordance with applicable law (the "Effective Time"). The Certificate of Merger will be filed no later than five business days following the expiration of the last of the waiting periods related to regulatory approval and after satisfaction or waiver of certain conditions to the Merger specified in the Merger Agreement and will become effective upon the close of business on such date, unless another date is agreed to by AFC and LIB. See "THE MERGER -- Effective Time."

MERGER CONSIDERATION

  The Merger Agreement provides that each share of LIB Common Stock will be converted in the Merger into the right to receive 1.15 shares of AFC Common Stock, plus cash in lieu of any fractional share interest. The Exchange Ratio may be increased by AFC in the event LIB exercises its rights under the Merger Agreement to deliver to AFC a notice to terminate the Merger Agreement due to the price of the AFC Common Stock declining below certain levels established by formulas set forth in the Merger Agreement. See "THE MERGER-- Price Based Termination."

  NO GAIN OR LOSS WILL BE RECOGNIZED BY HOLDERS OF LIB COMMON STOCK AS A RESULT OF THE MERGER, EXCEPT TO THE EXTENT OF ANY CASH RECEIVED IN LIEU OF A FRACTIONAL SHARE INTEREST IN AFC COMMON STOCK. SEE "THE MERGER -- FEDERAL INCOME TAX CONSEQUENCES."

  LIB COMMON STOCK CERTIFICATES SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY AND SHOULD NOT BE FORWARDED TO THE EXCHANGE AGENT, CHASEMELLON SHAREHOLDER SERVICES, L.L.C. ("CHASEMELLON") UNTIL AN LIB STOCKHOLDER HAS RECEIVED THE LETTER OF TRANSMITTAL (AS DEFINED BELOW). SEE "THE MERGER --PROCEDURES FOR EXCHANGE OF LIB COMMON STOCK CERTIFICATES."

REASONS FOR THE MERGER

  LIB. THE LIB BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND HAS UNANIMOUSLY CONCLUDED THAT THE MERGER AND THE MERGER AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF LIB AND ITS STOCKHOLDERS. ACCORDINGLY, THE LIB BOARD UNANIMOUSLY RECOMMENDS THAT LIB'S STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE ADDITIONAL PROPOSAL. The LIB Board believes that the Merger will provide significant value to all LIB stockholders and will enable them to participate in the opportunities for growth that the LIB Board believes the Merger makes possible. See "THE MEETINGS -- LIB Meeting -- Recommendation of the Board of Directors" and "THE MERGER -- Reasons for the Merger -- LIB."

  AFC. THE AFC BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND HAS UNANIMOUSLY CONCLUDED THAT THE MERGER AND THE MERGER AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF AFC AND ITS STOCKHOLDERS. ACCORDINGLY, THE AFC BOARD UNANIMOUSLY RECOMMENDS THAT AFC'S STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE ADDITIONAL PROPOSAL. The AFC Board believes that the Merger will result in the addition of a well-suited and positioned banking institution to AFC's existing organization. See "THE MEETINGS -- AFC Meeting --Recommendation of the Board of Directors" and "THE MERGER -- Reasons for the Merger -- AFC."

OPINIONS OF FINANCIAL ADVISORS

  LIB. Salomon Smith Barney ("Salomon") has served as financial advisor to LIB in connection with the Merger and has rendered a written opinion to the LIB Board that, as of April 2, 1998, the date on which the LIB Board unanimously approved the Merger and the Merger Agreement, the Exchange Ratio is fair from a financial point of view to the stockholders of LIB (the "Salomon Opinion"). The opinion of Salomon is attached as

Appendix D to this Joint Proxy Statement-Prospectus. Stockholders are urged to read such opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications on the review undertaken by Salomon in connection therewith. See "THE MERGER --
 Opinions of Financial Advisors-- LIB."

  AFC. Lehman Brothers, Inc. ("Lehman Brothers") has served as financial advisor to AFC in connection with the Merger and has rendered a written opinion to the AFC Board, dated April 2, 1998, which has been updated as of the date of this Joint Proxy Statement-Prospectus to the effect that the Exchange Ratio is fair to AFC from a financial point of view (the "Lehman Opinion"). The Lehman Opinion is attached as Appendix E to this Joint Proxy Statement-Prospectus. Stockholders are urged to read such opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications on the review undertaken by Lehman Brothers in connection therewith. See "THE MERGER -- Opinions of Financial Advisors -- AFC."

CONDITIONS TO THE CONSUMMATION OF THE MERGER; REGULATORY APPROVALS

  Consummation of the Merger is subject to various conditions, including receipt of the stockholder approvals solicited hereby, receipt of the necessary regulatory approvals, receipt of opinions of counsel regarding certain tax aspects of the Merger, receipt of the opinion of the independent auditors of AFC that the Merger will qualify to be treated as a "pooling-of-interests" for accounting purposes by AFC and satisfaction of other customary closing conditions.

  The regulatory approvals and consents necessary to consummate the Merger include the approval of the Office of Thrift Supervision (the "OTS"). An application for approval of the transactions contemplated by the Merger Agreement was filed with the OTS on June 17, 1998. Such application is currently under review. There can be no assurance that such regulatory approvals will be obtained, and, if the Merger is approved, there can be no assurance as to the date of any such approval. THERE CAN ALSO BE NO ASSURANCE THAT ANY SUCH APPROVALS WILL NOT CONTAIN A CONDITION OR REQUIREMENT WHICH CAUSES SUCH APPROVALS TO FAIL TO SATISFY THE CONDITIONS SET FORTH IN THE MERGER AGREEMENT AND DESCRIBED UNDER "THE MERGER -- REGULATORY APPROVALS" AND "CONDITIONS TO THE CONSUMMATION OF THE MERGER."

FEDERAL INCOME TAX CONSEQUENCES

  It is intended that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Consummation of the Merger is conditioned upon receipt by AFC of an opinion of Thacher Proffitt & Wood and receipt by LIB of an opinion of Milbank, Tweed, Hadley & McCloy, each dated as of the Effective Date, substantially to such effect. In general, it is expected that (i) no gain or loss will be recognized by AFC, Astoria Federal, LIB or LIB Bank as a result of the Merger and (ii) except to the extent of any cash received in lieu of a fractional share interest in LIB Common Stock, holders of LIB Common Stock will recognize no gain or loss in the Merger on the receipt of shares of AFC Common Stock in exchange for their shares of LIB Common Stock. Holders of LIB Common Stock who receive cash in lieu of a fractional share interest will recognize any gain or loss realized with respect to such fractional shares to the extent of such cash received. See "THE MERGER -- Federal Income Tax Consequences."

ACCOUNTING TREATMENT

  AFC will treat the Merger as a pooling-of-interests for accounting purposes. See "THE MERGER--Accounting Treatment."

NASDAQ LISTING

  Both the LIB Common Stock and the AFC Common Stock are currently included for quotation on the Nasdaq National Market. It is a condition to consummation of the Merger that the AFC Common Stock to be issued to the stockholders of LIB pursuant to the Merger Agreement will be included for quotation on the Nasdaq National Market.

ABSENCE OF APPRAISAL RIGHTS

  Under the Delaware General Corporation Law (the "DGCL"), neither the stockholders of AFC nor the stockholders of LIB are entitled to appraisal rights in connection with the transactions related to the consummation of the Merger. See "THE MEETINGS -- LIB Meeting," "-- AFC Meeting" and "THE MERGER --
 Absence of Appraisal Rights."

TERMINATION

  The Merger Agreement may be terminated, and the Merger abandoned, at or prior to the Effective Time, either before or after its approval by the stockholders of AFC or LIB, under certain specified circumstances, including, without limitation, in accordance with a price-based termination provision. Under this provision, the Merger Agreement may be terminated by LIB at any time during the five-day period commencing on the date (the "Valuation Date") that is the latest of (i) the day of expiration of the last waiting period with respect to any of the required regulatory approvals, (ii) the day on which the last of the required regulatory approvals is obtained and (iii) the day on which the last of the required stockholder approvals have been received, such termination to be effective on the 30th day following such date, but only if all of the following are true: (i) the average of the mean between the closing high bid and low asked price of AFC Common Stock over the 30 consecutive trading days prior to the Valuation Date is less than $49.76 per share, (ii) the quotient obtained by dividing such average price of AFC Common Stock on the Valuation Date by $60.31 is less than the number obtained by subtracting 0.175 from the quotient obtained by dividing the weighted average common stock price of a group of other financial institution holding companies over the 30 consecutive trading days prior to the Valuation Date by the weighted average common stock price of such group on April 2, 1998 and
(iii) AFC elects on a timely basis not to increase the Exchange Ratio. Prior to making any decision to terminate (or allow the termination of) the Merger Agreement, each of the LIB Board and the AFC Board would consult with its respective financial and other advisors and would consider all financial and other information it deemed relevant to its decision. Approval and adoption of the Merger Agreement by the stockholders of LIB at the LIB Meeting will confer on the LIB Board the power, consistent with its fiduciary duties, to elect to consummate the Merger in the event the termination right is triggered, whether or not there is any increase in the Exchange Ratio and without any further action by, or resolicitation of, the stockholders of LIB. Approval and adoption of the Merger Agreement by the stockholders of AFC at the AFC Meeting will confer on the AFC Board the power, consistent with its fiduciary duties, to elect to increase the Exchange Ratio as described above and consummate the Merger in the event the termination right is triggered, without any further actions by, or resolicitation of, the stockholders of AFC. See "THE MERGER --
 Termination," "-- Price-Based Termination," and "-- Termination Fees."

TERMINATION FEES

  In recognition of the efforts and expenses of, and other opportunities foregone by AFC while structuring the Merger, the Merger Agreement provides that LIB shall, in certain circumstances involving an attempt by a third party to acquire LIB, pay to AFC a termination fee of $30 million in cash, and in certain other circumstances involving an attempt by a third party to acquire LIB, pay to AFC a termination fee of $60 million in cash (each, a "Termination Fee"). In addition, pursuant to the LIB Stock Option Agreement (as defined below), LIB granted AFC an option to purchase up to 4,763,113 shares of LIB Common Stock at an exercise price of $63.25 upon the occurrence of certain events. However, the maximum aggregate amount AFC can receive as profit under the LIB Stock Option Agreement and pursuant to the termination fee arrangement is $60 million. See "THE MERGER -- Termination Fees" and "CERTAIN RELATED TRANSACTIONS -- LIB Stock Option Agreement."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain members of LIB's senior management and the LIB Board may be deemed to have certain interests in the Merger that are in addition to or potentially different from the interests of the stockholders of LIB generally. These include interests relating to indemnification, cash payments under employment agreements and the LIB Bank severance plan, the vesting and roll-over of stock options, the provision of life insurance coverage to certain individuals, the vesting of restricted stock awards, service on an advisory board, a litigation committee and the AFC Board, employment and consulting agreements for certain executive officers, certain benefits under The Long Island Savings Bank, FSB Deferred Pension Plan and liability insurance coverage. The approximate aggregate value of such interests for all non-employee directors and senior management of LIB (exclusive of indemnification rights, compensation for future services, stock options and restricted stock) is $23.1 million. For a detailed description of these and other interests of LIB's senior management and the LIB Board, see "THE MERGER --Interests of Certain Persons in the Merger."

MANAGEMENT OF AFC AFTER THE MERGER

  The Merger Agreement provides that, at the Effective Time, the directors of AFC will consist of (i) the directors of AFC immediately prior to the Effective Time and (ii) five persons who are mutually acceptable to AFC and LIB, who are currently members of the LIB Board and who are willing to so serve ("Former LIB Directors"), one of whom shall be Mr. Conefry. The directors of AFC will cause the Former LIB Directors to be elected or appointed as directors of AFC at, or as promptly as practicable after, the Effective Time. The directors of Astoria Federal following the Bank Merger will consist of the current directors of Astoria Federal, plus the Former LIB Directors. At the Effective Time, Mr. Conefry will become a Vice Chairman of AFC. See "THE MERGER -- Interests of Certain Persons in the Merger" and "--
 Management of AFC after the Merger."

LIB STOCK OPTION AGREEMENT

  As a condition to AFC entering into the Merger Agreement, AFC required that LIB enter into a stock option agreement, dated as of April 2, 1998 (the "LIB Stock Option Agreement"), pursuant to which LIB granted AFC an option (the "LIB Option"), exercisable upon the occurrence of certain events (none of which has occurred, to the best of AFC's and LIB's knowledge, as of the date hereof), to purchase up to 4,763,113 shares of LIB Common Stock (representing approximately 19.9% of the outstanding shares of LIB Common Stock on April 2,
1998), at an exercise price of $63.25 per share, subject to adjustment in certain circumstances and subject to termination within certain periods. In addition, the Merger Agreement provides that LIB shall in certain circumstances pay to AFC a termination fee of $30 million or $60 million in cash. However, the maximum aggregate amount AFC can receive as profit under the LIB Stock Option Agreement and pursuant to the termination fee arrangement is $60 million. See "THE MERGER -- Termination Fees."

  The LIB Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Certain aspects of the LIB Stock Option Agreement may have the effect of discouraging persons who might now or prior to the consummation of the Merger be interested in acquiring all of or a significant interest in LIB from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for the LIB Common Stock than the value per share contemplated by the Merger Agreement. The acquisition of LIB or an interest in LIB, or an agreement to do either, could cause the LIB Option to become exercisable. The existence of the LIB Option could significantly increase the cost to a potential acquiror of acquiring LIB compared to its cost had the LIB Stock Option Agreement not been entered into. Such increased costs might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire LIB than it might otherwise have proposed to pay. The management of LIB believes that the exercise of the LIB Option is likely to prohibit any acquiror of LIB from accounting for any acquisition of LIB using the pooling-of-interests accounting method for a period of two years. The inability to use the pooling-of-interests accounting method could discourage or preclude an acquisition by other organizations during that period.

  A copy of the LIB Stock Option Agreement is attached as Appendix B to this Joint Proxy Statement-Prospectus. A description of the LIB Stock Option Agreement, including a description of the events which will result in the LIB Option becoming exercisable, is set forth under "CERTAIN RELATED
TRANSACTIONS --LIB Stock Option Agreement -- Terms of LIB Stock Option
Agreement."

AFC STOCK OPTION AGREEMENT

  As a condition to LIB entering into the Merger Agreement, LIB required that AFC enter into a stock option agreement, dated as of April 2, 1998 (the "AFC Stock Option Agreement"), pursuant to which AFC granted LIB an option (the "AFC Option"), exercisable upon the occurrence of certain events (none of which has occurred, to the best of LIB's and AFC's knowledge, as of the date hereof), to purchase up to 5,246,587 shares of AFC Common Stock (representing approximately 19.9% of the outstanding shares of AFC Common Stock on April 2,
1998), at an exercise price of $61.8125 per share, subject to adjustment in certain circumstances and subject to termination within certain periods.

  The AFC Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Certain aspects of the AFC Stock Option Agreement may have the effect of discouraging persons who might now or prior to the consummation of the Merger be interested in acquiring all of or a significant interest in AFC from considering or proposing such an acquisition. The acquisition of AFC or an interest in AFC, or an agreement to do either, could cause the AFC Option to become exercisable. The existence of the AFC Option could significantly increase the cost to a potential acquiror of acquiring AFC compared to its cost had the AFC Stock Option Agreement not been entered into. Such increased costs might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire AFC than it might otherwise have proposed to pay. The management of AFC believes that the exercise of the AFC Option is likely to prohibit any acquiror of AFC from accounting for any acquisition of AFC using the pooling-of-interests accounting method for a period of two years. The inability to use the pooling-of-interests accounting method could discourage or preclude an acquisition by other organizations during that period.

  A copy of the AFC Stock Option Agreement is attached as Appendix C to this Joint Proxy Statement-Prospectus. A description of the AFC Stock Option Agreement, including a description of the events which will result in the AFC Option becoming exercisable, is set forth under "CERTAIN RELATED
TRANSACTIONS --AFC Stock Option Agreement -- Terms of AFC Stock Option
Agreement."

AMENDMENT TO LIB RIGHTS AGREEMENT

  On April 22, 1997, LIB adopted a Rights Agreement (the "LIB Rights Agreement"), pursuant to which LIB's stockholders each received a dividend of one preferred share purchase right for each outstanding share of LIB Common Stock to holders of record as of May 6, 1997. In connection with the execution of the Merger Agreement, LIB amended the LIB Rights Agreement to clarify that for purposes of determining whether AFC (as well as its affiliates and associates) is an Acquiring Person, as defined in the LIB Rights Agreement, AFC shall not be deemed to be a Beneficial Owner, as defined in the LIB Rights Agreement, or to beneficially own any securities as a result of the execution and delivery of the Merger Agreement, the consummation of the Merger, the execution and delivery of the LIB Stock Option Agreement or AFC's right to acquire, or acquisition of, LIB Common Stock pursuant to the LIB Stock Option Agreement. See "CERTAIN RELATED TRANSACTIONS -- Amendment to LIB Rights Agreement."

AMENDMENT TO AFC RIGHTS AGREEMENT

  On July 17, 1996, AFC adopted a Rights Agreement (the "AFC Rights Agreement"), pursuant to which AFC's stockholders each received a dividend of one AFC Right for each outstanding share of AFC Common Stock to holders of record as of September 3, 1996. In connection with the execution of the Merger Agreement, AFC amended the AFC Rights Agreement to clarify that for purposes of determining whether LIB (as well as its affiliates and associates) is an Acquiring Person, as defined in the AFC Rights Agreement, LIB shall not be deemed to be a Beneficial Owner, as defined in the AFC Rights Agreement, or to beneficially own any securities as a result of LIB's right to acquire, or LIB's acquisition of, AFC Common Stock pursuant to the AFC Stock Option Agreement. See "CERTAIN RELATED TRANSACTIONS -- Amendment to AFC Rights Agreement."

DIFFERENCES IN STOCKHOLDERS' RIGHTS

  At the Effective Time, stockholders of LIB who receive shares of AFC Common Stock will continue to have their rights governed by the DGCL, but will be governed by the Certificate of Incorporation and Bylaws of AFC, rather than by the Restated Certificate of Incorporation and Bylaws of LIB. Although the rights of stockholders of each of AFC and LIB are governed by the DGCL, the rights of stockholders of AFC differ from rights of the stockholders of LIB with respect to the following important matters set forth in their respective certificates of incorporation or bylaws, including: (i) the right to amend certain provisions of AFC's Certificate of Incorporation or LIB's Restated Certificate of Incorporation, as the case may be; (ii) the right to call special meetings; (iii) limitations of director and officer liability; (iv) indemnification of directors and officers and (v) consideration of other constituencies when evaluating a change in control. See "COMPARISON OF CERTAIN RIGHTS OF STOCKHOLDERS."

            COMPARATIVE COMMON STOCK PRICE AND DIVIDEND INFORMATION

  AFC Common Stock and LIB Common Stock are included for quotation on the Nasdaq National Market (symbols: "ASFC" and "LISB," respectively). The following table sets forth the high and low sale prices of shares of AFC Common Stock and LIB Common Stock as reported in the Nasdaq National Market, and the quarterly cash dividends declared per share, for the periods indicated.

                                    AFC                         LIB
                                COMMON STOCK                COMMON STOCK
                         -------------------------- ----------------------------
                          HIGH     LOW    DIVIDENDS  HIGH     LOW   DIVIDENDS(1)
                         ------- -------- --------- ------- ------- ------------
1996(2)(3)
 First Quarter(2)....... $26 3/8 $22 3/16   $0.10   $29 5/8 $24 3/8    $0.10
 Second Quarter(2)......  28 3/4  23 1/4     0.11       31   26 7/8     0.10
 Third Quarter..........  29 1/4  24 1/8     0.11    33 1/4  27 1/2     0.10
 Fourth Quarter.........  38 3/8  27 7/8     0.11    35 1/8  28 1/4     0.10
1997(3)
 First Quarter.......... $   44  $35 1/2    $0.11   $39 3/4 $32 7/8    $0.15
 Second Quarter.........  47 5/8  33 3/4     0.15    36 7/8  32 7/8     0.15
 Third Quarter..........  50 7/8  44 3/4     0.15    48 3/4  34 7/8     0.15
 Fourth Quarter.........  58 7/8  49 7/8     0.15    50 1/4     39      0.15
1998(3)
 First Quarter.......... $62 5/8 $43 1/8    $0.20   $66 1/4 $41 3/8    $0.15
 Second Quarter.........  63 3/8    51       0.20    69 1/4  58 1/4     0.15
 Third Quarter (through
  July 8)...............  54 3/4  52 3/4      --        62   59 1/2      --

--------
(1) Pursuant to the Merger Agreement, (i) LIB may not, without the prior written consent of AFC, make, declare or pay any dividend on the LIB Common Stock, except for its regular quarterly dividend of $0.15 per share and (ii) LIB will cause its regular quarterly dividend record dates and payment dates for the LIB Common Stock to be the same as AFC's regular quarterly dividend record dates and payment dates for the AFC Common Stock.
(2) On April 17, 1996 the AFC Board declared a two-for-one stock split in the form of a 100% stock dividend and on June 3, 1996, AFC stockholders received one additional share of AFC Common Stock for each share of AFC Common Stock owned as of May 15, 1996. AFC's high and low stock prices and dividends for prior periods have been adjusted to reflect the effect of such stock split.
(3) Periods reflected are for calendar quarters.

  The following table sets forth the last reported sale price per share of AFC Common Stock and LIB Common Stock on (i) April 2, 1998, the last business day preceding public announcement of the signing of the Merger Agreement and (ii) July 8, 1998, the latest practicable date prior to the mailing of this Joint Proxy Statement-Prospectus:

                                                                     EQUIVALENT
                                              AFC          LIB       PRICE PER
                                          COMMON STOCK COMMON STOCK LIB SHARE(1)
                                          ------------ ------------ ------------
April 2, 1998(2).........................   $60 5/16     $67 1/8       $69.36
July 8, 1998.............................    54 3/4       62            62.96

--------
(1) The equivalent price per share of LIB Common Stock at each specified date was determined by multiplying the last reported closing sales price of AFC Common Stock on each specified date by the Exchange Ratio of 1.15.
(2) On April 2, 1998, the high and low sales prices of AFC Common Stock were $63 3/8 and $59 5/8, respectively, and the high and low sales prices of LIB Common Stock were $68 1/8 and $65 9/16, respectively, all as reported on the Nasdaq National Market.

  LIB AND AFC STOCKHOLDERS ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR AFC COMMON STOCK AND LIB COMMON STOCK. The market price of AFC Common Stock will fluctuate between the date of this Joint Proxy Statement-Prospectus and the Effective Date. Because the Exchange Ratio is fixed in the Merger Agreement at 1.15 shares of AFC Common Stock per share of LIB Common Stock, the market value of the shares of AFC Common Stock that holders of LIB Common Stock will receive in the Merger may vary significantly from the prices shown above. No assurance can be given concerning the market price of AFC Common Stock before or after the Effective Date.

                  SELECTED PRO FORMA HISTORICAL CONSOLIDATED
                          COMPARATIVE PER SHARE DATA

  The following table sets forth for AFC Common Stock and LIB Common Stock certain historical, pro forma and pro forma equivalent per share financial information. The pro forma and pro forma equivalent per share information gives effect to the Merger as if the Merger had been effective on the dates presented, in the case of the book value data presented, and as if the Merger had become effective January 1, 1997, in the case of the net income and dividends declared data presented. The pro forma data in the tables assumes that the Merger is accounted for using the pooling-of-interests method of accounting. See "THE MERGER -- Accounting Treatment." The information presented herein is based on, and is qualified in its entirety by, the historical financial statements, including the notes thereto, of AFC and LIB incorporated by reference herein and the pro forma financial information, including the notes thereto, appearing elsewhere in this Joint Proxy Statement-Prospectus, and should be read in conjunction therewith. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION." The pro forma and equivalent pro forma per share data in the following tables are presented for comparative purposes only and are not necessarily indicative of what the combined financial position or results of operations would have been had the Merger been consummated during the periods or as of the date for which such pro forma tables are presented.

                                          AT OR FOR THE       AT OR FOR THE
                                       THREE MONTHS ENDED  TWELVE MONTHS ENDED
                                            MARCH 31,          DECEMBER 31,
                                       ------------------- --------------------
                                         1998      1997     1997   1996   1995
                                       --------- --------- ------ ------ ------
COMPARATIVE PER SHARE DATA:
Cash dividend per common share(1):
  AFC................................  $    0.20 $    0.11 $ 0.56 $ 0.43 $ 0.20
  LIB................................       0.15      0.15   0.60   0.40   0.40
  AFC Pro Forma......................       0.20      0.11   0.56   0.43   0.20
  Per equivalent LIB share...........       0.23      0.13   0.64   0.49   0.23
Book value per common share(2):
  AFC................................  $   32.88 $   27.51 $32.42 $27.42 $26.13
  LIB................................      23.55     21.62  22.74  21.06  20.18
  AFC Pro Forma......................      26.55     22.57  25.93  22.24  21.23
  Per equivalent LIB share...........      30.53     25.96  29.82  25.58  24.41
Tangible book value per common
 share(2):
  AFC................................  $   23.27 $   22.90 $22.57 $22.75 $21.30
  LIB................................      23.35     21.41  22.53  20.85  20.07
  AFC Pro Forma......................      21.75     20.47  21.04  20.13  19.11
  Per equivalent LIB share...........      25.01     23.54  24.20  23.15  21.98
Basic earnings per common share:
  AFC................................  $    0.84 $    0.79 $ 3.26 $ 1.87 $ 2.16
  LIB................................       0.63      0.54   2.20   1.40   1.78
  AFC Pro Forma......................       0.69      0.61   2.51   1.49   1.81
  Per equivalent LIB share...........       0.79      0.70   2.89   1.71   2.08
Diluted earnings per common share(3):
  AFC................................  $    0.80 $    0.74 $ 3.04 $ 2.58 $ 2.10
  LIB................................       0.60      0.52   2.12   1.80   1.74
  AFC Pro Forma......................       0.66      0.58   2.39   2.00   1.76
  Per equivalent LIB share...........       0.76      0.67   2.75   2.30   2.02

--------
(1) AFC pro forma cash dividends per share represent historical cash dividends declared by AFC and assumes no changes in cash dividends declared per share.
(2) AFC pro forma book value per common share and tangible book value per common share amounts are based on the historical total stockholders' equity of the combined entity divided by the total pro forma common shares of the combined entity based on the Exchange Ratio of 1.15.
(3) Excludes SAIF recapitalization assessment. Diluted earnings per common share, including the SAIF recapitalization assessment, were $1.79, $1.35 and $1.44 for AFC, LIB and AFC pro forma, respectively for the year ended December 31, 1996. LIB's number for 1996 includes the effect of the SAIF assessments for basic earnings per common share.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

AFC -- HISTORICAL

  The following tables set forth selected consolidated financial and other data of AFC for the five years ended December 31, 1997 and the three month periods ended March 31, 1998 and 1997. The financial information for the five years ended December 31, 1997 of AFC is based on, and qualified in its entirety by, the consolidated financial statements of AFC and subsidiary, including the notes thereto, which are incorporated by reference in this Joint Proxy Statement-Prospectus and should be read in conjunction therewith. The selected consolidated financial and other data of AFC as of and for the periods ended March 31, 1998 and 1997 were not audited, but in the opinion of management, contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial condition and results of operations for such periods. The results of operations for the three month period ended March 31, 1998 is not necessarily indicative of the results of operations to be expected for the remainder of the year or any other interim period.

                  ASTORIA FINANCIAL CORPORATION AND SUBSIDIARY

           SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

                               AT MARCH 31,                          AT DECEMBER 31,
                          ---------------------- ---------------------------------------------------------
                             1998        1997      1997(1)      1996      1995(2)       1994       1993
                          ----------- ---------- ----------- ----------  ----------  ---------- ----------
                                                          (IN THOUSANDS)
SELECTED FINANCIAL DATA:
Total assets............  $10,895,609 $7,689,409 $10,528,393 $7,272,763  $6,620,102  $4,642,547 $4,121,280
Securities available-
 for-sale...............    2,905,483  2,430,970   2,860,256  2,296,662   2,515,968      55,550         --
Securities held-to-matu-
 rity...................    2,589,064  2,080,739   2,610,449  1,961,015   1,615,542   2,659,533  2,227,402
Loans receivable, net...    4,605,019  2,763,538   4,304,967  2,637,327   2,043,643   1,574,760  1,506,966
Goodwill................      253,371     97,978     258,159    100,088     108,772       4,938      6,725
Deposits................    6,205,643  4,494,230   6,220,918  4,513,093   4,263,421   3,280,652  2,898,372
Borrowed funds..........    3,643,404  2,540,477   3,272,781  2,111,514   1,704,691     766,849    652,849
Stockholders' equity....      916,849    584,392     899,424    588,829     590,685     550,575    537,349
                           FOR THE THREE MONTHS
                             ENDED MARCH 31,                 FOR THE YEAR ENDED DECEMBER 31,
                          ---------------------- ---------------------------------------------------------
                             1998        1997      1997(1)      1996      1995(2)       1994       1993
                          ----------- ---------- ----------- ----------  ----------  ---------- ----------
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED OPERATING DATA:
Interest income.........  $   184,930 $  129,073 $   579,401 $  491,174  $  434,976  $  301,387 $  266,983
Interest expense........      115,070     79,617     364,350    304,481     265,705     150,527    140,406
                          ----------- ---------- ----------- ----------  ----------  ---------- ----------
Net interest income.....       69,860     49,456     215,051    186,693     169,271     150,860    126,577
Provision for loan loss-
 es.....................          300        500       3,061      3,963       2,007       3,733      6,959
                          ----------- ---------- ----------- ----------  ----------  ---------- ----------
Net interest income
 after provision for
 loan losses............       69,560     48,956     211,990    182,730     167,264     147,127    119,618
Non-interest income.....        7,389      3,471      22,263     13,722       9,466       6,218      6,374
Non-interest expense:
 General and administra-
  tive..................       33,369     23,759     104,075     96,165      90,344      72,089     61,877
 Real estate operations
  and provision for
  (recovery of) losses,
  net...................           --        176         822     (4,470)     (3,085)      4,911      9,577
 Amortization of good-
  will..................        4,788      2,110      11,264      8,684       8,307       1,788      2,250
 SAIF recapitalization
  assessment............           --         --          --     28,545          --          --         --
 Provision for restruc-
  turing................           --         --          --         --          --          --      8,325
                          ----------- ---------- ----------- ----------  ----------  ---------- ----------
Total non-interest ex-
 pense..................       38,157     26,045     116,161    128,924      95,566      78,788     82,029
                          ----------- ---------- ----------- ----------  ----------  ---------- ----------
Income before income
 taxes, extraordinary
 item and cumulative
 effect of accounting
 changes................       38,792     26,382     118,092     67,528      81,164      74,557     43,963
Income tax expense......       16,523     10,948      49,628     30,675      35,743      30,880     18,677
                          ----------- ---------- ----------- ----------  ----------  ---------- ----------
Income before
 extraordinary item and
 cumulative effect of
 accounting changes.....       22,269     15,434      68,464     36,853      45,421      43,677     25,286
Extraordinary item:
Penalty on prepayment of
 FHLB-NY advances, net
 of income tax benefit..           --         --          --         --          --          --     (3,499)
Cumulative effect of ac-
 counting changes.......           --         --          --         --          --          --      2,881
                          ----------- ---------- ----------- ----------  ----------  ---------- ----------
Net income..............       22,269     15,434      68,464     36,853      45,421      43,677     24,668
Preferred dividend re-
 quirements.............        1,500         --       1,500         --          --          --         --
                          ----------- ---------- ----------- ----------  ----------  ---------- ----------
Net income available to
 common shareholders....  $    20,769 $   15,434 $    66,964 $   36,853  $   45,421  $   43,677 $   24,668
                          =========== ========== =========== ==========  ==========  ========== ==========
Basic earnings per
 common share(3), (4)...  $      0.84 $     0.79 $      3.26 $     1.87  $     2.16  $     1.88 $     0.19
Diluted earnings per
 common share(3), (4)...  $      0.80 $     0.74 $      3.04 $     1.79  $     2.10  $     1.86 $     0.19
Diluted earnings per
 common share excluding
 SAIF recapitalization
 assessment, net of
 tax(3), (4), (5).......  $      0.80 $     0.74 $      3.04 $     2.58  $     2.10  $     1.86 $     0.19

                                           (See footnotes on the following page)

                 ASTORIA FINANCIAL CORPORATION AND SUBSIDIARY

                              AT OR FOR
                          THE THREE MONTHS
                           ENDED MARCH 31,      AT OR FOR THE YEAR ENDED DECEMBER 31,
                          ------------------  ----------------------------------------------
                            1998      1997    1997(1)     1996    1995(2)    1994     1993
                          --------  --------  --------  --------  --------  -------  -------
SELECTED FINANCIAL RA-
 TIOS AND OTHER DATA:
Return on average as-
 sets...................      0.83%     0.83%     0.83%     0.53%     0.73%    0.99%    0.67%
Return on average as-
 sets, excluding
 SAIF(5)................      0.83      0.83      0.83      0.77      0.73     0.99     0.67
Return on average stock-
 holders' equity........      9.81     10.52     10.23      6.38      8.01     7.95     8.37
Return on average
 stockholders' equity,
 excluding SAIF(5)......      9.81     10.52     10.23      9.28      8.01     7.95     8.37
Average stockholders'
 equity to average as-
 sets...................      8.42      7.93      8.06      8.25      9.09    12.44     7.99
Average tangible
 stockholders' equity to
 average tangible
 assets.................      6.19      6.68      6.52      6.86      7.55    12.32     7.79
Stockholders' equity to
 total assets...........      8.41      7.60      8.54      8.10      8.92    11.86    13.04
Core deposits to total
 deposits(6)............     44.86     39.68     43.48     38.52     39.59    38.71    47.56
Net interest spread.....      2.40      2.46      2.38      2.45      2.55     3.04     3.29
Net interest margin(7)..      2.72      2.77      2.71      2.77      2.85     3.51     3.55
Operating income to av-
 erage assets(8)........      0.20      0.17      0.18      0.17      0.15     0.14     0.17
General and administra-
 tive expense to average
 assets.................      1.24      1.28      1.25      1.37      1.45     1.63     1.68
Efficiency ratio(9).....     44.43     45.21     45.20     48.37     50.55    45.89    46.54
Book value per common
 share..................  $  32.88  $  27.51  $  32.42  $  27.42  $  26.13  $ 22.87  $ 20.39
Tangible book value per
 common share...........     23.27     22.90     22.57     22.75     21.30    22.65    20.12
Cash dividends paid per
 common share...........      0.20      0.11      0.56      0.43      0.20       --       --
ASSET QUALITY RATIOS:
Non-performing loans to
 total loans(10)........      0.91      1.02      0.99      1.26      2.16     4.20     6.45
Non-performing loans to
 total assets(10).......      0.39      0.37      0.41      0.46      0.67     1.44     2.40
Non-performing assets to
 total assets(11).......      0.54      0.52      0.56      0.63      1.02     2.01     3.18
Allowance for loan
 losses to non-
 performing loans(10)...     94.17     49.55     93.50     42.11     30.34    18.19    16.87
Allowance for loan
 losses to non-accrual
 loans..................    109.85     60.72    105.11     54.06     34.90    21.37    21.47
Allowance for loan
 losses to total loans..      0.86      0.50      0.93      0.53      0.65     0.76     1.09
OTHER DATA:
Mortgage loans serviced
 for others (in thou-
 sands).................  $135,562  $107,707  $142,584  $109,521  $123,931  $54,157  $67,791
Number of full service
 banking offices........        61        45        61        46        46       28       28
Full time equivalent em-
 ployees................     1,267       925     1,241       930       954      751      788

--------
 (1) After the close of business on September 30, 1997, AFC completed the acquisition of The Greater New York Savings Bank ("The Greater") in a transaction accounted for as a purchase.
 (2) After the close of business on January 31, 1995, AFC completed the acquisition of Fidelity New York, FSB in a transaction accounted for as a purchase.
 (3) 1993 based on net income from November 18, 1993 to December 31, 1993.
 (4) Prior periods restated as a result of the implementation of Statement of Financial Accounting Standards No. 128 ("SFAS No. 128") "Earnings per Share."
 (5) For 1996, the one-time $16.9 million, after tax, special assessment for the recapitalization of the SAIF, was excluded.
 (6) Core deposits are comprised of savings, money market, money manager and NOW accounts.
 (7) Net interest margin represents net interest income divided by average interest-earning assets.
 (8) Operating income represents total non-interest income less net gains on sales of securities, loans and premises and equipment of $2,136,000 and $380,000 for the three months ended March 31, 1998 and 1997, respectively and $7,050,000, $1,614,000, $11,000, $0 and $165,000, for 1997, 1996,
     1995, 1994 and 1993, respectively.
 (9) Efficiency ratio represents general and administrative expense divided by the sum of net interest income plus operating income.
(10) Non-performing loans consist of all non-accrual loans and all mortgage loans delinquent 90 days or more as to their maturity date but not their interest payments.
(11) Non-performing assets consist of all non-performing loans, real estate owned and investments in real estate, net.

LIB -- HISTORICAL

  The following tables set forth selected consolidated financial and other data of LIB for the five years ended September 30, 1997 and the three months ended March 31, 1998 and 1997. The financial information for LIB for the three months ended March 31, 1998 and 1997 has been presented to coincide with the reporting periods for AFC. Following the Merger, the combined company's fiscal year, like that of AFC, will end onDecember 31. The financial information for the five years ended September 30, 1997 of LIB is based on, and qualified in its entirety by, the consolidated financial statements of LIB and subsidiary, including the notes thereto, which are incorporated by reference in this Joint Proxy Statement-Prospectus and should be read in conjunction therewith. The selected consolidated financial and other data of LIB as of and for the periods endedMarch 31, 1998 and 1997 were not audited, but in the opinion of management, contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial condition and results of operations for such periods. The results of operations for the three month period ended March 31, 1998 is not necessarily indicative of the results of operations to be expected for the remainder of the year or any other interim period.

                   LONG ISLAND BANCORP, INC. AND SUBSIDIARY

           SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

                              AT MARCH 31,                         AT SEPTEMBER 30,
                          --------------------- ------------------------------------------------------
                             1998       1997       1997       1996       1995       1994       1993
                          ---------- ---------- ---------- ---------- ---------- ---------- ----------
                                                         (IN THOUSANDS)
SELECTED FINANCIAL DATA:
Total assets............  $6,295,868 $5,814,296 $5,930,784 $5,363,791 $4,901,622 $4,516,137 $3,990,731
Mortgage-backed securi-
 ties, net(1)...........   1,927,596  1,692,742  1,830,694  1,740,202  2,276,750  2,060,793  1,386,115
Investment in debt and
 equity securities,
 net(2).................     287,966    162,998    138,578    180,650    289,247    433,840    351,415
Loans receivable held
 for investment, net....   3,460,712  3,461,267  3,484,094  3,040,837  1,994,741  1,630,820  1,760,455
Loans sold with re-
 course(3)..............     781,329    425,038    487,102    289,464    250,423    201,083    223,032
Loans held for sale,
 net....................     262,294     93,516    157,617     57,969     49,372      7,956    148,393
Mortgage servicing
 rights, net(4).........      45,641     37,499     41,789     29,687     11,328        759        957
Goodwill................       4,864      5,046      5,069      5,265      2,789         --         --
Deposits................   3,762,115  3,667,184  3,730,503  3,633,010  3,573,529  3,567,815  3,617,600
Borrowed funds, net.....   1,787,629  1,445,233  1,501,456    978,023    633,675    325,022     44,500
Stockholders' equity-
 partially restricted
 (5)(6)(7)..............     563,744    523,853    546,375    519,094    526,174    493,709    211,630

--------
(1) Includes $1.9 billion, $1.7 billion, $1.8 billion, $1.7 billion, $938.8 million, $818.3 million and $845.0 million of mortgage-backed securities available-for-sale carried at market value as of March 31, 1998 and 1997, September 30, 1997, 1996, 1995, 1994 and 1993, respectively.
(2) Includes $288.0 million, $163.0 million, $138.6 million, $180.7 million, $233.4 million, $348.2 million and $340.4 million of debt and equity securities available-for-sale carried at market value as of March 31, 1998 and 1997, September 30, 1997, 1996, 1995, 1994 and 1993, respectively.
(3) Loans sold with recourse represent the outstanding principal amount of residential property loans with the majority of these loans having been securitized with Federal National Mortgage Association ("FNMA") and Federal Home Loan Mortgage Corporation ("FHLMC").
(4) Includes mortgage servicing rights purchased and originated.
(5) Includes $12.5 million and $4.8 million, $12.9 million, $6.6 million, $6.9 million, $(3.1) million and $19.9 million after tax from unrealized gains (losses) from debt, equity and mortgage-backed securities available-for-sale at March 31, 1998 and 1997, September 30, 1997, 1996, 1995, 1994 and
    1993, respectively, in accordance with Statement of Financial Accounting Standards No. 115 ("SFAS 115"), "Accounting for Certain Investments in Debt and Equity Securities."
(6) Prior to April 14, 1994, represented Retained income-partially restricted.
(7) The increase to September 30, 1994 from September 30, 1993 was primarily due to the initial public offering of LIB Common Stock that occurred on April 14, 1994.

                   LONG ISLAND BANCORP, INC. AND SUBSIDIARY

                            FOR THE THREE MONTHS
                              ENDED MARCH 31,            FOR THE YEAR ENDED SEPTEMBER 30,
                            ---------------------- ------------------------------------------------
                               1998       1997       1997      1996     1995      1994      1993
                            ----------  ---------- --------  -------- --------  --------  ---------
                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED OPERATING DATA:
Interest income...........  $  104,995  $  99,267  $399,049  $351,571 $321,215  $272,157  $ 340,629
Interest expense..........      64,604     59,137   239,488   197,176  167,896   130,104    177,193
                            ----------  ---------  --------  -------- --------  --------  ---------
Net interest income.......      40,391     40,130   159,561   154,395  153,319   142,053    163,436
Provision for possible
 loan losses..............       1,500      1,500     6,000     6,200    6,470    11,955     47,288
                            ----------  ---------  --------  -------- --------  --------  ---------
Net interest income after
 provision for possible
 loan losses..............      38,891     38,630   153,561   148,195  146,849   130,098    116,148
Non-interest income:
 Fees and other income....       5,560      6,998    27,520    28,343   25,992    21,688     18,471
 Net gains on sale activi-
  ty......................       4,019      2,263    11,399     8,333    1,638     1,920     57,734
 Net (loss) gain on in-
  vestment in real estate
  and premises............        (280)      (570)   (1,205)    2,028     (323)   (4,790)   (12,419)
                            ----------  ---------  --------  -------- --------  --------  ---------
Total non-interest in-
 come.....................       9,299      8,691    37,714    38,704   27,307    18,818     63,786
                            ----------  ---------  --------  -------- --------  --------  ---------
Non-interest expense:
 General and administra-
  tive expense............      25,224     26,661   108,084   111,553  100,532    99,972    108,750
 SAIF special assessment..          --         --        --    18,657       --        --         --
 Litigation expense --
   goodwill lawsuit.......         116        275     1,101       370       --        11        182
 Amortization of good-
  will....................          97        109       458       284      211        --     47,222
 Write-off of excess of
  cost over fair value of
  net assets acquired(1)..          --         --        --        --       --        --     70,809
                            ----------  ---------  --------  -------- --------  --------  ---------
Total non-interest ex-
 pense....................      25,437     27,045   109,643   130,864  100,743    99,983    226,963
                            ----------  ---------  --------  -------- --------  --------  ---------
Income (loss) before
 income taxes and
 cumulative effect of
 accounting changes.......      22,753     20,276    81,632    56,035   73,413    48,933    (47,029)
Provision for income tax-
 es.......................       8,816      8,159    32,212    23,760   29,897    18,046     11,504
                            ----------  ---------  --------  -------- --------  --------  ---------
Income (loss) before cumu-
 lative effect of account-
 ing changes..............      13,937     12,117    49,420    32,275   43,516    30,887    (58,533)
Cumulative effect of
 changes in account-
 ing(1)(2)...................       --         --        --        --       --     8,648   (323,545)
                            ----------  ---------  --------  -------- --------  --------  ---------
Net income (loss).........  $   13,937  $  12,117  $ 49,420  $ 32,275 $ 43,516  $ 39,535  $(382,078)
                            ==========  =========  ========  ======== ========  ========  =========
Basic earnings per common
 share(3)(4)..............  $     0.63  $    0.54  $   2.20  $   1.40 $   1.78  $   0.70        N/A
                            ==========  =========  ========  ======== ========  ========  =========
Diluted earnings per com-
 mon share(3)(4)..........  $     0.60  $    0.52  $   2.12  $   1.35 $   1.74  $   0.70        N/A
                            ==========  =========  ========  ======== ========  ========  =========

--------
(1) LIB adopted Statement of Financial Accounting Standards No. 72 ("SFAS 72"), "Accounting for Certain Acquisitions of Banking or Thrift Institutions" as of October 1, 1992, which resulted in a reduction in the excess of cost over fair value of net assets acquired and a cumulative charge to income of $323.5 million. LIB wrote-off the remaining balance of the then existing excess of cost over fair value of net assets acquired of $70.8 million after fiscal 1993 amortization of $47.2 million.
(2) LIB adopted Statement of Financial Accounting Standards No. 106 ("SFAS 106"), "Employers' Accounting for Postretirement Benefits Other Than Pensions" and Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes" as of October 1, 1993, which resulted in a cumulative charge to income of $10.7 million and a cumulative credit to income of $19.4 million, respectively.
(3) For the year ended September 30, 1994, EPS is based upon the weighted average number of shares of common stock outstanding and was determined based upon income earned during the period April 14, 1994 through September 30, 1994. The weighted average number of shares issuable under LIB stock benefit plans were not materially dilutive and therefore were excluded from the calculation of EPS.
(4) Prior periods restated as a result of the implementation of SFAS No.128.

                   LONG ISLAND BANCORP, INC. AND SUBSIDIARY

                              AT OR FOR
                          THE THREE MONTHS
                           ENDED MARCH 31,     AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                          ----------------    --------------------------------------------
                            1998      1997     1997     1996     1995     1994      1993
                          --------  --------  -------  -------  -------  -------  --------
SELECTED FINANCIAL RA-
 TIOS:
Return on average as-
 sets(1)................      0.91%     0.84%    0.86%    0.64%    0.93%    0.91%    (7.57)%
Return on average stock-
 holders' equity(1).....      9.92      9.22     9.33     6.16     8.52    11.41   (147.93)
Average stockholders'
 equity to average as-
 sets(2)................      9.13      9.06     9.22    10.43    10.90     7.93      5.11
Stockholders' equity to
 total assets(3)........      8.95      9.01     9.21     9.68    10.73    10.93      5.30
Tangible stockholders'
 equity to total as-
 sets(4)................      8.88      8.93     9.13     9.57    10.67    10.93      5.30
Interest rate spread
 during period..........      2.32      2.51     2.57     2.89     3.10     3.30      3.46
Net interest margin.....      2.73      2.90     2.91     3.24     3.44     3.47      3.47
Operating expenses to
 average assets(5)......      1.64      1.84     1.88     2.22     2.15     2.29      2.15
Efficiency ratio(6).....     54.89     56.57    57.78    61.05    56.07    61.05     59.78
Average interest-earning
 assets to average
 interest-bearing
 liabilities............    107.91    107.49   107.73   108.60   109.25   105.36    100.22
Net interest income to
 operating expenses(7)..      1.60x     1.51x    1.48x    1.38x    1.52x    1.42x     1.50x
ASSET QUALITY RATIOS:
Non-performing loans to
 total gross loans(8)...      1.26%     1.44%    1.28%    1.70%    2.67%    3.20%     7.42%(9)
Non-performing assets to
 total assets(8)........      0.86      1.04     0.91     1.14     1.32     1.36      4.29  (9)
Allowance for possible
 loan losses to non-per-
 forming loans..........     71.90     66.07    71.97    63.79    61.71    66.09     23.36

--------
(1) For fiscal 1993 the cumulative charge to income for the adoption of SFAS 72 and the subsequent write-off of the remaining balance of the excess of cost over fair value of net assets acquired in fiscal 1993 are reflected in net income and stockholders' equity. For fiscal 1994, the cumulative charge and credit for the adoption of SFAS 106 and SFAS 109, respectively, are reflected in net income and stockholders' equity. For fiscal 1996, exclusive of the one-time SAIF assessment, return on average assets and return on average stockholders' equity would have been 0.86% and 8.20%, respectively.
(2) For fiscal 1996, exclusive of the one-time SAIF assessment, average stockholders' equity to average assets would have been 10.44%
(3) For fiscal 1996, exclusive of the one-time SAIF assessment, stockholders' equity to total assets would have been 9.88%.
(4) For purposes of calculating these ratios, stockholders' equity and total assets would have been reduced by the excess of cost over fair value of net assets acquired.
(5) Amount is determined by dividing total general and administrative expense by average assets.
(6) Amount is determined by dividing total general and administrative expense by net interest income before the provision for possible loan losses plus total fee and other income.
(7) Amount is determined by dividing net interest income before provision for possible loan losses by total general and administrative expense.
(8) Non-performing loans excludes loans which have been restructured and are accruing and performing in accordance with the restructured terms. Restructured accruing loans totaled $9.2 million, $10.4 million, $9.1 million, $11.8 million, $12.1 million, $12.8 million and $8.9 million at March 31, 1998 and 1997, September 30, 1997, 1996, 1995, 1994 and 1993,
    respectively.
(9) Includes the effect of $25.0 million and $5.0 million reduction in carrying value in September 1993 relating to a bulk sale of non-performing loans and other real estate owned, respectively. Excluding the effect of such reduction in carrying value, LIB Bank's ratio of non-performing loans to total gross loans and non-performing assets to total assets would have been 8.56% and 5.01%, respectively.

           SELECTED PRO FORMA HISTORICAL CONSOLIDATED FINANCIAL DATA
                                  (UNAUDITED)

  The following tables set forth certain selected consolidated condensed financial data for AFC and LIB on an unaudited pro forma combined basis as if the Merger had become effective March 31, 1998, in the case of the selected consolidated statement of financial condition data presented, and as if the Merger had become effective at the beginning of the periods indicated, in the case of the consolidated statements of operations data presented. The pro forma information in the tables assumes that the Merger is accounted for using the pooling-of-interests method of accounting. See "THE MERGER -- Accounting Treatment." The unaudited pro forma historical consolidated year-end statement of financial condition information reflects AFC and LIB at their respective year-end reporting periods of December 31 and September 30 and for the periods then ended for the statement of operations information. Financial information for the three months ended March 31, 1998 and 1997 combine AFC and LIB with interim results presented to coincide with the reporting period for AFC. Following the Merger, the combined company's fiscal year, like that of AFC, will end on December 31. These tables should be read in conjunction with, and are qualified in their entirety by, the historical financial statements, including the notes thereto, of AFC and LIB incorporated by reference herein and the more detailed pro forma financial information, including the notes thereto, appearing elsewhere in this Joint Proxy Statement-Prospectus. Certain LIB financial information has been reclassified to conform with AFC's financial presentation. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION."

  The selected pro forma financial information set forth in the following tables do not give effect to anticipated cost savings and revenue enhancement opportunities that could result from the Merger or any other items of income or expense which may result from the Merger. Additionally, the pro forma financial information does not give effect to any anticipated leveraging of AFC's pro forma assets. The unaudited pro forma historical consolidated financial information is presented for informational purposes only and is not necessarily indicative of the combined financial position or results of operations that would have occurred had the Merger been consummated on March 31, 1998, or at the beginning of the periods indicated or which may occur in the future.

 ASTORIA FINANCIAL CORPORATION AND SUBSIDIARY AND LONG ISLAND BANCORP, INC. AND
                                   SUBSIDIARY

           SELECTED PRO FORMA HISTORICAL CONSOLIDATED FINANCIAL DATA
                                  (UNAUDITED)

                               AT MARCH 31,                 AT DECEMBER 31,
                          ----------------------- ------------------------------------
                             1998        1997        1997        1996         1995
                          ----------- ----------- ----------- -----------  -----------
                                                (IN THOUSANDS)
SELECTED FINANCIAL DATA:
Total assets............  $17,191,477 $13,503,705 $16,459,177 $12,636,554  $11,521,724
Securities available-
 for-sale...............    5,099,583   4,263,892   4,807,305   4,194,418    3,688,223
Securities held-to-matu-
 rity...................    2,610,526   2,103,557   2,632,672   1,984,111    3,009,284
Loans receivable, net...    8,065,731   6,224,805   7,789,061   5,678,164    4,038,384
Loans sold with re-
 course.................      804,162     455,806     511,816     322,548      293,824
Mortgage servicing
 rights.................       45,641      37,499      41,789      29,687       11,328
Goodwill................      258,235     103,024     263,228     105,353      111,561
Deposits................    9,967,758   8,161,414   9,951,421   8,146,103    7,836,950
Borrowed funds..........    5,431,033   3,985,710   4,774,237   3,089,537    2,338,366
Stockholders' equi-
 ty(1)..................    1,480,593   1,108,245   1,445,799   1,107,923    1,116,859
                           FOR THE THREE MONTHS
                              ENDED MARCH 31,       FOR THE YEAR ENDED DECEMBER 31,
                          ----------------------- ------------------------------------
                             1998        1997        1997        1996         1995
                          ----------- ----------- ----------- -----------  -----------
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED OPERATING DATA:
Interest income.........  $   289,925 $   228,340 $   978,450 $   842,745  $   756,191
Interest expense........      179,674     138,754     603,838     501,657      433,601
                          ----------- ----------- ----------- -----------  -----------
Net interest income.....      110,251      89,586     374,612     341,088      322,590
Provision for loan loss-
 es.....................        1,800       2,000       9,061      10,163        8,477
                          ----------- ----------- ----------- -----------  -----------
Net interest income af-
 ter provision for loan
 losses.................      108,451      87,586     365,551     330,925      314,113
Non-interest income:
 Fees and other income..       10,846      10,091      42,738      40,461       35,447
 Net gains on sale ac-
  tivity................        6,122       2,641      18,444       9,937        1,649
                          ----------- ----------- ----------- -----------  -----------
Total non-interest in-
 come...................       16,968      12,732      61,182      50,398       37,096
                          ----------- ----------- ----------- -----------  -----------
Non-interest expense:
 General and administra-
  tive..................       58,709      50,695     213,260     208,088      190,876
 Real estate operations
  and provision for (re-
  covery of) real estate
  losses, net...........          280         746       2,027      (6,498)      (2,762)
 Amortization of good-
  will..................        4,885       2,219      11,722       8,968        8,518
 SAIF recapitalization
  assessment............           --          --          --      47,202           --
                          ----------- ----------- ----------- -----------  -----------
Total non-interest ex-
 pense..................       63,874      53,660     227,009     257,760      196,632
                          ----------- ----------- ----------- -----------  -----------
Income before income tax
 expense................       61,545      46,658     199,724     123,563      154,577
Income tax expense......       25,339      19,107      81,840      54,435       65,640
                          ----------- ----------- ----------- -----------  -----------
Net income..............       36,206      27,551     117,884      69,128       88,937
Preferred dividend re-
 quirements.............        1,500          --       1,500          --           --
                          ----------- ----------- ----------- -----------  -----------
Net income available to
 common shareholders....  $    34,706 $    27,551 $   116,384 $    69,128  $    88,937
                          =========== =========== =========== ===========  ===========
Basic earnings per com-
 mon share(2)...........  $      0.69 $      0.61 $      2.51 $      1.49  $      1.81
Diluted earnings per
 common share(2)........  $      0.66 $      0.58 $      2.39 $      1.44  $      1.76
Diluted earnings per
 common share excluding
 SAIF recapitalization
 assessment, net of
 tax(2).................          N/A         N/A         N/A $      2.00          N/A
Basic weighted average
 common shares(2).......   50,272,057  45,329,243  46,362,179  46,267,304   49,065,248
Diluted weighted average
 common and common
 equivalent shares(2)...   52,756,334  47,726,260  48,765,698  48,085,820   50,393,927

                                                      (See footnotes on page 26)

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARY AND LONG ISLAND BANCORP, INC. AND
                                  SUBSIDIARY

       SELECTED PRO FORMA HISTORICAL CONSOLIDATED FINANCIAL RATIOS(1)(3)
                                  (UNAUDITED)

                                       AT OR FOR THE       AT OR FOR THE
                                       THREE MONTHS        TWELVE MONTHS
                                      ENDED MARCH 31,    ENDED DECEMBER 31,
                                      ----------------  ----------------------
                                       1998     1997     1997    1996    1995
                                      -------  -------  ------  ------  ------
PERFORMANCE RATIOS:
Return on average assets............     0.85%    0.83%   0.84%   0.57%   0.81%
Return on average stockholders equi-
 ty(1)..............................     9.85     9.90    9.83    6.27    8.25
Average stockholders' equity to av-
 erage assets(1)....................     8.67     8.43    8.54    9.16    9.87
Stockholders' equity to total as-
 sets(1)............................     8.61     8.21    8.78    8.77    9.69
Average tangible equity to average
 tangible assets(1).................     7.24     7.70    7.60    8.33    8.99
Net interest spread(4)..............     2.40     2.51    2.46    2.63    2.78
Net interest margin.................     2.73     2.83    2.79    2.97    3.11
Operating income to average assets..     0.26     0.31    0.30    0.34    0.32
General and administrative expenses
 to average assets..................     1.39     1.54    1.52    1.73    1.75
Efficiency ratio....................    48.48    50.86   51.10   54.54   53.31
SELECTED PERFORMANCE RATIOS EXCLUD-
 ING SAIF
ASSESSMENT:(5)
Return on average assets............     0.85     0.83    0.84    0.80    0.81
Return on average stockholders' eq-
 uity...............................     9.85     9.90    9.83    8.76    8.25
CAPITAL RATIOS:(6)
Tangible capital to total tangible
 assets.............................     6.14     6.28    6.25    6.59    6.97
Leverage ratio......................     6.14     6.28    6.25    6.59    6.97
Risk-based ratio....................    15.20    15.33   15.57   16.45   18.19
ASSET QUALITY RATIOS:
Non-performing loans to total
 loans..............................     1.07     1.26    1.12    1.50    2.42
Non-performing loans to total as-
 sets...............................     0.52     0.59    0.55    0.69    0.87
Non-performing assets to total as-
 sets...............................     0.66     0.74    0.69    0.85    1.15
Allowance for loan losses to non-
 performing loans...................    82.39    60.20   82.23   55.41   47.78
Allowance for loan losses to total
 loans..............................     0.88     0.76    0.92    0.83    1.15
Allowance for loan losses to non-ac-
 crual loans........................    88.33    64.41   86.79   60.58   50.72

--------
(1) Pro forma stockholders' equity as of March 31, 1998 and ratios involving equity accounts were calculated using LIB's and AFC's pure historical figures and do not give effect to the Merger as if the Merger had become effective on March 31, 1998. Based on such effect, pro forma stockholders' equity as of March 31, 1998 was $1.4 billion. See "Pro Forma Condensed Combined Consolidated Financial Information."
(2) Pro forma earnings per common share and weighted average common shares utilize restated amounts for prior periods as a result of AFC's and LIB's implementation of SFAS No. 128, and reflect the exchange ratio of 1.15 shares of AFC Common Stock for each share of LIB Common Stock.
(3) Pro forma ratios for the years combine AFC and LIB at their respective year-end periods. Pro forma ratios for the three months ended March 31, 1998 and 1997 include LIB for the three month period to conform with that of AFC.
(4) The pro forma calculation of net interest spread conforms LIB's calculation of yields on interest-earning assets and costs of interest-bearing liabilities to AFC's, which is a simple annualized basis.
(5) For 1996, the one-time special assessment for the recapitalization of the SAIF was excluded. This one-time special assessment was $16.9 million, after-tax and $10.7 million, after-tax for AFC and LIB, respectively.
(6) Represents pro forma ratios of Astoria Federal and LIB Bank.

                                 THE MEETINGS

LIB MEETING

  General. Each copy of this Joint Proxy Statement-Prospectus mailed to holders of LIB Common Stock is accompanied by a white proxy card furnished in connection with the LIB Board's solicitation of proxies for use at the LIB Meeting. The LIB Meeting is scheduled to be held on August 19, 1998, at 9:30 a.m., Eastern Time, at the Huntington Hilton, 598 Broadhollow Road, Melville, New York 11747. At the LIB Meeting, LIB stockholders will consider and vote upon (i) a proposal to approve and adopt the Merger Agreement and (ii) the Additional Proposal. See "ADDITIONAL PROPOSAL."

  HOLDERS OF LIB COMMON STOCK ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ACCOMPANYING WHITE PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE.

  LIB STOCKHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

  Recommendation of the Board of Directors. THE LIB BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND HAS DETERMINED THAT THE TERMS OF THE MERGER AND THE MERGER AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF LIB AND ITS STOCKHOLDERS. THE LIB BOARD THEREFORE UNANIMOUSLY RECOMMENDS THAT LIB'S STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE ADDITIONAL PROPOSAL.

  See "THE MERGER -- Reasons for the Merger -- LIB."

  Record Date. The LIB Board has fixed the close of business on June 23, 1998 as the record date for the determination of holders of LIB Common Stock entitled to receive notice of and to vote at the LIB Meeting. Only holders of record of LIB Common Stock at the close of business on the LIB Record Date are entitled to receive notice of and to vote at the LIB Meeting.

  Voting and Solicitation of Proxies. LIB stockholders will be entitled to one vote for each share of LIB Common Stock held of record as of the close of business on the LIB Record Date on each matter to be voted upon at the LIB Meeting. The presence in person or by proxy of the holders of at least a majority of the outstanding shares of LIB Common Stock on the LIB Record Date is necessary to constitute a quorum at the LIB Meeting.

  The shares of LIB Common Stock represented by properly executed proxies received at or prior to the LIB Meeting and not subsequently revoked prior to the vote at the LIB Meeting will be voted as directed in such proxies. IF INSTRUCTIONS ARE NOT GIVEN, SHARES REPRESENTED BY PROPERLY EXECUTED PROXIES WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND FOR THE ADDITIONAL PROPOSAL. However, no proxy which is voted against the proposal to approve the Merger Agreement will be voted in favor of the Additional Proposal by the proxies pursuant to such discretion.

  Any holder of LIB Common Stock who has executed and delivered a proxy may revoke it at any time before it is voted by attending the LIB Meeting and voting in person or by giving notice of revocation in writing or submitting a signed proxy card bearing a later date to LIB, at its administrative headquarters at 201 Old Country Road, Melville, New York 11747; provided that such notice or proxy card is actually received by LIB before the vote of LIB stockholders. A proxy will not be revoked by death or supervening incapacity of the LIB stockholder executing the proxy unless, before the vote, notice of such death or incapacity is filed with the Corporate Secretary or other person responsible for tabulating votes on behalf of LIB.

  The cost of soliciting proxies from holders of LIB Common Stock in the form enclosed herewith will be borne by LIB. Such solicitation will be made by mail but also may be made by telephone or in person by the directors, officers and employees of LIB (who will receive no additional compensation for doing so). LIB has retained D.F. King & Co., Inc. to assist in such solicitation. The fee to be paid to such firm is not expected to exceed $7,500, plus reasonable out-of-pocket costs and expenses authorized by LIB. In addition, LIB will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse such parties for their expenses in doing so.

  A representative of LIB's independent certified public accountants, KPMG Peat Marwick LLP, will be present at the LIB Meeting.

  Vote Required. The affirmative vote of a majority of the outstanding shares on the LIB Record Date of LIB Common Stock entitled to vote at the LIB Meeting, voting as a single class, is required in order to approve and adopt the Merger Agreement. In addition, the affirmative vote of a majority of the votes present in person or by proxy and entitled to vote at the LIB Meeting is required to approve the Additional Proposal. A failure to return a properly executed proxy card or to vote in person or abstaining from voting will have the same effect as a vote against the Merger Agreement. An abstention with respect to the Additional Proposal will have the effect of a vote against the Additional Proposal. Broker non-votes will not be counted as having been voted in person or by proxy at the LIB Meeting and will have the same effect as a vote against the Merger Agreement. In contrast, shares underlying broker non-votes will have no effect on the vote on the Additional Proposal. As of the LIB Record Date, there were a total of 24,177,855 shares of LIB Common Stock outstanding and entitled to be voted at the LIB Meeting.

  As of May 31, 1998, LIB's directors and executive officers (and their affiliates) (21 persons) beneficially owned and had the power to vote 811,064 shares of LIB Common Stock, and beneficially owned, but did not have the right to vote approximately 897,388 shares of LIB Common Stock subject to options under The Long Island Bancorp, Inc. 1994 Stock Incentive Plan and the LIB 1994 Non-Employee Directors and Stock Option Program. Such shares of LIB Common Stock that LIB directors and executive officers (and their affiliates) had the right to vote, or direct the voting thereof, represented approximately 3.36%, as of May 31, 1998, of the outstanding LIB Common Stock which may be voted at the LIB Meeting. Such persons have agreed to vote their shares in favor of the approval and adoption of the Merger Agreement and the Additional Proposal. See "BENEFICIAL OWNERSHIP OF LIB COMMON STOCK." The Trustees of the LIB ESOP and the LISB 401(k) Savings Plan are obligated to vote unallocated shares and shares for which no direction has been received in the same proportion as shares for which such voting directions have been received from participants so long as such vote is in accordance with the provisions of ERISA. As of May 31, 1998, AFC, its subsidiaries, and the directors and executive officers of AFC beneficially owned no shares of LIB Common Stock. Unawarded shares under The Long Island Savings Bank Management Recognition and Retention Plan for Executive Officers and The Long Island Savings Bank Management Recognition and Retention Plan for Non-Employee Directors shall be voted by LIB Bank.

AFC MEETING

  General. Each copy of this Joint Proxy Statement-Prospectus mailed to holders of AFC Common Stock is accompanied by a white proxy card furnished in connection with the AFC Board's solicitation of proxies for use at the AFC Meeting. The AFC Meeting is scheduled to be held on August 19, 1998, at 9:30 a.m., Eastern Time, at the New Hyde Park Inn, 214 Jericho Turnpike, New Hyde Park, New York 11040. At the AFC Meeting, AFC stockholders will consider and vote upon (i) a proposal to approve and adopt the Merger Agreement and (ii) approve the Additional Proposal. See "ADDITIONAL PROPOSAL."

  HOLDERS OF AFC COMMON STOCK ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ACCOMPANYING WHITE PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE.

  Recommendation of the Board of Directors. THE AFC BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND HAS UNANIMOUSLY DETERMINED THAT THE MERGER AND THE MERGER AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF AFC AND ITS STOCKHOLDERS. THE AFC BOARD THEREFORE UNANIMOUSLY RECOMMENDS THAT AFC'S STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE ADDITIONAL PROPOSAL.

  See "THE MERGER -- Reasons for the Merger -- AFC."

  Record Date. The AFC Board has fixed the close of business on June 23, 1998 as the record date for the determination of holders of AFC Common Stock entitled to receive notice of and to vote at the AFC Meeting. Only holders of record of AFC Common Stock at the close of business on the AFC Record Date are entitled to receive notice of and to vote at the AFC Meeting.

  Voting and Solicitation of Proxies. AFC stockholders will be entitled to one vote for each share of AFC Common Stock held of record as of the close of business on the AFC Record Date on each matter to be voted upon at the AFC Meeting. The presence in person or by proxy of the holders of at least a majority of the total number of shares of AFC Common Stock outstanding on the AFC Record Date is necessary to constitute a quorum at the AFC Meeting.

  Pursuant to the Certificate of Incorporation of AFC, no record stockholder of AFC Common Stock that is beneficially owned, directly or indirectly, by a stockholder who as of the AFC Record Date beneficially owns more than 10% of the AFC Common Stock outstanding on such date will be entitled or permitted to vote any shares of AFC Common Stock in excess of 10% of AFC Common Stock outstanding as of the AFC Record Date. For purposes of this limitation, neither the Astoria Federal Savings and Loan Association Employee Stock Ownership Plan (the "Astoria Federal ESOP") nor the trustee of such plan is considered the beneficial owner of the AFC Common Stock held by the Astoria Federal ESOP.

  The shares of AFC Common Stock represented by properly executed proxies received at or prior to the AFC Meeting and not subsequently revoked prior to the vote at the AFC Meeting will be voted as directed in such proxies. IF INSTRUCTIONS ARE NOT GIVEN, SHARES REPRESENTED BY PROPERLY EXECUTED PROXIES WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT AND THE ADDITIONAL PROPOSAL. However, no proxy which is voted against the proposal to approve the Merger Agreement will be voted in favor of the Additional Proposal by the proxies if no instruction is given with respect to the Additional Proposal.

  Any holder of AFC Common Stock who has executed and delivered a proxy may revoke it at any time before it is voted by attending and voting in person at the AFC Meeting or by giving written notice of revocation or submitting a signed proxy card bearing a later date to AFC, at One Astoria Federal Plaza, Lake Success, New York 11042, attention: Corporate Secretary; provided that such notice or proxy card is actually received by AFC prior to the vote of AFC stockholders.

  The cost of soliciting proxies from holders of AFC Common Stock in the form enclosed herewith will be borne by AFC. Such solicitation will be made by mail but also may be made by telephone or in person by the directors, officers or employees of AFC (who will receive no additional compensation for doing so). AFC has retained Kissell-Blake, Inc. to assist in such solicitation. The fee to be paid to such firm is not expected to exceed $7,500, plus reasonable out-of-pocket costs and expenses. In addition, AFC will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse such parties for their expenses in doing so.

  A representative of AFC's independent auditors, KPMG Peat Marwick LLP, will be present at the AFC Meeting.

  Vote Required. The affirmative vote of a majority of the aggregate issued and outstanding shares on the AFC Record Date of AFC Common Stock entitled to vote at the AFC Meeting, voting as a single class, is required in order to approve and adopt the Merger Agreement. In addition, the affirmative vote of a majority of the votes present in person or by proxy and entitled to vote at the AFC Meeting is required to approve the Additional Proposal. A failure to return a properly executed proxy card or to vote in person or abstaining from voting will have the same effect as a vote against the Merger Agreement. An abstention, with respect to the Additional Proposal, will have the effect of a vote against the Additional Proposal. Broker non-votes will not be counted as having been voted in person or by proxy at the AFC Meeting and will have the same effect as a vote against the Merger Agreement. In contrast, shares underlying broker non-votes will have no effect on the vote on the Additional Proposal. As of the AFC Record Date, there were a total of 26,530,706 shares of AFC Common Stock outstanding and entitled to be voted at the AFC Meeting.

  The directors and executive officers of AFC and their affiliates beneficially owned, as of May 31, 1998, 2,397,087 shares, or approximately 8.61% of the outstanding shares, of AFC Common Stock and all such persons have agreed to vote their shares in favor of approval of the Merger Agreement and the Additional Proposal. See "BENEFICIAL OWNERSHIP OF AFC COMMON STOCK." As of May 31, 1998, the directors and executive officers of LIB and their affiliates beneficially owned no shares of AFC Common Stock.

                                  THE MERGER

  The following information, which sets forth the material terms and provisions relating to the Merger, insofar as it relates to matters contained in the Merger Agreement, the AFC Stock Option Agreement or the LIB Stock Option Agreement, is qualified in its entirety by reference to the Merger Agreement, the LIB Stock Option Agreement or the AFC Stock Option Agreement, which are attached hereto as Appendix A, Appendix B and Appendix C, respectively, and are incorporated herein by reference. AFC and LIB stockholders are urged to read the Merger Agreement, the AFC Stock Option Agreement and the LIB Stock Option Agreement in their entirety.

PARTIES TO THE MERGER

  AFC. AFC is a Delaware corporation incorporated on June 14, 1993, and is the holding company for Astoria Federal. The principal business of AFC is the operation of its wholly-owned subsidiary, Astoria Federal, a federally-chartered savings and loan association. Astoria Federal's principal business is attracting retail deposits from the general public and investing those deposits, together with funds generated from operations, principal repayments and borrowings, primarily in one-to-four family residential mortgage loans and mortgage-backed securities and, to a lesser extent, commercial real estate loans, multi-family mortgage loans and consumer loans. In addition, Astoria Federal invests in mortgage-backed securities, securities issued by the U.S. Government and Federal agencies and other securities. At March 31, 1998, AFC had total consolidated assets of $10.9 billion, deposits of $6.2 billion and stockholders' equity of $916.8 million. As of March 31, 1998, Astoria Federal had 61 retail banking office locations, of which 53 are located in Brooklyn, Queens, Nassau and Suffolk Counties on Long Island, and eight are located in Westchester and the upstate New York counties of Chenango and Otsego. The principal executive offices of AFC are located at One Astoria Federal Plaza, Lake Success, New York 11042-1085; the telephone number is (516) 327-3000. Astoria Federal's deposits are insured by the SAIF.

  LIB. LIB is a Delaware corporation incorporated on December 20, 1993 and is the holding company for LIB Bank. The principal business of LIB is the operation of its wholly-owned subsidiary, LIB Bank, a federally-chartered savings bank. LIB Bank's principal business is attracting retail deposits from the general public and investing those deposits, together with funds generated from operations, principal repayments and borrowings, primarily in one-to-four family residential mortgage loans and mortgage-backed and mortgage-related securities and, to a lesser extent, commercial real estate loans, multi-family mortgage loans and consumer loans. In addition, LIB Bank invests its funds in other securities, including U.S. Government and Federal agency securities, investment grade preferred stock and federal funds. At March 31, 1998, LIB had total consolidated assets of $6.3 billion, deposits of $3.8 billion and stockholders' equity of $563.7 million. As of March 31, 1998,

LIB Bank had 35 retail banking office locations throughout Queens, Nassau and Suffolk Counties and 20 mortgage loan production offices located in seven states. The principal executive offices of LIB are located at 201 Old Country Road, Melville, New York 11747; the telephone number is (516) 547-2000. LIB Bank's deposits are insured by the SAIF.

EFFECTS OF THE MERGER

  Pursuant to the terms of the Merger Agreement, subject to the satisfaction or waiver (where permissible) of certain conditions, including, among other things, the receipt of all necessary regulatory approvals, the expiration of all waiting periods in respect thereof, the approval of the Merger Agreement by the requisite vote of the stockholders of LIB and the approval of the Merger Agreement by the requisite vote of the stockholders of AFC, LIB will be merged with and into AFC. LIB stockholders will receive the consideration described below in "-- Merger Consideration." AFC shall be the surviving corporation in the Merger. Upon consummation of the Merger, the separate corporate existence of LIB shall terminate.

  In connection with the Merger Agreement, Astoria Federal and LIB Bank have entered into the Plan of Bank Merger, which provides for the merger of LIB Bank with and into Astoria Federal, with Astoria Federal being the surviving bank.

  Each outstanding share of AFC Common Stock at the Effective Time will remain outstanding and unchanged as a result of the Merger.

EFFECTIVE TIME

  The Merger will become effective at the date and time set forth in the certificate of merger that will be filed with the Secretary of State of the State of Delaware in accordance with applicable law (the "Certificate of Merger"). The Certificate of Merger will be filed no later than five business days following the latest to occur of (i) the expiration of the last applicable waiting period in connection with notices to and approvals of governmental authorities, (ii) the effective date of the last order, approval or exemption of any other governmental authority required to approve or exempt the Merger, and (iii) all conditions to the consummation of the Merger Agreement being satisfied or waived, and will be effective after the close of business on such date, unless another date is agreed to in writing by AFC and LIB (the "Closing Date"). See "-- Conditions to the Consummation of the Merger." It is expected that a period of time will elapse between the Meetings and the Effective Time while the parties seek to obtain the regulatory approvals required to consummate the Merger. There can be no assurance that such regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any such approval. There can likewise be no assurance that the United States Department of Justice or the New York State Attorney General will not challenge the Merger or, if such a challenge is made, as to the result thereof. See "-- Regulatory Approvals."

MERGER CONSIDERATION

  General. The Merger Agreement provides that each share of LIB Common Stock will be converted in the Merger into the right to receive 1.15 shares of AFC Common Stock. The Exchange Ratio of 1.15 shares may be increased by AFC in the event LIB exercises its rights under the Merger Agreement to deliver to AFC a notice to terminate the Merger Agreement due to the price of the AFC Common Stock declining below certain levels established by formulas set forth in the Merger Agreement. See "-- Price Based Termination."

  NO GAIN OR LOSS WILL BE RECOGNIZED BY HOLDERS OF LIB COMMON STOCK AS A RESULT OF THE MERGER, EXCEPT TO THE EXTENT OF ANY CASH RECEIVED IN LIEU OF A FRACTIONAL SHARE INTEREST IN AFC COMMON STOCK. SEE "--FEDERAL INCOME TAX CONSEQUENCES."

  LIB COMMON STOCK CERTIFICATES SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY AND SHOULD NOT BE FORWARDED TO CHASEMELLON UNTIL AN LIB STOCKHOLDER HAS RECEIVED THE LETTER OF TRANSMITTAL (AS DEFINED BELOW).

  For a description of the contingent payments that stockholders of AFC after the Merger may receive the value of, see "-- Opinions of Financial Advisors --
 LIB -- Valuations of Contingent Payment Rights" and "-- AFC -- Supervisory Goodwill Analysis."

BACKGROUND OF THE MERGER

  From time to time over the past twenty-four months, LIB and its management have considered strategic alternatives in the face of an increasingly competitive market. Strategic alternatives considered by management included acquisitions and business combination transactions with in-market and out-of-market financial institutions.

  Beginning in early 1997, John J. Conefry, Jr., the chief executive officer of LIB, was contacted by representatives of various financial institutions doing business in the greater New York area. Between May 1997 and September 1997, Mr. Conefry had discussions, either in person or by telephone, with the chief executive officers of four New York based financial institutions, each of which contact was initiated by the chief executive officer of the other institution. In the course of these discussions, during which various matters relating to LIB were discussed, each chief executive officer discussed a potential business combination between his respective institution and LIB. Subsequent to each of these contacts, Mr. Conefry informed the LIB Board of the discussions that had taken place. In each case, the LIB Board determined that it would not be in the best interests of LIB to pursue a business combination with such institution at that time. During this period, LIB also began discussions with Salomon with a view toward engaging Salomon to assist LIB in its consideration of the various strategic alternatives available to LIB to continue to grow stockholder value.

  In September 1997, at the Community Bankers Association of New York State convention in Colorado Springs, Colorado, George L. Engelke, Jr., the chief executive officer of AFC, and Mr. Conefry briefly discussed whether the parties would be interested in meeting to discuss a strategic business combination. Mr. Conefry informed the LIB Board of his conversation with Mr. Engelke and, subsequently, agreed to meet with Mr. Engelke in late October, 1997. At this meeting, Mr. Engelke and Mr. Conefry discussed various matters affecting their respective institutions and the idea of a strategic business combination between LIB and AFC; however, substantive terms of a proposed transaction were not discussed. In early December 1997, Mr. Engelke contacted Mr. Conefry and suggested that they meet again to discuss a potential business combination between LIB and AFC. On December 12, 1997, Mr. Conefry and Mr. Engelke met and further discussed a potential combination.

  During the period from September 1997 through December 1997, Mr. Conefry also received calls from or met with the chairmen of the three other New York based financial institutions who had previously contacted him; during which calls or meetings each institution expressed its continued interest in pursuing a strategic business combination with LIB. On January 13, 1998, the Executive Committee of the LIB Board held a meeting for the purpose of discussing, among other things, the potential benefits to LIB and its stockholders of various strategic alternatives. Salomon and LIB's legal advisors attended this meeting to respond to specific questions raised by the Executive Committee.

  As a result of the discussions between Mr. Conefry and Mr. Engelke, on January 16, 1998, AFC and LIB each executed and delivered to the other a confidentiality and standstill agreement. Following the execution of the confidentiality agreement, the parties exchanged certain confidential information and further discussions took place between Mr. Conefry, Mr. Engelke and certain senior officers of LIB and AFC and their respective financial advisors with respect to the proposed terms of a strategic business combination; however, Mr. Conefry and Mr. Engelke did not agree to terms that either party believed would be in the best interests of their respective institutions and stockholders. On January 27, 1998, at a regularly scheduled meeting of the LIB Board, Mr. Conefry informed the LIB Board that the discussions with AFC had terminated because the parties were unable to reach mutually satisfactory terms upon which to continue to pursue a potential strategic business combination. Mr. Conefry and the LIB Board agreed that management would prepare a presentation for delivery at the annual planning and strategy meeting of the LIB Board, scheduled to be held in March 1998, regarding LIB's options for continuing to enhance stockholder value, including options with respect to staying independent and options with respect to engaging in a strategic business combination.

  In early February 1998, Mr. Engelke again contacted Mr. Conefry to discuss a strategic business combination between LIB and AFC. On February 17, 1998, Mr. Conefry communicated the expression of interest from Mr. Engelke to the LIB Board. The LIB Board authorized Mr. Conefry to proceed with discussions with AFC and to communicate the results of such discussions to the members of the Executive Committee of the LIB Board.

  On the weekend of February 21 and 22, 1998, representatives of AFC participated in due diligence meetings with management and representatives of LIB. During that weekend, further discussions took place between representatives of LIB and AFC with respect to the proposed terms of the business combination and the potential future business strategies of the combined institution; however, LIB and AFC did not agree upon terms of a proposed strategic business combination that either party believed would be in the best interests of their respective institutions and stockholders.

  In early March 1998, after discussions with the members of the LIB Board and in contemplation of the upcoming planning and strategy meeting of the LIB Board, Mr. Conefry authorized Salomon to identify the most suitable potential strategic business combination partners and to engage in preliminary talks with those institutions with respect to a proposed strategic business combination. Mr. Conefry further requested that Salomon work with LIB management to continue to develop strategies to enhance stockholder value on a "stand-alone" or independent basis.

  Over the course of the next few weeks, representatives of Salomon, on behalf of LIB, contacted representatives of North Fork Bancorporation, Inc. ("North Fork") and two other New York based financial institutions (collectively, the "Other Institutions"). Each of North Fork and the Other Institutions had previously expressed an interest in discussing a strategic combination with LIB and held preliminary discussions to determine whether these financial institutions would be interested in a potential strategic combination with LIB at that time. Representatives of Salomon, on behalf of LIB, also contacted AFC and indicated that LIB was interested in discussing further the terms on which AFC might be prepared to engage in a strategic combination transaction with LIB. During this period, Salomon had conversations with representatives of other financial institutions that expressed interest in a transaction involving LIB, and Mr. Conefry was contacted directly by the chief executive officer of another financial institution who was interested in exploring a possible transaction involving LIB. None of these discussions led to substantive discussions regarding a business combination transaction.

  Over the course of the week of March 15, 1998, representatives of Salomon, on behalf of LIB, contacted representatives of AFC, North Fork and the Other Institutions, and requested that they each submit to LIB a written indication of interest with regard to a possible strategic business combination with LIB. Consequently, on March 20, 1998, North Fork entered into a confidentiality and standstill agreement with LIB, and, on March 25, 1998, one of the Other Institutions entered into a confidentiality and standstill agreement with LIB. The confidentiality agreements required North Fork and such Other Institution to keep confidential any proprietary information provided to them by LIB, and prohibited them from acquiring shares of LIB Common Stock or engaging in certain other activities without the approval of the LIB Board. Pursuant to the confidentiality agreements, North Fork and such Other Institution received certain confidential information regarding LIB and conducted due diligence on LIB. A similar agreement was proffered to the remaining Other Institution, but it declined to execute the agreement and accordingly, LIB did not provide such institution with any confidential information.

  On March 27, 1998, AFC, North Fork and each of the Other Institutions submitted to LIB written indications of interest in engaging in a strategic business combination with LIB. These written indications of interest each set forth the principal terms on which the respective institutions were interested in pursuing such a transaction.

  AFC's proposal stated that it was prepared to offer to LIB's stockholders a fixed exchange ratio of 1.15 shares of AFC stock (an implied value of $70.70 per share of LIB Common Stock based on the average closing prices of AFC Common Stock for the five trading days prior to March 27, 1998). AFC's proposal also stated that the exchange ratio included the benefit to LIB stockholders of goodwill litigation of AFC and LIB, which would, according to the proposal, imply an additional value of $9 to $12 per LIB share in addition to the base value of $70.87. Based on the exchange ratio, LIB stockholders would own 50.4% of the pro forma combined institution, and, accordingly, would thereby participate in that percentage of earnings and any goodwill litigation recovery of such institution. The proposal was premised on reciprocal stock options for 19.9% of the common stock of each company and a cash termination fee of $60 million plus reasonable expenses. AFC would have the option to receive the termination fee or to exercise the stock option. In addition, AFC proposed that four members of LIB's Board would serve on the AFC Board (which at the time had 10 members), with the remaining members joining an advisory board. Mr. Conefry would serve as Vice Chairman of the AFC Board. The proposal also stated that any employees holding positions that were eliminated because of redundancies would be eligible to apply for other jobs in the combined company and, in order to facilitate this, AFC would impose an immediate selective hiring freeze at AFC upon the signing of a definitive agreement. All severance packages of displaced employees would be honored. Finally, AFC stated that it was prepared to complete the due diligence process within two business days and that the proposal would terminate at 5:00 p.m. on March 31, 1998.

  Prior to its submission, AFC's indication of interest, along with a proposed definitive agreement prepared by AFC's counsel, financial advisors and management, was reviewed in detail by the AFC Board, at a meeting held early on March 27, 1998, and the AFC Board approved a strategic combination with LIB upon the terms presented and authorized Mr. Engelke to negotiate the final terms of a definitive agreement.

  North Fork's proposal stated that it was prepared to offer to LIB's stockholders an exchange ratio of 1.8352 shares of North Fork common stock for each share of LIB Common Stock (or $70.49 per share based on the average closing price of North Fork common stock for the five trading days prior to March 27, 1998), with price protection if North Fork's common stock dropped more than 15% and underperformed a market index by more than 15%. The proposal stated that the exchange ratio included the value of goodwill litigation; however, North Fork also stated that it would consider altering the transaction to "spin-off" the goodwill claim to LIB's stockholders. Based on the exchange ratio, LIB stockholders would own 33.9% of the pro forma combined institution, and, accordingly, would thereby participate in that percentage of earnings and any goodwill litigation recovery of such institution. North Fork stated its willingness to honor the terms of all existing employment contracts of LIB and to accept a proportionate number of members of the LIB Board on the board of the combined entity (which number, based on North Fork's proposal, LIB believed to be 4 of 11). All remaining members of the LIB Board would be invited to join the board of North Fork's bank subsidiary or an advisory board.

  One of the Other Institution's proposal stated that it was prepared to offer LIB's stockholders $68 in market value of its common stock for each share of LIB Common Stock. The remaining Other Institution submitted a proposal stating that it was prepared to offer LIB's stockholders (i) $57 in market value of its common stock for each share of LIB Common Stock and (ii) securities reflecting the value of LIB's goodwill lawsuit, valued by such Other Institution's financial advisors in excess of $13 per share.

  Over the course of the following two days, Mr. Conefry and other members of LIB senior management met with representatives of Salomon to discuss the written indications of interest and Salomon's preliminary analysis of their respective proposed terms.

  On March 30, 1998, the LIB Board met to discuss and analyze the various strategic alternatives available to LIB to continue to enhance stockholder value. Representatives of Salomon and LIB's legal advisors were present at this meeting. At this meeting, LIB senior management informed the LIB Board that four written indications of interest had been solicited and received, each of which proposed a strategic business combination pursuant to which LIB would be combined with another New York based financial institution in a stock for stock merger. Salomon then discussed with the LIB Board management's analysis of LIB on a stand-alone basis and various other strategic alternatives which management believed to be available to LIB to continue to enhance stockholder value. Following this discussion, management and Salomon discussed with the LIB Board the specific terms proposed in each of the four written indications of interest. Each member of the LIB Board was given a copy of each indication of interest letter. The meeting was then adjourned.

  On Tuesday, March 31, 1998 the LIB Board meeting was reconvened. The LIB Board discussed each of the four indications of interest in detail and analyzed the proposed terms set forth therein. The LIB Board considered, among other things, the form of consideration offered by each institution (in each case, shares of common stock of the applicable institution), the proposed exchange ratio (and the implied value indicated thereby based on recent market prices of each institution's common stock), Salomon's analysis of the business prospects for each of the four institutions (including an analysis of the various lines of business conducted by each institution and the publicly available analysts' estimates of future earnings for each institution), the prospective future value of the common stock of each of the four institutions, the pro forma ownership of LIB stockholders in the entity resulting from a strategic business combination between LIB and each of the four institutions, the opportunity for synergistic savings in the event of a strategic combination with each institution and the estimated effect of such potential synergies on the future earnings of each institution, the opportunity for synergies that could result in incremental revenue and business growth potential in the event of a strategic combination with each institution, and the potential effect of a strategic business combination with each institution on the customers and communities served by LIB and on LIB's employees. The LIB Board also discussed and considered management's analysis of the alternatives available to LIB on a stand alone basis. As a result of these discussions, the LIB Board concluded that a strategic business combination with one of the four interested institutions offered more attractive opportunities for continuing to enhance stockholder value than the alternatives available to LIB on a stand-alone basis. Based on the factors considered by the LIB Board, the LIB Board preliminarily concluded that the indication submitted by AFC appeared to provide the best strategic fit for LIB and to be in the best interest of enhancing long term value for LIB's stockholders. Accordingly, the LIB Board authorized management to pursue the negotiation of a definitive agreement with AFC (a draft of which was provided by AFC with its written indication of interest on March 27, 1998) for presentation to the LIB Board for consideration. The LIB Board further concluded that the indications of interest submitted by the other three financial institutions all offered potential significant long-term value to LIB's stockholders, and that it was not yet certain that a definitive agreement would be successfully negotiated with AFC. Therefore, the LIB Board instructed management and Salomon to continue to pursue discussions with each of the other three institutions with respect to the proposed terms upon which they would ultimately be willing to consummate a strategic business combination with LIB.

  On the afternoon and evening of March 31, 1998, representatives of Salomon, on behalf of LIB, contacted the four institutions and advised them that the LIB Board had determined that a strategic business combination involving LIB might be in the best interests of LIB's stockholders. Each institution was asked to clarify certain information contained in its written indication of interest and to respond to certain other questions relating to their written indication of interest and their expectation of the time period within which they believed they could complete due diligence and enter into a definitive agreement relating to a strategic business combination with LIB. Each institution was further asked to provide LIB and its legal advisors with a proposed definitive transaction agreement (other than AFC, which had provided a form of definitive transaction agreement and related documents with its written indication of interest on March 27, 1998). Each institution was informed that the LIB Board was likely to schedule a meeting later that week to consider further whether to proceed with a strategic business combination.

  On April 1, 1998, at AFC's request, representatives of AFC and LIB met to discuss the terms set forth in the proposed definitive merger agreement previously provided by AFC to LIB. Salomon, on behalf of LIB, had further conversations with each of the four institutions throughout the day and evening of April 1, 1998 to discuss the requested clarifications and other information relating to their respective indications of interest. AFC indicated that it was prepared to waive any further due diligence investigation and to enter into a definitive merger agreement immediately. Discussions between representatives of AFC and LIB concerning such agreement continued throughout the day of April 2nd. In addition, during the day of April 2nd, representatives of

Salomon had conversations with representatives of each of the four institutions to determine whether any of them were prepared to enhance the terms on which they would be willing to consummate a strategic business combination with LIB. At this time, AFC indicated that it would increase the number of members of LIB's Board that would serve on the AFC Board from four to five. During the course of these discussions, each of the four institutions confirmed that it had made a final proposal based on the information it had at that time, and was not prepared at that time to further enhance the terms of its proposal.

  On April 2, 1998, at 5:00 p.m., the LIB Board met to further consider the proposed strategic business combinations and to consider the revised terms (if any) on which each of the four financial institutions was proposing to consummate such a transaction. The meeting was attended by certain members of LIB senior management, representatives of Salomon and LIB's legal advisors. Immediately prior to the meeting, LIB received a letter from North Fork. The letter, among other things, requested that the chief executive officer of North Fork be given an opportunity to meet with the LIB Board to discuss the terms on which North Fork would be willing to consummate a strategic stock for stock merger with LIB, and suggested that he might be willing to increase the exchange ratio component of his previous offer. At the April 2nd board meeting, the LIB Board considered the letter and granted the chief executive officer of North Fork's request to be permitted to address the LIB Board. The chief executive officer of North Fork was then contacted, and he joined the meeting by telephone and addressed the LIB Board. During the course of his remarks, the chief executive officer of North Fork indicated that North Fork might be willing to increase its proposed exchange ratio to 1.84 shares of North Fork common stock for each share of LIB Common Stock (indicating an implied value of $71.81 per LIB share based on the average closing price of North Fork common stock for the five trading days ending on April 2, 1998), an increase in the Exchange Ratio of less than 0.5% over North Fork's previous offer of 1.8352 shares for each share of LIB Common Stock. Following this telephone call, the LIB Board instructed Salomon to contact AFC to determine whether AFC would increase its proposed exchange ratio. On a telephone call with a representative of Salomon, Mr. Engelke declined to increase AFC's proposed exchange ratio.

  Following this telephone call, the LIB Board discussed the proposals made by each of the four financial institutions in detail. The LIB Board again considered in detail the terms on which each of the four institutions were proposing to enter into a strategic business combination with LIB, and reviewed again the business prospects for each of the four institutions (including an analysis of the various lines of business conducted by each institution and the publicly available analysts' estimates of future earnings for each institution), the opportunity for synergistic savings in the event of a strategic combination with each institution, including the ability to achieve cost saving assumptions, and the estimated effect of such potential synergies on the future earnings of each institution, the potential effect of a strategic business combination with each institution on the customers and communities served by LIB and LIB's employees and management's analysis of the alternatives available to LIB on a stand alone basis. The LIB Board further noted that, based on the average closing prices for the shares of AFC and North Fork for the five trading days ended on April 2, 1998, the exchange ratio proposed by AFC implied a value (exclusive of the potential pro forma value of the goodwill litigation) of $71.04 per LIB share and the exchange ratio proposed by North Fork implied a value (exclusive of the potential pro forma value of the goodwill litigation) of $71.81 per LIB share. In addition, the LIB Board believed that the pro forma earnings estimates proposed by AFC were based on conservative assumptions and noted that AFC's proposal was the sole proposal based on a definitive negotiated agreement and not subject to further due diligence.

  For the reasons described below under "-- Reasons for the Merger -- LIB" (including, but not limited to, the approximately 51% pro forma ownership that LIB stockholders would have in the combined institution, the potential value of the goodwill claim lawsuits of each of LIB and AFC (estimated by AFC to be between $9 and $12 per share of common stock of the combined institutions) to the stockholders of LIB as owners of the combined institution, the prospective value of AFC Common Stock, the potential for synergies between the two institutions resulting in incremental revenue and business growth potential, the potential for synergistic savings in the event of a combination of the two institutions, and AFC's proposal to appoint five members of the current LIB Board to the AFC Board), the LIB Board believed that the proposed strategic business combination with AFC offered the best overall long-term value for the stockholders of LIB.

  LIB's legal advisors discussed with the LIB Board the terms of the proposed definitive transaction documents that had been discussed with AFC and its advisors on April 1 and the morning of April 2. LIB's legal advisors also reviewed the approval process to be commenced upon execution of definitive transaction documents, including the process of seeking the approval of LIB stockholders and the regulatory agency whose approval was required. At the April 2 meeting, Salomon discussed the financial terms of the proposed strategic business combination with AFC and rendered its oral and written opinion to the LIB Board that, as of such date and based on and subject to various considerations set forth in such opinion, the consideration to be received in the proposed stock for stock merger with AFC by the holders of LIB common stock was fair, from a financial point of view, to the stockholders of LIB. See "-- Opinions of Financial Advisors -- LIB." After further discussion, the LIB Board unanimously voted in favor of the proposed merger with AFC and authorized the execution and delivery of the definitive transaction documents with AFC and consummation of the transactions contemplated thereby. Immediately thereafter, LIB and AFC each executed and delivered the Merger Agreement and various other agreements ancillary thereto, including the LIB Stock Option Agreement and the AFC Stock Option Agreement.

  On the morning of April 3, 1998, AFC and LIB held a joint news conference at which the transaction was announced.

REASONS FOR THE MERGER

  LIB. The LIB Board has unanimously approved the Merger Agreement and has determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, LIB and the LIB stockholders. Accordingly, the LIB Board unanimously recommends that stockholders of LIB vote FOR the approval and adoption of the Merger Agreement. The LIB Board believes that the Merger will enable the stockholders of LIB to realize significant value on a tax-free basis. In addition, the stockholders of LIB will receive a higher dividend on the AFC Common Stock than that presently received on the LIB Common Stock.

  In reaching its determination that the terms of the Merger Agreement and the Merger are fair to and in the best interests of the stockholders of LIB, the LIB Board considered during the course of its strategic deliberations a number of factors, both from a short-term and a long-term perspective, including, without limitation, the following (which are all the material factors that the LIB Board considered):

    (i) the LIB Board's knowledge of the business, operations, financial condition, competitive position and prospects of LIB, the nature of the industry in which LIB operates, both on a historical and prospective basis, and the potential growth, development, productivity and profitability of LIB;

    (ii) the current and prospective environment in which LIB operates, including national and local economic conditions, the competitive environment for thrifts and other financial institutions generally and the trend toward consolidation in the financial services industry and in the thrift industry;

    (iii) the LIB Board's review, based in part on presentations by LIB management and advisors, of AFC's business, financial condition, results of operations and management, and the recent performance of the AFC Common Stock on both an historical and prospective basis, the strategic fit between the parties, the enhanced opportunities for operating efficiencies that could result from the Merger and the respective contributions the parties would bring to a combined institution;

    (iv) the LIB Board's conclusion that the Merger would provide LIB stockholders with an opportunity to have continued equity participation in a larger, more diversified enterprise with equity value that will be considerably larger than LIB's current equity value;

    (v) the LIB Board's review of the historical and prospective market prices of the LIB Common Stock compared to the Merger Consideration, and the expectation of the LIB Board that the Merger will provide holders of LIB Common Stock with the opportunity to receive a premium over the historical trading prices for their shares (the Exchange Ratio proposed by AFC implied a value of $71.04 (based upon the average closing price of shares of AFC Common Stock for the five trading days ended on April 2,
  1998) or a
  premium to the average closing price of shares of LIB Common Stock for the five, 30, 60 and 90 days ended April 2, 1998 of $64.51, $61.07, $54.17 and
  $51.98, respectively) and that the receipt of AFC Common Stock by the LIB stockholders in the Merger would be on a tax-free basis for federal income tax purposes;

    (vi) the LIB Board's review with its legal and financial advisors of alternatives to the Merger, including its review of the proposals made by other institutions and the possibility of remaining independent and growing internally;

    (vii) the LIB Board's belief that AFC has a strong financial and capital position and that the AFC Common Stock to be received by the stockholders of LIB presented a higher long-term intrinsic value, greater capacity for future growth and greater potential for long-term strategic value to such stockholders than the consideration proposed pursuant to any of the other proposals received by LIB;

    (viii) the presentation of Salomon described below under "-- Opinions of Financial Advisors -- LIB" and its written opinion dated the date of this Joint Proxy Statement-Prospectus to the effect that, as of the date of such opinion, the Merger Consideration is fair from a financial point of view to the stockholders of LIB;

    (ix) stockholders of LIB would own approximately 51% of the pro forma combined company, thus reserving to such stockholders a significant interest in any ultimate recovery from the goodwill litigation described in "-- Opinions of Financial Advisors -- LIB," which interest is significantly higher on a percentage basis than the interest that would have been afforded by the other proposals and which potential recovery would be increased by the addition of AFC's separate claim in a similar goodwill litigation also described therein;

    (x) the compatibility of AFC's and LIB's business lines, cultures and philosophies and their commitments to the communities and customers they each serve and to their respective employees;

    (xi) the expectation that the combined institution will continue to provide quality service to the communities and customers served by LIB;

    (xii) the LIB Board's belief in the combined entity's ability to achieve the pro forma earnings estimates presented to the LIB Board by AFC;

    (xiii) the LIB Board's conclusion that the proposed business combination with AFC, which was not conditioned upon any further due diligence review by AFC and which had been fully negotiated, had a greater certainty of consummation without alteration of its material terms;

    (xiv) the terms and conditions of the Merger Agreement, including the Exchange Ratio, the termination provisions and the obligation of AFC to appoint five members of the LIB Board to the AFC Board; and

    (xv) the terms of the LIB Stock Option Agreement, the AFC Stock Option Agreement and the other documents executed in connection with the Merger.

  In view of the wide variety of material factors considered in connection with its evaluation of the Merger, the LIB Board did not find it practical to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination.

  AFC. The AFC Board believes that the Merger is in the best interests of AFC and its stockholders. Accordingly, the AFC Board has unanimously approved and adopted the Merger Agreement and recommends that AFC stockholders vote FOR the approval and adoption of the Merger Agreement.

  In negotiating the terms of the Merger and in considering its recommendation for the approval of the Merger Agreement, the AFC Board considered a number of factors including, without limitation, the following (which are all the material factors that the AFC Board considered):

    (i) the Merger Consideration to be paid to the LIB stockholders in relation to the market value, book value and earnings per share of the LIB Common Stock;

    (ii) the AFC Board's review, based in part on presentations by Lehman Brothers, its financial advisor, and management, of the business, operations and financial condition of LIB, the prospects of the combined institution, and the increased market presence, economies of scale, cost savings opportunities estimated at 50% of LIB's projected 1998 general and administrative expense base or approximately $52 million, and enhanced opportunities for growth made possible by the Merger;

    (iii) the AFC Board's recognition of the complementary nature of the markets served and products offered by AFC and LIB and expectation that the Merger would provide it with opportunities for additional growth, and permit it to significantly expand its market presence in Suffolk County while further enhancing its market presence in the counties of Nassau and Queens and significantly expanding AFC's mortgage origination capabilities in a manner that would provide greater geographic diversification;

    (iv) the expectation of AFC management that as a result of the combined impact of incremental income arising from the deployment of excess capital and anticipated cost savings, the Merger would be accretive to earnings per share in 1999 by approximately 3.6% to $3.89 per share;

    (v) the opinion of Lehman Brothers that the Merger Consideration to be paid by AFC is fair, from a financial point of view, to AFC. See " --
   Opinions of Financial Advisors -- AFC;"

    (vi) the impact of the Merger on depositors, employees, customers and communities served by AFC and LIB;

    (vii) the expectation that the Merger will generally be a tax-free transaction to AFC and its stockholders and that the Merger will be accounted for under the pooling-of-interests method of accounting. See " --
   Federal Income Tax Consequences" and " -- Accounting Treatment;"

    (viii) the Merger is consistent with AFC's ongoing strategy of growth through acquisitions; and

    (ix) the terms of the Merger Agreement, the AFC Stock Option Agreement, the LIB Stock Option Agreement and the other documents executed in connection with the Merger.

  The AFC Board did not assign any specific or relative weights to the factors under consideration.

  In addition to the foregoing, the AFC Board considered the following risks related to the Merger:

    (i) the limited amount of due diligence that AFC conducted prior to the submission of AFC's proposal on March 27, 1998 and the fact that AFC waived any further due diligence prior to the execution of the Merger Agreement;

    (ii) The requirement that the Merger be accounted for as a pooling-of-interests and that the requirements for such accounting treatment are complex and difficult to comply with;

    (iii) difficulties in performing a data processing conversion in view of Year 2000 compliance issues; and

    (iv) the difficulty in assessing the merits of current litigation involving LIB.

OPINIONS OF FINANCIAL ADVISORS

  LIB. At the meeting of the LIB Board on April 2, 1998, at which the LIB Board approved the Merger Agreement, Salomon delivered the Salomon Opinion, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the stockholders of LIB Common Stock. No limitations were imposed by the LIB Board upon Salomon with respect to the investigations made or the procedures followed by Salomon in rendering the Salomon Opinion. The LIB Board informed Salomon and Salomon assumed in arriving at the Salomon Opinion that the Merger would be accounted for as a pooling-of-interests and would constitute a tax-free transaction under the Code.

  THE FULL TEXT OF THE SALOMON OPINION, DATED AS OF APRIL 2, 1998, IS SET FORTH AS APPENDIX D TO THIS JOINT PROXY STATEMENT-PROSPECTUS, THE INCLUSION OF WHICH HAS BEEN CONSENTED TO BY SALOMON, AND DESCRIBES THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED AND MATTERS CONSIDERED. HOLDERS OF LIB COMMON STOCK ARE

URGED TO READ THE SALOMON OPINION IN ITS ENTIRETY. THE SALOMON OPINION IS DIRECTED ONLY TO THE EFFECT THAT AS OF THE DATE THEREOF, THE EXCHANGE RATIO IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO THE STOCKHOLDERS OF LIB, AND DOES NOT CONSTITUTE A RECOMMENDATION CONCERNING HOW SUCH HOLDERS SHOULD VOTE WITH RESPECT TO THE MERGER AGREEMENT OR THE MERGER. THE SUMMARY OF THE SALOMON OPINION SET FORTH IN THIS JOINT PROXY STATEMENT-PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  In connection with rendering the Salomon Opinion, Salomon reviewed and analyzed, among other things, the following: (i) the Merger Agreement, including the Exhibits and Schedules thereto; (ii) certain publicly available information concerning LIB, including the Annual Reports on Form 10-K of LIB for each of the years in the three-year period ended September 30, 1997 and the Quarterly Report on Form 10-Q of LIB for the quarter ended December 31, 1997; (iii) certain other internal information, primarily financial in nature, including projections, relating to the business and operations of LIB, prepared by the management of LIB and furnished to Salomon for purposes of Salomon's analysis; (iv) certain publicly available information concerning AFC, including the Annual Reports on Form 10-K of AFC for each of the years in the three-year period ended December 31, 1997; (v) certain other internal information, primarily financial in nature, including projections, relating to the business and operations of AFC and furnished to Salomon for purposes of Salomon's analysis as well as certain information regarding the amount and timing of the cost savings and related expenses expected to result from the Merger by management of AFC; (vi) certain publicly available information concerning the trading of, and the trading market for, LIB Common Stock and AFC Common Stock; (vii) certain publicly available information with respect to certain other companies that Salomon believed to be comparable in certain respects to LIB and AFC and the trading markets for such other companies' securities, including securities issued by certain companies relating to litigation claims against the United States Government; and (viii) certain publicly available information concerning the nature and terms of certain other transactions that Salomon considered relevant to its inquiry. Salomon also met with certain officers and employees of LIB and AFC to discuss the foregoing, including past and current business operations, financial condition and prospects of LIB and AFC, as well as other matters Salomon believed relevant to its inquiry. Salomon also considered such other information, financial studies, analyses, investigations and financial, economic and market data that Salomon believed relevant to its inquiry.

  In conducting its review and analysis and in arriving at its opinion, Salomon assumed and relied upon the accuracy and completeness of all of the financial and other information provided it or publicly available and neither attempted independently to verify nor assumed responsibility for verifying any of such information [and further relied upon assurances of management of LIB and AFC, respectively, that they were not aware of any facts that would make any of such information inaccurate or misleading]. With respect to the financial forecasts of LIB and AFC, including the expected synergies from the Merger, Salomon assumed that they were reasonably prepared on bases reflecting the best available estimates and judgments of the managements of LIB or AFC as of the date of the Salomon Opinion, and Salomon assumed that the expected synergies would be achieved. Salomon expressed no opinion with respect to such forecasts or the assumptions on which they were based. Salomon did not make an independent evaluation of the adequacy of the allowance for loan losses of LIB or AFC and Salomon assumed that the aggregate allowances for loan losses are adequate to cover such losses on an individual and a pro forma combined basis. Salomon did not review any individual loan files relating to AFC or LIB. Salomon did not make or obtain or assume any responsibility for making or obtaining any independent evaluations or appraisals of any of the assets (including properties and facilities) or liabilities of LIB or AFC. Salomon further assumed that the conditions precedent to the Merger contained in the Agreement would be satisfied and the Merger would be consummated in accordance with the terms of the Merger Agreement.

  In conducting its analysis and arriving at the Salomon Opinion, Salomon considered such financial and other factors as it deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position, results of operations and business prospects of LIB and AFC; (ii) the assets and liabilities of LIB and AFC, and their respective historical and current liability sources and costs and liquidity;
(iii) certain pro forma combined financial information of LIB and AFC; and
(iv) the nature and terms of certain other merger and acquisition transactions involving depository institutions that Salomon deemed relevant. Salomon also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the thrift industry generally. The Salomon Opinion was necessarily based upon conditions as they existed as of the date of the Salomon Opinion and could be evaluated on the date thereof and the information made available to it through the date thereof and Salomon assumed no responsibility to update or revise the Salomon Opinion based upon circumstances or events occurring after the date of the Salomon Opinion. The Salomon Opinion does not constitute an opinion or imply any conclusions as to the likely trading range for the AFC Common Stock following consummation of the Merger. The Salomon Opinion is, in any event, limited to the fairness, from a financial point of view, to the stockholders of LIB of the Exchange Ratio in the Merger and does not address LIB's underlying business decision to effect the Merger. The Salomon Opinion did not constitute a recommendation to the LIB Board with respect to any approval of the Merger Agreement or the Merger.

  In rendering the Salomon Opinion, Salomon assumed that in the course of obtaining the necessary regulatory approvals for the Merger no restrictions would be imposed that would have a material adverse effect on the contemplated benefits of the Merger.

  As well as the other assumptions listed herein, Salomon made certain financial assumptions in conducting its analyses outlined below. These assumptions included an exchange ratio of 1.15 shares of AFC Common Stock for each share of LIB Common Stock, a per share market price for AFC Common Stock of $61.81, based on the market price as of March 31, 1998, cost savings arising from the Merger of approximately 50% of LIB's overhead expenses and the Institutional Broker Estimate System ("IBES") estimates of earnings per share for AFC, LIB and certain other thrift companies. IBES is a data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors.

  The following is a summary of the analyses and valuation methodologies contained in the report presented by Salomon to the LIB Board on April 2, 1998, in connection with the rendering of the Salomon Opinion:

  Share Price Analysis. Salomon reviewed the history of the per share market prices and trading volumes of LIB Common Stock and AFC Common Stock over the period from and including January 1, 1996 through and including March 30, 1998 as well as certain historical market trading multiples for AFC, LIB and a composite index of certain publicly traded thrift companies. The thrift companies included in the index were: Charter One Financial, Inc., Commercial Federal Corp., Dime Bancorp, Inc., Golden West Financial Corporation, GreenPoint Financial Corp., North Fork Bancorporation, Inc., Peoples Heritage Financial Group, Inc., Sovereign Bancorp, Inc., St. Paul Bancorp, Inc., TCF Financial Corporation, Washington Mutual, Inc. and Webster Financial Corporation. Salomon compared the per share market price movements of LIB Common Stock and AFC Common Stock to the Standard & Poor's Industrial Average of 500 stocks (the "S&P 500") and the thrift index. This comparison showed that over the period from and including January 1, 1997 through and including March 30, 1998, the market price of LIB Common Stock had risen by 86.0% and the market price of AFC Common Stock had risen by 68.8%. Over the same period, the thrift index had risen by 71.1% and the S&P 500 had risen by 49.5%.

  Comparable Transaction Analysis. Salomon also analyzed publicly available financial information for 23 mergers and acquisitions of companies in the thrift industry with transaction values exceeding $250 million and compared this financial information to financial information relating to the Merger. Based on such publicly available financial information Salomon made the following calculations with regard to the analyzed transactions:

    (i) That the premium (discount) of the consideration paid per share compared to the market price for the target's stock one month prior to the announcement of the relevant transaction ranged from 6.7% to 65.3% with a median of 28.4% for all transactions and a median of 31.8% for in-market transactions. The premium in the Merger was calculated to be 18.1%. Salomon informed the LIB Board that the market price for the LIB Common Stock had risen by approximately 19.5% in the period from January 1, 1998 to and including March 2, 1998 and by approximately 34% in the period from January 1, 1998 to and including April 2, 1998, with a significant portion of the share price appreciation in these periods resulting from takeover speculation.

    (ii) That the premium of the consideration paid compared to the deposits held by the target ranged from 6.5% to 38.7% with a median of 21.5% for all transactions and a median of 21.8% for in-market transactions. The premium in the Merger was calculated to be 34.4%.

    (iii) That the ratios of the price paid per share to the earnings per share of the target as a stand-alone entity ranged from 12.1 to 25.7 with a median of 18.7 for all transactions and a median of 19.4 for in-market transactions. The ratio in the Merger was calculated to be 30.5.

    (iv) That the ratios of the price paid per share to the earnings per share of the target taking into account synergies arising from the relevant transaction ranged from 8.3 to 19.7 with a median of 12.4 for all transactions and a median of 12.6 for in-market transactions. The ratio in the Merger was calculated to be 19.2.

    (v) That the ratios of the price paid per share to earnings per share of the target over the 12 months prior to the relevant transaction ranged from
  6.2 to 32.5 with a median of 21.6 for all transactions and 21.8 for in-market transactions. The ratio in the Merger was calculated to be 33.2.

    (vi) That the ratios of the consideration paid to the book value of the target ranged from 1.46 to 4.72 with a median of 2.43 for all transactions and a median of 2.45 for in-market transactions. The ratio in the Merger was calculated to be 3.14.

    (vii) That the ratios of the consideration paid to the tangible book value ranged from 1.47 to 5.49 with a median of 2.53 for both all transactions and in-market transactions. The ratio in the Merger was calculated to be 3.16.

    (viii) That the percentage ownership interest of the target's stockholders in the combined entity divided by the percentage of the pro forma net income of the combined entity attributable to the target ranged from 0.73 to 1.91 with a median of 1.29 for all transactions and a median of 1.11 for in-market transactions. The ratio in the Merger was calculated to be 1.34.

  Discounted Cash Flow Valuation. Using a discounted cash flow ("DCF") analysis Salomon estimated the present value of future cash flows of LIB both as a stand alone entity and after giving effect to projected synergies arising from the Merger. Salomon conducted its DCF analysis by taking the sum of (x) the present value of the projected cash flows for the fiscal years 1998 through 2003, (y) the present value of the terminal value and (z) the estimated value of LIB's supervisory goodwill claim against the United States government calculated as described under the heading "Valuation of Contingent Rights," below. The terminal value was determined by multiplying the projected 2003 net income by a set multiplier. As part of the DCF analysis, Salomon made certain assumptions, including 1998 earnings per share of $2.33, a discount rate of 13.6% and an asset growth rate of 5.0%.

  Using the DCF analysis, Salomon calculated a range of per share values for LIB Common Stock based on earnings per share growth rates ranging from 8% to 14% and terminal value multipliers ranging from 14 to 18. Per share values arising from these calculations ranged from $44.14 to $60.58 considering LIB as a stand alone entity and from $60.43 to $80.14 after taking into account the projected synergies.

  Pro Forma Consolidation Analysis. Salomon reviewed certain pro forma financial effects resulting from the Merger for each of the 12-month periods ending December 31 in the three-year period ending December 31, 2001. Salomon estimated that, on a pro forma basis, the Merger would be accretive to the earnings per share of LIB Common Stock by 2.5%, 2.9% and 3.0% for the periods ending December 31, 1999, 2000 and 2001, respectively, and would be dilutive to the tangible book value per share of LIB Common Stock by 6.2%, 5.8% and 5.5% for the periods ending December 31, 1999, 2000 and 2001, respectively. Salomon also analyzed certain capital and profitability ratios for each of LIB and AFC as well as for the combined entities after giving effect to the Merger in each such period. Based on this analysis, Salomon concluded that each of the Tangible Common Ratio and the Equity/Assets Ratio for the combined entities, for each such period, would be higher than the relevant last 12 months ratio for AFC and lower than the relevant last 12 months ratio for LIB. Salomon also concluded that each of the Return on Average Assets and the Return on Average Common Equity for the combined entities for each such period would be higher than the relevant last 12 months ratios for each of LIB and AFC.

  Contribution Analysis. Salomon reviewed and analyzed the pro forma contribution to the combined entity of each of LIB and AFC as of and for the 12-month period ending December 31, 1997. Salomon's analysis did not take into account the impact of projected synergies and the leveraging of the excess capital resulting from such synergies. Based on this analysis Salomon calculated that for such 12-month period, LIB contributed, on a pro forma basis, 44.8% to total loans of the combined entities, 36.6% to total assets, 37.6% to total deposits, 39.6% to common equity, 38.3% to total stockholders' equity, 41.8% to net interest income after provision for loan losses and 42.5% to net income. Based on the Exchange Ratio of 1.15, LIB's stockholders would own on a fully diluted basis approximately 51% of the combined entity following the Merger.

  Salomon also reviewed and analyzed the pro forma contribution to the 1999 net income of the combined entity of each of AFC and LIB. Based on this analysis and the assumptions underlying the estimate of 1999 net income, LIB would contribute 37.6% to the pro forma net income of the combined entity in 1999.

  In addition to the above analysis, Salomon reviewed and analyzed the average pro forma contributions of each of LIB and AFC to the pro forma combined operational and financial information for each of the fiscal years from 1993 to 1997. Based on this analysis, LIB contributed 50.7% to total loans, 43.9% to total assets, 47.1% to total deposits, 45.4% to tangible common equity, 41.7% to common equity, 48.0% to net interest income, 77.6% to noninterest income and 45.8% to net income.

  The results of the contribution analysis are not necessarily indicative of the contributions that the respective businesses may have in the future.

  Valuation of Contingent Payment Rights. The possibility exists that both or either of LIB and AFC may receive a material payment from the federal government as compensation for damages related to their separate litigations against the United States government arising from the government's alleged breaches of its agreements with respect to the permanent addition of approximately $500 million to LIB's regulatory capital and $135 million to AFC's regulatory capital (the "LIB Litigation"). Salomon took into account the value of such claims in performing certain of the above financial analyses. Salomon is not an expert in the evaluation of such claims and Salomon did not make or obtain or assume any responsibility for making or obtaining any valuation of such claims. For the purposes of its analysis, Salomon relied solely on the trading market value of the Goodwill Certificates described below.

  In attempting to consider the value to stockholders of any payments arising from the Litigation, Salomon considered the current trading value of publicly traded certificates (the "Goodwill Certificates") issued by California Federal Bank ("California Federal") in July 1995. California Federal agreed to pay to holders of the Goodwill Certificates a portion of any damages which California Federal might receive in relation to its supervisory goodwill lawsuit against the United States government, a lawsuit which raises similar issues to those involved in the Litigation (although there can be no assurance that the LIB and AFC litigations will be resolved in a similar manner as the California Federal litigation). The market value of these Goodwill Certificates, divided by the supervisory goodwill required to be written off by California Federal, provides a percentage basis upon which it is possible to impute a value to other companies' regulatory capital claims (including that of LIB and AFC) by multiplying the supervisory goodwill or capital credits required to be written off, phased out or excluded from regulatory capital by such companies by such percentage. However, the actual damages that may be awarded a plaintiff institution may differ significantly from the amount of supervisory goodwill or capital credits required to be written off, phased out or excluded from regulatory capital, as the case may be, because a court would take into account the actual damages suffered by a plaintiff thrift as a result of the required phase-out or exclusion.

  Based on the $21.88 per certificate closing price of the Goodwill Certificates on March 31, 1998, the ratio of the market value of the California Federal legal claim to the aggregate amount of supervisory goodwill related thereto was 90.1%. Applying this ratio to LIB's supervisory goodwill of approximately $500 million implied a market value of $450.6 million, or $17.41 per share of LIB Common Stock, attributable to the LIB Litigation. Applying this ratio to AFC's supervisory goodwill of approximately $135 million, implied a market value of

$121.7 million, or $4.16 per share of AFC Common Stock, attributable to the LIB Litigation. However, although the trading price of the Goodwill Certificates provides a likely indicator of the market value of the LIB Common Stock and the AFC Common Stock attributable to the LIB Litigation, there is no assurance that such market value reflects the actual value of the LIB Litigation to LIB and AFC or any potential recovery.

  The preparation of a fairness opinion is not susceptible to partial analysis or summary descriptions. Salomon believes that its analysis and the summary set forth above must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete view of the processes underlying the analysis set forth in its report and the Salomon Opinion. Salomon has not indicated that any of the analyses which it performed had a greater significance than any other. The ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Salomon of the actual value of LIB and AFC.

  In performing its analyses, Salomon made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of LIB or AFC. The analyses which Salomon performed are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Salomon's analysis of the fairness, from a financial point of view, of the consideration which the holders of LIB Common Stock would receive in connection with the Mergers. Such analyses do not purport to be appraisals or reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

  Salomon is not affiliated with LIB or AFC. Salomon from time to time has provided investment banking and financial advisory services to LIB for which it has received customary compensation. Gross fees paid by LIB to Salomon for such services, from April 1, 1996 through July 7, 1998, excluding any fees related to the Merger, total $2,025,000. In the ordinary course of its business, it may hold or actively trade the debt and equity securities of LIB and AFC for Salomon's own account and for the accounts of its customers and, accordingly, at any time may hold a long or short position in such securities. Salomon and its affiliates (including Travelers Group Inc. and its affiliates) may maintain other business relationships with LIB and AFC.

  Pursuant to an engagement letter dated March 26, 1998 (the "Engagement Letter") LIB agreed to pay Salomon for its services in connection with the Mergers a cash fee not to exceed $16,000,000, consisting of (a) $300,000, which was paid to Salomon upon the execution of the engagement letter, (b) $500,000, which is payable upon the execution of an agreement to enter into the Merger, (c) a fee equal to 0.62% multiplied by the aggregate consideration to be paid in connection with the Merger, with a maximum fee equal to 0.62%, multiplied by such consideration assuming an average market price of $60.50 for the securities of the acquiror given in exchange for each share of LIB and
(d) a fee equal to 2.58% multiplied by the difference between the aggregate consideration paid and the aggregate consideration assuming an average market price of $60.50. LIB also agreed to pay to Salomon a fee equal to 15% of any break-up or similar fee received by LIB in connection with the termination or abandonment of any Merger. In addition, LIB agreed to reimburse Salomon for reasonable travel and out-of-pocket expenses incurred by Salomon in connection with its engagement (including reasonable travel expenses and expenses of Salomon's counsel). LIB further agreed to indemnify Salomon and certain related persons against certain liabilities, including liabilities under the Federal securities laws, relating to or arising out of its engagement. LIB has agreed to retain Salomon as its agent with respect to financings undertaken in connection with the Merger or any sale of a subsidiary division or other significant portion of the assets of an acquiring company, on customary terms to be agreed.

  The Engagement Letter, and the Salomon Opinion state that the Salomon Opinion is solely for the benefit and use of the LIB Board and may not be relied upon by any other person. It is Salomon's position that its duties in connection with the Salomon Opinion are solely to LIB, and that it has no legal responsibility to any other persons, including LIB's stockholders, under New York state law, the governing law of the Engagement Letter. Salomon intends to assert the substance of the foregoing disclaimer as a defense to any claims that might be brought against it by stockholders with respect to its fairness opinion. However, since no New York state court has definitively ruled on the availability to a financial adviser of an express disclaimer as a defense to stockholder liability with respect to its fairness opinion, this issue necessarily would have to be resolved by a court of competent jurisdiction. In any event, the availability or non-availability of such a defense will have no effect on Salomon's rights and responsibilities under the federal securities laws, or the rights and responsibilities of the LIB Board under governing state law or under the federal securities laws.

  Salomon is an internationally recognized investment banking firm that provides financial services in connection with a wide range of business transactions. As part of its business, Salomon regularly engages in the valuation of companies and their securities in connection with mergers and acquisitions and for other purposes. LIB retained Salomon based on Salomon's expertise in the valuation of companies as well as its familiarity with LIB and other thrift companies.

  AFC. AFC retained Lehman Brothers to act as its financial advisor in connection with the Merger. Lehman Brothers rendered the Lehman Opinion to the AFC Board, dated April 2, 1998, which has been updated as of the date of this Joint Proxy Statement-Prospectus, to the effect that, based upon and subject to the factors and assumptions set forth in such opinion, and as of the date of such opinion, the Exchange Ratio to be paid by AFC to LIB stockholders in the Merger was fair to AFC from a financial point of view (the "Lehman Brothers Opinion").

  STOCKHOLDERS MAY READ THE LEHMAN BROTHERS OPINION FOR A DISCUSSION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS IN RENDERING ITS OPINION. THE FULL TEXT OF THE LEHMAN BROTHERS OPINION IS ATTACHED HERETO AS APPENDIX E, THE INCLUSION OF WHICH HAS BEEN CONSENTED TO BY LEHMAN BROTHERS. THE SUMMARY SET FORTH IN THIS JOINT PROXY STATEMENT-PROSPECTUS OF THE LEHMAN BROTHERS OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE LEHMAN BROTHERS OPINION ATTACHED HERETO.

  No limitations were imposed by AFC on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering the Lehman Brothers Opinion. Lehman Brothers was not requested to and did not make any recommendation to the AFC Board as to the form or amount of consideration to be paid by AFC to LIB stockholders in the Merger, which was determined through arm's-length negotiations between AFC and LIB. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to AFC or LIB, but rather made its determination as to the fairness, from a financial point of view, of the Exchange Ratio to be paid by AFC to LIB stockholders in the Merger on the basis of the financial and comparative analyses described below. The Lehman Brothers Opinion is for the use and benefit of the AFC Board and was rendered to the AFC Board in connection with its consideration of the Merger. The Lehman Brothers Opinion is not intended to be and does not constitute a recommendation to any stockholder of AFC as to how such stockholder should vote with respect to the Merger. Lehman Brothers was not requested to opine as to, and its opinion does not address, AFC's underlying business decision to proceed with or effect the Merger.

  In arriving at its opinion, Lehman Brothers reviewed and analyzed: (1) the Merger Agreement and the specific terms of the Merger, (2) such publicly available information concerning AFC and LIB that Lehman Brothers believed to be relevant to its analysis including, without limitation, the Annual Report on Form 10-K for the year ended December 31, 1996 and preliminary draft copies of the Annual Report on Form 10-K for the year ended December 31, 1997 for AFC, the Annual Report on Form 10-K for the year ended September 30, 1997 for LIB, quarterly reports on Form 10-Q for the periods ended March 31, June 30, and September 30, 1997 for AFC and recent press releases for AFC and LIB, (3) financial and operating information with respect to the business, operations and prospects of AFC and LIB furnished to it by AFC and LIB, (4) trading histories of the AFC Common Stock and LIB Common Stock from April 2, 1997 to the present and a comparison of those trading histories with those of other companies that it deemed relevant, (5) a comparison of the historical financial results and present financial condition of AFC and LIB with those of other companies that it deemed relevant, (6) a comparison of the financial terms of the Merger with the financial terms of certain other recent transactions that it deemed relevant, (7) the potential pro forma impact of the Merger on AFC and (8) the relative contributions of AFC and LIB to the Combined Company (as defined below) on a pro forma basis. In addition,

Lehman Brothers had discussions with the managements of AFC and LIB concerning their respective businesses, operations, assets, liabilities, financial conditions and prospects, and the potential cost savings, operating synergies, incremental revenues (including as a result of the use of excess capital), and strategic benefits expected to result from a combination of the businesses of AFC and LIB, and undertook such other studies, analyses and investigations as it deemed appropriate.

  In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information and further relied upon the assurances of managements of AFC and LIB that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of AFC and LIB and the combined company upon consummation of the Merger (the "Combined Company"), upon advice of AFC, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the respective managements of AFC and of LIB as to the future financial performance of AFC, LIB and the Combined Company including, without limitation, with respect to projected cost savings, operating synergies and incremental revenues (including as a result of the use of excess capital) expected to result from a combination of the businesses of AFC and LIB and that AFC and LIB would perform, and that the Combined Company will perform, substantially in accordance with such projections. Upon advice of AFC and its legal and accounting advisors, Lehman Brothers assumed that the Merger will qualify for "pooling-of-interests" accounting treatment. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of LIB or AFC and did not make or obtain any evaluations or appraisals of the assets or liabilities of LIB or AFC. In addition, Lehman Brothers noted that it is not expert in the evaluation of loan portfolios or allowances for loan and real estate owned losses and, upon advice of AFC, it assumed that LIB's current allowances for loan and real estate owned losses (including for off-balance sheet items) were in the aggregate adequate to cover all such losses. Furthermore, Lehman Brothers noted that it is not expert in matters relating to the lawsuits filed by AFC and by LIB against the U.S. Government concerning treatment of supervisory goodwill or the evaluation of any potential proceeds which may be received by AFC or LIB therefrom and accordingly, upon the advice of AFC, Lehman Brothers relied upon the amount of the book value of the supervisory goodwill written off in connection with the enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as communicated to Lehman Brothers by AFC and LIB, in performing the analysis underlying its opinion. The Lehman Brothers Opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its letter.

  In connection with the preparation and delivery of its opinion to the AFC Board, Lehman Brothers performed a variety of financial and comparative analyses, as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of AFC. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses did not purport to be appraisals or to reflect the prices at which businesses may actually be sold.

  Purchase Price Analysis. Based upon the Exchange Ratio, the closing price of AFC Common Stock on March 25, 1998 of $61.25 represented a value to be received by holders of LIB Common Stock of $70.44 per share. Based on this implied transaction value per share, Lehman Brothers calculated the price-to-market, price-to-book, price-to-tangible book, and price to earnings multiples, price to adjusted earnings multiples (wherein earnings were adjusted to reflect a range of rates of return on equity in excess of a tangible common equity to tangible assets ratio of 5.50%), and the implied core deposit premium paid, in the Merger. The implied transaction value per share yielded a premium to market price premium ratio of 10% over the closing price of LIB Common Stock of $64.00 on March 25, 1998. This analysis also yielded a price-to-book value multiple of 3.04x, a price-to-tangible book value multiple of 3.07x, a price to estimated 1998 earnings multiple of 30.2x, a price to estimated 1999 earnings multiple of 27.4x, a price to estimated adjusted 1998 earnings multiple of 23.6x, a price to estimated adjusted 1999 earnings multiple of 21.8x and an implied deposit premium of 30.6%. Earnings estimates were based on consensus estimates of LIB's calendarized 1998 and 1999 earnings using quarterly estimates for the fiscal years ended September 30, 1998 and September 30, 1999 published by First Call as of March 25, 1998 and using, in respect of earnings for the fourth calendar quarter of 1999, the estimated long-term earnings growth rate published by IBES. First Call, like IBES, is a data service that monitors and publishes a compilation of earnings estimates produced by selected research analysts regarding companies of interest to institutional investors.

  Comparable Transaction Analysis. Using publicly available information, Lehman Brothers reviewed certain terms and financial characteristics, including historical price-to-earnings ratios, price-to-estimated 1998 earnings ratios using median earnings estimates published by IBES, price-to-estimated forward earnings ratios, using median estimates for the next fiscal year earnings published by IBES, adjusted for estimated cost savings, whereby median estimates for forward earnings published by IBES were adjusted to include, on a fully phased-in basis, the cost savings estimated by the parties to the transactions described below at the time of transaction announcement, the price-to-book ratio, the price-to-tangible book ratio, the adjusted price-to-tangible book ratio and the core deposit premium paid at the time of transaction announcement, of six savings institution pooling-of-interests merger or acquisition transactions (the "Comparable Thrift Transactions Group") with values greater than $500 million publicly announced since June 30, 1997, which Lehman Brothers deemed to be comparable to the Merger. The Comparable Thrift Transactions Group considered by Lehman Brothers in its analysis consisted of the following transactions (identified by acquiror/acquiree): Washington Mutual, Inc./H.F. Ahmanson & Company, Commercial Federal Corp./First Colorado Bancorp, Inc., Fifth Third Bancorp/CitFed Bancorp, Inc., Fifth Third Bancorp/State Savings Co., Peoples Heritage Financial Group, Inc./CFX Corporation and North Fork Bancorporation, Inc./New York Bancorp Inc. The median values for these transactions for the price to latest twelve months earnings ratio, price-to-estimated 1998 earnings ratio, price-to-adjusted estimated forward earnings ratio, price-to-book ratio, price-to-tangible book ratio and adjusted price-to-tangible book ratio were 24.6x, 21.2x, 14.6x, 3.16x, 3.53x and 4.06x, respectively. The range of values for these parameters were from 20.0x to 28.2x, 16.9x to 24.4x, 12.8x to 18.0x, 2.41x to 4.80x, 2.46x to 4.80x and 3.58x to 4.80x, respectively. These compared to transaction multiples of 32.9x, 30.2x, 18.4x, 3.04x, 3.07x and 4.26x for the Merger based on the closing price of AFC Common Stock on March 25, 1998. The range of core deposit premiums paid in these transactions was 27% to 44%, with a median value of 30% compared to implied core deposit premium, of 31% for AFC/LIB based on the closing price of AFC Common Stock on March 25, 1998. Lehman Brothers also analyzed the ratio of price-to-estimated forward earnings of AFC compared with those of the acquirors in the Comparable Thrift Transactions Group. This analysis indicated a price-to-estimated forward earnings of 16.3x for AFC compared with a median value of 15.2x for the Comparable Thrift Transactions Group. The range of values for the Comparable Thrift Transactions Group was 12.7x to 24.0x.

  Using publicly available information, Lehman Brothers also reviewed certain terms and financial characteristics, including historical price-to-earnings ratios, price-to-estimated forward earnings ratios, price-to-adjusted estimated forward earnings ratio, the price-to-book ratio, the price-to-tangible book ratio and the price-to-adjusted tangible book ratio and the deposit premium paid at the time of transaction announcement of eight commercial banking company pooling-of-interests merger or acquisition transactions (the "Comparable Bank Transactions Group") with values greater than $1 billion publicly announced since June 30, 1997 that Lehman Brothers deemed to be relevant to the present transaction. The Comparable Bank Transactions Group considered by Lehman Brothers in its analysis consisted of the following transactions (identified by acquirer/acquiree): Union Planters Corporation/Magna Group, Inc., Regions Financial Corporation/First Commercial Corporation, First American Corporation/Deposit Guaranty Corporation, National City Corporation/First of America Bank

Corporation, First Union Corporation/CoreStates Financial Corp., Banc One Corporation/First Commerce Corporation, NationsBank Corporation/Barnett Banks, Inc. and First Union Corporation/Signet Banking Corporation. The median values for these transactions for the price to latest twelve months earnings ratio, price-to-estimated 1998 earnings ratio, price-to-adjusted estimated 1998 earnings ratio, price-to-book ratio, price to tangible book ratio and price-to-adjusted tangible book were 25.7x, 21.6x, 15.5x, 3.91x, 4.26x and 5.66x, respectively. These compared to transaction multiples of 32.9x, 30.2x, 18.4x, 3.04x, 3.07x and 4.26x for the Merger based on the closing price of AFC Common Stock on March 25, 1998. The median value for the core deposit premium paid in these transactions was 40%, compared to an implied core deposit premium of 31% for AFC/LIB based on the closing price of AFC Common Stock on March 25, 1998.

  Because the reasons for and circumstances surrounding each of the transactions analyzed were so diverse and because of the inherent differences in the businesses, operations, financial conditions and prospects of AFC, LIB and the companies included in the Comparable Thrift Transactions Group and the Comparable Bank Transactions Group, Lehman Brothers believed that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of the Merger. Lehman Brothers believed that the appropriate use of a comparable transaction analysis in this instance would involve qualitative judgments concerning the differences between the characteristics of these transactions and the Merger which would affect the acquisition values of the acquired companies and LIB.

  Comparable Company Analysis. Using publicly available information, Lehman Brothers compared the financial performance and stock market valuation of LIB with the following selected savings institutions (the "Comparable Thrift Group") deemed relevant by Lehman Brothers: Webster Financial Corporation, Peoples Heritage Financial Group, Inc., ALBANK Financial Corporation, Roslyn Bancorp, Inc., T R Financial Corp., Bay View Capital Corporation, Reliance Bancorp, Inc. Queens County Bancorp, Inc., JSB Financial, Inc. and Dime Community Bancorp, Inc. Indications of such financial performance and stock market valuation included profitability (return on average assets and return on average equity for the latest quarter ended December 31, 1997 annualized, adjusted for non-recurring items, of 0.87% and 9.59%, respectively, for LIB, and medians of 1.03% and 14.5%, respectively, for the Comparable Thrift Group); the ratio of tangible equity to tangible assets (9.10% for LIB and a median of 6.63% for the Comparable Thrift Group); the ratio of price to estimated 1998 earnings (27.5x for LIB and a median of 18.8x for the Comparable Thrift Group); the ratio of price-to-book (2.76x for LIB and a median of 2.14x for the Comparable Thrift Group) and the ratio of price-to-tangible-book (2.79x for LIB and a median of 2.58x for the Comparable Thrift Group). These ratios for the Comparable Thrift Group are based on public financial statements as of December 31, 1997, closing stock market prices on March 25, 1998 and earnings per share are based on the most recent median estimates for 1998 and 1999 earnings published by IBES. These ratios for LIB are based on public financial statements as of December 31, 1997, calendarized First Call 1998 and 1999 earnings per share estimates as of March 25, 1998 and the closing price for LIB Common Stock of $64.00 as of close of business on March 25, 1998.

  Because of the inherent differences in the businesses, operations, financial conditions and prospects of LIB and the companies included in the Comparable Thrift Group, Lehman Brothers believed that a purely quantitative comparable company analysis would not be particularly meaningful in the context of the Merger. Lehman Brothers believed that the appropriate use of a comparable company analysis in this instance would involve qualitative judgments concerning the differences between LIB and the companies included in the Comparable Thrift Group which would affect the trading values of the comparable companies and LIB.

  Discounted Cash Flow Analysis. Based upon the financial projections provided by AFC and LIB, Lehman Brothers discounted four years of cash flows of LIB and an estimated terminal value of LIB Common Stock, assuming a dividend rate sufficient to maintain a tangible capital ratio of 5.50% and using a range of discount rates from 12% to 15%. Lehman Brothers derived an estimate of a range of terminal values by applying multiples ranging from 16 times to 24 times estimated year-end 2001 net income. These rates and values were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of LIB Common Stock. This analysis, and its underlying assumptions, yielded a range of values for LIB Common Stock from approximately $54.00 to $80.00 per share, as compared to a per share transaction value of $70.44, based on the closing price of AFC Common Stock on March 25, 1998. Lehman Brothers noted that the value derived excluded any potential proceeds which may be received by LIB from its lawsuit against the U.S. Government concerning treatment of goodwill.

  Supervisory Goodwill Analysis. Based upon AFC's and LIB's estimates that the amount of their supervisory goodwill remaining on the books at the time of enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended ("FIRREA"), was approximately $135 million and $500 million, respectively, Lehman Brothers analyzed the potential value created for stockholders of AFC and LIB through the supervisory goodwill lawsuits filed by AFC and LIB against the U.S. Government. Lehman Brothers estimated the implied value of these claims using the CALGZ and CCPRZ lawsuit claim instruments currently trading in the market. The trading level of CALGZ certificates, which entitle holders to approximately 25% of the post-tax proceeds of California Federal Bank's lawsuit, implies a post-tax value for the lawsuit proceeds of approximately $430 million compared with approximately $485 million in supervisory goodwill remaining on California Federal Bank's books at the time of enactment of FIRREA. The trading level of CCPRZ certificates, which entitle holders to the post-tax proceeds of the claim of Coast Savings Financial, Inc., subsequently acquired by H.F. Ahmanson & Company, implies a post-tax value for the lawsuit proceeds of approximately $340 million compared with approximately $299 million in supervisory goodwill remaining on Coast Financial's books at the time of enactment of FIRREA. Based on these estimates and the current trading value of the CALGZ and CCPRZ goodwill lawsuit instruments, Lehman Brothers calculated the implied value of LIB's and AFC's goodwill claims at approximately $17.00 to $21.00 per share. On a pro forma basis based upon the Exchange Ratio, Lehman Brothers calculated the implied value of the goodwill claims at approximately $8.00 to $11.00 per share of AFC.

  Pro Forma Merger Analysis. Lehman Brothers analyzed the impact of the Merger on AFC's estimated earnings per share based on the most recent estimates for the 1998 and 1999 earnings of AFC and LIB published by First Call and assumed growth rates of 11.9% and 10.3% from 1999 to 2000 for AFC and LIB, respectively. In connection with this analysis, management of each of AFC and LIB provided Lehman Brothers with projections for cost savings, operational synergies from the Merger, and incremental revenues (including as a result of the use of excess capital), which projections were incorporated in Lehman Brothers' analyses. Based on such First Call estimates, assumed growth rates and management projections of cost savings and operational synergies, Lehman Brothers concluded that the Merger would be accretive to earnings per share by at least 3% in 1999 and 2000. Lehman Brothers noted that on a pro forma basis as of December 31, 1997, before acquisition adjustments, the Merger would be dilutive to book value per share and tangible book value per share by approximately 19% and 6%, respectively.

  Contribution Analysis. Lehman Brothers analyzed the respective contributions of LIB and AFC to the Combined Company's pro forma balance sheet as of December 31, 1997 and pro forma historic net income for 1997, without giving effect to any cost savings or operational synergies resulting from the Merger. This analysis showed that LIB would have contributed approximately 37% of total assets, 46% of total gross loans, 38% of total equity and 40% of common equity on a pro forma basis as of December 31, 1997 and that for the quarter ended December 31, 1997, LIB's contribution to the Combined Company's pre-tax net income and net income would have been 37% and 39%, respectively. This analysis also showed that, based on First Call earnings estimates for 1998, without giving effect to any cost savings or operational synergies resulting from the Merger, LIB's contribution to the Combined Company's net income would be 36% for 1998. Lehman Brothers also repeated this analysis based on First Call earnings estimates for 1998 adjusted to reflect additional earnings that could be derived from an assumed pre-tax spread of 1.00% on incremental assets that LIB could generate while still maintaining a tangible common equity to tangible assets ratio of at least 5.50%. This analysis showed that LIB's contribution to the Combined Company's net income would be 42% for 1998. Based upon the Exchange Ratio, LIB stockholders would own approximately 51% of the Combined Company upon completion of the Merger.

  Lehman Brothers is an internationally recognized investment banking firm. Lehman Brothers, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The AFC Board retained Lehman Brothers based upon Lehman Brothers' experience and expertise and its familiarity with AFC and transactions similar to the Merger. Lehman Brothers is acting as financial advisor to AFC in connection with the Merger. Pursuant to a letter agreement dated March 25, 1998, between AFC and Lehman Brothers (the "Letter Agreement"), AFC has agreed to pay Lehman Brothers (i) a retainer of $75,000 paid upon the signing of the Letter Agreement, (ii) a fee of $525,000 upon delivery of the Lehman Brothers Opinion and the signing of a definitive agreement and plan of merger, and (iii) a fee of $6 million (less any amounts paid to Lehman Brothers under (i) and (ii)) for its services in connection with the Merger upon consummation thereof. The Letter Agreement also provides that AFC will reimburse Lehman Brothers for its out-of-pocket expenses and indemnify Lehman Brothers and certain related persons and entities against certain liabilities, including liabilities under securities laws, incurred in connection with its services thereunder.

  Lehman Brothers has performed various investment banking services for LIB in the past, and has received customary fees for such services. Gross fees paid by LIB to Lehman Brothers from April 1, 1996 through July 7, 1998 for such services, excluding any fees related to the Merger, total approximately $665,000. In the ordinary course of its business, Lehman Brothers and its affiliates actively trade in the debt and equity securities of the AFC and LIB for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

PROCEDURES FOR EXCHANGE OF LIB COMMON STOCK CERTIFICATES

  As of the Effective Time, AFC shall deposit, or will cause to be deposited, with ChaseMellon to act as the Exchange Agent, for the benefit of the holders of shares of LIB Common Stock for exchange, an estimated amount of cash sufficient to pay the aggregate amount of cash paid in lieu of fractional shares, and AFC shall reserve for issuance with its transfer agent and registrar the Merger Shares to be issued.

  Appropriate transmittal materials (the "Letter of Transmittal") will be mailed as soon as practicable after the Effective Time, and no later than 10 business days thereafter, to each holder of record of LIB Common Stock as of the Effective Time. The Letter of Transmittal will specify that delivery will be effected, and risk of loss and title to the certificates previously representing shares of LIB Common Stock ("LIB Common Stock Certificates") shall pass, only upon proper delivery of the LIB Common Stock Certificates to the Exchange Agent and shall include instructions for use in effecting the surrender of the LIB Common Stock Certificates in exchange for certificates evidencing shares of AFC Common Stock.

  Upon the proper surrender of LIB Common Stock Certificates to ChaseMellon for cancellation, together with a Letter of Transmittal duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such LIB Common Stock Certificate will be entitled to receive in exchange therefor the appropriate Merger Consideration. As soon as practicable, but no later than 10 business days following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, ChaseMellon will distribute AFC Common Stock and cash as provided in the Merger Agreement.

  Whenever a dividend or other distribution is declared by AFC on AFC Common Stock, the record date for which is at or after the Effective Time, such declaration will include dividends or other distributions on all shares of AFC Common Stock issuable pursuant to the Merger Agreement, but no dividends or other distributions declared or made after the Effective Time with respect to AFC Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered LIB Common Stock Certificate with respect to the shares of AFC Common Stock represented thereby, and no cash payment in lieu of any fractional shares shall be paid to any such holder, until the holder of such LIB Common Stock Certificate surrenders such certificate in accordance with the Merger Agreement. Subject to the effect of escheat, tax or other applicable laws, following surrender of any such certificate, the holder of whole shares of AFC Common Stock issued in exchange therefor, will be paid without interest, (i) the amount of any cash payable with respect to a fractional share of AFC Common Stock to which such holder is entitled and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of AFC Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of AFC Common Stock.

  From and after the Effective Time, there shall be no transfers on the stock transfer records of LIB of any shares of LIB Common Stock. From and after the Effective Time, the holders of LIB Common Stock Certificates shall cease to have any rights with respect to such shares of LIB Common Stock, except as otherwise provided herein or by law.

  Any portion of the aggregate amount of cash to be paid in lieu of fractional shares of AFC Common Stock, any dividends or other distributions to be paid pursuant to the Merger Agreement or the proceeds of any investments thereof that remains unclaimed by the stockholders of LIB for six months after the Effective Time will be repaid by ChaseMellon to AFC upon the written request of AFC. After such request is made, any stockholders of LIB will look only to AFC for payment and issuance of their Merger Consideration deliverable in respect of each share of LIB Common Stock such stockholder holds as determined pursuant to the Merger Agreement, without any interest thereon. If outstanding LIB Common Stock Certificates are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of AFC (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of AFC, Astoria Federal, ChaseMellon or any other person shall be liable to any former holder of LIB Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  In the event of a dispute with respect to ownership of stock represented by any LIB Common Stock Certificate, AFC and ChaseMellon shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

  In the event any LIB Common Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such LIB Common Stock Certificate to be lost, stolen or destroyed and, if required by ChaseMellon, the posting by such person of a bond in such amount as ChaseMellon may direct as indemnity against any claim that may be made against it with respect to such LIB Common Stock Certificate, ChaseMellon will issue in exchange for such lost, stolen or destroyed LIB Common Stock Certificate, the Merger Consideration deliverable in respect thereof pursuant to the Merger Agreement, subject to such other requirements that ChaseMellon reasonably requires.

REGULATORY APPROVALS

  Pursuant to the Bank Merger Act, Section 1828(c) of Title 12 of the United States Code, and the Home Owners' Loan Act, Section 1467a(s) of Title 12 of the United States Code and Sections 552.13 and 563.22 of Title 12 of the Code of Federal Regulations, promulgated thereunder, the Merger and Bank Merger are subject to the approval of the OTS. AFC and LIB filed an application for approval of the Merger and the Bank Merger with the OTS on June 17, 1998. This application is currently under review by the OTS. There can be no assurance as to the timing of such approval or that the OTS will approve the Merger and Bank Merger. The OTS is required to evaluate the applications by taking into consideration, among other things, the capital level of the resulting institution, the financial and managerial resources and future prospects of the institutions involved, the convenience and needs of the communities to be served and the conformity of the transaction to applicable law, regulation and supervisory policies. In addition, the OTS may not approve any proposed acquisition (i) which would result in a monopoly or which would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the savings and loan business in any part of the United States, or
(ii) which in any section of the country may have the effect of substantially lessening competition or tending to create a monopoly or which in any other manner would be in restraint of trade, unless the OTS finds that the anti-competitive effects of the proposed acquisition are clearly outweighed in the public interest by the probable effect of the acquisition in meeting the convenience and needs of the community to be served. Under the Community Reinvestment Act of 1977 ("CRA"), the OTS must take into account Astoria Federal's and LIB Bank's respective record of performance in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by Astoria Federal and LIB Bank, respectively. The OTS also considers, among other things, the fairness and disclosure of the Merger Agreement and the Plan of Bank Merger (including compensation to officers, directors and controlling persons of the disappearing association by the surviving association), the justification, need for and compensation to be paid to any advisory board, fees paid to each person or firm rendering legal or other professional services in connection with a merger, and the accounting and tax treatment of the merger. The OTS will also consider an assessment of each party's Year 2000 compliance efforts and the impact of the Merger on such efforts. The regulations of the OTS also provide for the publication of notice and the opportunity for public comments relating to the application for approval discussed above.

  In addition, under federal law, a period of 30 days must expire following approval by the OTS within which period the Department of Justice may file objections to the Merger under the federal antitrust laws. The post-approval waiting period may be reduced by the OTS to 15 days, with the concurrence of the Department of Justice. The Department of Justice could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger and Bank Merger unless divestiture of an acceptable number of branches to a competitively suitable purchaser could be made. While AFC believes that the likelihood of such action by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate such proceeding, or that the Attorney General of the State of New York will not challenge the Merger, or if such proceeding is instituted or challenge is made, as to the result thereof.

  The Merger cannot proceed in the absence of the requisite regulatory approvals. See "-- Conditions to the Consummation of the Merger" and "--
 Termination." There can be no assurance that such regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any such approval. There can also be no assurance that any such approvals will not contain a condition or requirement which causes such approvals to fail to satisfy the conditions set forth in the Merger Agreement and described below under "-- Conditions to the Consummation of the Merger."

CONDITIONS TO THE CONSUMMATION OF THE MERGER

  Consummation of the Merger is subject to various conditions. While it is anticipated that all such conditions will be satisfied, there can be no assurance that all of such conditions will be satisfied or waived.

  The respective obligations of AFC and LIB to cause the Merger to be consummated are subject to certain conditions, including the following:

    (i) approval of the Merger Agreement by the requisite vote of LIB's stockholders and AFC's stockholders;

    (ii) receipt and effectiveness of all regulatory approvals required to consummate the Merger and the expiration of all applicable statutory waiting periods in respect thereof; provided, that no regulatory approval contains any term or condition which would have a material adverse effect on (x) LIB and its subsidiaries taken as a whole or (y) AFC and its subsidiaries taken as a whole;

    (iii) Neither AFC nor LIB shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which prohibits the consummation of the Merger;

    (iv) no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger;

    (v) no proceedings shall be pending or threatened by the Commission to suspend the effectiveness of the Registration Statement; and the shares of AFC Common Stock issuable pursuant to the Merger Agreement shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance;

    (vi) the receipt by AFC of the opinion of its independent auditors that the Merger will be qualified to be treated as a "pooling-of-interests" for accounting purposes by AFC;

    (vii) AFC shall have received letters from each non-employee director, each Executive Vice President, the President and the Chief Executive Officer of LIB stipulating (with provision for limited subsequent adjustments) the monetary payments and in-kind benefits (exclusive of tax-qualified plan benefits, stock options and restricted stock) contractually owed to him or her as a result of the Merger and agreeing to sign a release in favor of AFC, Astoria Federal and their respective owners, affiliates, officers, directors, employees and agents in consideration of such payments and benefits;

    (viii) the representations and warranties of the other party in the Merger Agreement being true and correct in all material respects as of the dates specified therein, and the performance by the other party in all material respects of all obligations required by the Merger Agreement to be performed;

    (ix) the receipt by AFC of the opinion of Thacher Proffitt & Wood, and the receipt by LIB of the opinion of Milbank, Tweed, Hadley & McCloy, each substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of
  Section 368(a) of the Code and that, accordingly, no gain or loss will be recognized by AFC or LIB as a result of the Merger; and

    (x) the delivery to each of AFC and LIB of various letters, certificates and other documents.

  In the event the receipt of the Tax Opinions, specified above in condition
(ix), is waived by AFC and LIB, an amended prospectus will be recirculated to the holders of LIB Common Stock.

  The obligations of AFC and Astoria Federal to cause the Merger to be consummated are subject to certain additional conditions, including (i) that neither AFC nor Astoria Federal shall have become an "Acquiring Person" and no "Stock Acquisition Date" or "Distribution Date" shall have occurred as such terms are defined in the LIB Rights Agreement, and the rights reserved thereunder shall not have become distributable, unredeemable or exercisable and (ii) that neither LIB nor LIB Bank shall have become an "Acquiring Person" and no "Stock Acquisition Date" or "Distribution Date" shall have occurred as such terms are defined in the AFC Rights Agreement, and the rights reserved thereunder shall not have become distributable, unredeemable or exercisable. See "CERTAIN RELATED TRANSACTIONS -- Amendment to LIB Rights Agreements" and "-- Amendment to AFC Rights Agreement."

  The obligations of LIB to cause the Merger to be consummated are subject to certain additional conditions, including no "Share Acquisition Date" or "Distribution Date" as such terms are defined in AFC's Rights Agreement shall have occurred, and the rights reserved thereunder shall not have become distributable, unredeemable or exercisable.

REPRESENTATIONS AND WARRANTIES

  Each of LIB and AFC have made certain representations and warranties to the other in the Merger Agreement as to, among other things, the authorization, validity, binding effect and enforceability of the Merger Agreement, various corporate matters, capital structure, compliance with laws, absence of material adverse changes, labor matters, employee benefit plans, environmental matters, asset quality, loan portfolio and allowances for possible loan losses, investment securities and borrowings, books and records, absence of certain legal proceedings and regulatory actions and certain fees payable in connection with the proposed transactions. LIB has also made certain representations and warranties to AFC with respect to among other things, its taxes, its deposits, its material agreements, its insurance, its termination benefits and certain other matters. AFC has also made representations and warranties to LIB with respect to the shares of AFC Common Stock to be issued in connection with the Merger. Virtually all of the representations and warranties of the parties, the accuracy of which is a condition to the closing of the transactions contemplated by the Merger Agreement, contain exceptions for any condition, event, change or occurrence that would not have a material adverse effect on the business, financial condition or results of operations of the party making such representation or warranty, and its subsidiaries taken as a whole; provided that any such effects resulting from any (i) changes in law, rule or regulation or generally accepted accounting principles or interpretations thereof that applies to both AFC and Astoria Federal, and LIB and LIB Bank, as the case may be, or (ii) changes in interest rates, shall not be considered in determining if a material adverse effect has occurred. The representations and warranties of the parties do not survive beyond the Effective Time and, if the Merger Agreement is terminated without consummation of the Merger, there will be no liability on the part of any party for a misrepresentation except that no party will be relieved from any liability arising out of the willful and material misrepresentation in the Merger Agreement of any fact actually known to its directors and any officer with the title ranking not less than executive vice president or the corporate secretary.

LIB STOCK OPTION PLANS

  AFC has agreed in the Merger Agreement that, at the Effective Time, each option to purchase shares of LIB Common Stock that has been issued by LIB and is outstanding at the Effective Time (each, an "LIB Option"), pursuant to the LIB 1994 Stock Incentive Plan and the LIB 1994 Non-Employee Directors Stock Option Program, will be converted into and become the right to purchase shares of AFC Common Stock (the "Converted Options"). The aggregate number of shares of AFC Common Stock issuable upon the exercise of Converted Options after the Effective Time will be equal to the product of the Exchange Ratio multiplied by the number of shares of LIB Common Stock issuable upon the exercise of the LIB Options immediately prior to the Effective Time. In addition, the Exercise Price per share of each Converted Option will be equal to the quotient of the exercise price of such LIB Option at the Effective Time divided by the Exchange Ratio. All Converted Options will be exercisable for the same period and have the same terms and conditions applicable to the LIB Options which they replace. AFC has agreed in the Merger Agreement to reserve for future issuance a sufficient number of additional shares of AFC Common Stock to provide for the satisfaction of its obligations with respect to the Converted Options. The exercise periods, terms and conditions of the Converted Options may be modified, if and to the extent necessary, as set forth in the Merger Agreement.

CONDUCT OF BUSINESS PENDING THE MERGER

  Pursuant to the Merger Agreement, each of LIB and AFC has agreed that during the period from the date of the Merger Agreement to the Effective Time (except as expressly provided in the Merger Agreement and except to the extent required by law or regulation or by regulatory authorities), to use commercially reasonable efforts to, and shall cause each of its respective subsidiaries to use commercially reasonable efforts to, (i) conduct its business in the ordinary and usual course consistent with past practices and prudent banking practice, (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action that would materially adversely affect or delay the ability of AFC, Astoria Federal, LIB or LIB Bank to perform its covenants and agreements on a timely basis under the Merger Agreement, (iv) take no action which would adversely effect or delay the ability of AFC, Astoria Federal, LIB or LIB Bank to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated by the Merger Agreement or to perform its respective covenants and agreements on a timely basis under the Merger Agreement or which could reasonably be expected to result in any such approval, consent or waiver containing any material condition or restriction, and (v) take no action that results in or is reasonably likely to have a material adverse effect on the other party. LIB has agreed to use reasonable good faith efforts to consult with (but will not have to obtain the approval of) AFC before: (x) creating any Fannie Mae or Freddie Mac securities with limited recourse to reduce the amount of the guarantee fee payable to Fannie Mae or Freddie Mac or (y) entering into any agreements or commitments in connection with LIB's Year 2000 compliance efforts.

  In addition, pursuant to the Merger Agreement, during the period from the date of the Merger Agreement to the Effective Time (except as otherwise specifically provided in the Merger Agreement or as required by law or regulation or by regulatory authorities), LIB has agreed that it shall not, and shall not permit any of its subsidiaries to, without the prior consent of AFC, which shall not be unreasonably withheld, take certain actions, including the following:

    (i) put into effect any change in any provisions of the organization certificate or bylaws of LIB, or any similar governing documents of LIB's subsidiaries;

    (ii) issue any shares of capital stock except pursuant to (a) the exercise of stock options, (b) the LIB Stock Option Agreement, or (c) the LIB Rights Agreement; or declare or pay any dividend or make any distribution on any shares of its capital stock, except for its regular quarterly dividend of $0.15 per share (LIB will cause its regular quarterly dividend record dates and payment dates for the LIB Common Stock to be the same as AFC's regular quarterly dividend record dates and payment dates for the AFC Common Stock);

    (iii) other than in the ordinary course of business, sell, transfer, mortgage, encumber or otherwise dispose of any material properties, leases or assets;

    (iv) increase the compensation or fringe benefits of any of its employees or directors, except for certain salary increases in the ordinary course of business, consistent with past practice; pay any pension or retirement allowance not required under existing agreements; commit to the funding of accounts or trusts related to any employee benefit plan or program maintained by LIB for its employees ("LIB Plan") (provided, that none of the above shall restrict LIB Bank from offering an early retirement program consistent with past practices to eligible participants, as permitted by the Merger Agreement); voluntarily accelerate the vesting of any stock options or other compensation or benefit; terminate or increase the cost to LIB of any LIB Plan; hire any new employees with an annual compensation in excess of $75,000 or enter into or amend any employment, commission or bonus contract; except as otherwise specifically contemplated by the Merger Agreement, alter, amend or revise in any manner any compensation, arrangements, practices or policies; make any discretionary contributions to any LIB Plan; or take any action other than permitted by the Merger Agreement that would cause the Merger to fail to qualify for pooling-of-interests accounting treatment;

    (v) except as contemplated by the Merger Agreement or as required by certain accounting standards, change LIB's methods of accounting;

    (vi) make any investment in any debt security, including mortgage-backed and mortgage-related securities, other than U.S. Government and U.S. Government agency securities with final maturities not greater than five years or mortgage-backed or mortgage-related securities not considered "high risk" under OTS guidelines that are purchased in the ordinary course of business with past practice, in either case, with a purchase price no greater than 101.5% of par value;

    (vii) other than in the ordinary course of business consistent with past practice, make any individual investment of more than $50,000 by purchase of stock or security of any individual, corporation or other entity and other than the purchase of Federal Home Loan Bank ("FHLB") common stock necessary to maintain LIB's membership status with the FHLB of New York and other than pursuant to existing commitments set forth in the Disclosure Letter;

    (viii) enter into, terminate or revise any contract or agreement that is
  (a) not terminable within 30 days or (b) in excess of $100,000 and other than agreements and commitments in connection with LIB's Year 2000 compliance efforts pursuant to its Year 2000 Plan;

    (ix) settle any claim, action or proceeding for money damages in excess of $500,000 or which impose material restrictions on the operations of LIB;

    (x) waive or release any material right or collateral or cancel or compromise any extension of credit or claim in excess of $500,000;

    (xi) make, renegotiate, renew, increase, extend or purchase any (a) loan, lease, advance, credit enhancement or extension of credit except loans, advances or commitments made in accordance with generally established underwriting guidelines in amounts not in excess of $2.0 million (except for commercial real estate loans that are limited to $3.5 million to any individual borrower and except for small business and commercial loans that are limited to $300,000 to any individual borrower); provided, however, that LIB and its subsidiaries may not make, renegotiate, renew, increase, extend or purchase any loan that is underwritten based on no verification of income or loans commonly known or referred to as "no documentation loans;" however, LIB may originate no documentation loans pursuant to a take-out commitment from an investor, but not for the portfolio of LIB or (b) loan, advances or commitments to directors, officers or other affiliated parties of LIB or any of its significant subsidiaries (other than loans on primary residences in accordance with existing policies);

    (xii) except to the extent required by applicable law or regulation, adopt or implement any new policy or practice or procedure with respect to its loan origination activities;

    (xiii) purchase or sell servicing rights (other than loan sales with servicing released) with respect to loans the principal balance of which, either individually or in the aggregate, exceeds $500,000;

    (xiv) acquire any business or any corporation, partnership, association or other business organization or division thereof, or any assets that are material, individually or in the aggregate, to LIB, except in satisfaction of debts previously contracted;

    (xv) organize, capitalize, lend or otherwise invest in any subsidiary or acquire a 10% or greater equity or voting interest in any entity;

    (xvi) incur any additional borrowings beyond those permitted by the Merger Agreement other than short-term FHLB borrowings and reverse repurchase agreements consistent with past practice, or pledge any of its assets to secure any borrowings other than as required pursuant to the terms of borrowings of LIB in effect on April 2, 1998 or in connection with borrowings or reverse repurchase agreements permitted by the Merger Agreement;

    (xvii) make any new capital expenditure in excess of $100,000;

    (xviii) make any investment or commitment to invest in real estate or in any real estate development project, other than real estate acquired in satisfaction of defaulted mortgage loans and investments or commitments approved by the board of directors of LIB or LIB Bank prior to April 2, 1998 and disclosed in writing to AFC;

    (xix) make any new real estate loans secured by undeveloped land or real estate (other than real estate secured by one-to-four family homes) located outside the State of New York or make any construction loan (other than construction loans secured by one-to-four family homes); and

    (xx) establish or make any commitment relating to the establishment of any new branch or other office facilities.

  After the date on which all required regulatory approval and stockholder approvals for the consummation of the transactions contemplated by the Merger Agreement are received and prior to the Effective Time, but no earlier than five days prior to the Closing Date and after receipt of written confirmation from AFC that all conditions to closing contemplated by the Merger Agreement have either been satisfied or waived, at the request of AFC, LIB shall cause LIB Bank to modify and change its loan, litigation or real estate valuation policies and practices (including loan classifications and levels of reserves) and investment and asset/liability management policies and practices so as to be consistent on a mutually satisfactory basis with those of Astoria Federal; provided, that such policies and procedures are not prohibited by generally accepted accounting principles or any applicable laws and regulations.

  During the period from the date of the Merger Agreement to the Effective Time, AFC may not, without the prior written consent of LIB, (x) put into effect any change in any provisions of AFC's Certificate of Incorporation or AFC's Bylaws, or any similar governing documents of AFC's subsidiaries, other than an increase in the authorized capital stock of AFC or (y) issue any shares of capital stock or change the terms of any outstanding stock except as provided for in the Merger Agreement.

NO SOLICITATION

  LIB has agreed not to: (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any "Acquisition Proposal" or, (ii) engage in any negotiations concerning, or provide any confidential information or data to, or have discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate or attempt to make or implement an Acquisition Proposal. "Acquisition Proposal" means for such purposes any proposal or offer (including, without limitation, any proposal or offer to stockholders of LIB) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or more than 10% of the assets or equity securities of, LIB or any of its material subsidiaries. This restriction applies to LIB's officers and directors as well.

  Nothing in the Merger Agreement will prevent LIB or the LIB Board from (a) complying with Rule 14e-2, promulgated under the Exchange Act, with regard to an Acquisition Proposal or (b) (1) providing information in response to a request therefor by a person who has made an unsolicited bona fide written Acquisition Proposal if the LIB Board receives from the person so requesting such information an executed confidentiality agreement on terms substantially equivalent to those contained in the confidentiality agreement between AFC and LIB, dated as of January 16, 1998; or (2) engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Acquisition Proposal, if and only to the extent that, in each such case referred to in clause (1) or (2) above, (x) the LIB Board, after consultation with outside legal counsel, in good faith deems such action to be legally necessary for the proper discharge of its fiduciary duties under applicable law and (y) the LIB Board determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a more favorable transaction than the transaction contemplated by the Merger Agreement, taking into account the long-term prospects and interests of LIB and its stockholders. LIB is required to notify AFC immediately orally (within one day) and in writing (within three days) if any such negotiations or discussions are sought to be initiated or continued in respect of any such Acquisition Proposal, together with details as to the identity of the persons making such inquiry or proposal, requesting such information or seeking such negotiations or discussions and the terms and conditions thereof and will keep AFC informed of any developments with respect thereto immediately upon occurrence thereof. If LIB provides confidential information to a third party in accordance with the Merger Agreement, it will do so only under the terms of a confidentiality agreement no less stringent than that previously entered into between LIB and AFC and LIB will enforce such agreement.

AMENDMENT AND WAIVER

  Prior to the Effective Time, any provision of the Merger Agreement may be:
(i) waived in writing by the party benefitted by the provision; or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between AFC and LIB, except that after the vote by the stockholders of AFC or LIB, no amendment may be made that would reduce the Merger Consideration or contravene any provision of the DGCL or federal banking laws, rules and regulations.

TERMINATION

  The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after its approval by the stockholders of AFC or LIB:
(i) by mutual consent of AFC and LIB, if the board of directors of each so determines by a vote of a majority of the members of its entire board; (ii) by either AFC or LIB, if its respective board of directors so determines by vote of a majority of the members of its entire board, in the event (a) any approval of the stockholders of AFC or LIB required for the consummation of the Merger has not been obtained or (b) of a material breach by the other party of any representation, warranty, covenant or agreement in the Merger Agreement, which is not cured within 25 business days after written notice of such breach or which breach by its nature cannot be cured prior to the closing date or any extension thereof; (iii) by either AFC or LIB, upon written notice to the other party if either (a) any approval, consent or waiver of a governmental agency required to permit consummation of the transactions contemplated by the Merger Agreement has been denied and such denial is final and non-appealable, or (b) if any governmental authority of competent jurisdiction issues a final, nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement; (iv) by either AFC or LIB, if its respective board of directors so determines by a vote of a majority of the members of its entire board, in the event the Merger is not consummated on or before March 31, 1999 (the "Initial Termination Date"); provided that if, as of such date, all necessary regulatory or governmental approvals, consents or waivers required to consummate the transactions contemplated by the Merger Agreement have not been obtained but all other conditions to the consummation of the Merger (other than delivery of executed documents at the closing of the Merger) have been fulfilled, the Initial Termination Date will be extended to June 30, 1999, unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in the Merger Agreement by the party seeking to terminate, (v) by AFC, if the AFC Board determines by a majority vote that an event that triggers the payment of the Termination Fee (as defined below) has occurred or (vi) by LIB, if the price of AFC Common Stock declines below certain levels established by formulas set forth in the Merger Agreement, as described below under "-- Price-Based Termination."

  In the event of termination of the Merger Agreement, the Merger Agreement shall thereafter become void and, subject to certain specified provisions of the Merger Agreement dealing with the Termination Fee, there will not be any liability on the part of any party thereto or their respective officers or directors, except that (a) any such termination shall be without prejudice to the rights of such party arising out of the breach by any other party of any covenant, representation or obligation contained in the Merger Agreement, (b) in certain limited circumstances, a termination fee may become payable as described under "-- Termination Fees" and (c) AFC and LIB each will bear its respective expenses in connection with the Merger Agreement and the transactions contemplated thereby, except that AFC will pay all printing expenses and SEC filing fees.

PRICE-BASED TERMINATION

  The Merger Agreement contains a provision that permits LIB to terminate the Merger Agreement if there is a significant and prolonged decline in the per share market price of AFC's Common Stock that is not coincidental with a significant and prolonged decline in the stock prices of certain other financial institution holding companies unless AFC is willing to increase the Merger Consideration ("Price-Based Termination").

  This provision specifically provides that LIB may terminate the Merger Agreement at any time during the five-day period commencing with the day (the "Valuation Date") that is the latest of (i) the day of expiration of the last waiting period with respect to any of the required regulatory approvals, (ii) the day on which the last of the required regulatory approvals is obtained and
(iii) the day on which the last of the required stockholder approvals have been received, such termination to be effective on the 30th day following such date (the "Effective Termination Date"), if both of the following conditions are satisfied:

    (i) the average of the mean between the closing high bid and the low asked prices of a share of AFC Common Stock, as reported on the Nasdaq National Market, for the 30 consecutive Nasdaq trading days immediately preceding the Valuation Date (the "AFC Market Value") is less than $49.76; and

    (ii) (A) the number (the "AFC Ratio") obtained by dividing the AFC Market Value on the Valuation Date by $60.31 is less than (B) the number obtained by dividing the Final Index Price (as defined below) by the Initial Index Price (as defined below) and subtracting 0.175 from the quotient in this clause (ii)(B) (the "Index Ratio").

  If the LIB Board elects to exercise this termination right, it must give prompt written notice to AFC following such election (provided that such notice of election to terminate may be withdrawn at any time prior to the Effective Termination Date). During the five-day period commencing with its receipt of such notice, AFC has the option to avoid such termination of the Merger Agreement by electing to increase the Exchange Ratio. This increase would occur by adjusting the Exchange Ratio to equal the lesser of (x) a number equal to a fraction, the numerator of which is the $49.76 multiplied by
1.15 and the denominator of which is the AFC Market Value, and (y) a number equal to a fraction, the numerator of which is the Index Ratio multiplied by
1.15 and the denominator of which is the AFC Ratio. If AFC so elects within such five-day period, it must give prompt written notice to LIB of such election and the revised Exchange Ratio, whereupon no termination will have occurred and the Merger Agreement will otherwise remain in effect in accordance with its terms (except as the Exchange Ratio is so modified).

  The following terms have the meanings indicated below:

    "Final Index Price" means the sum of the numbers obtained by multiplying
  (i) the quotient obtained by dividing (a) the Final Price of each company comprising the Index Group by (b) the closing price of the common stock of each company comprising the Index Group, as such prices are reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded on the trading day immediately preceding the public announcement of this Agreement, by (ii) the applicable weighting.

    "Final Price," with respect to any company belonging to the Index Group, means the average of the daily closing sales prices of a share of common stock of such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the period of 30 trading days ending on the Valuation Date.

    "Index Group" means the 25 financial institution holding companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been an Acquisition Transaction (as defined in the Merger Agreement) involving such company publicly announced at any time during the period beginning on the date of the Merger Agreement and ending on the Valuation Date. In the event that the common stock of any such company ceases to be publicly traded or an Acquisition Proposal involving any such company is announced at any time during the period beginning on April 2, 1998 and ending on the Valuation Date, such company will be removed from the Index Group, and the weights attributed to the remaining companies will be adjusted proportionately for purposes of determining the Final Index Price and the Initial Index Price. The 25 financial institution holding companies and the weights attributed to them are as follows:

   HOLDING COMPANY                                                     WEIGHTING
   ---------------                                                     ---------
   ALBANK Financial Corporation.......................................    1.44%
   Bank United Corp. .................................................    3.67
   Bay View Capital Corporation.......................................    0.93
   Charter One Financial..............................................    9.45
   Commercial Federal Corporation.....................................    2.67
   Dime Bancorp, Inc. ................................................    7.75
   Downey Financial Corp. ............................................    1.92
   First Empire State Corp. ..........................................    7.15
   Golden West Financial Corporation. ................................   12.18
   GreenPoint Financial Corp. ........................................    7.75
   Harris Financial Corp. ............................................    2.02
   MAF Bancorp Corp. .................................................    1.31
   North Fork Bancorporation Inc. ....................................    6.04
   Northwest Bancorp, Inc. ...........................................    1.76
   People's Bank (MHC)................................................    5.33
   Peoples Heritage Financial Group, Inc. ............................    3.09
   Queens County Bancorp, Inc. .......................................    1.49
   Roslyn Bancorp, Inc. ..............................................    2.34
   Sovereign Bancorp, Inc. ...........................................    4.74
   St. Paul Bancorp, Inc. ............................................    1.96
   Staten Island Bancorp, Inc. .......................................    2.06
   TCF Financial Corp. ...............................................    7.02
   T R Financial Corp. ...............................................    1.36
   Washington Federal, Inc. ..........................................    3.25
   Webster Financial Corp. ...........................................    2.11

    "Initial Index Price" means 1.00.

  If AFC or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of the Merger Agreement and the Valuation Date, the prices for the common stock of such company will be appropriately adjusted for purposes of applying the Price-Based Termination.

  Shares of AFC Common Stock traded below $49.76 during the third quarter of 1997. See "COMPARATIVE COMMON STOCK PRICE AND DIVIDEND INFORMATION." There can be no assurance that shares of the AFC Common Stock will not trade below $49.76 between the mailing date of this Joint Proxy Statement-Prospectus and the Effective Time or that the market value of AFC Common Stock will not be less than $49.76.

  Prior to making any decision to terminate (or allow the termination of) the Merger Agreement, each of the LIB Board and the AFC Board would consult with its respective financial and other advisors and would consider all financial and other information it deemed relevant to its decision. It is not possible to know whether the Price-Based Termination right will be triggered until after the Valuation Date. The LIB Board has made no decision as to whether it would exercise its right to terminate the Merger Agreement if the termination right has been triggered. In considering whether to exercise its termination right in such situation, the LIB Board would, consistent with its fiduciary duties, take into account all relevant facts and circumstances that exist at such time and would consult with its financial advisors and legal counsel. Approval and adoption of the Merger Agreement by the stockholders of LIB at the LIB Meeting will confer on the LIB Board the power, consistent with its fiduciary duties, to elect to consummate the Merger in the event the termination right is triggered, whether or not there is any increase in the Exchange Ratio and without any further action by, or resolicitation of, the stockholders of LIB. If the LIB Board elects to exercise its termination right, LIB must give AFC prompt notice of that decision during a five-day period beginning with the Valuation Date (the "Effective Termination Date") but the LIB Board may withdraw such notice, at its sole option, at any time prior to the Effective Termination Date. During the five-day period commencing with receipt of such notice, AFC has the option, in its sole discretion, to increase the Merger Consideration in the manner set forth in the Merger Agreement and as illustrated above and thereby avoid such termination of the Merger Agreement. AFC is under no obligation to increase the Merger Consideration, and there can be no assurance that AFC would elect to increase the Merger Consideration if the LIB Board were to exercise its right to terminate the Merger Agreement as set forth above. Any such decision would be made by AFC in consultation with its investment and legal advisors in light of the circumstances existing at the time AFC has the opportunity to make such an election. Approval of the Merger Agreement by the stockholders of AFC at the AFC Meeting will confer on the AFC Board the power, consistent with its fiduciary duties, to elect to increase the Merger Consideration as described above and consummate the Merger in the event the termination right is triggered without any further action by, or resolicitation of, the stockholders of AFC. If AFC elects to increase the Merger Consideration as set forth in the Merger Agreement and as illustrated above, it must give LIB notice of that election within five days of receipt of such notice and such increased Merger Consideration, in which case no termination of the Merger Agreement would occur as a result of the triggering of the termination right.

TERMINATION FEES

  In recognition of the efforts and expenses of, and other opportunities foregone by AFC while structuring the Merger, the Merger Agreement provides that LIB, except as described below, will pay to AFC a termination fee of $30 million, plus AFC's documented, reasonable out-of-pocket expenses (including fees and expenses of legal, financial and accounting advisors) in cash on demand, if, after a bona fide proposal is made by a third party to LIB or LIB's stockholders to engage in an Acquisition Transaction (as defined below), any of the following occurs:

    (i) LIB breaches any covenant or obligation contained in the Merger Agreement and such breach entitles AFC to terminate the Merger Agreement;

    (ii) the stockholders of LIB do not approve the Merger Agreement at the LIB Meeting, the LIB Meeting is not held or the LIB Meeting is canceled prior to termination of the Merger Agreement; or

    (iii) the LIB Board withdraws or modifies, in a manner adverse to AFC, its recommendation with respect to the Merger Agreement.

  The Merger Agreement further provides that LIB will pay to AFC a termination fee of $60 million plus AFC's documented, reasonable out-of-pocket expenses (including fees and expenses of legal, financial and accounting advisors) in cash on demand, if, during a period of 18 months after April 2, 1998, either of the following occurs:

    (i) Any person other than AFC or an affiliate of AFC acquires beneficial ownership of 10% or more of the then outstanding voting power of LIB; or

    (ii) LIB or any of its subsidiaries, without having received AFC's prior written consent, enters into an agreement to engage in an Acquisition Transaction (as defined below) with any person other than AFC or any of its subsidiaries or the LIB Board recommends that the stockholders of LIB approve or accept any Acquisition Transaction (as defined below) with any person other than AFC or any of its subsidiaries; under the Merger Agreement, an "Acquisition Transaction" is defined as (a) a merger or consolidation, or any similar transaction, involving LIB, (b) a purchase, lease or other acquisition of all or substantially all of the assets of LIB or (c) a purchase or other acquisition of securities representing 10% or more of the voting power of LIB.

  Notwithstanding the foregoing, LIB will not be obligated to pay to AFC either termination fee in the event that: (i) LIB and AFC mutually consent to terminate the Merger Agreement; (ii) any governmental approval necessary to consummate the Merger is denied, and such denial is final and non-appealable, or a final non-appealable governmental order enjoining the Merger is issued;
(iii) LIB terminates the Merger Agreement due to (A) a material breach by AFC of any representation, warranty, covenant or agreement contained in the Merger Agreement that causes the conditions to the Merger Agreement not to be satisfied and which breach is not cured within 25 days after written notice of such breach is given by LIB to AFC or which breach is not capable of being cured by the closing or any extension thereof or (B) a drop in the price of the AFC Common Stock as described in "-- Price-Based Termination" or (iv) the Merger is not consummated by March 31, 1999 (other than by reason of LIB's fault).

  A termination fee otherwise payable to AFC pursuant to the Merger Agreement may be reduced under certain circumstances. Pursuant to the LIB Stock Option Agreement, LIB has granted AFC an option to purchase up to 4,763,113 shares of LIB Common Stock at an exercise price of $63.25 upon the occurrence of certain events. The maximum aggregate profit AFC can receive under the LIB Stock Option Agreement and the Termination Fee arrangements is $60 million. See "CERTAIN RELATED TRANSACTIONS -- LIB Stock Option Agreement."

EXPENSES

  All costs and expenses incurred in connection with the Merger Agreement, the AFC Stock Option Agreement, the LIB Stock Option Agreement and the transactions contemplated thereby shall be paid by the party incurring such expense, except that AFC shall pay all printing expenses and Commission filing fees.

FEDERAL INCOME TAX CONSEQUENCES

  The federal income tax discussion set forth below may not be applicable to certain classes of taxpayers, including insurance companies, securities dealers, financial institutions, tax exempt organizations or trusts, foreign persons, persons who hold shares of LIB Common Stock as part of a straddle or conversion transaction and persons who acquired shares of LIB Common Stock pursuant to the exercise of employee stock options or rights or otherwise as compensation. In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the Merger, whether or not such transactions are in connection with the Merger, including, without limitation, the exercise of options or rights to purchase shares of LIB stock in anticipation of the Merger. LIB stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Merger, including the applicability and effect of federal, state, local and other tax laws.

  Tax Opinions. It is intended that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Consummation of the Merger is conditioned upon receipt by AFC of an opinion of Thacher Proffitt & Wood, and receipt by LIB of an opinion of Milbank, Tweed, Hadley & McCloy (collectively, the "Tax Opinions"), each dated as of the Effective Date, substantially to the effect that, for federal income tax purposes: (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, (ii) no gain or loss will be recognized by AFC, Astoria Federal, LIB or LIB Bank as a result of the Merger; (iii) except to the extent of any cash received in lieu of a fractional share interest in AFC Common Stock, no gain or loss will be recognized by holders of LIB Common Stock who exchange their shares of LIB Common Stock for shares of AFC Common Stock pursuant to the Merger; (iv) the tax basis of the shares of AFC Common Stock received by each holder of LIB Common Stock who exchanges shares of LIB Common Stock for shares of AFC Common stock in the Merger will be the same as the tax basis of the shares of LIB Common Stock surrendered pursuant to the Merger, reduced by any amount allocable to a fractional share interest of AFC Common Stock for which cash is received and gain recognized and (v) the holding period of the shares of AFC Common Stock received by each holder of LIB Common Stock in the Merger will include the holding period of the shares of LIB Common Stock exchanged therefor, provided that such stockholder holds such shares of LIB Common Stock as a capital asset at the Effective Time. The Tax Opinions will address all material federal income tax consequences to stockholders of LIB.

  The Tax Opinions will not be binding on the Internal Revenue Service (the "Service"), and there can be no assurance that the Service will not contest the conclusions expressed therein. The Tax Opinions may be based in part upon certain factual assumptions and upon certain representations made, and certificates delivered, by AFC, Astoria Federal, LIB, LIB Bank and certain of their respective stockholders, officers and other persons, which representations and certificates Thacher Proffitt & Wood and Milbank, Tweed, Hadley & McCloy will assume to be true, correct and complete.

  Tax Consequences; General. The following summary sets forth certain anticipated material federal income tax consequences of the Merger to LIB stockholders. The tax treatment of each LIB stockholder will depend in part upon such stockholder's particular situation and the consideration received by such stockholder pursuant to the Merger. This summary is based on the provisions of the Code, the Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect as of the date hereof. Such laws, regulations or interpretations may differ at the Effective Time, and relevant facts also may differ.

  Exchange of LIB Stock Solely for AFC Stock. No gain or loss will be recognized by an LIB stockholder who receives solely AFC Common Stock for such stockholder's shares of LIB Common Stock (except to the extent such a stockholder receives cash in lieu of a fractional share interest in AFC Common Stock). Such an LIB stockholder's aggregate tax basis in the AFC Common Stock received pursuant to the Merger will equal such stockholder's aggregate tax basis in the shares of LIB Common Stock exchanged therefor, reduced by any amount allocable to a fractional share interest of AFC Common Stock for which cash is received and increased by any gain recognized on such exchange.

  Fractional Shares of AFC Common Stock. No fractional shares of AFC Common Stock will be issued in the Merger; instead, each LIB stockholder who would otherwise be entitled to a fractional share of AFC Common Stock will receive cash in lieu of such fractional share interest. Such LIB stockholder will be treated, under Section 302 of the Code, as having received such fractional share ("Hypothetical Fractional Share") pursuant to the Merger and then as having exchanged such Hypothetical Fractional Share for cash in a redemption by AFC ("Hypothetical Redemption"). Under the principles of Section 302 of the Code, an LIB stockholder will recognize capital gain rather than dividend income with respect to the cash received if the Hypothetical Redemption is "not essentially equivalent to a dividend."

  If the AFC Common Stock represents a capital asset in the hands of the stockholder, the stockholder will generally recognize capital gain or loss on such a deemed redemption of the fractional share in an amount determined by the excess of the amount of cash received therefor and the stockholder's tax basis in the fractional share. Any such capital gain realized by an individual taxpayer will qualify for the 20% maximum tax (10% in the case of individuals in the 15% ordinary income tax bracket) on net capital gains if the LIB Common Stock exchanged was held for at least 18 months, and for the 28% maximum tax on net capital gains if such LIB Common Stock was held for more than one year and less than 18 months.

  Whether the Hypothetical Redemption by AFC of a Hypothetical Fractional Share for cash is "not essentially equivalent to a dividend" with respect to an LIB stockholder will depend upon such stockholder's particular circumstances. However, the Hypothetical Redemption must, in any event, result in a "meaningful reduction" in such LIB stockholder's percentage ownership of AFC Common Stock. In determining whether the Hypothetical Redemption by AFC results in a meaningful reduction in an LIB stockholder's percentage ownership of AFC Common Stock and, therefore, does not have the effect of a distribution of a dividend, an LIB stockholder should compare his or her share interest in AFC (including interests owned actually, hypothetically or constructively under Section 318 of the Code) immediately after the Merger (but before the Hypothetical Redemption) to his or her share interest after the Hypothetical Redemption. The IRS has indicated, in Revenue Ruling 76-385, that a stockholder in a publicly-held corporation whose relative stock interest in the corporation is minimal and who exercises no "control" over corporate affairs is generally treated as having had a meaningful reduction in his or her stock after a redemption transaction if his or her percentage stock ownership in the corporation has been reduced to any extent, taking into account the stockholder's actual and constructive ownership before and after the redemption. In Revenue Ruling 76-385, a reduction from 0.0001118% to 0.0001081% was found to be a meaningful reduction in stockholdings.

  The holding period of AFC Common Stock received will include the holding period of the shares of LIB Common Stock exchanged therefor, provided that such shares of LIB Common Stock were held as a capital asset as of the Effective Date. LIB stockholders should consult their own tax advisors concerning the determination of their basis and holding period in any particular share of AFC Common Stock since several methods of determination may be available.

  Backup Withholding. Unless an exemption applies under applicable law and regulations, the Exchange Agent will be required to withhold 31% of any payment of cash in lieu of a fractional share interest to which a non-corporate stockholder or other payee is entitled pursuant to the Merger unless the stockholder or other payee provides its taxpayer identification number (social security number, employer identification number or individual taxpayer identification number) and certifies that such number is correct. Each stockholder and, if applicable, each other payee must complete and sign the substitute Form W-9 or, if applicable, the certificate of foreign status on Form W-8, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is established in a manner satisfactory to AFC and the Exchange Agent.

ACCOUNTING TREATMENT

  The Merger is intended to qualify as a pooling-of-interests for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of AFC and LIB will be carried forward to the combined corporation at their recorded amounts; income of the combined corporation will include income of both AFC and LIB for the entire fiscal year of AFC in which the Merger occurs. The reported income of the separate corporations for prior periods will be combined and restated as income of the combined corporation. Expenses incurred in connection with the Merger will constitute expenses for the accounting periods subsequent to the Closing Date.

  It is a condition to completion of the Merger that AFC receives an opinion from its independent accountants confirming that the Merger will qualify as a pooling-of-interests for financial accounting purposes.

  AFC and LIB have each been informed by their respective independent auditors that there is no reason to believe that the Merger will not qualify as a pooling-of-interests for financial accounting and financial reporting purposes. LIB has agreed in the Merger Agreement that, to the extent determined by AFC in AFC's reasonable judgment as necessary for the Merger to qualify as a pooling-of-interests for accounting purposes, prior to the Effective Time, LIB shall conduct a sale of a sufficient number of shares of LIB Common Stock currently held as treasury shares by LIB to allow the Merger to qualify as a pooling-of-interests for accounting purposes.

ABSENCE OF APPRAISAL RIGHTS

  Under the DGCL, neither the stockholders of AFC nor the stockholders of LIB are entitled to appraisal rights in connection with the transactions related to the consummation of the Merger.

  Holders of LIB Common Stock do not have appraisal rights in connection with the Merger. Under the DGCL, stockholders of a Delaware corporation who dissent from a merger or consolidation of the corporation may be entitled to appraisal rights, unless such corporation's shares are either (i) listed on a national securities exchange or designated as a national market system security on an inter dealer quotation system by the National Association of Securities Dealers, Inc., or (ii) held of record by more than 2,000 stockholders, and such stockholders receive only shares of stock or depository receipts of the corporation surviving or resulting from the merger or consolidation of shares of stock or depository receipts of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an inter dealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders (or cash in lieu of fractional share interests thereon). Since the LIB Common Stock and the AFC Common Stock to be received pursuant to the Merger Agreement are presently listed on the Nasdaq National Market, the stockholders of LIB are not entitled to appraisal rights.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  General. Certain members of LIB's senior management and the LIB Board may be deemed to have certain interests in the Merger that are in addition to or potentially different from the interests of stockholders of LIB generally. The LIB Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transaction contemplated thereby. In considering the recommendation of the LIB Board in respect of the Merger Agreement and the transactions contemplated thereby, the LIB stockholders should be aware that such interests may present actual or potential conflicts of interest with respect to the Merger.

  LIB Employment and Severance Arrangements. LIB entered into employment agreements with Messrs. Conefry, Fuster, Singer, and Volk, each dated as of September 19,1994, Mr. Barnet, dated as of October 3, 1996, Mr. Peters, dated as of March 1, 1997, Ms. Cullen, dated as of August 4, 1997, and Ms. Kwaschyn, dated as of March 31, 1998, which are substantially identical (as such agreements may have been amended from time to time, the "Employment Agreements"). The Employment Agreements provide for employment for a period of three years (34 months for Mr. Peters) at an annual base salary (currently $700,000 in the case of Mr. Conefry, $215,000 for Messrs. Fuster and Singer, $180,000 for Mr. Volk, $225,000 for Mr. Barnet, $375,000 for Mr. Peters, $200,000 for Ms. Cullen and $150,000 for Ms. Kwaschyn) and a discretionary bonus payment. Mr. Peters' Employment Agreement provides for the payment of a guaranteed bonus payment of no less than $125,000 per year. During the employment period, each executive is entitled to participate in all incentive, pension, retirement, savings and other employee benefit plans and programs maintained by LIB and/or LIB Bank for the benefit of its other employees. The Merger will constitute a change in control of LIB for purposes of the Employment Agreements. Within six months after a change in control, each executive is entitled to terminate employment for any reason and receive a severance benefit equal to the sum of the following: (i) three times (one and one quarter times for Mr. Peters) the sum of the executive's highest per annum base salary and aggregate bonus amount paid to the executive at any time during the term of the Employment Agreement; (ii) payment of accrued salary through the executive's date of termination and any bonus actually awarded, but not yet paid as of the date of termination; (iii) reimbursement for all expenses incurred as of the executive's date of termination, but not yet paid as of the date of termination; (iv) payment of the value of any unused vacation days accrued during the executive's term of employment and the unaccrued portion of any vacation days available through the end of the calendar year in which the termination occurs; and (v) three years continued coverage under LIB's and/or LIB Bank's welfare benefit plans or substantially similar coverage. In the event it shall be determined that any payment or distribution by LIB to or for the benefit of the above named executives (whether pursuant to the terms of the Employment Agreements or otherwise) would be subject to the excise tax imposed by Section 4999 of the Code, such executive will receive an additional tax reimbursement payment.

  In addition to the severance amounts payable under the Employment Agreements, certain of the above named executives stand to receive additional benefits, in cash or in kind, in connection with the Merger. All of the above named executives will receive a lump sum payment under the LIB Bank severance plan. Messrs. Conefry and Peters will receive title to certain computer equipment purchased by LIB. Messrs. Conefry, Peters and Barnet will receive title to certain company automobiles previously owned or leased by LIB and being used by such executives. Mr. Peters' life insurance policy will be continued for life at LIB's expense. LIB will provide life insurance policies for Ms. Cullen and Ms. Kwaschyn. In addition, LIB will forgive amounts owed to LIB and/or LIB Bank for premiums paid in connection with any life insurance policy or policies pursuant to any split dollar life insurance arrangement and will make a lump sum payment to satisfy the cost of maintaining such policy or policies with respect to all of the above mentioned executives. Mr. Peters will continue and Mr. Fuster will begin to receive quarterly distributions of their accrued benefits under the Long Island Savings Bank, FSB Deferred Pension Plan (over a period of seven years for Mr. Peters and ten years for Mr. Fuster) and both Messrs. Peters and Fuster will receive a waiver of the "non-competition" provision contained in such plan. All of the above named executives with the exception of Mr. Peters will receive outplacement services. Mr. Fuster will be entitled to enhanced post-retirement health coverage under a special provision of LIB's retirement program. Mr. Peters will receive distributions of his accrued benefits under LIB's non-employee retirement and deferred stock unit plans.

  The aggregate amount of the benefits to be paid to the above named executives in satisfaction of the obligations described above, both under the Employment Agreements or otherwise, is approximately $20 million. AFC has agreed in the Merger Agreement to assume all of the above obligations from LIB and/or LIB Bank.

  Share Ownership. As of May 31, 1998, directors and executive officers of LIB, LIB Bank, and certain of their affiliates had a beneficial interest in 811,064 shares of LIB Common Stock (exclusive of shares which could be acquired upon the exercise of options) for which they will receive Merger Consideration.

  LIB Bank 1994 Stock Incentive Plan and 1994 Non-Employee Directors Stock Option Program (the "Option Plans"). Under the terms of the Merger Agreement all LIB options outstanding at the Effective Time (representing options to purchase 1,572,084 shares of LIB Common Stock, as of May 31, 1998) will automatically be converted into options to purchase shares of AFC Common Stock subject to the terms of the Option Plans and the individual award agreements issued thereunder, including the terms and provisions governing vesting and exercisability. Under the Option Plans, all LIB options will become fully vested and exercisable as of the date LIB stockholders approve the Merger. The number of substitute options and the exercise price thereof will be set by, respectively multiplying the number of shares covered by, and dividing the exercise price of, the LIB options by the Exchange Ratio.

  LIB Bank Management Recognition and Retention Plan for Executive Officers and LIB Bank Management Recognition and Retention Plan for Non-Employee Directors (the "MRP Plans"). The MRP Plans provide for the grant of restricted stock awards to certain employees and non-employee directors of LIB and LIB Bank. As of May 31, 1998, there were 164,188 shares of unvested restricted stock which have been awarded under the MRP Plans. Upon stockholder approval of the Merger, awards granted pursuant to the MRP Plans shall become fully vested.

  Board of Directors. Immediately following the Effective Time, the AFC Board will consist of 15 members and will include five persons who are currently members of the LIB Board. The five new members of the AFC Board will be Messrs. Conefry, Peters, Wenk, Waters and Robert J. Conway. Each member of the AFC Board who is not an employee of AFC receives a fee for such service and, if applicable, for service as a non-employee director of Astoria Federal at a combined annual rate of $45,000 and shall be afforded the opportunity, at his or her own expense, to purchase coverage under the group health plan maintained by Astoria Federal. Furthermore, within 30 days after the Effective Time, each member of the AFC Board will receive a grant of options to purchase 4,000 shares of AFC Common Stock with a term extending for ten years beginning on the Effective Time and an exercise price equal to the fair market value of such shares as of the date of grant.

  Advisory Board. All members of the LIB Board as of April 2, 1998 who do not become directors of AFC, and who are willing to serve, will be appointed as members of an advisory board established by AFC (the "Advisory Board"). Members of the Advisory Board will serve for a one year term and may be re-appointed by AFC to serve two successive one-year terms following the initial one-year term. Each member of the Advisory Board who is not an employee of AFC will receive a fee for such services at an annual rate of $40,000 and shall be afforded the opportunity, at his or her own expense, to purchase coverage under the group health plan maintained by Astoria Federal. Furthermore, within 30 days after the Effective Time, each member of the Advisory Board will receive a grant of options to purchase 4,000 shares of AFC Common Stock with a term extending for ten years beginning on the Effective Time and an exercise price equal to the fair market value of such shares as of the date of grant.

  Litigation Committee. LIB Bank is the plaintiff in (the "LIB Litigation"). Promptly following the Effective Time, AFC will designate a special litigation committee consisting of Mr. Conefry, as chairman, Messrs. Fuster, Herbst and Teurfs and Ms. Cullen (the "Litigation Committee") for the purpose of preserving the knowledge and experience of certain LIB officers in connection with the LIB Litigation, assisting in achieving maximum recovery thereon, and assisting AFC in evaluating and managing the progress thereof. In connection with each member's service, AFC will enter into a consulting agreement with each member of the Litigation Committee (the "Litigation Committee Consulting Agreements"). Pursuant to the Litigation Committee Consulting Agreements, each member of the Litigation Committee will serve for a term beginning on the Effective Date and ending on the earliest of (i) the third anniversary of the Effective Date; (ii) the date of a final, unappealable judgment in the LIB Litigation or a final settlement of the LIB Litigation; (iii) the individual's death or disability; (iv) the individual's material breach of the LIB Litigation Committee Consulting Agreement; (v) the individual's conviction of a felony; or (vi) the individual's voluntary termination. The term of each individual's Litigation Committee Consulting Agreement will automatically extend for two (2) additional one-year terms absent advance notice by either AFC or the individual. In connection with the Merger, Mr. Conefry will enter into an employment agreement with AFC (see below). The term of Mr. Conefry's Litigation Committee Consulting Agreement will not commence until the termination of his employment under such employment agreement for any reason other than his death, disability or cause, as each is defined in such employment agreement. Each member of the Litigation Committee who is not a director, officer or employee of AFC will receive an annual fee for his or her services to the Litigation Committee ($400,000 for Mr. Conefry, $225,000 for Mr. Fuster, and $100,000 each for Messrs. Herbst and Teurfs and Ms. Cullen). Additionally, if the individual performs services for AFC with respect to the LIB Litigation after the expiration of the term of his or her Litigation Committee Consulting Agreement, AFC will pay him or her a fee of $200 per hour. AFC will cause to be created a bonus pool in an amount equal to 1% of the amount by which the gross proceeds of (1) a final, unappealable judgment in the LIB Litigation, or (2) the final settlement of the LIB Litigation, exceeds $500 million which shall be available, in the absolute discretion of the disinterested members of the AFC Board, for distribution, in whole or in part, to officers, directors and consultants of AFC who have had involvement in the successful prosecution of the LIB Litigation.

  Indemnification and Insurance. Pursuant to the Merger Agreement, AFC will indemnify the present and former directors and officers of LIB from the Effective Time through the sixth anniversary of the Effective Time from liabilities arising out of actions or omissions from their service as directors or officers of LIB. The Merger

Agreement also contains provisions regarding the continuation of directors' and officers' liability insurance for a period of six years after the Effective Time; (provided, that AFC may substitute or cause LIB to substitute single premium tail coverage with policy limits equal to LIB Bank's existing annual coverage limits) however, in no event will AFC be obligated to expend an aggregate premium in excess of 200% of the amount of the annual premiums paid as of April 2, 1998 by LIB for such insurance. In addition, the above named executives will receive additional indemnification pursuant to the terms of their Litigation Committee Consulting Agreements, AFC Employment Agreements, and/or AFC Consulting Agreements which generally provide for indemnification for the executives while performing their duties under their respective agreements and for a period of six years following the termination of services under such contracts.

  AFC Employment and Consulting Agreements. AFC entered into an employment agreement with Mr. Conefry, dated as of April 2, 1998 (the "Conefry Agreement"). Pursuant to the terms of the Conefry Agreement, upon the Effective Time, Mr. Conefry will serve as a Vice Chairman of AFC and the Chairman of the Litigation Committee (see above). The Conefry Agreement provides for an initial three year term of employment, commencing on the Effective Time, at an annual base salary of no less than $700,000 (and at least 80% of the rate of base salary payable by AFC to its Chief Executive Officer) and an annual bonus payment in an amount not less than 80% of the amount paid to AFC's Chief Executive Officer. The Conefry Agreement also provides for an award of 10,000 shares of restricted stock under The Astoria Federal Savings and Loan Association Recognition and Retention Plan for Officers and Employees, with 5,000 of such shares vesting on January 10, 1999 and the remaining 5,000 shares vesting on January 10, 2000. In addition, upon the Effective Time Mr. Conefry will receive options to acquire 25,000 shares of AFC Common Stock having a ten year term and an exercise price equal to the fair market value of such shares as of the date of grant, and the prospective amount of options to acquire shares of AFC Common Stock that is at least 50% of such options granted to AFC's Chief Executive Officer. During the employment period, Mr. Conefry is entitled to participate in and receive benefits under any and all incentive, pension, retirement, savings, welfare and other employee benefit plans and programs maintained by AFC and/or Astoria Federal for the benefit of its employees.

  AFC entered into consulting agreements with Messrs. Barnet and Peters, dated as of April 2, 1998 (the "Consulting Agreements"). The Consulting Agreements provide for a consulting term of three years for Mr. Barnet and one year for Mr. Peters from the Effective Time at an annual retainer ($150,000 for Mr. Barnet and $500,000 for Mr. Peters).

  LIB Non-Employee Directors Benefit Plan. LIB provides for retirement benefits to be awarded to its non-employee directors under the LIB Non-Employee Directors Benefit Plan (the "Directors Retirement Plan"). Upon the Effective Time, the Directors Retirement Plan cannot be terminated or amended and will allow for participation by any director with five or more years of service on the LIB Board. In total, the amount of benefits provided under the Directors Retirement Plan will be approximately $3.1 million (present value).

EFFECT ON LIB EMPLOYEE BENEFIT PLANS

  Each person who is employed by LIB Bank immediately prior to the Effective Time (an "LIB Employee") shall, at the effective time of the Bank Merger, become an employee of Astoria Federal upon the same terms and conditions generally applicable to other employees of Astoria Federal with comparable positions, with the following special provisions:

    (i) No LIB Employee shall be, or have or exercise the authority of, an officer of Astoria Federal unless and until elected or appointed an officer of Astoria Federal in accordance with Astoria Federal's Bylaws which election or appointment shall be determined and implemented as soon as practicable following the Effective Time;

    (ii) At or as soon as practicable following the Effective Time, AFC and Astoria Federal will implement a program of compensation and benefits designed to cover all similarly situated employees on a uniform basis (the "New Benefits Program"). The New Benefits Program may contain any combination of new plans, continuations of plans maintained by AFC or Astoria Federal immediately prior to the Effective Time and continuations of plans maintained by LIB or LIB Bank immediately prior to the Effective Time as AFC, in its discretion, may determine. To the extent that it is not practicable to implement any constituent part of the New Benefits Program at the Effective Time, AFC and Astoria Federal shall continue in effect any comparable plan maintained immediately prior to the Effective Time for the respective employees of AFC, LIB, Astoria Federal and LIB Bank for a transition period. During the transition period, the persons who were employees of LIB or LIB Bank immediately prior to the Effective Time who become employees of AFC or Astoria Federal at the Effective Time shall continue to participate in the plans of LIB and LIB Bank which are continued for transitional purposes, and all other employees of AFC or Astoria Federal will participate only in the comparable plans of AFC and Astoria Federal which are continued for transitional purposes;

    (iii) The New Benefits Program will recognize, in the case of persons employed by AFC, Astoria Federal, LIB or LIB Bank immediately prior to the Effective Time who are also employed by the Astoria Federal or AFC immediately after the Effective Time, all service with or previously recognized by AFC, Astoria Federal, LIB or LIB Bank as service with AFC and Astoria Federal for eligibility and vesting purposes; and

    (iv) In the case of any constituent part of the New Benefits Program which is a life, health or long-term disability insurance plan: (A) such plan will not apply to any preexisting condition limitations for conditions covered under the applicable life, health or long-term disability insurance plans maintained by AFC, Astoria Federal, LIB and LIB Bank as of the Effective Time, (B) each such plan which is a health insurance plan will honor any deductible and copayment or out-of-pocket expenses incurred under the applicable health insurance plans maintained by AFC, Astoria Federal, LIB and LIB Bank as of the Effective Time and (C) each such plan which is a life or long-term disability insurance plan will waive any medical certification otherwise required in order to assure the continuation of coverage at a level not less than that in effect immediately prior to the implementation of such plan (but subject to any overall limit on the maximum amount of coverage under such plans).

OPERATIONS AFTER THE MERGER

  At the Effective Time, LIB will merge with and into AFC, with AFC being the surviving entity. Under the terms of the Merger Agreement, the certificate of incorporation and bylaws of AFC will be the charter and bylaws of the surviving entity which will retain the name of Astoria Financial Corporation. AFC, as the resulting entity, will operate under the policies, practices and procedures currently in place. All assets and property (real, personal and mixed, tangible and intangible, choices in actions, rights and credits) owned by LIB shall immediately become the property of AFC. Pursuant to the Plan of Bank Merger, immediately following consummation of the Merger, LIB Bank will merge with and into Astoria Federal, with Astoria Federal surviving the Bank Merger. AFC and Astoria Federal do not currently anticipate closing any of Astoria Federal's branches but do currently anticipate consolidating five of LIB's branches into Astoria Federal's branches following completion of the Merger and the Bank Merger. The net result of the Merger will result in a greater number of branches and the addition of new market areas for AFC. AFC will also recognize cost savings through consolidation of back office functions. See "-- Management of AFC after the Merger."

MANAGEMENT OF AFC AFTER THE MERGER

  The Merger Agreement provides that, at the Effective Time, the directors of AFC will consist of (i) the directors of AFC immediately prior to the Effective Time and (ii) the Former LIB Directors, one of whom shall be Mr. Conefry. The directors of AFC will cause the Former LIB Directors to be elected or appointed as directors of AFC at, or as promptly as practicable after, the Effective Time. The directors of Astoria Federal following the Bank Merger will consist of the current directors of Astoria Federal, plus the Former LIB Directors. At the Effective Time, Mr. Conefry will become a Vice Chairman of AFC. See "-- Interests of Certain Persons in the Merger."

INVOLVEMENT IN LEGAL PROCEEDINGS

  On February 27, 1998, a class action complaint was commenced in the Court of Chancery of the State of Delaware (the "Chancery Court") entitled Miriam Simon and Stewart Simon v. Long Island Bancorp, Inc., et al, (the "Simon Complaint") against LIB and its directors. The Simon Complaint alleges, among other things, that the directors of LIB violated their fiduciary duties in connection with LIB's non-acceptance of an offer alleged to have been made by AFC on February 25, 1998 to purchase LIB for $55 per share (the "AFC Offer"). The Simon Complaint seeks, among other things, a judgment (i) enjoining the LIB directors to maximize stockholder value and consider and negotiate all bona fide offers, (ii) compensating class members for losses and damages, and
(iii) awarding plaintiffs costs and attorneys' fees. On March 13, 1998, a class action complaint substantially similar to the Simon Complaint was filed in the Chancery Court entitled Lawrence Berman v. John J. Conefry, Jr., et al, against LIB and its directors (the "Berman Complaint"). The Berman Complaint alleges that the directors of LIB violated their fiduciary duties in connection with LIB's non-acceptance of the AFC Offer and seeks injunctive relief, damages in an unstated amount, and costs and disbursements, including attorneys' fees and expert fees.

  On March 6, 1998, a class action complaint was commenced in the Chancery Court entitled Murray Zucker and Deborah Dyckman v. Long Island Bancorp, Inc., et al, against LIB and its directors (the "Zucker Complaint"). An amended Zucker Complaint was filed on April 6, 1998. The amended Zucker Complaint alleges, among other things, that the directors of LIB violated their fiduciary duties in entering into the Merger Agreement. The amended Zucker Complaint seeks injunctive relief and the costs and disbursements of the action, including attorneys' fees and expert fees.

  The Simon Complaint, the Berman Complaint and the Zucker Complaint have been consolidated for all purposes by the Chancery Court. LIB believes that each of these actions is without merit and intends to vigorously defend against them.

                         CERTAIN RELATED TRANSACTIONS

LIB STOCK OPTION AGREEMENT

  General. As a condition to entering into the Merger Agreement, AFC required that LIB enter into the LIB Stock Option Agreement, which allows AFC to purchase LIB Common Stock under certain circumstances. Pursuant to the LIB Stock Option Agreement, LIB granted to AFC an option (the "AFC Option") to purchase 4,763,113 shares of LIB Common Stock (representing approximately 19.9% of the issued and outstanding shares of the LIB Common Stock on April 2,
1998) (subject to adjustment such that in no event may AFC acquire shares of LIB Common Stock representing more than 19.9% of the issued and outstanding shares of such stock) at an exercise price of $63.25 per share (subject to adjustment). The LIB Option may only be exercised upon the occurrence of certain "LIB Purchase Events" which are described herein (none of which has occurred to the best of AFC's or LIB's knowledge as of the date of this Joint Proxy Statement-Prospectus).

  Effect of LIB Stock Option Agreement. The LIB Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, certain aspects of the LIB Stock Option Agreement may have the effect of discouraging persons who might now or prior to the consummation of the Merger be interested in acquiring all of or a significant interest in LIB from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for the LIB Common Stock than the value per share contemplated by the Merger Agreement. The acquisition of LIB, a significant portion of its consolidated assets or an interest in LIB, or an agreement to do so, could cause the LIB Option to become exercisable. The existence of such LIB Option could significantly increase the cost to a potential acquiror of acquiring LIB compared to its cost had the LIB Stock Option Agreement not been executed. Such increased costs might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire LIB than it might otherwise have proposed to pay. The management of LIB believes that the exercise of the LIB Option is likely to prohibit any acquiror of LIB from accounting for any acquisition of LIB using the pooling-of-interests accounting method for a period of two years. This could discourage or preclude an acquisition by other banking organizations.

  Terms of LIB Stock Option Agreement. The following is a brief summary of certain provisions of the LIB Stock Option Agreement, which is attached hereto as Appendix B. The following summary is qualified in its entirety by reference to the LIB Stock Option Agreement.

  If AFC is not in material breach of the LIB Stock Option Agreement or the Merger Agreement and if no injunction or other court order against delivery of the shares covered by the related LIB Option is in effect, AFC may exercise the LIB Option, in whole or in part, at any time and from time to time upon the occurrence of the following (each an "LIB Purchase Event"):

    (i) Without AFC's prior written consent, LIB taking certain actions (each an "LIB Acquisition Transaction") including authorizing, recommending or proposing, or entering into an agreement with any third party to effect (A) a merger, consolidation or similar transaction involving LIB or any of its significant subsidiaries, (B) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of LIB or any of its significant subsidiaries representing in either case all or substantially all of the consolidated assets or deposits of LIB and its subsidiaries or (C) the issuance, sale or other disposition by LIB of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 10% or more of the voting power of LIB; or

    (ii) Any third party acquiring or having the right to acquire 10% or more of the voting power of LIB;

provided, that the LIB Option will terminate upon the earliest to occur of certain events, including: (i) the Effective Time; (ii) termination of the Merger Agreement in accordance with the terms thereof prior to the occurrence of an LIB Purchase Event or an LIB Preliminary Purchase Event other than a termination thereof by AFC under certain circumstances (a "Default Termination"); (iii) 18 months after a Default Termination; or

(iv) 18 months after termination of the Merger Agreement (other than a Default Termination) following the occurrence of an LIB Purchase Event or an LIB Preliminary Purchase Event.

  The term "LIB Preliminary Purchase Event" means any of the following events:

    (i) Commencement by any third party of a tender offer or exchange offer to purchase 10% or more of the then outstanding shares of LIB Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively);

    (ii) Failure of the stockholders of LIB to approve the Merger Agreement or failure of LIB to have held such meeting or the LIB Board shall have withdrawn or modified in a manner adverse to AFC the recommendation of the LIB Board with respect to the Merger Agreement, in each case after public announcement that a third party (A) proposes to engage in an LIB Acquisition Transaction or (B) files an application under certain federal statutes relating to the regulation of banks and other financial institutions or their holding companies to engage in an LIB Acquisition Transaction;

    (iii) Any third party proposal to LIB or its stockholders publicly, or in any writing that becomes publicly disclosed, to engage in an LIB Acquisition Transaction; or

    (iv) After a proposal is made by a third party to LIB or its stockholders to engage in an LIB Acquisition Transaction, or such third party states its intention to LIB to make such a proposal if the Merger Agreement terminates, LIB breaches any representation, warranty, covenant or agreement in the Merger Agreement and such breach would entitle AFC to terminate the Merger Agreement.

  In the event that LIB shall enter into an agreement (i) to consolidate with or merge into any person, other than AFC or one of its subsidiaries, and LIB shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than AFC or one of its subsidiaries, to merge into LIB and LIB shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of LIB Common Stock shall be changed into or exchanged for stock or other securities of LIB or any other person or cash or any other property, or the outstanding shares of LIB Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets or deposits to any person, other than AFC or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the LIB Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth in the LIB Stock Option Agreement, be converted into, or exchanged for, an option (the "LIB Substitute Option"), at the election of AFC, of either (A) the Acquiring Corporation (as defined in the LIB Stock Option Agreement), (B) any person that controls the Acquiring Corporation or (C) in the case of a merger described in clause (ii), LIB (such person being referred to as "Substitute Option LIB").

  Both the Merger Agreement and the LIB Stock Option Agreement contain provisions that limit the aggregate realizable profit to AFC from the LIB Option and the termination fees described under "THE MERGER -- Termination Fees" to $60 million.

AFC STOCK OPTION AGREEMENT

  General. As a condition to entering into the Merger Agreement, LIB required that AFC enter into the AFC Stock Option Agreement, which allows LIB to purchase AFC Common Stock under certain circumstances. Pursuant to the AFC Stock Option Agreement, AFC granted to LIB an option (the "LIB Option") to purchase 5,246,587 shares of AFC Common Stock (representing approximately 19.9% of the issued and outstanding shares of the AFC Common Stock on April 2,
1998) (subject to adjustment such that in no event may LIB acquire shares of AFC Common Stock representing more than 19.9% of the issued and outstanding shares of such stock) at an exercise price of $61.8125 per share (subject to adjustment). The AFC Option may only be exercised upon the occurrence of certain "AFC Purchase Events" which are described herein (none of which has occurred to the best of LIB's or AFC's knowledge as of the date of this Joint Proxy Statement-Prospectus).

  Effect of AFC Stock Option Agreement. The AFC Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, certain aspects of the AFC Stock Option Agreement may have the effect of discouraging persons who might now or prior to the consummation of the Merger be interested in acquiring all of or a significant interest in AFC from considering or proposing such an acquisition. The acquisition of AFC, a significant portion of its consolidated assets or an interest in AFC, or an agreement to do so, could cause the AFC Option to become exercisable. The existence of such AFC Option could significantly increase the cost to a potential acquiror of acquiring AFC compared to its cost had the AFC Stock Option Agreement not been executed. Such increased costs might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire AFC than it might otherwise have proposed to pay. The management of AFC believes that the exercise of the AFC Option is likely to prohibit any acquiror of AFC from accounting for any acquisition of AFC using the pooling-of-interests accounting method for a period of two years. This could discourage or preclude an acquisition by other banking organizations.

  Terms of AFC Stock Option Agreement. The following is a brief summary of certain provisions of the AFC Stock Option Agreement, which is attached hereto as Appendix C. The following summary is qualified in its entirety by reference to the AFC Stock Option Agreement.

  If LIB is not in material breach of the AFC Stock Option Agreement or the Merger Agreement and if no injunction or other court order against delivery of the shares covered by the related AFC Option is in effect, LIB may exercise the AFC Option, in whole or in part, at any time and from time to time upon the occurrence of the following (each an "AFC Purchase Event"):

    (i) Without LIB's prior written consent, AFC taking certain actions (each an "AFC Acquisition Transaction") including authorizing, recommending or proposing, or entering into an agreement with any third party to effect (A) a merger, consolidation or similar transaction involving AFC or any of its significant subsidiaries, (B) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of AFC or any of its significant subsidiaries representing in either case all or substantially all of the consolidated assets or deposits of AFC and its subsidiaries or (C) the issuance, sale or other disposition by AFC of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 10% or more of the voting power of AFC; or

    (ii) Any third party acquiring or having the right to acquire 10% or more of the voting power of AFC;

provided, that the AFC Option will terminate upon the earliest to occur of certain events, including: (i) the Effective Time; (ii) termination of the Merger Agreement in accordance with the terms thereof prior to the occurrence of an AFC Purchase Event or an AFC Preliminary Purchase Event other than a termination thereof by LIB under certain circumstances (a "Default Termination"); (iii) 18 months after a Default Termination; or (iv) 18 months after termination of the Merger Agreement (other than a Default Termination) following the occurrence of an AFC Purchase Event or an AFC Preliminary Purchase Event.

  The term "AFC Preliminary Purchase Event" means any of the following events:

    (i) Commencement by any third party of a tender offer or exchange offer to purchase 10% or more of the then outstanding shares of AFC Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively);

    (ii) Failure of the stockholders of AFC to approve the Merger Agreement or failure of AFC to have held such meeting or the AFC Board shall have withdrawn or modified in a manner adverse to LIB the recommendation of the AFC Board with respect to the Merger Agreement, in each case after public announcement that a third party (A) proposes to engage in an AFC Acquisition Transaction or (B) files an application under certain federal statutes relating to the regulation of banks and other financial institutions or their holding companies to engage in an AFC Acquisition Transaction;

    (iii) Any third party proposal to AFC or its stockholders publicly, or in any writing that becomes publicly disclosed, to engage in an AFC Acquisition Transaction; or

    (iv) After a proposal is made by a third party to AFC or its stockholders to engage in an AFC Acquisition Transaction, or such third party states its intention to AFC to make such a proposal if the Merger Agreement terminates, AFC breaches any representation, warranty, covenant or agreement in the Merger Agreement and such breach would entitle LIB to terminate the Merger Agreement.

  In the event that AFC shall enter into an agreement (i) to consolidate with or merge into any person, other than LIB or one of its subsidiaries, and AFC shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than LIB or one of its subsidiaries, to merge into AFC and AFC shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of AFC Common Stock shall be changed into or exchanged for stock or other securities of AFC or any other person or cash or any other property, or the outstanding shares of AFC Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets or deposits to any person, other than LIB or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the AFC Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth in the AFC Stock Option Agreement, be converted into, or exchanged for, an option (the "AFC Substitute Option"), at the election of LIB, of either (A) the Acquiring Corporation (as defined in the AFC Stock Option Agreement), (B) any person that controls the Acquiring Corporation or (C) in the case of a merger described in clause (ii), AFC.

AMENDMENT TO LIB RIGHTS AGREEMENT

  On April 22, 1997, LIB adopted the LIB Rights Agreement pursuant to which LIB's stockholders of record as of May 6, 1997 each received a dividend of one LIB Right for each outstanding share of LIB Common Stock to holders. In connection with the execution of the Merger Agreement, LIB amended the LIB Rights Agreement to clarify that for purposes of determining whether AFC (as well as its affiliates and associates) is an Acquiring Person, as defined in the LIB Rights Agreement, AFC shall not be deemed to be a Beneficial Owner, as defined in the LIB Rights Agreement, or to beneficially own any securities as a result of the Merger or AFC's right to acquire, or AFC's acquisition of, LIB Common Stock pursuant to the LIB Stock Option Agreement.

AMENDMENT TO AFC RIGHTS AGREEMENT

  On July 17, 1996, AFC adopted the AFC Rights Agreement pursuant to which AFC's stockholders of record as of September 3, 1996 each received a dividend of one AFC Right for each outstanding share of AFC Common Stock to holders. In connection with the execution of the Merger Agreement, AFC amended the AFC Rights Agreement to clarify that for purposes of determining whether LIB (as well as its affiliates and associates) is an Acquiring Person, as defined in the AFC Rights Agreement, LIB shall not be deemed to be a Beneficial Owner, as defined in the AFC Rights Agreement, or to beneficially own any securities as a result of LIB's right to acquire, or LIB's acquisition of, AFC Common Stock pursuant to the AFC Stock Option Agreement.

RESALES OF AFC COMMON STOCK

  The shares of AFC Common Stock issued pursuant to the Merger Agreement will be freely transferable under the Securities Act except for shares issued to any stockholder who may be deemed to be an "affiliate" of LIB for purposes of Rule 145 under the Securities Act as of the date of the LIB Meeting. Affiliates may not sell their shares of AFC Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of LIB generally include individuals or entities that control, are controlled by or are under common control with LIB and may include certain officers and directors of LIB as well as principal stockholders of LIB.

  LIB agreed in the Merger Agreement to cause each affiliate of LIB to enter into an agreement with AFC providing that such persons will not sell, transfer or otherwise dispose of shares of LIB Common Stock owned by such person or AFC Common Stock to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder. LIB has delivered these agreements to AFC.

                              ADDITIONAL PROPOSAL

  The Bylaws of LIB and AFC each require that no business be transacted and no corporate action be taken at a special meeting of their respective stockholders other than that stated in the Notice of Meeting. The LIB Board is not aware of any other business that may properly come before the LIB Meeting. The AFC Board is not aware of any other business that may properly come before the AFC Meeting. The LIB Board and the AFC Board each seek the authorization of their respective stockholders, in the event matters incident to the conduct of the LIB Meeting or AFC Meeting, as the case may be, properly come before such meeting, including, without limitation, a motion to adjourn the LIB Meeting or the AFC Meeting, as the case may be, to another time or place for the purpose of soliciting additional proxies in order to approve and adopt the transactions contemplated by the Merger Agreement or otherwise. As to all such matters, the LIB Board and the AFC Board each intends to direct the voting of such shares in the manner determined by the board of directors in its discretion, and in the exercise of its duties and responsibilities, to be in the best interests of LIB or AFC, as the case may be, and its stockholders, taken as a whole.

  THE LIB BOARD AND THE AFC BOARD EACH UNANIMOUSLY RECOMMENDS THAT ITS RESPECTIVE STOCKHOLDERS VOTE "FOR" AUTHORIZATION OF THEIR BOARD OF DIRECTORS, TO DIRECT THE VOTE OF THE PROXIES UPON SUCH OTHER MATTERS INCIDENT TO THE CONDUCT OF THE AFC MEETING OR THE LIB MEETING, AS THE CASE MAY BE, AS MAY PROPERLY COME BEFORE SUCH MEETING, INCLUDING, WITHOUT LIMITATION, A MOTION TO ADJOURN SUCH MEETING.

                   BENEFICIAL OWNERSHIP OF AFC COMMON STOCK

PRINCIPAL SECURITY OWNERSHIP

  As of May 31, 1998 management of AFC knew of no person, other than those below, who is the beneficial owner of more than 5% of AFC Common Stock.

                                                                      AMOUNT AND NATURE OF PERCENT OF
TITLE OF CLASS                NAME & ADDRESS OF BENEFICIAL OWNER      BENEFICIAL OWNERSHIP   CLASS
--------------           -------------------------------------------- -------------------- ----------
Common.................. State Street Bank and Trust Company, Trustee      2,703,022(1)      10.19%
                         225 Franklin Street
                         Boston, Massachusetts 02110
Common.................. FMR Corp.                                         1,696,870(2)       6.40
                         82 Devonshire Street
                         Boston, Massachusetts 02109

--------
(1) State Street Bank and Trust Company ("State Street") is the trustee of the Astoria Federal ESOP (the "Trustee"), which is administered by the Astoria Federal ESOP Committee consisting of four officers of Astoria Federal, one of whom is an executive officer of AFC. As of December 31, 1997, State Street held 2,581,224 shares of AFC Common Stock for the benefit of the participants of the Astoria Federal ESOP. Under the terms of the Astoria Federal ESOP, the Trustee votes the shares held by the Astoria Federal ESOP Trust based upon directions received from the participants as "named fiduciaries" in the Astoria Federal ESOP. As of December 31, 1997, approximately 860,653 shares were allocated to participants. For voting purposes, each participant as a "named fiduciary" will be eligible to direct the Trustee how to vote at AFC annual meetings as to the number of shares of AFC Common Stock that have been allocated to his or her account under the Astoria Federal ESOP. The remaining unallocated shares and any allocated shares with respect to which no voting instructions have been received, will be voted by the Trustee at the AFC annual meetings in the same manner and proportion as the allocated shares, with respect to which voting instructions have been received, so long as such vote is in accordance with the provisions of ERISA. Due to the requirements of ERISA, the Trustee is deemed to have shared voting power as to all shares held in the Astoria Federal ESOP Trust. According to a filing on Schedule 13G dated February 10, 1998, State Street also holds 121,798 shares as trustee or discretionary advisor of various collective investment funds for employee benefit plans of other companies and other index accounts, as to which State Street has sole voting and dispositive power.
(2) According to a filing on Schedule 13G dated February 14, 1998, Edward C. Johnson 3d and Abigail P. Johnson own 12.0% and 24.5%, respectively, of the outstanding voting common stock of FMR Corp. Mr. Johnson is Chairman of FMR Corp. The members of the Johnson family may be deemed to form a controlling group with respect to FMR Corp. Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp. and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, as amended, is the beneficial owner of 1,072,700 shares of AFC Common Stock as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. Mr. Johnson and FMR each claim sole dispositive power with respect to such shares of AFC Common Stock. Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp., is the beneficial owner of 624,170 shares of AFC Common Stock. Edward C. Johnson 3d and FMR Corp., through their control of Fidelity Management Trust Company, each claim sole dispositive over 624,170 shares of AFC Common Stock and sole power to direct the voting of 484,970 shares, and no power to vote or to direct the voting of 129,200 shares of AFC Common Stock owned by institutional account(s).

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information as of May 31, 1998 with respect to the beneficial ownership of AFC Common Stock by each director of AFC, the Chief Executive Officer and each of the four most highly compensated officers of AFC other than the Chief Executive Officer, and all of the directors and executive officers of AFC as a group.

                                                                  AMOUNT AND NATURE OF    PERCENT OF
TITLE OF CLASS           NAME OF BENEFICIAL OWNER                BENEFICIAL OWNERSHIP(1)   CLASS(2)
--------------           ------------------------                -----------------------  ----------
Common.................. George L. Engelke, Jr.                           671,788(3)(14)     2.50%
Common.................. Gerard C. Keegan                                 201,013(4)(14)      *
Common.................. Robert G. Bolton                                  87,974(5)(14)      *
Common.................. Andrew M. Burger                                 112,315(14)         *
Common.................. Denis J. Connors                                 124,262(14)         *
Common.................. Thomas J. Donahue                                119,966(6)(14)      *
Common.................. William J. Fendt                                 114,474(14)         *
Common.................. Peter C. Haeffner, Jr.                            11,848(7)(14)      *
Common.................. Ralph F. Palleschi                                11,000(14)         *
Common.................. Thomas V. Powderly                                92,512(8)(14)      *
Common.................. Arnold K. Greenberg                              256,201(9)(14)      *
Common.................. Thomas W. Drennan                                212,571(10)(14)     *
Common.................. Monte N. Redman                                  222,662(11)(14)     *
Common.................. William K. Sheerin                               226,626(12)(14)     *
Common.................. All Directors and Executive Officers as        2,397,087(13)(14)    8.61%
                         a group (15 persons)

--------
*Less than 1%
 (1) Except as otherwise indicated, each person listed has sole voting and investment power with respect to the shares of AFC Common Stock indicated.
 (2) Except as otherwise indicated, the percent of class beneficially owned does not exceed 1.00%.
 (3) Included are 62,000 shares of AFC Common Stock as to which Mr. Engelke has shared voting and investment power, 52,900 shares of AFC Common Stock as to which he has sole voting and no investment power, 6,983 shares of AFC Common Stock as to which he has shared voting and no investment power, and 8,322 shares of AFC Common Stock as to which he has shared voting and sole investment power.
 (4) Included are 1,218 shares of AFC Common Stock as to which Mr. Keegan has shared voting and investment power, 10,000 shares of AFC Common Stock as to which he has sole voting and no investment power, and 15,322 shares of AFC Common Stock as to which he has shared voting and no investment power.
 (5) Included are 3,270 shares of AFC Common Stock as to which Mr. Bolton has shared voting and investment power.
 (6) Included are 24,813 shares of AFC Common Stock as to which Mr. Donahue has shared voting and investment power.
 (7) Included are 100 shares of AFC Common Stock as to which Mr. Haeffner has shared voting and investment power.
 (8) Included are 6,784 shares of AFC Common Stock as to which Mr. Powderly has shared voting and investment power.
 (9) Included are 61,852 shares of AFC Common Stock as to which Mr. Greenberg has shared voting and investment power, 18,918 shares of AFC Common Stock as to which he has sole voting and no investment power, 6,983 shares of AFC Common Stock as to which he has shared voting and no investment power, and 12,690 shares of AFC Common Stock as to which he has shared voting and sole investment power.
(10) Included are 46,437 shares of AFC Common Stock as to which Mr. Drennan has shared voting and investment power, 18,918 shares of AFC Common Stock as to which he has sole voting and no investment power, 6,983 shares of AFC Common Stock as to which he has shared voting and no investment power, and 9,849 shares of AFC Common Stock as to which he has shared voting and sole investment power.
(11) Included are 815 shares of AFC Common Stock as to which Mr. Redman has shared voting and investment power, 18,918 shares of AFC Common Stock as to which he has sole voting and no investment power, 6,983 shares of AFC Common Stock as to which he has shared voting and no investment power, and 8,718 shares of AFC Common Stock as to which he has shared voting and sole investment power.
(12) Included are 68,982 shares of AFC Common Stock as to which Mr. Sheerin has shared voting power, 14,238 shares of AFC Common Stock as to which he has sole voting and no investment power, 6,983 shares
                                                 (notes continued on next page)
   of AFC Common Stock as to which he has shared voting and no investment power, and 13,955 shares of AFC Common Stock as to which he has shared voting and sole investment power.
(13) Included are 176,805 shares of AFC Common Stock as to which Directors, Board Nominees and Executive Officers, as a group, have shared voting and investment power, 133,892 shares of AFC Common Stock as to which they have sole voting and no investment power, 55,100 shares of AFC Common Stock as to which they have shared voting and no investment power, and 54,393 shares of AFC Common Stock as to which they have shared voting and sole investment power.
(14) Included are shares of AFC Common Stock which could be acquired within 60 days of May 31, 1998 pursuant to options to acquire AFC Common Stock as follows: Mr. Engelke (348,880 shares), Mr. Keegan (136,250 shares), Mr. Bolton (57,314 shares), Mr. Burger (82,314 shares), Mr. Connors (82,314 shares), Mr. Donahue (82,314 shares), Mr. Fendt (62,314 shares), Mr. Haeffner (6,000 shares), Mr. Palleschi (8,000 shares), Mr. Powderly (72,132 shares), Mr. Greenberg (73,669 shares), Mr. Drennan (98,225 shares), Mr. Redman (117,225 shares), Mr. Sheerin (65,657 shares) and all Directors, Board Nominees and Executive Officers as a group (1,309,990 shares).

                   BENEFICIAL OWNERSHIP OF LIB COMMON STOCK

PRINCIPAL SECURITY OWNERSHIP

  As of May 31, 1998 management of LIB knew of no person, except as set forth below, who is the beneficial owner of more than 5% of LIB Common Stock:

                                                             AMOUNT AND NATURE OF   PERCENT OF
     TITLE OF CLASS      NAME & ADDRESS OF BENEFICIAL OWNER BENEFICIAL OWNERSHIP(1)   CLASS
     --------------      ---------------------------------- ----------------------- ----------
Common..................   The LISB Employee Stock            2,022,886 shares(1)      8.45%
                           Ownership Trust
                           114 W. 47th Street
                           New York, New York 10036
Common..................   Wellington Management Company      1,548,480 shares(2)      6.47
                           75 State Street
                           Boston, Massachusetts 02109

--------
(1) The LIB Bank ESOP is administered by a committee consisting of three employees of LIB Bank who were appointed by the Board of Directors of LIB Bank. The LIB Bank ESOP's assets are held in trust (the "LIB Bank ESOP Trust"), for which CG Trust Company serves as trustee (the "LIB Bank ESOP Trustee"). The terms of the LIB Bank ESOP Trust Agreement provide that U.S. Trust Company of California, N.A., as the ESOP Investment Manager (the "Investment Manager"), subject to the Investment Manager's fiduciary responsibilities under ERISA, will direct the LIB Bank ESOP Trustee to vote, tender or exchange shares of LIB Common Stock held in the LIB Bank ESOP Trust in accordance with the following rules. The Investment Manager will direct the LIB Bank ESOP Trustee to vote, tender or exchange shares of LIB Common Stock allocated to participants' accounts in accordance with instructions received from the participants. The Investment Manager will direct the LIB Bank ESOP Trustee to vote allocated shares as to which no instructions are received and any shares in the "suspense account" or that otherwise have not been allocated to participants' accounts in the same proportion as allocated shares with respect to which the Investment Manager receives instructions are voted. Excludes amounts held by the Trustee for the benefit of the 401(k) Trust.
(2) According to its filing on Schedule 13G with the Commission dated January 14, 1998, Wellington Management Company acquired such interest through its subsidiary Wellington Trust Company, N.A. and claims sole voting power over no shares of LIB Common Stock, shared voting power with respect to 946,740 shares of LIB Common Stock and shared dispositive power as to 1,548,480 shares of LIB Common Stock. Shares of LIB Common Stock beneficially owned by Wellington Management Company are owned by a variety of investment advisory clients of Wellington Management Company. No such client is known to have an interest in more than 5% of the LIB Common Stock.

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information as of May 31, 1998 with respect to the beneficial ownership of LIB Common Stock by each director of LIB, the Chief Executive Officer and each of the four most highly compensated officers of LIB other than the Chief Executive Officer, and all of the directors and executive officers of LIB as a group as of May 31, 1998.

                                                          SHARES OF
                                                             LIB
                                                           COMMON
                                                            STOCK       PERCENT OF LIB
                                                        BENEFICIALLY     COMMON STOCK
          NAME                       TITLE            OWNED(1)(2)(3)(4) OUTSTANDING(5)
          ----                       -----            ----------------- --------------
John J. Conefry, Jr. ...  Chairman of the Board and         355,874          1.47%
                          Chief Executive Officer
Lawrence W. Peters(6)...  President and Chief                31,020           *
                          Operating Officer, Director
Bruce M. Barnet(7)......  Executive Vice President,          36,414           *
                          Director
Clarence M. Buxton......  Director                           83,096           *
Edwin M. Canuso.........  Director                           79,824           *
Richard F. Chapdelaine..  Director                           84,360           *
Brian J. Conway.........  Director                           85,792           *
Robert J. Conway(8).....  Director                           75,365           *
Frederick DeMatteis.....  Director                          105,664           *
George R. Irvin(9)......  Director                           77,056           *
Herbert J. McCooey......  Director                           59,702           *
Robert S. Swanson,
 Jr. ...................  Director                           77,202           *
James B. Tormey,
 M.D.(10)...............  Director                           62,528           *
Leo J. Waters...........  Director                           36,832           *
Donald D. Wenk(11)......  Director                          111,540           *
Troy J. Baydala.........  Emeritus Director                  46,763           *
W. Douglas Singer.......  Executive Vice President           88,159           *
Mark Fuster.............  Executive Vice President           87,413           *
All directors and execu-
 tive officers as a
 group (21 persons).....                                  1,708,452          7.07%

--------
 *  Less than 1%.
 (1) Unless otherwise indicated, each person effectively exercises sole voting and dispositive power as to the shares reported.
 (2) Includes options granted under the Long Island Bancorp, Inc. 1994 Stock Incentive Plan (the "Stock Incentive Plan") or the Long Island Bancorp, Inc. 1994 Non-Employee Directors Stock Option Program (the "Director
     Stock Option Program") which are currently exercisable. Excludes remaining options granted in 1994 which are exercisable on March 29, 1999, options granted in 1995 which are exercisable in two equal installments beginning on March 29, 1999, options granted in 1996 which are exercisable in three equal installments beginning on March 29, 1999, and options granted in 1997 which are exercisable in four equal installments beginning on March 29, 1999 and options granted on November 25, 1997, which are exercisable in five equal installments, beginning on November 25, 1998, and options granted on March 29, 1998, which are exercisable in five equal installments, beginning on March 29, 1998.
 (3) Includes shares awarded under The Long Island Savings Bank Management Recognition and Retention Plan for Executive Officers (the "Executive Officer MRP") and The Long Island Savings Bank Management Recognition and Retention Plan for Non-Employee Directors (the "Director MRP" and, together with the Executive Officer MRP, the "MRPs"). Under the MRPs, awards are granted in the form of shares of LIB Common Stock held by the MRPs. Directors and executive officers earn shares of LIB Common Stock covered by the awards prior to 1997 at a rate of 20% per year commencing one year from
                                                 (notes continued on next page)
    the date of the award. However, shares awarded in 1997 vest 50% on March 29, 1997 and 50% on March 29, 1998.
 (4) Includes 2,880, 2,621, 2,621, and 57 shares allocated under the ESOP to the accounts of Messrs. Conefry, Singer, Fuster and Barnet, respectively.
 (5) The total number of shares of LIB Common Stock outstanding on May 31, 1998 was 24,162,130. For purposes of this table, 286,799 shares of LIB Common Stock subject to stock options granted, in the aggregate, to all directors and executive officers are not considered outstanding as such options are not exercisable within 60 days of May 31, 1998.
 (6) Mr. Peters was elected President and Chief Operating Officer on March 1, 1997.
 (7) Mr. Barnet was elected Executive Vice President, Director of Real Estate and Development for both the Company and the Bank on October 3, 1996.
 (8) Of the 75,365 shares of LIB Common Stock beneficially owned, Mr. Robert
     J. Conway has sole voting and investment power with respect to 67,365 shares of LIB Common Stock and has shared voting and investment power with respect to 8,000 shares of LIB Common Stock.
 (9) Of the 77,056 shares of LIB Common Stock beneficially owned, Mr. Irvin has sole voting and investment power with respect to 7,166 shares of LIB Common Stock and has shared voting and investment power with respect to 69,890 shares of LIB Common Stock.
(10) Of the 62,528 shares of LIB Common Stock beneficially owned, Dr. Tormey has sole voting and investment power with respect to 60,528 shares of LIB Common Stock and has shared voting and investment power with respect to 2,000 shares of LIB Common Stock.
(11) Of the 111,540 shares of LIB Common Stock beneficially owned, Mr. Wenk has sole voting and investment power with respect to 104,540 shares of LIB Common Stock and has shared voting and investment power with respect to 7,000 shares of LIB Common Stock.

                   PRO FORMA CONDENSED COMBINED CONSOLIDATED
                             FINANCIAL INFORMATION
                                  (UNAUDITED)

  The following statements set forth certain selected condensed financial information for AFC and LIB on an unaudited pro forma combined basis giving effect to the Merger as if the Merger had become effective on March 31, 1998, in the case of financial condition information presented, and as if the Merger had become effective at the beginning of the periods indicated, in the case of operations information presented. The pro forma information in the statements assumes that the Merger is accounted for using the pooling of interests method of accounting. See "THE MERGER -- Accounting Treatment." Financial information for the three months ended March 31, 1998 and 1997 combine AFC and LIB with LIB's interim results presented to coincide with the reporting period of AFC. The unaudited pro forma statements of operations reflect AFC and LIB at their respective year-end reporting periods of December 31 and September 30, respectively. These statements should be read in conjunction with, and are qualified in their entirety by the historical financial statements, including the notes thereto, of AFC and LIB incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

 The pro forma condensed combined consolidated financial information set forth in the following tables do not give effect to anticipated cost savings and revenue enhancement opportunities that could result from the Merger or any other items of income or expense which may result from the Merger. Additionally, the pro forma financial information does not give effect to any anticipated leveraging of AFC's pro forma assets. The unaudited pro forma condensed combined consolidated financial information is presented for informational purposes only and is not necessarily indicative of the combined financial position or results of operations that would have occurred had the Merger been consummated on March 31, 1998 or at the beginning of the periods indicated or which may occur in the future.

                  ASTORIA FINANCIAL CORPORATION AND SUBSIDIARY
                    LONG ISLAND BANCORP, INC. AND SUBSIDIARY

                          PRO FORMA CONDENSED COMBINED
                 CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
                                  (UNAUDITED)
                               AT MARCH 31, 1998

                            ASTORIA        LONG
                           FINANCIAL      ISLAND      PRO FORMA       ASTORIA
                             CORP.     BANCORP, INC. ADJUSTMENTS     PRO FORMA
                          -----------  ------------- -----------    -----------
                                       (DOLLARS IN THOUSANDS)
        ASSETS:
Cash and due from
 banks..................  $    24,535   $   40,512          --      $    65,047
Federal funds sold and
 repurchase agreements..      158,000       41,338          --          199,338
Securities available-
 for-sale (at estimated
 fair value)............    2,905,483    2,194,100          --        5,099,583
Securities held-to-matu-
 rity...................    2,589,064       21,462          --        2,610,526
Federal Home Loan Bank
 of New York stock......       60,050       50,548          --          110,598
Loans held for sale.....           --      262,294          --          262,294
Loans receivable:           4,644,727    3,494,753          --        8,139,480
  Less allowance for
   loan losses..........       39,708       34,041          --           73,749
                          -----------   ----------    --------      -----------
Loans receivable, net...    4,605,019    3,460,712          --        8,065,731
Mortgage servicing
 rights, net............           --       45,641          --           45,641
Real estate owned and
 investments in real
 estate, net............       16,663        9,403          --           26,066
Accrued interest receiv-
 able...................       61,990       35,953          --           97,943
Premises and equipment,
 net....................      113,946       86,086          --          200,032
Goodwill................      253,371        4,864          --          258,235
Deferred taxes..........       67,164       18,680          --           85,844
Other assets............       40,324       24,275          --           64,599
                          -----------   ----------    --------      -----------
Total Assets............  $10,895,609   $6,295,868    $     --      $17,191,477
                          ===========   ==========    ========      ===========
 LIABILITIES AND STOCK-
     HOLDERS' EQUITY
Liabilities:
  Deposits..............  $ 6,205,643   $3,762,115    $     --      $ 9,967,758
  Borrowed Funds........    3,643,404    1,787,629          --        5,431,033
  Mortgage escrow
   funds................       61,292       82,654          --          143,946
  Accrued expenses and
   other liabilities....       68,421       99,726      82,753 (4)      250,900
                          -----------   ----------    --------      -----------
Total Liabilities.......    9,978,760    5,732,124      82,753       15,793,637
                          -----------   ----------    --------      -----------
Stockholders' equity:
  Preferred stock.......        2,000           --          --            2,000
  Common stock..........          265          268           6 (2)          539
  Additional paid-in
   capital..............      504,133      311,907     (80,680)(2)      735,360
  Retained earnings --
    substantially re-
   stricted.............      431,844      339,427     (82,753)(4)      688,518
  Treasury stock........       (4,807)     (79,619)     79,619 (2)       (4,807)
  Accumulated other com-
   prehensive income:
    Net unrealized gains
     on securities, net
     of taxes...........        6,574       12,468          --           19,042
  Unallocated common
   stock held by ESOP...      (20,679)     (17,727)         --          (38,406)
  Unearned common stock
   held by RRPs.........       (2,481)      (2,980)      1,055 (2)       (4,406)
                          -----------   ----------    --------      -----------
Total Stockholders' Eq-
 uity...................      916,849      563,744     (82,753)       1,397,840
                          -----------   ----------    --------      -----------
Total Liabilities and
 Stockholders' Equity...  $10,895,609   $6,295,868    $     --      $17,191,477
                          ===========   ==========    ========      ===========

  See "Notes to Pro Forma Condensed Combined Consolidated Financial Statements
                                 (Unaudited)."

                  ASTORIA FINANCIAL CORPORATION AND SUBSIDIARY
                    LONG ISLAND BANCORP, INC. AND SUBSIDIARY

                          PRO FORMA CONDENSED COMBINED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998

                                    ASTORIA         LONG
                                   FINANCIAL       ISLAND         ASTORIA
                                     CORP.      BANCORP, INC.    PRO FORMA
                                 ------------- -----------------------------
                                  (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
Interest income................  $     184,930  $     104,995  $     289,925
Interest expense...............        115,070         64,604        179,674
                                 -------------  -------------  -------------
Net interest income............         69,860         40,391        110,251
Provision for loan losses......            300          1,500          1,800
                                 -------------  -------------  -------------
Net interest income after pro-
 vision for loan losses........         69,560         38,891        108,451
                                 -------------  -------------  -------------
Non-interest income:
  Fees and other income........          5,286          5,560         10,846
  Net gain on sales activity...          2,103          4,019          6,122
                                 -------------  -------------  -------------
Total non-interest income......          7,389          9,579         16,968
                                 -------------  -------------  -------------
Non-interest expense:
  General and administrative...         33,369         25,340         58,709
  Real estate operations and
   provision for losses, net...             --            280            280
  Amortization of goodwill.....          4,788             97          4,885
                                 -------------  -------------  -------------
Total non-interest expense.....         38,157         25,717         63,874
                                 -------------  -------------  -------------
Income before income tax ex-
 pense.........................         38,792         22,753         61,545
Income tax expense.............         16,523          8,816         25,339
                                 -------------  -------------  -------------
Net income.....................  $      22,269  $      13,937  $      36,206
                                 =============  =============  =============
Net income available to common
 stockholders..................  $      20,769  $      13,937  $      34,706
                                 =============  =============  =============
Basic earnings per common
 share.........................  $        0.84  $        0.63  $        0.69
                                 =============  =============  =============
Diluted earnings per common
 share.........................  $        0.80  $        0.60  $        0.66
                                 =============  =============  =============
Basic weighted average common
 shares........................     24,636,539     22,291,755     50,272,057(3)
Diluted weighted average common
 and common equivalent shares..     26,045,896     23,226,468     52,756,334(3)

  See "Notes to Pro Forma Condensed Combined Consolidated Financial Statements
                                 (Unaudited)."

                  ASTORIA FINANCIAL CORPORATION AND SUBSIDIARY
                    LONG ISLAND BANCORP, INC. AND SUBSIDIARY

                          PRO FORMA CONDENSED COMBINED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                   FOR THE THREE MONTHS ENDED MARCH 31, 1997

                                    ASTORIA         LONG
                                   FINANCIAL       ISLAND         ASTORIA
                                     CORP.      BANCORP, INC.    PRO FORMA
                                 ------------- -----------------------------
                                  (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
Interest income................  $     129,073  $      99,267  $     228,340
Interest expense...............         79,617         59,137        138,754
                                 -------------  -------------  -------------
Net interest income............         49,456         40,130         89,586
Provision for loan losses......            500          1,500          2,000
                                 -------------  -------------  -------------
Net interest income after pro-
 vision for loan losses........         48,956         38,630         87,586
                                 -------------  -------------  -------------
Non-interest income:
  Fees and other income........          3,093          6,998         10,091
  Net gain on sales activity...            378          2,263          2,641
                                 -------------  -------------  -------------
Total non-interest income......          3,471          9,261         12,732
                                 -------------  -------------  -------------
Non-interest expense:
  General and administrative...         23,759         26,936         50,695
  Real estate operations and
   provision for losses, net...            176            570            746
  Amortization of goodwill.....          2,110            109          2,219
                                 -------------  -------------  -------------
Total non-interest expense.....         26,045         27,615         53,660
                                 -------------  -------------  -------------
Income before income tax ex-
 pense.........................         26,382         20,276         46,658
Income tax expense.............         10,948          8,159         19,107
                                 -------------  -------------  -------------
Net income.....................  $      15,434  $      12,117  $      27,551
                                 =============  =============  =============
Basic earnings per common
 share.........................  $        0.79  $        0.54  $        0.61
                                 =============  =============  =============
Diluted earnings per common
 share.........................  $        0.74  $        0.52  $        0.58
                                 =============  =============  =============
Basic weighted average common
 shares........................     19,417,530     22,531,924     45,329,243(3)
Diluted weighted average common
 and common equivalent shares..     20,823,710     23,393,522     47,726,260(3)

Shares and related amounts have been restated as a result of the implementation of SFAS No. 128.

  See "Notes to Pro Forma Condensed Combined Consolidated Financial Statements
                                 (Unaudited)."

                  ASTORIA FINANCIAL CORPORATION AND SUBSIDIARY
                    LONG ISLAND BANCORP, INC. AND SUBSIDIARY

                          PRO FORMA CONDENSED COMBINED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997

                                   ASTORIA          LONG          ASTORIA
                                  FINANCIAL        ISLAND        PRO FORMA
                                    CORP.       BANCORP, INC.   (UNAUDITED)
                                 ------------- --------------- -------------
                                 (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
Interest income................       $579,401       $399,049       $978,450
Interest expense...............        364,350        239,488        603,838
                                 -------------  -------------  -------------
Net interest income............        215,051        159,561        374,612
Provision for loan losses......          3,061          6,000          9,061
                                 -------------  -------------  -------------
Net interest income after pro-
 vision for loan losses........        211,990        153,561        365,551
                                 -------------  -------------  -------------
Non-interest income:
  Fees and other income........         15,218         27,520         42,738
  Net gain on sales activity...          7,045         11,399         18,444
                                 -------------  -------------  -------------
Total non-interest income......         22,263         38,919         61,182
                                 -------------  -------------  -------------
Non-interest expense:
  General and administrative...        104,075        109,185        213,260
  Real estate operations and
   provision for losses, net...            822          1,205          2,027
  Amortization of goodwill.....         11,264            458         11,722
                                 -------------  -------------  -------------
Total non-interest expense.....        116,161        110,848        227,009
                                 -------------  -------------  -------------
Income before income tax ex-
 pense.........................        118,092         81,632        199,724
Income tax expense.............         49,628         32,212         81,840
                                 -------------  -------------  -------------
Net income.....................       $ 68,464       $ 49,420       $117,884
                                 =============  =============  =============
Net income available to common
 stockholders..................       $ 66,964       $ 49,420       $116,384
                                 =============  =============  =============
Basic earnings per common
 share.........................          $3.26          $2.20          $2.51
                                 =============  =============  =============
Diluted earnings per common
 share.........................          $3.04          $2.12          $2.39
                                 =============  =============  =============
Basic weighted average common
 shares........................     20,552,574     22,443,135     46,362,179(3)
Diluted weighted average common
 and common equivalent shares..     21,994,383     23,279,404     48,765,698(3)

Shares and related amounts have been restated as a result of the implementation of SFAS No. 128.

  See "Notes to Pro Forma Condensed Combined Consolidated Financial Statements
                                 (Unaudited)."

                  ASTORIA FINANCIAL CORPORATION AND SUBSIDIARY
                    LONG ISLAND BANCORP, INC. AND SUBSIDIARY

                          PRO FORMA CONDENSED COMBINED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996

                                 ASTORIA           LONG           ASTORIA
                                FINANCIAL         ISLAND         PRO FORMA
                                  CORP.        BANCORP, INC.    (UNAUDITED)
                               -------------  ---------------  -------------
                               (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
Interest income..............  $     491,174   $     351,571   $     842,745
Interest expense.............        304,481         197,176         501,657
                               -------------   -------------   -------------
Net interest income..........        186,693         154,395         341,088
Provision for loan losses....          3,963           6,200          10,163
                               -------------   -------------   -------------
Net interest income after
 provision for loan losses...        182,730         148,195         330,925
                               -------------   -------------   -------------
Non-interest income:
  Fees and other income......         12,118          28,343          40,461
  Net gain on sales activi-
   ty........................          1,604           8,333           9,937
                               -------------   -------------   -------------
Total non-interest income....         13,722          36,676          50,398
                               -------------   -------------   -------------
Non-interest expense:
  General and administra-
   tive......................         96,165         111,923         208,088
  Real estate operations and
   recovery of losses, net...         (4,470)         (2,028)         (6,498)
  Amortization of goodwill...          8,684             284           8,968
  SAIF recapitalization as-
   sessment..................         28,545          18,657          47,202
                               -------------   -------------   -------------
Total non-interest expense...        128,924         128,836         257,760
                               -------------   -------------   -------------
Income before income tax ex-
 pense.......................         67,528          56,035         123,563
Income tax expense...........         30,675          23,760          54,435
                               -------------   -------------   -------------
Net income...................  $      36,853   $      32,275   $      69,128
                               =============   =============   =============
Basic earnings per common
 share.......................  $        1.87   $        1.40   $        1.49
                               =============   =============   =============
Diluted earnings per common
 share.......................  $        1.79   $        1.35   $        1.44
                               =============   =============   =============
Basic weighted average common
 shares......................     19,683,273      23,116,549      46,267,304(3)
Diluted weighted average com-
 mon and common equivalent
 shares......................     20,545,205      23,948,361      48,085,820(3)

Shares and related amounts have been restated as a result of the implementation of SFAS No. 128.


  See "Notes to Pro Forma Condensed Combined Consolidated Financial Statements
                                 (Unaudited)."

                  ASTORIA FINANCIAL CORPORATION AND SUBSIDIARY
                    LONG ISLAND BANCORP, INC. AND SUBSIDIARY

                          PRO FORMA CONDENSED COMBINED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995

                                   ASTORIA           LONG          ASTORIA
                                  FINANCIAL         ISLAND        PRO FORMA
                                    CORP.        BANCORP, INC.   (UNAUDITED)
                                 -------------  --------------- -------------
                                 (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
Interest income................  $     434,976   $     321,215  $     756,191
Interest expense...............        265,705         167,896        433,601
                                 -------------   -------------  -------------
Net interest income............        169,271         153,319        322,590
Provision for loan losses......          2,007           6,470          8,477
                                 -------------   -------------  -------------
Net interest income after pro-
 vision for loan losses........        167,264         146,849        314,113
                                 -------------   -------------  -------------
Non-interest income:
  Fees and other income........          9,455          25,992         35,447
  Net gain on sales activity...             11           1,638          1,649
                                 -------------   -------------  -------------
Total non-interest income......          9,466          27,630         37,096
                                 -------------   -------------  -------------
Non-interest expense:
  General and administrative...         90,344         100,532        190,876
  Real estate operations and
   (recovery of) provision for
   losses, net.................         (3,085)            323         (2,762)
  Amortization of goodwill.....          8,307             211          8,518
                                 -------------   -------------  -------------
Total non-interest expense.....         95,566         101,066        196,632
                                 -------------   -------------  -------------
Income before income tax ex-
 pense.........................         81,164          73,413        154,577
Income tax expense.............         35,743          29,897         65,640
                                 -------------   -------------  -------------
Net income.....................  $      45,421   $      43,516  $      88,937
                                 =============   =============  =============
Basic earnings per common
 share.........................  $        2.16   $        1.78  $        1.81
                                 =============   =============  =============
Diluted earnings per common
 share.........................  $        2.10   $        1.74  $        1.76
                                 =============   =============  =============
Basic weighted average common
 shares........................     21,017,742      24,389,136     49,065,248(3)
Diluted weighted average common
 and common equivalent shares..     21,678,872      24,969,613     50,393,927(3)

Shares and related amounts have been restated as a result of the implementation of SFAS No. 128.

  See "Notes to Pro Forma Condensed Combined Consolidated Financial Statements
                                 (Unaudited)."

                 ASTORIA FINANCIAL CORPORATION AND SUBSIDIARY
                 AND LONG ISLAND BANCORP, INC. AND SUBSIDIARY

              NOTES TO PRO FORMA CONDENSED COMBINED CONSOLIDATED
                       FINANCIAL STATEMENTS (UNAUDITED)

(1) The pro forma financial information presented has been prepared in conformity with generally accepted accounting principles ("GAAP") and prevailing practices within the financial services industry. Under GAAP, the assets and liabilities of LIB will be combined with those of AFC at book value. In addition, the statements of operations for LIB will be combined with those of AFC as of the earliest period presented. Certain reclassifications have been included in the pro forma financial statements to conform to AFC's presentation. AFC utilizes a fiscal year which ends on December 31 for reporting purposes, whereas LIB uses a fiscal year which ends on September 30 for such purposes. The unaudited condensed combined consolidated statements of operations for 1997, 1996, and 1995 combine AFC and LIB at their respective year-end periods. The unaudited condensed combined consolidated statements of operations for the three-month periods ended March 31, 1998 and 1997 include LIB for the three months then ended to conform with the reporting periods of AFC. Summary unaudited operating results for LIB for the three-months ended December 31, 1997 and 1996, have not been included in the unaudited pro forma condensed combined consolidated financial statements and are presented in the following table.

                                                           THREE MONTHS ENDED
                                                              DECEMBER 31,
                                                              (UNAUDITED)
                                                         -----------------------
                                                            1997        1996
                                                         ----------- -----------
                                                         (DOLLARS IN THOUSANDS,
                                                           EXCEPT SHARE DATA)
   Interest income...................................... $   104,517 $   95,970
   Interest expense.....................................      65,550     55,714
   Net interest income..................................      38,967     40,256
   Net income...........................................      13,182     11,934
   Diluted earnings per share........................... $      0.57 $     0.51

(2) Pro forma adjustments to common stock, additional paid-in capital and treasury stock, at March 31, 1998, reflect the Merger accounted for as a pooling-of-interests, through the exchange of 27,524,576 shares of AFC Common Stock at March 31, 1998 (using the Exchange Ratio of 1.15) for 23,934,414 actual outstanding shares of LIB. Pro forma adjustments to unearned common stock held by RRPs represent cancellation of 91,763 unallocated MRP shares of LIB at a cost of $11.50 per share.

(3) The pro forma weighted average common and common equivalent shares for the three months ended March 31, 1998 and 1997, and for each of the combined three-year periods, reflects the Exchange Ratio of 1.15 shares of AFC Common Stock for each share of LIB Common Stock.

(4) The pro forma condensed combined consolidated statement of financial condition reflects a non-recurring merger and restructuring charge of approximately $82.8 million, net of taxes, which will be recognized upon consummation of the transaction. Such charge will reduce diluted earnings per share for the period in which such charge is recognized by approximately $1.57 (based on pro forma diluted weighted average common and common equivalent shares of 52,756,334 for the three months ended March 31, 1998). A summary of the estimated merger and restructuring charges follows:

                                                        EXPECTED RANGE OF COSTS
                                                       -------------------------
                                                         (DOLLARS IN MILLIONS)
   Merger Expenses.................................... $   20.8     to $    25.4
   Restructuring Charges:
     Severance and Other Employee Expense.............     24.5     to      30.0
     Facility and System Costs........................     37.3     to      45.6
     Other............................................     11.1     to      13.5
                                                       --------        ---------
   Total Pre-Tax Merger and Restructuring Charge......     93.7     to     114.5
   Less: Tax Effect...................................     26.0     to      31.7
                                                       --------        ---------
   Total After-Tax Merger and Restructuring Charge.... $   67.7     to $    82.8
                                                       ========        =========

                 ASTORIA FINANCIAL CORPORATION AND SUBSIDIARY
                 AND LONG ISLAND BANCORP, INC. AND SUBSIDIARY

              NOTES TO PRO FORMA CONDENSED COMBINED CONSOLIDATED
                FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

  The estimated restructuring charge of $45.6 million, relating to facility and system costs, primarily relates to the abandonment of the main operating facility of LIB including a portion of the carrying value of the building, which, after consummation of the Merger, will be classified as held-for-sale. Additionally, a significant amount includes AFC's abandonment of LIB's data processing systems currently in production, as well as abandonment of five of LIB's branch facilities, the operations of which are being consolidated into four corresponding branch offices of AFC. All exit activities for these facilities and assets will commence after the consummation of the Merger. The abandonment of the data processing systems is anticipated to be finalized during the fourth quarter of 1998 and facilities exit activities are anticipated to be completed during the first quarter of 1999.

  The effect of the proposed charge has been reflected in the pro forma condensed combined consolidated statement of financial condition as of March 31, 1998; however, since this charge is non-recurring, it has not been reflected in the pro forma combined statements of operations. Refinements to the foregoing estimates may occur as the merger and integration task force formed by AFC and LIB completes its work. The pro forma financial information does not give effect to expected cost savings, nor does it include any estimates of revenue enhancements that could be realized with the Merger.

                       DESCRIPTION OF AFC CAPITAL STOCK

GENERAL

  AFC is authorized to issue 200,000,000 shares of AFC Common Stock having a par value of $0.01 per share and 5,000,000 shares of preferred stock having a par value of $1.00 per share (the "AFC Preferred Stock"). As of the AFC Record Date, there were 26,530,706 shares of AFC Common Stock issued and outstanding and 2,000,000 shares of AFC Preferred Stock issued and outstanding. Each share of the AFC Common Stock has the same relative rights as, and is identical in all respects with, each other share of AFC Common Stock. The AFC Board has the power from time to time to issue additional shares of AFC Common Stock or preferred stock authorized by AFC's Certificate of Incorporation without obtaining approval of AFC's stockholders. The rights, qualifications, limitations and restrictions on each series of preferred stock issued will be determined by the AFC Board and approved as required by the DGCL or otherwise, at the time of issuance and may include, among other things, rights in liquidation, rights to participating dividends, voting and convertibility to AFC Common Stock. The following descriptions of AFC capital stock are qualified in their entirety by reference to AFC's Certificate of Incorporation.

AFC COMMON STOCK

  Dividends. AFC can pay dividends out of statutory surplus or from certain net profits if, as, and when declared by the AFC Board. The payment of dividends by AFC is subject to limitations that are imposed by law and applicable regulations. The holders of AFC Common Stock are entitled to receive and share equally in such dividends as may be declared by the AFC Board out of funds legally available therefor. Holders of AFC Preferred Stock will have a priority over the holders of AFC Common Stock with respect to dividends.

  Voting Rights. The holders of AFC Common Stock possess exclusive voting rights in AFC. Such holders elect the AFC Board and act on such other matters as are required to be presented to them under the DGCL or AFC's Certificate of Incorporation or as are otherwise presented to them by the AFC Board. Except as discussed in "Limitation on Voting Rights," each holder of AFC Common Stock is entitled to one vote per share of AFC Common Stock and will not have any right to cumulate votes in the election of directors. Holders of AFC Preferred Stock will not have voting rights except in certain limited circumstances although the AFC Board may provide voting rights for any newly created series of AFC Preferred Stock that may be issued in the future.

  Limitation on Voting Rights. AFC's Certificate of Incorporation provides that in no event shall any record owner of any outstanding AFC Common Stock that is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of AFC Common Stock (the "Limit") be entitled or permitted to any vote with respect to the shares held in excess of the Limit. Beneficial ownership is determined pursuant to Rule 13d-3 of the General Rules and Regulations promulgated pursuant to the Exchange Act, and includes shares beneficially owned by such person or any of his affiliates (as defined in AFC's Certificate of Incorporation), shares that such person or his affiliates have the right to acquire upon the exercise of conversion rights or options, and shares as to which such person and his affiliates have or share investment or voting power, but shall not include shares beneficially owned by Astoria Federal's ESOP or, in the case of directors or officers of Astoria Federal or AFC, shares beneficially owned by any other such director or officer or shares that are subject to a publicly solicited revocable proxy and that are not otherwise beneficially owned, or deemed by AFC to be beneficially owned, by such person and his affiliates. AFC's Certificate of Incorporation further provides that such provision limiting voting rights only may be amended upon the vote of 80% of the outstanding shares of voting stock.

  Liquidation Rights. In the event of any liquidation, dissolution, or winding up of Astoria Federal, AFC, as a holder of Astoria Federal's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Astoria Federal (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation accounts established for the benefit of certain account holders of Astoria Federal in connection with its conversion to stock form and for the benefit of certain account holders of Fidelity and The Greater in connection with their respective conversions to stock form, all assets of

Astoria Federal available for distribution. In the event of liquidation, dissolution, or winding up of AFC, the holders of AFC Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of AFC available for distribution. Holders of AFC Preferred Stock will have a priority over the holders of AFC Common Stock in the event of liquidation or dissolution.

  Preemptive Rights. Holders of the AFC Common Stock are not entitled to preemptive rights with respect to any shares which may be issued.

  Issuance of Stock. In certain instances, the issuance of authorized but unissued shares of AFC Common Stock or AFC Preferred Stock may have an anti-takeover effect. The authority of the AFC Board to issue AFC Preferred Stock with rights and privileges, including voting rights, as it may deem appropriate, may enable the AFC Board to prevent a change of control despite a shift in ownership of AFC Common Stock. In addition, the AFC Board's authority to issue additional shares of AFC Common Stock may help deter or delay a change of control by increasing the number of shares needed to gain control.

  Certain Anti-takeover Provisions. AFC's Certificate of Incorporation and Bylaws contain a number of provisions that may be deemed to have the effect of discouraging or delaying attempts to gain control of AFC, including provisions
(i) classifying the AFC Board into three classes with each class to serve for three years with one class being elected annually; (ii) authorizing the AFC Board the exclusive power to fix from time to time the size of the AFC Board;
(iii) authorizing a majority vote of the AFC Board then in office to fill vacancies in the AFC Board; (iv) providing that the directors may be removed only for cause and only by the affirmative vote of at least 80% of the shares entitled to be voted in the election of directors; (v) providing that any action required or permitted to be taken by the stockholders of AFC may not be effected by a written consent by such stockholders; (vi) allowing the AFC Board to give due consideration to constituencies other than AFC's stockholders in evaluating acquisition or merger proposals; (vii) providing that certain of the foregoing provisions only may be amended by the affirmative vote of at least 80% of the outstanding stock entitled to vote or a majority vote of the AFC Board; and (viii) setting forth specific conditions under which: (a) business may be transacted at an annual meeting of stockholders; and (b) persons may be nominated for election as directors of AFC at an annual meeting of stockholders.

  The foregoing provisions could impede a change of control of AFC. In particular, classification of the AFC Board has the effect of decreasing the number of directors that could be elected in a single year by any person who seeks to elect its designees to a majority of the seats on the AFC Board. Furthermore, allowing the AFC Board to consider non-stockholder constituencies may have the effect of increasing the AFC Board's discretion to reject acquisition or merger proposals.

AFC PREFERRED STOCK

  As of the AFC Record Date, 2,000,000 shares of AFC Preferred Stock have been issued by AFC. AFC Preferred Stock may be issued with such preferences and designations as the AFC Board may determine from time to time. The AFC Board may issue, without stockholder approval, AFC Preferred Stock with voting, dividend, liquidation, and conversion rights that could dilute the voting strength of the holders of AFC Common Stock and may assist AFC's management in impeding an unfriendly takeover or an attempted change in control.

  Although AFC has no arrangements, understandings, or plans at the present time for the issuance or use of the shares of undesignated preferred stock (the "AFC Undesignated Preferred Stock") authorized, the AFC Board believes that the availability of such shares will provide AFC and Astoria Federal with increased flexibility in structuring possible future financing and acquisitions and in meeting other corporate needs that may arise. In the event of a proposed merger, tender offer, or other attempt to gain control of AFC of which AFC management does not approve, the AFC Board may be able to authorize the issuance of one or more series of AFC Preferred Stock with rights and preferences that could impede the completion of such a hostile transaction. The issuance of AFC Preferred Stock, therefore, may deter future takeover attempts. The AFC Board does not intend to issue any AFC Preferred Stock except on terms that it deems to be in the best interest of both Astoria Federal's and AFC's then existing stockholders.

  AFC Series A Preferred Stock. AFC's Certificate of Designations, Preferences and Rights of the Series A Junior Participating Preferred Stock with respect to the AFC Series A Junior Participating Preferred Stock, par value $0.01 per share ("AFC Junior Preferred Stock"), authorizes the issuance of up to 325,000 shares of the AFC Junior Preferred Stock. AFC Junior Preferred Stock is issuable only in connection with AFC's Rights Plan. When issued, the AFC Junior Preferred Stock will rank junior to all other series of AFC's preferred stock as to the payment of dividends and the distribution of assets, unless the terms of any such series provide otherwise. Dividends on the AFC Junior Preferred Stock will be cumulative to the greater of (i) $1.00 or (ii) subject to adjustment, 100 times the aggregate per share amount of all non-cash dividends or other distributions declared on AFC Common Stock, and 100 times the aggregate per share amount of all non-cash dividends or other distributions declared on AFC Common Stock other than a dividend payable in shares of AFC Common Stock or a subdivision of the outstanding shares of AFC Common Stock. Holders of shares of the AFC Junior Preferred Stock will have no voting rights, except as required by law. The AFC Junior Preferred Stock has preference over AFC Common Stock with respect to the distribution of assets in the event of a liquidation, dissolution or winding up of AFC. The liquidation preference of the AFC Junior Preferred Stock is $100.00 per share, plus an amount equal to accrued and unpaid dividends and distributions.

  AFC Series B Preferred Stock. AFC's Certificate of Designations, Preferences and Rights of 12% Noncumulative Perpetual Preferred Stock, Series B with respect to the AFC Series B Preferred Stock, authorizes the issuance of up to 2,000,000 shares of the AFC Series B Preferred Stock. The AFC Series B Preferred Stock ranks prior to the AFC Common Stock and to all other classes and series of equity securities of AFC, now or hereafter authorized ("Junior Stock"), other than equity securities that AFC expressly designates as ranking on a parity with or senior to the AFC Series B Preferred Stock. Holders of shares of the AFC Series B Preferred Stock are entitled to receive, when, as and if declared by the AFC Board, noncumulative cash dividends at a rate not greater than $3.00 per share per annum. Holders of shares of the AFC Series B Preferred Stock will have no voting rights, except with regard to certain activities described in the Certificate of Designations of the AFC Series B Preferred Stock and as required by law. The AFC Series B Preferred Stock has preference over AFC Common Stock and Junior Stock, with respect to the distribution of assets in the event of a liquidation, dissolution or winding up of AFC. The liquidation preference of the AFC Series B Preferred Stock is $25.00 per share, plus an amount equal to accrued, undeclared and unpaid dividends. The AFC Series B Preferred Stock is not redeemable before October 1, 2003, but on or after such date, the AFC Series B Preferred Stock will be redeemable at the option AFC, in whole or in part, at any time and from time to time, at the redemption prices set forth in the Certificate of Designations of the AFC Series B Preferred Stock.

                 COMPARISON OF CERTAIN RIGHTS OF STOCKHOLDERS

GENERAL

  Both AFC and LIB are Delaware corporations subject to the provisions of the DGCL. At the Effective Time, stockholders of LIB, whose rights are governed by LIB's Restated Certificate of Incorporation, LIB's Bylaws and the DGCL and who are allocated stock under the exchange procedures set forth herein, will, upon consummation of the Merger, become stockholders of AFC, and their rights as stockholders will be determined by AFC's Certificate of Incorporation, AFC's Bylaws, and the DGCL.

  The following is a summary of the material differences in the rights of stockholders of LIB under LIB's Restated Certificate of Incorporation and LIB's Bylaws, and the rights of stockholders of AFC under AFC's Certificate of Incorporation, and AFC's Bylaws. The following discussion does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the governing laws, LIB's Restated Certificate of Incorporation, LIB's Bylaws, AFC's Certificate of Incorporation and AFC's Bylaws.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION

  AFC's Certificate of Incorporation requires the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of the capital stock of AFC entitled to vote generally in the election of AFC's directors, voting together as a single class, to amend or repeal the provisions of AFC's Certificate of Incorporation regarding: (i) amendments to AFC's Certificate of Incorporation or AFC's Bylaws, (ii) beneficial ownership limitations on AFC Common Stock, (iii) actions by stockholders by written consent, (iv) staggered board of directors and the ability to fill vacancies on the AFC Board, (v) removal of directors, (vi) stockholder special meetings,
(vii) higher vote requirements for certain actions, and (viii) director and officer indemnification.

  LIB's Restated Certificate of Incorporation requires the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of capital stock of LIB entitled to vote generally in the election of LIB's directors, voting together as a single class, to amend, repeal or adopt provisions of LIB's Restated Certificate of Incorporation regarding: (i) amendments to LIB's Restated Certificate of Incorporation or Bylaws, (ii) beneficial ownership limitations on LIB Common Stock, (iii) actions by stockholders by written consent, (iv) staggered board of directors and the ability to fill vacancies on the LIB Board, (v) removal of directors, (vi) higher vote requirements for certain actions, and (vii) authorization to create and issue rights entitling the holders thereof to purchase or receive from LIB shares of other stock or securities. LIB's Restated Certificate of Incorporation does not address special meetings of stockholders or indemnification of officers and directors; however, both topics are addressed in LIB's Bylaws, amendment of which requires the affirmative vote of the LIB Board or a vote of at least 80% of the voting power of the then outstanding shares of capital stock entitled to vote in the election of directors.

SPECIAL MEETINGS OF STOCKHOLDERS

  Under AFC's Bylaws, special meetings of AFC stockholders may be called only by the AFC Board pursuant to a resolution adopted by a majority of the total number of AFC directors that AFC would have if there were no vacancies on the AFC Board.

  Under LIB's Bylaws, special meetings of LIB stockholders may be called only by the Chairman of the LIB Board or by the LIB Board pursuant to a resolution adopted by a majority of the total number of LIB directors that LIB would have if there were no vacancies on the LIB Board.

LIMITATION OF DIRECTOR LIABILITY

  Section 102(b)(7) of the DGCL permits the inclusion of a provision in the certificate of incorporation of a Delaware corporation that eliminates or limits the personal liability of a director of such corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that such provision does not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for a breach of the DGCL provision relating to unlawful payment of dividends or redemptions or
(iv) for any transaction from which the director derived an improper personal benefit.

  AFC's Certificate of Incorporation contains a provision so eliminating the liability of AFC's directors to AFC and its stockholders for monetary damages for breach of a fiduciary duty as a director to the fullest extent permitted by the DGCL, including any future amendment to authorize corporate action to further limit the personal liability of AFC's directors.

  LIB's Restated Certificate of Incorporation contains a provision eliminating the liability of LIB's directors to LIB or its stockholders for monetary damages for breach of a fiduciary duty as a director, except to the extent such exemption is not permitted under the DGCL

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Under Section 145 of the DGCL, a Delaware corporation may indemnify fully its directors, officers, employees, and agents if such persons have acted in good faith and in a manner that such persons reasonably believed was in, or not opposed to, the best interests of the corporation. A Delaware corporation also may indemnify fully such individuals with respect to criminal actions or proceedings, provided that such individual had no reasonable cause to believe such conduct was unlawful.

  AFC's Certificate of Incorporation provides that AFC shall indemnify, to the fullest extent authorized by the DGCL, its directors, officers, employees, and agents against all expense, liability and loss reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that except as provided in AFC's Certificate of Incorporation with respect to proceedings to enforce rights to indemnification, AFC shall indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by the AFC Board. AFC's Certificate of Incorporation further permits AFC to maintain insurance on behalf of any director, officer, employee, or agent of AFC.

  LIB's Bylaws provide substantially similar indemnification as AFC's Certificate of Incorporation for LIB's directors, officers, employees and agents. LIB's Bylaws also permit LIB to maintain insurance on behalf of any director, officer, employee, or agent of LIB.

OTHER CONSTITUENCIES

  AFC's Certificate of Incorporation provides that the AFC Board, when evaluating offers to make a tender or exchange offer, merge or consolidate AFC, or purchase or otherwise acquire all or substantially all of the assets and properties of AFC may, in determining what is in the best interests of AFC and AFC's stockholders, give due consideration (to the extent permitted by law) to all relevant factors, including, without limitation, those factors that directors of AFC or any subsidiary of AFC may consider in evaluating any action that may result in a change in control of the subsidiary, and the social and economic effect of acceptance of such offer on: (i) AFC's and any of AFC's subsidiary's present and future customers and employees, (ii) the communities in which AFC and any subsidiary of AFC operates or is located,
(iii) the ability of AFC to fulfill its corporate objectives as a savings and loan holding company, and (iv) the ability of Astoria Federal to fulfill the objectives of a federally chartered stock savings and loan association. The DGCL does not address what factors a board of directors may consider in exercising such duty. However, pursuant to case law interpreting the provisions of the DGCL, the board of directors of a Delaware corporation generally may consider the impact of such a proposal on AFC's other constituencies; provided that doing so bears some reasonable relationship to general stockholder interests.

  Neither LIB's Certificate of Incorporation nor LIB's Bylaws have a provision regarding consideration of non-stockholder constituencies.

                                 LEGAL MATTERS

  The validity of the Merger Shares will be passed upon for AFC by Thacher Proffitt & Wood.

                                    EXPERTS

  The consolidated financial statements of AFC and subsidiaries as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, included in AFC's Form 10-K for the year ended December 31, 1997 and incorporated by reference into this Joint Proxy Statement-Prospectus, have been incorporated by reference herein and in the Registration Statement of which this Joint Proxy Statement-Prospectus is a part in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, included in AFC's 1997 Form 10-K and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

  The consolidated financial statements of LIB and subsidiaries as of September 30, 1997 and 1996 and for each of the years in the three-year period ended September 30, 1997, included in LIB's Form 10-K for the year ended September 30, 1997 and incorporated by reference into this Joint Proxy Statement-Prospectus, have been incorporated by reference herein and in the Registration Statement of which this Joint Proxy Statement-Prospectus is a part in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, included in LIB's 1997 Form 10-K and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

  To be considered for inclusion in AFC's proxy statement and form of proxy relating to the annual meeting of stockholders to be held in 1999, a stockholder proposal must be received by the Secretary of AFC at Astoria Financial Corporation, One Astoria Federal Plaza, Lake Success, New York 11042 but not later than December 4, 1998. Any such proposal will be subject to 17 C.F.R. (S) 240.14a-8 promulgated by the Commission under the Exchange Act.

                                                                      APPENDIX A
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                          AGREEMENT AND PLAN OF MERGER

                     DATED AS OF THE 2ND DAY OF APRIL, 1998

                                   AS AMENDED

                                 BY AND BETWEEN

                         ASTORIA FINANCIAL CORPORATION

                                      AND

                           LONG ISLAND BANCORP, INC.

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                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Introductory Statement...................................................  A-1

                                   ARTICLE I

                                   The Merger

Section 1.01 Structure of the Merger.....................................  A-1
Section 1.02 Effect on Outstanding Shares of LISB Common Stock...........  A-1
Section 1.03 Exchange Procedures.........................................  A-2
Section 1.04 Stock Options...............................................  A-4
Section 1.05 Bank Merger.................................................  A-5
Section 1.06 Directors of AFC after Effective Time.......................  A-5
Section 1.07 Alternative Structure.......................................  A-5

                                   ARTICLE II

                         Representations and Warranties

Section 2.01 Disclosure Letters..........................................  A-5
Section 2.02 Standards...................................................  A-5
Section 2.03 Representations and Warranties of LISB......................  A-6
Section 2.04 Representations and Warranties of AFC....................... A-17

                                  ARTICLE III

                           Conduct Pending the Merger

Section 3.01 Conduct of LISB's Business Prior to the Effective Time...... A-25
Section 3.02 Forbearance by LISB......................................... A-25
Section 3.03 Conduct of AFC's Business Prior to the Effective Time....... A-28
Section 3.04 Forbearance by AFC.......................................... A-28

                                   ARTICLE IV

                                   Covenants

Section 4.01 Acquisition Proposals....................................... A-29
Section 4.02 Certain Policies of LISB.................................... A-29
Section 4.03 Access and Information...................................... A-30
Section 4.04 Certain Filings, Consents and Arrangements.................. A-31
Section 4.05 Antitakeover Provisions..................................... A-31
Section 4.06 Additional Agreements....................................... A-31
Section 4.07 Publicity................................................... A-31
Section 4.08 Stockholders' Meeting....................................... A-31
Section 4.09 Joint Proxy Statement-Prospectus; Comfort Letters........... A-32
Section 4.10 Registration of AFC Common Stock............................ A-32
Section 4.11 Affiliate Letters........................................... A-32
Section 4.12 Notification of Certain Matters............................. A-33
Section 4.13 Directors and Officers; Advisory Board; Litigation
 Committee............................................................... A-33
Section 4.14 Indemnification; Directors' and Officers' Insurance......... A-34
Section 4.15 Pooling and Tax-Free Reorganization Treatment............... A-35
Section 4.16 Employees; Benefit Plans and Programs....................... A-35

                                   ARTICLE V

                           Conditions to Consummation

Section 5.01 Conditions to Each Party's Obligations...................... A-37
Section 5.02 Conditions to the Obligations of AFC and the Association
 under this Agreement.................................................... A-37
Section 5.03 Conditions to the Obligations of LISB....................... A-38

                                   ARTICLE VI

                                  Termination

Section 6.01 Termination................................................. A-40
Section 6.02 Effect of Termination....................................... A-42
Section 6.03 Third Party Termination Fee to AFC.......................... A-42

                                  ARTICLE VII

                   Closing, Effective Date and Effective Time

Section 7.01 Effective Date and Effective Time........................... A-43
Section 7.02 Deliveries at the Closing................................... A-43

                                  ARTICLE VIII

                             Certain Other Matters

Section 8.01 Certain Definitions; Interpretation......................... A-43
Section 8.02 Survival.................................................... A-44
Section 8.03 Waiver; Amendment........................................... A-44
Section 8.04 Counterparts................................................ A-44
Section 8.05 Governing Law............................................... A-44
Section 8.06 Expenses.................................................... A-44
Section 8.07 Notices..................................................... A-44
Section 8.08 Entire Agreement, etc....................................... A-45
Section 8.09 Assignment.................................................. A-45

                                    Exhibits

Exhibit 1.05 Plan of Bank Merger

Exhibit 4.11(a) Form of Affiliate Letter for LISB Affiliates

Exhibit 4.11(b)Form of Affiliate Letter for AFC Affiliates

Exhibit 4.16(b)(a)Form of Release

  This is an AGREEMENT AND PLAN OF MERGER, dated as of the 2nd day of April, 1998 (the "Agreement"), by and between Astoria Financial Corporation, a Delaware corporation ("AFC"), and Long Island Bancorp, Inc., a Delaware corporation ("LISB"), as amended.

                            INTRODUCTORY STATEMENT

  The Board of Directors of each of AFC and LISB (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of AFC and LISB, respectively, and in the best long-term interests of their respective stockholders, (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with, and in furtherance of, its respective business strategies and (iii) has approved, at meetings of each of such Boards of Directors, this Agreement.

  Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to AFC's willingness to enter into this Agreement, AFC and LISB have entered into a stock option agreement (the "LISB Option Agreement"), pursuant to which LISB has granted to AFC an option to purchase shares of LISB's common stock, par value $0.01 per share (the "LISB Common Stock"), upon the terms and conditions therein contained and, as a condition and inducement to LISB's willingness to enter into this Agreement, LISB and AFC have entered into a stock option agreement (the "AFC Option Agreement") pursuant to which AFC has granted LISB an option to purchase shares of AFC common stock, par value $0.01 per share (the "AFC Common Stock") upon the terms and conditions therein contained.

  The parties hereto intend that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), for federal income tax purposes, and that the Merger shall be treated as a "pooling-of-interests" for accounting purposes.

  Promptly following the consummation of the Merger, the parties hereto intend that The Long Island Savings Bank, FSB, a wholly owned subsidiary of LISB ("LISB Bank"), and Astoria Federal Savings and Loan Association, a wholly owned subsidiary of Astoria (the "Association") shall be merged (the "Bank Merger").

  AFC and LISB desire to make certain representations, warranties and agreements in connection with the business combination transactions provided for herein and to prescribe various conditions to the transactions.

  In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                                   ARTICLE I

                                  THE MERGER

  Section 1.01 Structure of the Merger. On the Effective Date (as defined in
Section 7.01), LISB will merge with and into AFC (the "Merger"), with AFC being the surviving entity, pursuant to the provisions of, and with the effect provided in the Delaware General Corporation Law (the "DGCL"). Upon consummation of the Merger, the separate corporate existence of LISB shall cease. The certificate of incorporation and bylaws of AFC, as in effect immediately prior to the Effective Time (as defined in Section 7.01), shall be the certificate of incorporation and bylaws of the surviving corporation, until altered, amended or repealed in accordance with their terms and applicable law. The authorized capital stock of the surviving corporation shall be as stated in the certificate of incorporation of AFC immediately prior to the Effective Time. Each share of AFC Common Stock and AFC Preferred Stock (as defined herein) issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

  Section 1.02 Effect on Outstanding Shares of LISB Common Stock.

  (a) By virtue of the Merger, automatically and without any action on the part of the holders of LISB Common Stock, each share of LISB Common Stock issued and outstanding at the Effective Time (other than (i) shares held directly or indirectly by AFC (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted), (ii) shares held as treasury stock and (iii) unallocated shares held in LISB's Management Recognition and Retention Plan for the Executive Officers or LISB's Management Recognition and Retention Plan for Non-Employee Directors (together, the "MRPs") (the shares referred to in clauses (i), (ii) and (iii) are hereinafter collectively referred to as the "Excluded Shares")) together with the related preferred share purchase right issued pursuant to the Rights Agreement (the "LISB Rights Agreement"), dated as of April 22, 1997, between LISB and ChaseMellon Shareholder Services, L.L.C. as Rights Agent (the "LISB Preferred Share Purchase Right") shall become and be converted into the right to receive 1.15 shares of AFC Common Stock (the "Exchange Ratio"), together with the related preferred share purchase right issued pursuant to the Rights Agreement (the "AFC Rights Agreement"), dated as of July 17, 1996 between AFC and ChaseMellon Shareholder Services, L.L.C. as Rights Agent (the "AFC Preferred Share Purchase Right"); provided, however, that, notwithstanding any other provision hereof, no fraction of a share of AFC Common Stock and no certificates or scrip therefor will be issued in the Merger; instead, AFC shall pay to each holder of LISB Common Stock who would otherwise be entitled to a fractional share an amount in cash, rounded to the nearest cent, determined by multiplying such fraction by the AFC Market Value (as defined below) (collectively, the "Merger Consideration").

  (b) If, between the date of this Agreement and the Effective Time, the outstanding shares of AFC Common Stock shall have been changed into a different number of shares or into a different class (or a record date for such a change shall have been determined), by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares (each, a "Stock Adjustment"), the Merger Consideration shall be adjusted correspondingly to the extent appropriate to reflect the Stock Adjustment.

  (c) As used herein, "AFC Market Value" shall be the average of the mean between the closing high bid and low asked prices of a share of AFC Common Stock, as reported on the Nasdaq National Market System (the "Nasdaq National Market"), for the five (5) consecutive Nasdaq trading days immediately preceding the Effective Date.

  (d) As of the Effective Time, each Excluded Share shall be cancelled and retired and cease to exist, and no exchange or payment shall be made with respect thereto. All shares of AFC Common Stock and AFC Preferred Stock (as defined in Section 2.04(b)) that are held by LISB, if any, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall become treasury stock of AFC.

  Section 1.03 Exchange Procedures.

  (a) At and after the Effective Time, each certificate ("LISB Certificate") previously representing shares of LISB Common Stock (except as specifically set forth in Section 1.02) shall represent only the right to receive the Merger Consideration.

  (b) Prior to the Effective Time, AFC shall deposit, or shall cause to be deposited, with such bank or trust company as shall be selected by AFC and reasonably acceptable to LISB to act as exchange agent (the "Exchange Agent"), for the benefit of the holders of shares of LISB Common Stock, for exchange in accordance with this Section 1.03, certificates representing the shares of AFC Common Stock to which the holders of LISB Certificates are entitled pursuant to this Agreement and an estimated amount of cash sufficient to pay the aggregate amount of cash in lieu of fractional shares to be issued and paid pursuant to Section 1.02. AFC agrees to provide such additional cash as may be necessary to pay the aggregate amount of cash in lieu of fractional shares promptly upon requisition therefor by the Exchange Agent.

  (c) Appropriate transmittal materials (the "Letter of Transmittal") shall be mailed as soon as reasonably practicable after the Effective Time, and in no event later than 10 business days thereafter, to each holder of record of LISB Common Stock as of the Effective Time. A Letter of Transmittal will be deemed properly completed only if accompanied by certificates representing all shares of LISB Common Stock to be converted thereby.

  (d) The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to LISB Certificates shall pass, only upon delivery of LISB Certificates to the Exchange Agent, (ii) be in a form and contain any other provisions as AFC may reasonably determine and (iii) include instructions for use in effecting the surrender of LISB Certificates in exchange for the Merger Consideration. Upon the proper surrender of LISB Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such LISB Certificate(s) shall be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of AFC Common Stock that such holder has the right to receive pursuant to Section 1.02 of this Agreement, and (ii) a check in the amount equal to the cash in lieu of fractional shares, if any, which such holder has the right to receive pursuant to Section 1.02 of this Agreement. LISB Certificates so surrendered shall forthwith be cancelled. As soon as practicable, but no later than 10 business days following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute AFC Common Stock and cash as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of AFC Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto. If there is a transfer of ownership of any shares of LISB Common Stock not registered in the transfer records of LISB, the Merger Consideration shall be issued to the transferee thereof if LISB Certificate(s) representing such LISB Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of AFC and the Exchange Agent, (x) to evidence and effect such transfer and (y) to evidence that any applicable stock transfer taxes have been paid.

  (e) Whenever a dividend or other distribution is declared by AFC on AFC Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividends or other distributions declared or made after the Effective Time with respect to AFC Common Stock shall be remitted to any person entitled to receive shares of AFC Common Stock hereunder until such person surrenders LISB Certificate(s) in accordance with this Article I. Upon the surrender of such person's LISB Certificates in accordance with this Article I, such person shall be entitled to receive any dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of AFC Common Stock represented by such person's LISB Certificates.

  (f) From and after the Effective Time, there shall be no transfers on the stock transfer records of LISB of any shares of LISB Common Stock. If, after the Effective Time, LISB Certificates are presented to AFC or LISB for transfer, they shall be cancelled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 1.03.

  (g) Any portion of the aggregate amount of cash to be paid in lieu of fractional shares pursuant to Section 1.02, any dividends or other distributions to be paid pursuant to Section 1.03 or the proceeds of any investments thereof, that remains unclaimed by the stockholders of LISB for six (6) months after the Effective Time shall be repaid by the Exchange Agent to AFC upon the written request of AFC. After such request is made, any stockholders of LISB who have not theretofore complied with this Section 1.03 shall look only to AFC for the Merger Consideration deliverable in respect of each share of LISB Common Stock such stockholder holds as determined pursuant to this Agreement, without any interest thereon. If outstanding certificates for shares of LISB Common Stock are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of AFC (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of AFC, the Association, the Exchange Agent or any other person shall be liable to any former holder of LISB Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  (h) AFC and the Exchange Agent shall be entitled to rely upon LISB's stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any LISB Certificate, AFC and the Exchange Agent shall be entitled to deposit any Merger Consideration or dividends or distributions thereon represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

  (i) If any LISB Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such LISB Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such LISB Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed LISB Certificate, the Merger Consideration deliverable in respect thereof pursuant to this Agreement, subject to such other requirements that the Exchange Agent shall reasonably require.

  Section 1.04 Stock Options.

  (a) Options to purchase shares of LISB Common Stock that have been issued by LISB and are outstanding at the Effective Time (each, a "LISB Option"), pursuant to the LISB 1994 Stock Incentive Plan and the LISB 1994 Non-Employee Directors Stock Option Program (the "LISB Option Plan") shall be converted into options to purchase shares of AFC Common Stock as follows:

    (i) in the case of each holder of LISB Options at the Effective Time, the aggregate number of shares of AFC Common Stock issuable upon the exercise of converted LISB Options after the Effective Time shall be equal to the product of the Exchange Ratio multiplied by the number of shares of LISB Common Stock issuable upon exercise of the LISB Options immediately prior to the Effective Time, such product to be rounded up to the nearest whole share of AFC Common Stock; and

    (ii) the exercise price per share of each converted LISB Option shall be equal to the quotient of the exercise price of such LISB Option at the Effective Time divided by the Exchange Ratio, such quotient to be rounded to the nearest whole cent;

provided, however, that, in the case of any LISB Option that is intended to qualify as an incentive stock option under Section 422 of the Code, the number of shares of AFC Common Stock issuable upon exercise of and the exercise price per share for such converted LISB Option determined in the manner provided above shall be further adjusted as necessary to conform to the requirements of
Section 424(b) of the Code. Options to purchase shares of AFC Common Stock that arise from the operation of this Section 1.04 shall be referred to as the "Converted Options." All Converted Options shall be exercisable for the same period and otherwise have the same terms and conditions applicable to the LISB Options which they replace, including any post-termination extended exercise periods as a result of the transaction contemplated by this Agreement as provided under the current terms of the LISB Options; provided, however, that such exercise periods, terms and conditions shall be further modified if and to the extent necessary to enable the Merger to qualify for pooling-of-interests accounting treatment. Prior to the Effective Time, AFC shall take, or cause to be taken, all necessary action to effect the intent of the provisions set forth in this Section 1.04.

  (b) Prior to the date of the LISB stockholders meeting contemplated by
Section 4.08, LISB shall take, or cause to be taken, appropriate action under the terms of any stock option plan, agreement or arrangement under which LISB Options have been granted to convert LISB Options outstanding at the Effective Time into Converted Options as contemplated by Section 1.04(a).

  (c) Concurrently with the reservation of shares of AFC Common Stock to provide for the payment of the Merger Consideration, AFC shall take all corporate action necessary to reserve for future issuance a sufficient additional number of shares of AFC Common Stock to provide for the satisfaction of its obligations with respect to the Converted Options. As soon as practicable following the Effective Time, AFC shall (i) cause to be executed and delivered to each holder of a Converted Option an agreement, certificate or other instrument evidencing such holder's rights with respect to the Converted Options, which rights shall be as governed by and set forth under the LISB Option Plans and (ii) file a registration statement on Form S-8 of the Securities and

Exchange Commission (the "SEC") (or any successor or other appropriate form) with respect to the AFC Common Stock issuable upon exercise of the Converted Options.

  Section 1.05 Bank Merger. Within 10 days of the execution of this Agreement, the Association and LISB Bank shall enter into the Plan of Bank Merger in the form annexed hereto as Exhibit 1.05 (which shall qualify as a reorganization under Section 368(a) of the Code pursuant to which the Bank Merger will be effected pursuant to and with the effect set forth in the rules and regulations of the Office of Thrift Supervision ("OTS")). The parties hereto intend that the Bank Merger shall become effective on the Effective Date. The documentation relating to the Bank Merger shall provide that the directors of the Association as the surviving entity of the Bank Merger shall be (a) all of the respective directors of the Association immediately prior to such merger and (b) such additional persons who shall become directors of the Association pursuant to Section 4.13.

  Section 1.06 Directors of AFC after Effective Time. At the Effective Time, the directors of AFC shall consist of (a) the directors of AFC serving immediately prior to the Effective Time and (b) such additional persons who shall become directors of AFC in accordance with Section 4.13.

  Section 1.07 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, in the event that the parties hereto mutually agree that it would be advantageous to restructure the transactions contemplated hereby, the parties hereto will cooperate in good faith in structuring an alternative transaction which accomplishes the goals, effects and purposes of this Agreement; provided, however, that such revised structure shall not adversely affect the tax treatment of the transaction to the holders of LISB Common Stock or the effects or economic benefits of the transactions contemplated hereby to the holders of LISB Common Stock and shall not materially delay the closing of the merger (the "Closing"). This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

                                  ARTICLE II

                        REPRESENTATIONS AND WARRANTIES

  Section 2.01 Disclosure Letters. On or prior to the execution hereof, LISB and AFC each shall have delivered to the other a letter (its "Disclosure Letter") setting forth, among other items, facts, circumstances and events the disclosure of which is required or appropriate in relation to any or all of its representations and warranties (and making specific reference to the Section of this Agreement to which they relate), other than Section 2.03(h) and Section 2.04(h); provided, that (a) no such fact, circumstance or event is required to be set forth in the Disclosure Letter as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standards established by Section 2.02, and (b) the mere inclusion of an item in the Disclosure Letter shall not be deemed an admission by a party that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 2.02(b)).

  Section 2.02 Standards.

  (a) No representation or warranty of LISB or AFC contained in Section 2.03 or 2.04, respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, on account of the existence of any fact, circumstance or event unless, as a consequence of such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Section 2.03 or 2.04, as applicable, there is reasonably likely to exist a Material Adverse Effect. LISB's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached as a result of effects arising solely from actions taken in compliance with a written request of AFC.

  (b) As used in this Agreement, the term "Material Adverse Effect" means either (i) an effect which is material and adverse to the business, financial condition or results of operations of LISB or AFC, as the context may dictate, and its respective subsidiaries taken as a whole; provided, however, that any such effects resulting from any changes (A) in law, rule or regulation or generally accepted accounting principles or interpretations thereof that applies to both AFC and the Association and LISB and LISB Bank, as the case may be, or (B) in the general level of market interest rates, shall not be considered in determining if a Material Adverse Effect has occurred; or (ii) the failure of (x) a representation or warranty contained in Sections 2.03(a)(i) and (iv), 2.03(b), 2.03(c), 2.03(d), 2.03(g), 2.03(h)(iii), 2.04(a)(i) and (iv), 2.04(b),
2.04(c), 2.04(d), 2.04(h)(iii) or 2.04(l) to be true and correct or (y) a representation or warranty contained in the last sentence of each of Section 2.03(f) or 2.04(f), and the first two sentences of each of Section 2.03(dd) or 2.04(w) to be true and correct in all material respects.

  (c) For purposes of this Agreement, "knowledge" shall mean, with respect to a party hereto, actual knowledge of the members of the Board of Directors of that party, any officer of that party with the title ranking not less than executive vice president or that party's corporate secretary.

  Section 2.03 Representations and Warranties of LISB. Subject to Sections
2.01 and 2.02, LISB represents and warrants to AFC that, except as specifically disclosed in the Disclosure Letter of LISB:

  (a) Organization. (i) LISB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a savings and loan holding company duly registered with the OTS under the Home Owner's Loan Act of 1933, as amended (the "HOLA"). LISB Bank is a stock savings bank, duly organized, validly existing and in good standing under the laws of the United States of America. Each other Significant Subsidiary of LISB or LISB Bank is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of LISB, LISB Bank and each of the other Significant Subsidiaries of LISB has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. As used in this Agreement, unless the context requires otherwise, the term "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes or which is controlled, directly or indirectly, by such party, including without limitation, LISB Bank. As used in this Agreement, the term "Significant Subsidiary" shall mean each Subsidiary which is a "significant subsidiary" as defined in Regulation S-X, promulgated by the SEC, as in effect as of the date hereof.

  (ii) LISB and each Subsidiary of LISB is duly qualified and is in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

  (iii) The Disclosure Letter sets forth all of the Subsidiaries of LISB and all entities (whether corporations, partnerships, or similar organizations), including the corresponding percentage ownership in which LISB owns, directly or indirectly, 5% or more of the ownership interests as of the date of this Agreement and indicates for each Subsidiary, as of such date, its jurisdiction of organization and the jurisdiction wherein it is qualified to do business. All such Subsidiaries and ownership interests are in compliance with all applicable laws, rules and regulations relating to direct investments in equity ownership interests. LISB owns, either directly or indirectly, all of the outstanding capital stock of each of its Subsidiaries. Except for LISB Bank, no Subsidiary of LISB is an "insured depositary institution" as defined in the Federal Deposit Insurance Act, as amended (the "FDIA"), and applicable regulations thereunder. All of the shares of capital stock of each of the Subsidiaries held by LISB or by another Subsidiary of LISB are fully paid, nonassessable and not subject to any preemptive rights and are owned by LISB or a Subsidiary of LISB free and clear of any claims, liens, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws) and there are no agreements or understandings with respect to the voting or disposition of any such shares.

  (iv) The deposits of LISB Bank are insured by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation (the "FDIC") to the extent provided in the FDIA.

  (b) Capital Structure. (i) The authorized capital stock of LISB consists of 130,000,000 shares of LISB Common Stock and 5,000,000 shares of preferred stock of LISB, par value $0.01 per share, (the "LISB Preferred

Stock"). As of the date of this Agreement: (A) 23,935,242 shares of LISB Common Stock were issued and outstanding, (B) no shares of LISB Preferred Stock were issued and outstanding, (C) no shares of LISB Common Stock were reserved for issuance except that 1,796,302 shares of LISB Common Stock were reserved for issuance pursuant to the LISB Option Plans, (D) no shares of LISB Preferred Stock were reserved for issuance except pursuant to the LISB Rights Agreement, and (E) 2,881,222 shares of LISB Common Stock were held by LISB in its treasury or by its Subsidiaries. The authorized capital stock of LISB Bank consists of 45,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of the date of the Agreement, 1,000 shares of such common stock were outstanding, no shares of such preferred stock were outstanding and all outstanding shares of such common stock were, and as of the Effective Time will be, owned by LISB. All outstanding shares of LISB Common Stock are validly issued, fully paid and nonassessable and not subject to any preemptive rights and, with respect to shares held by LISB in its treasury or by its Subsidiaries, are free and clear of all liens, claims, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws) and there are no agreements or understandings to which LISB or its Subsidiaries is a party or by which it is bound with respect to the voting or disposition of any such shares. The Disclosure Letter sets forth a complete and accurate list of all options to purchase LISB Common Stock that have been granted and are outstanding pursuant to LISB Option Plans and all restricted stock grants under the LISB MRPs including the dates of grant, exercise prices, dates of vesting, dates of termination and shares subject to each grant. LISB has not, since September 30, 1997 adopted or modified the terms of any stock option plan or restricted stock or phantom stock plan or any grants under the Stock Option Plans.

  (ii) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote ("Voting Debt") of LISB are issued or outstanding.

  (iii) As of the date of this Agreement, except for this Agreement, and the LISB Option Agreement, neither LISB nor any of its Subsidiaries has or is bound by any outstanding options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating LISB or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of LISB or any of its Subsidiaries or obligating LISB or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of LISB or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of LISB or any of its Subsidiaries.

  (c) Authority. Each of LISB and LISB Bank has all requisite corporate power and authority to enter into this Agreement and the Plan of Bank Merger, respectively, and, subject to approval of this Agreement by the requisite vote of the stockholders of LISB and receipt of all required regulatory or governmental approvals as contemplated by Section 5.01(b) of this Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and, subject to the approval of this Agreement by the stockholders of LISB, the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate actions on the part of LISB and LISB Bank. This Agreement has been duly executed and delivered by LISB and constitutes a valid and binding obligation of LISB, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

  (d) Stockholder Approval; Fairness Opinion. The affirmative vote of a majority of the outstanding shares of LISB Common Stock entitled to vote on this Agreement is the only vote of the stockholders of LISB required for approval of this Agreement and the consummation of the Merger and the related transactions contemplated hereby. LISB has received the written opinion of Salomon Smith Barney to the effect that, as of the date hereof, the Merger Consideration to be received by the stockholders of LISB is fair, from a financial point of view, to such stockholders.

  (e) No Violations. Subject to approval of this Agreement by LISB's stockholders and the obtaining of the approvals, consents and waivers referred to in Section 2.03(f), the execution, delivery and performance of this Agreement by LISB and the execution, delivery and performance of the LISB Option Agreement by LISB will not, and the consummation of the transactions contemplated hereby or thereby by LISB will not, constitute (i) a breach or violation of, or a default under, any law, including any Environmental Law (as defined in Section 2.03(s)), rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of LISB or any Significant Subsidiary of LISB or to which LISB or any of its Significant Subsidiaries (or any of their respective properties) is subject, (ii) a breach or violation of, or a default under, the organization certificate or articles of incorporation or bylaws of LISB or any Significant Subsidiary of LISB or (iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of LISB or any Subsidiary of LISB under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which LISB or any Subsidiary of LISB is a party, or to which any of their respective properties or assets may be bound or affected; and the consummation of the transactions contemplated hereby by LISB or, upon its execution and delivery, by the LISB Option Agreement will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (i) the required approvals, consents and waivers referred to in Section 5.01(b), (ii) the approval of the stockholders of LISB referred to in Section 2.03(d) and (iii) such approvals, consents or waivers as are required under the federal and state securities or "blue sky" laws in connection with the transactions contemplated by this Agreement or the LISB Option Agreement.

  (f) Consents. Except as referred to herein or in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the HOLA, the Bank Merger Act, as amended (the "B.A."), the FDIA, the rules and regulations of the OTS, and the environmental, corporation, securities or "blue sky" laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any other party is necessary for the consummation by LISB or LISB Bank of the Merger or the other transactions contemplated by this Agreement. As of the date hereof, LISB knows of no reason why the approvals, consents and waivers of governmental authorities referred to in this Section 2.03(f) that are required to be obtained should not be obtained without the imposition of any condition or restriction referred to in the last sentence in
Section 5.01(b).

  (g) Reports. (i) As of their respective dates, neither LISB's Annual Report on Form 10-K of the SEC for the fiscal year ended September 30, 1997 nor any other document filed subsequent to September 30, 1997, under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, each in the form (including exhibits and any documents specifically incorporated by reference therein) filed with the SEC (collectively, "LISB Reports"), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements of LISB included in the LISB Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited financial statements, as permitted by Form 10-Q of the SEC.) Each of the balance sheets contained or incorporated by reference in LISB's Reports (including in each case any related notes and schedules) fairly presented the financial position of the entity or entities to which it relates as of its date and each of the statements of income and of changes in stockholders' equity and of cash flows, contained or incorporated by reference in LISB's Reports (including in each case any related notes and schedules), fairly presented the results of operations, stockholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. LISB has made available to AFC a true and complete copy of each LISB Report filed with the SEC since September 30, 1993.

  (ii) LISB and each of its Subsidiaries have each timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since September 30, 1993 with (A) the OTS, (B) the FDIC, (C) the SEC, (D) the National Association of Securities Dealers, Inc. (the "NASD"), and (E) any other self-regulatory organization ("SRO"), and have paid all fees and assessments due and payable in connection therewith.

  (h) Absence of Certain Changes or Events. Except as disclosed in LISB's Reports filed on or prior to the date of this Agreement, since September 30, 1997, (i) LISB and its Subsidiaries have not incurred any liability, except in the ordinary course of their business consistent with past practice, (ii) LISB and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses other than the negotiation, execution and delivery of this Agreement and ancillary matters related thereto, and (iii) there has not been any condition, event, change or occurrence that, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on LISB.

  (i) Taxes. All federal, state, local and foreign tax returns required to be filed by or on behalf of LISB or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted, and all other taxes required to be paid by LISB or any of its Subsidiaries, have been paid in full or adequate provision has been made for any such taxes on LISB's balance sheet (in accordance with generally accepted accounting principles). For purposes of this Section 2.03(i), the term "taxes" shall include all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes. As of the date of this Agreement, there is no audit, examination, deficiency, or refund litigation with respect to any taxes of LISB or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where LISB or any of its Subsidiaries do not file tax returns that LISB or any such Subsidiary is subject to taxation in that jurisdiction. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to LISB or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on LISB's balance sheet (in accordance with generally accepted accounting principles). LISB and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. LISB and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and LISB and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Neither LISB nor any of its Subsidiaries (i) has made an election under Section 341(f) of the Code, (ii) has made any payment, is obligated to make any payment, or is a party to any agreement that could obligate it to make any payment that would not be deductible under Section 280G of the Code, (iii) has issued or assumed any obligation under Section 279 of the Code, any high yield discount obligation as described in Section 163(i) of the Code or any registration-required obligation within the meaning of
Section 163(f)(2) of the Code that is not in registered form, or (iv) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

  (j) Absence of Claims. No litigation, proceeding, controversy, claim or action before any court or governmental agency is pending, against LISB or any of its Subsidiaries and, to the best of LISB's knowledge, no such litigation, proceeding, controversy, claim or action has been threatened.

  (k) Absence of Regulatory Actions. Neither LISB nor any of its Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any action, proceeding, order or directive by, or is a recipient of any extraordinary supervisory letter from, federal or state governmental authorities charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank and/or savings and loan deposits (the "Government Regulators") nor has it been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar undertaking.

  (l) Agreements. (i) Except for the LISB Option Agreement and arrangements made in the ordinary course of business, LISB and its Subsidiaries are not bound by any material contract (as defined in (Item 601(b)(10) of Regulation S-K of the SEC)) to be performed after the date hereof that has not been filed with or incorporated by reference in LISB's Reports. Except as disclosed in LISB's Reports filed prior to the date of this Agreement, neither LISB nor any of its Subsidiaries is a party to an oral or written (A) consulting agreement not terminable on thirty (30) days' or less notice, (B) agreement with any executive officer or other key employee of LISB or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving LISB or any of its Subsidiaries of the nature contemplated by this Agreement or the LISB Option Agreement, (C) agreement with respect to any employee or director of LISB or any of its Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than sixty (60) days and for the payment of in excess of $30,000 per annum, (D) agreement or plan, including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the LISB Option Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the LISB Option Agreement or (E) agreement containing covenants that limit the ability of LISB or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, LISB (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency). Neither LISB nor any of its Subsidiaries has entered into, adopted or modified the terms of any of the foregoing since September 30, 1997.

  (ii) Neither LISB nor any of its Subsidiaries is in default under or in violation of any provision, and is not aware of any fact or circumstance that would constitute a default or violation, of any note, bond, indenture, mortgage, deed of trust, loan agreement or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject.

  (iii) LISB and each of its Subsidiaries owns or possesses valid and binding license and other rights to use without payment all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in its businesses and neither LISB nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. Each of LISB and its Subsidiaries has performed all the obligations required to be performed by it and are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

  (m) Labor Matters. Neither LISB nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is LISB or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is the management of LISB aware of any pending or threatened strike, other labor dispute or organizational effort involving LISB or any of its Subsidiaries. LISB and its Subsidiaries are in compliance with applicable laws regarding employment of employees and retention of independent contractors, and are in compliance with applicable employment tax laws.

  (n) Employee Benefit Plans. The Disclosure Letter contains a complete list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements, arrangements, including, but not limited to, "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers, or other employees of LISB or any of its Subsidiaries (hereinafter referred to collectively as the "Employee Plans"). All of the Employee Plans comply in all respects with all applicable requirements of

ERISA, the Code and other applicable laws and there has occurred no non-exempt "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) which is likely to result in the imposition of any penalties or taxes under Section 502(i) of ERISA or Section 4975 of the Code upon LISB or any of its Subsidiaries. No liability, to the Pension Benefit Guaranty Corporation, has been or is expected by LISB or any of its Subsidiaries to be incurred with respect to any Employee Plan which is subject to Title IV of ERISA ("Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a) of ERISA) currently or formerly maintained by LISB or any entity which is considered one employer with LISB under Section 4001(b)(1) of ERISA or Section 414 of the Code (an "ERISA Affiliate"). No Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA) (whether or not waived) as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Pension Plan as of the end of the most recent plan year with respect to the respective Pension Plan ending prior to the date hereof, calculated on an accumulated benefit obligation basis using the actuarial assumptions used in the most recent actuarial valuation for such Pension Plan as of the date hereof; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Pension Plan within the 12-month period ending on the date hereof. Neither LISB nor any Subsidiary of LISB has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code. Neither LISB, its Subsidiaries, nor any ERISA Affiliate has contributed to any "multi employer plan", as defined in Section 3(37) of ERISA, on or after September 26, 1980. Each Employee Plan of LISB or of any of its Subsidiaries which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a "Qualified Plan") has received a favorable determination letter from the Internal Revenue Service (the "IRS") and LISB and its Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter. Each Qualified Plan which is an "employee stock ownership plan" (as defined in Section 4975(e)(7) of the Code) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the Code and the regulations thereunder in all respects and any assets of any such Qualified Plan that are not allocated to participants' individual accounts are pledged as security for, and may be applied to satisfy, any securities acquisition indebtedness. There is no pending or, to the knowledge of LISB, threatened litigation, administrative action or proceeding relating to any Employee Plan. There is not currently any announcement or commitment by LISB or any Subsidiary of LISB to create an additional Employee Plan, or to amend an Employee Plan except for amendments required by applicable law which do not materially increase the cost of such Employee Plan; and, LISB and its Subsidiaries do not have any obligations for post-retirement or post-employment benefits (other than pensions) under any Employee Plan that cannot be amended or terminated upon sixty (60) days' notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, the premium cost of which is borne (to the extent permitted by law) by the insured individuals. With respect to LISB or any of its Subsidiaries, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by LISB or any Subsidiary of LISB to any person which is an "excess parachute payment" (as defined in Section 280G of the Code), increase or secure (by way of a trust or other vehicle) any benefits payable under any Employee Plan or accelerate the time of payment or vesting of any such benefit. With respect to each Employee Plan, LISB has supplied to AFC a true and correct copy of (A) the annual report on the applicable form of the Form 5500 series filed with the IRS for the most recent three plan years, (B) such Employee Plan, including amendments thereto,
(C) each trust agreement, insurance contract or other funding arrangement relating to such Employee Plan, including amendments thereto, (D) the most recent summary plan description and summary of material modifications thereto for such Employee Plan, if the Employee Plan is subject to Title I of ERISA,
(E) the most recent actuarial report or valuation if such Employee Plan is a Pension Plan and any subsequent changes to the actuarial assumptions contained therein and (F) the most recent determination letter issued by the IRS and any pending determination application if such Employee Plan is a Qualified Plan. LISB has not, since September 30, 1997, adopted or amended any of the Employee Plans. The cost of post-retirement benefits that were deemed to be immaterial to be included in the LISB Reports under Statement of Financial Accounting Standards No. 106 "Employers Accounting for Postretirement Benefits Other than Pensions " are set forth in the Disclosure Letter.

  (o) Termination Benefits. The Disclosure Letter contains a schedule showing the good faith estimated present value as of September 30, 1998 of the monetary amounts payable (including tax indemnification payments in respect of income and/or excise taxes) and identifying the in-kind benefits due under the Specified Compensation and Benefit Programs (as defined herein) for each Named Individual (as defined herein) individually. For purposes hereof, "Specified Compensation and Benefit Programs" shall include all employment agreements, change in control agreements, severance or special termination agreements, severance plans, pension, retirement or deferred compensation plans for non-employee directors, supplemental executive retirement programs, tax indemnification agreements, outplacement programs, cash bonus programs, stock appreciation rights, phantom stock or stock unit plans, and health, life, disability and other insurance or welfare plans or other arrangements, but shall not include any tax-qualified pension, profit-sharing or employee stock ownership plan or any LISB Option Plans or LISB MRPs. For purposes hereof, "Named Individual" shall include each non-employee director of LISB or any of its subsidiaries and each officer of LISB with the position of executive vice president or higher. For purposes of preparing the Disclosure Letter, the present value of the benefits payable under the Specified Compensation and Benefit Programs shall be determined as follows: (i) it shall be assumed that a change of control of LISB occurs on September 30, 1998 and that each person entitled to benefits under the Specified Compensation and Benefit Programs is discharged as of September 30, 1998; (ii) it shall be assumed that all compensation levels remain constant; (iii) it shall be assumed that the present value of any payment or benefit which would be due and payable before September 30, 1998 is equal to the amount of such payment or the cost of such benefit; (iv) the present value of any payment or benefit that would be due and payable after September 30, 1998 shall be computed using the interest rate specified by the applicable plan for purposes of valuing lump sum payments or if no rate is specified, an assumed interest rate of 6% per annum, compounded annually; and (v) that all accrued benefits under all tax-qualified plans are 100% vested. The entire present value of the benefits payable under the Specified Compensation and Benefit Programs is set forth on the Disclosure Schedule, which specifies the portion thereof that has been accrued as a liability on the financial statements of LISB as of February 28, 1998.

  (p) Title to Assets. LISB and each of its Subsidiaries has good and marketable title to its properties and assets other than property as to which it is lessee, in which case the related lease is valid and in full force and effect. Each lease pursuant to which LISB or any of its Subsidiaries is lessor is valid and in full force and effect and no lessee under any such lease is in default or in violation of any provisions of any such lease. All material tangible properties of LISB and each of its Subsidiaries are in a good state of maintenance and repair, conform with all applicable ordinances, regulations and zoning laws and are considered by LISB to be adequate for the current business of LISB and its Subsidiaries.

  (q) Compliance with Laws. LISB and each of its Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the best knowledge of LISB, no suspension or cancellation of any of them is threatened. Since the date of its incorporation, the corporate affairs of LISB have not been conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or approval of any federal or state regulatory authority having jurisdiction over insured depositary institutions or their holding companies, the SEC, the NASD, or any other SRO (each, a "Governmental Entity"). The businesses of LISB and its Subsidiaries are not being conducted in violation of any law, ordinance, regulation, order, writ, rule or decree approval of any Governmental Entity.

  (r) Fees. Other than financial advisory services performed for LISB by Salomon Smith Barney pursuant to an agreement, a true and complete copy of which has been previously delivered to AFC, neither LISB nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for LISB or any Subsidiary of LISB, in connection with the Agreement or the transactions contemplated hereby.

  (s) Environmental Matters. (i) With respect to LISB and each of its
Subsidiaries:

    (A) Each of LISB and its Subsidiaries, the Participation Facilities, and, to LISB's knowledge, the Loan Properties (each as defined herein) are, and have been, in substantial compliance with all Environmental Laws (as defined herein);

    (B) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to LISB's knowledge, threatened, before any court, governmental agency or authority against it or any of its Subsidiaries or any current or, to LISB's knowledge, former Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the Release (as defined herein) into the environment of any Hazardous Material (as defined herein), whether or not occurring at or on a site owned, leased or operated by it or any of its Subsidiaries or any Participation Facility;

    (C) To LISB's knowledge, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened, before any court, governmental agency or authority relating to or against any Loan Property (or LISB or any of its Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the Release into the environment of any Hazardous Material whether or not occurring at or on a site owned, leased or operated by a Loan Property;

    (D) To LISB's knowledge, the properties currently or formerly owned or operated by LISB or any of its Subsidiaries (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) do not contain any Hazardous Material other than in compliance with applicable Environmental Law; provided, however, that with respect to properties formerly owned or operated by LISB or any of its Subsidiaries, such representation is limited to the period LISB or any such Subsidiary owned or operated such properties;

    (E) None of LISB or any of its Subsidiaries has received any notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party relating to Hazardous Materials or Remediation (as defined herein) thereof or indicating that it may be in violation of, or liable under, any Environmental Law, or any actual or, to LISB's knowledge, potential administrative or judicial proceedings in connection with any of the foregoing;

    (F) To LISB's knowledge, there are no underground storage tanks on, in or under any properties currently or formerly owned or operated by LISB or any of its Subsidiaries, any Participation Facility or any Loan Property and no underground storage tanks have been closed or removed from any properties currently or formerly owned or operated by LISB or any of its Subsidiaries, any Participation Facility or any Loan Property which are or have been in the ownership of LISB or any of its Subsidiaries; and

    (G) To LISB's knowledge, during the period of (l) LISB or any of its Subsidiaries' ownership or operation of any of their respective current or formerly owned properties, (m) LISB's or any of its Subsidiaries' participation in the management of any Participation Facility, or (n) its or any of its Subsidiaries' holding of a security interest in a Loan Property, there has been no Release and there is currently no threatened Release of Hazardous Material in, on, under, affecting or migrating to such properties. To LISB's knowledge, prior to the period of (x) LISB's or any of its Subsidiaries' ownership or operation of any of their respective current properties, (y) LISB's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) LISB's or any of its Subsidiaries' holding of a security interest in a Loan Property, there was no Release of Hazardous Material in, on, under, affecting or migrating to any such property, Participation Facility or Loan Property.

  (ii) The following definitions apply for purposes of this Section 2.03(s) and Section 2.04(q): (u) "Loan Property" means any property in which the applicable party (or a Subsidiary of it) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property; (v) "Participation Facility" means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property; (w) "Environmental Law" means (i) any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, directive, executive or administrative order, judgment, decree, injunction, legal requirement or agreement with any governmental entity, (A) relating to the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, structures, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (B) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect. The term Environmental Law includes, without limitation, (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including, but not limited to, the Hazardous and Solid Waste Amendments thereto and Subtitle IX relating to underground storage tanks), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, the Federal Hazardous Substances Transportation Act, the Emergency Planning and Community Right-To-Know Act, the Safe Drinking Water Act, the Endangered Species Act, the National Environmental Policy Act, the Rivers and Harbors Appropriation Act or any so-called "Superfund" or "Superlien" law, each as amended and as now or hereafter in effect, (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material and (iii) any state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law: conditioning transfer of property upon a negative declaration or other approval of a governmental authority of the environmental condition of the property; requiring notification or disclosure of Releases of "Hazardous Substances" or other environmental condition of the Loan Property to any governmental authority or other person or entity, whether or not in connection with transfer of title to or interest in property; imposing conditions or requirements in connection with permits or other authorization for lawful activity; relating to nuisance, trespass or other causes of action related to the Loan Property; (x) "Hazardous Material" means any substance (whether solid, liquid or gas) which is listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, extremely hazardous wastes, or words of similar meanings or regulatory effect under any Environmental Laws, including, but not limited to, oil or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl, flammables and explosives; (y) "Release" of any Hazardous Material includes, but is not limited to, any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials in violation of or requiring action under any applicable Environmental Law; and (z) "Remediation" includes, but is not limited to, any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Material, any actions to prevent, cure or mitigate any Release of Hazardous Materials, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any Hazardous Materials.

  (t) Loan Portfolio; Allowance; Asset Quality. (i) With respect to each loan owned by LISB or its Subsidiaries in whole or in part (each, a "Loan"), to the best knowledge of LISB:

    (A) the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms;

    (B) neither LISB nor any of its Subsidiaries nor any prior holder of a Loan has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

    (C) LISB or a Subsidiary is the sole holder of legal and beneficial title to each Loan (or LISB's applicable participation interest, as applicable), except as otherwise referenced on the books and records of LISB;

    (D) the note and the related security documents, copies of which are included in the Loan files, are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file;

    (E) there is no pending or threatened condemnation proceeding or similar proceeding affecting the property which serves as security for a Loan, except as otherwise referenced on the books and records of LISB;

    (F) there is no pending or threatened litigation or proceeding relating to the property which serves as security for a Loan that would have a Material Adverse Effect upon the related Loan; and

    (G) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable.

  (ii) The allowance for possible losses reflected in LISB's audited statement of condition at September 30, 1997 was, and the allowance for possible losses shown on the balance sheets in its Reports for periods ending after September 30, 1997, were and will be, adequate, as of the dates thereof, under generally accepted accounting principles applicable to savings banks consistently applied.

  (iii) The Disclosure Letter sets forth by category the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of LISB and its Subsidiaries that have been classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans" (in the latter two cases, to the extent available) or words of similar import, and LISB and its Subsidiaries shall promptly after the end of any month inform AFC of any such classification arrived at any time after the date hereof. The Other Real Estate Owned ("OREO") included in any non-performing assets of LISB or any of its Subsidiaries is carried net of reserves at the lower of cost or fair value, less estimated selling costs, based on current independent appraisals or evaluations or current management appraisals or evaluations; provided, however, that "current" shall mean within the past 12 months.

  (u) Deposits. None of the deposits of LISB or any of its Subsidiaries is a "brokered" deposit as defined in 12 U.S.C. (S) 1831f.

  (v) Accounting Matters. Neither LISB nor any of its Subsidiaries nor, to the best of its knowledge, any of its other affiliates has, through the date hereof, taken or agreed to take any action that would prevent AFC from accounting for the business combination to be effected by the Merger as a "pooling-of-interests," and LISB has no knowledge of any fact or circumstance that would prevent such accounting treatment.

  (w) LISB Rights Agreement. The LISB Rights Agreement has been amended so as to provide that AFC will not become an "Acquiring Person" and that no "Triggering Event," "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the LISB Rights Agreement) will occur as a result of the approval, execution or delivery of this Agreement or the LISB Option Agreement or the consummation of the Merger pursuant to this Agreement or the acquisition of shares of LISB Common Stock by AFC pursuant to the LISB Option Agreement.

  (x) Antitakeover Provisions Inapplicable. LISB and its Subsidiaries have taken all actions required to exempt LISB, this Agreement, the Merger and the LISB Option Agreement from any provisions of an antitakeover nature in their organization certificates and bylaws and the provisions of Section 203 of the DGCL.

  (y) Material Interests of Certain Persons. Except as disclosed in LISB's Proxy Statement for its 1998 Annual Meeting of Stockholders, no officer or director of LISB, or any "associate" (as such term is defined in Rule 12b-2 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of LISB or any of its Subsidiaries.

  (z) Insurance. LISB and its Subsidiaries are presently insured, and since December 31, 1993, have been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by LISB and its Subsidiaries are in full force and effect, LISB and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

  (aa) Investment Securities; Borrowings. (i) Except for investments in Federal Home Loan Bank Stock and pledges to secure Federal Home Loan Bank borrowings and reverse repurchase agreements entered into in arms-length transactions pursuant to normal commercial terms and conditions and entered into in the ordinary course of business and restrictions that exist for securities to be classified as "held to maturity," none of the investments reflected in the consolidated balance sheet of LISB included in LISB's Report on Form 10-Q for the quarter ended December 31, 1997 and none of the investment securities held by it or any of its Subsidiaries since December 31, 1997 is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

  (ii) Neither LISB nor any Subsidiary is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the consolidated statements of condition and is a derivative contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that (A) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance, and listed (as of the date hereof) in the Disclosure Letter or disclosed in its Reports filed on or prior to the date hereof.

  (iii) Set forth in the Disclosure Letter is a true and correct list of LISB's borrowed funds (excluding deposit accounts) as of the date hereof.

  (bb) Indemnification. Except as provided in LISB's Employment Agreements or the organization certificate or bylaws of LISB, neither LISB nor any Company Subsidiary is a party to any indemnification agreement with any of its present or future directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of LISB (a "Covered Person"), and, to the best knowledge of LISB, there are no claims for which any Covered Person would be entitled to indemnification under the organization certificate or bylaws of LISB or any Subsidiary of LISB, applicable law regulation or any indemnification agreement.

  (cc) Books and Records. The books and records of LISB and its Subsidiaries have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

  (dd) Corporate Documents. LISB has delivered to AFC true and complete copies of its certificate of incorporation and bylaws and of LISB Bank's charter and bylaws. The minute books of LISB and LISB Bank constitute a complete and correct record of all actions taken by the boards of directors of LISB and LISB Bank (and each committee thereof) and the stockholders of LISB and LISB Bank. The minute books of each of LISB's Significant Subsidiaries constitutes a complete and correct record of all actions taken by the respective boards of directors (and each committee thereof) and the stockholders of each such Significant Subsidiary.

  (ee) Liquidation Account. Neither the Merger nor the Bank Merger will result in any payment or distribution payable out of the liquidation account of LISB Bank established pursuant to the rules and regulations of the OTS in connection with the conversion of LISB Bank to stock form.

  (ff) Tax Treatment of the Merger. LISB has no knowledge of any fact or circumstance that would prevent the transactions contemplated by this Agreement from qualifying as a tax-free reorganization under the Code.

  (gg) Beneficial Ownership of AFC Common Stock. As of the date hereof, LISB beneficially owns no shares of AFC Common Stock and, other than as contemplated by the AFC Option Agreement, does not have any option, warrant or right of any kind to acquire the beneficial ownership of any shares of AFC Common Stock.

  (hh) Year 2000 Matters. The Disclosure Letter contains a true and correct copy of LISB's proposed plan for addressing year 2000 computer issues (the "Year 2000 Plan"). LISB is in material compliance with the LISB Year 2000 Plan and agrees to take all actions required by the OTS to continue to be "Year 2000 Compliant." Neither LISB nor LISB Bank has received any written communication from the OTS commenting adversely with respect to the ability of LISB to become Year 2000 compliant and LISB is not aware of any reason why it would not receive a "satisfactory" rating in connection with any OTS examination of its Year 2000 compliance efforts.

  (ii) Ordinary Course of Business. Except as set forth in the LISB Reports, since December 31, 1997, LISB has made no material change in the conduct of its business that would constitute a breach of its obligations under Section 3.01(i) and (ii) hereof if that Section had been in effect for the period from December 31, 1997 to the date of this Agreement. LISB has not altered, amended or rescinded in any material manner any of its Board approved written policies, practices or procedures since February 21, 1998, including its lending, pricing or approval policies for making loans, its investment policies, its deposit pricing policies, its asset/liability management policies, its environmental policies or any other material banking policies.

  Section 2.04 Representations and Warranties of AFC. Subject to Sections 2.01 and 2.02, AFC represents and warrants to LISB that:

  (a) Organization. (i) AFC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is a savings and loan holding company duly registered with the OTS under the HOLA. The Association is a savings and loan association duly incorporated, validly existing and in good standing under the laws of the United States of America. Each Significant Subsidiary of the Association is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of AFC, the Association and the Association's Significant Subsidiaries has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The only Subsidiary of AFC is the Association.

  (ii) AFC, the Association and each Subsidiary of the Association is duly qualified and is in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

  (iii) The Disclosure Letter sets forth all of the Subsidiaries of the Association and all entities (whether corporations, partnerships, or similar organizations), including the corresponding percentage ownership in which the Association owns, directly or indirectly, 5% or more of the ownership interests as of the date of this Agreement and indicates for each Subsidiary, as of the such date, its jurisdiction of organization and the jurisdiction wherein it is qualified to do business. All such Subsidiaries and ownership interests are in compliance with all applicable laws, rules and regulations relating to direct investments in equity ownership interests. Except as set forth on the Disclosure Letters, the Association owns, either directly or indirectly, all of the outstanding capital stock of each of its Subsidiaries. No Subsidiary of the Association is an "insured depositary institution" as defined in the FDIA, and applicable regulations thereunder. All of the shares of capital stock of each of the Subsidiaries held by the Association or by another Subsidiary of the Association are fully paid, nonassessable and not subject to any preemptive rights and are owned by the Association or a Subsidiary of the Association free and clear of any claims, liens, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws) and there are no agreements or understandings with respect to the voting or disposition of any such shares.

  (iv) The deposits of the Association are insured by the Savings Association Insurance Fund or the Bank Insurance Fund of the FDIC to the extent provided in the FDIA.

  (b) Capital Structure. (i) The authorized capital stock of AFC consists of 70,000,000 shares of AFC Common Stock and 5,000,000 shares of preferred stock of AFC, par value $1.00 per share (the "AFC Preferred Stock"). As of the date of this Agreement, (A) 26,451,252 shares of AFC Common Stock were issued and 26,364,760 were outstanding, (B) no shares of the AFC Series A Preferred Stock were outstanding, (C) 2,000,000 shares of AFC Series B Preferred Stock were outstanding; (D) no shares of AFC Common Stock were reserved for issuance except that 3,531,043 of AFC Common Stock were reserved for issuance pursuant to AFC's stock option plans and agreements and 300,000 shares of AFC Common Stock were reserved for issuance pursuant to AFC's dividend reinvestment plan,
(E) no shares of AFC Series A Preferred Stock were reserved for issuance except pursuant to the AFC Rights Agreement and (F) 86,492 shares of AFC Common Stock were held by AFC in its treasury or by its Subsidiaries. The authorized capital stock of the Association consists of 35,000,000 shares of common stock, par value $1.00 per share, and 5,000,000 shares of preferred stock, par value $1.00 per share. As of the date of this Agreement, 1,000 shares of such common stock were outstanding, no shares of such preferred stock were outstanding and all outstanding shares of such common stock were, and as of the Effective Time will be, owned by AFC. All outstanding shares of capital stock of AFC and the Association are, validly issued, fully paid and nonassessable and not subject to any preemptive rights and, with respect to shares held by AFC in its treasury or by its Significant Subsidiaries, are free and clear of all liens, encumbrances or restrictions (other than those imposed by applicable federal or state securities laws) and there are no agreements or understandings with respect to the voting or disposition of such shares.

  (ii) No Voting Debt of AFC is issued or outstanding.

  (iii) As of the date of this Agreement, except for this Agreement and the AFC Option Agreement, neither AFC nor any of its Subsidiaries has or is bound by any outstanding options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating AFC or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of AFC or any of its Subsidiaries or obligating AFC or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of AFC or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of AFC or any of its Subsidiaries.

  (c) Authority. Each of AFC and the Association has the requisite corporate power and authority to enter into this Agreement and the Plan of Bank Merger, respectively and, subject to approval of this Agreement by the requisite vote of the stockholders of AFC and receipt of all required regulatory or governmental approvals as contemplated by Section 5.01(b) of this Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and, subject to the approval of this Agreement by the stockholders of AFC, the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate actions on the part of AFC and the Association. This Agreement has been duly executed and delivered by AFC and constitutes a valid and binding obligation of AFC, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

  (d) Stockholder Approval; Fairness Opinion. The affirmative vote of a majority of the outstanding shares of the AFC Common Stock entitled to vote on this Agreement is the only vote of the stockholders of AFC required for approval of this Agreement and the consummation of the Merger and the related transactions contemplated hereby. AFC has received the opinion of Lehman Brothers Inc. to the effect that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to AFC.

  (e) No Violations. Subject to approval of this Agreement by AFC's stockholders and the obtaining of the approvals, consents and waivers referred to in Section 2.04(f), the execution, delivery and performance of this Agreement by AFC and the execution, delivery and performance of the AFC Option Agreement by AFC will not, and the consummation of the transactions contemplated hereby or thereby will not, constitute (i) a breach or violation of, or a default under, any law, including any Environmental Law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of AFC or any Significant Subsidiary of AFC or to which AFC or any Significant Subsidiary of AFC (or any of their respective properties) is subject, or enable any person to enjoin the Merger or the other transactions contemplated hereby, (ii) a breach or violation of, or a default under, the certificate or articles of incorporation or bylaws of AFC or any Significant Subsidiary of AFC or (iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of AFC or any Subsidiary of AFC under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which AFC or any Subsidiary of AFC is a party, or to which any of its respective properties or assets may be bound or affected; and the consummation of the transactions contemplated hereby and by the AFC Option Agreement, will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (i) the required approvals, consents and waivers of governmental authorities referred to in Section 5.01(b), (ii) the approval of the stockholders of AFC referred to in Section 2.04(d) and (iii) such approvals, consents or waivers as are required under the federal and state securities or "blue sky" laws in connection with the transactions contemplated by this Agreement or the AFC Option Agreement.

  (f) Consents. Except as referred to herein or in connection, or in compliance, with the provisions of the HSR Act, the Securities Act, the Exchange Act, the HOLA, the BMA, the FDIA, the rules and regulations of the OTS, and the environmental, corporation, securities or "blue sky" laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any other party is necessary for the consummation by AFC or the Association of the Merger or the other transactions contemplated by this Agreement. As of the date hereof, AFC knows of no reason why the approvals, consents and waivers of governmental authorities referred to in this Section 2.04(f) that are required to be obtained should not be obtained without the imposition of any material condition or restriction referred to in the last sentence of 5.01(b).

  (g) Reports. (i) As of their respective dates, neither AFC's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, nor any other document filed subsequent to December 31, 1997 under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, each in the form (including exhibits and any documents specifically incorporated by reference therein) filed with the SEC (collectively, the "AFC Reports"), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements of AFC included in the AFC Reports complied as to form, as of their respective dates, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC). Each of the balance sheets contained or incorporated by reference in AFC's Reports (including in each case any related notes and schedules) fairly presented the financial position of the entity or entities to which it relates as of its date and each of the statements of income and of changes in stockholders' equity and of cash flows, contained or incorporated by reference in AFC's Reports (including in each case any related notes and schedules), fairly presented the results of operations, stockholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. AFC has made available to LISB a true and complete copy of each AFC Report filed with the SEC since December 31, 1997.

  (ii) AFC and each of its Subsidiaries have each timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1993 with (A) the OTS, (B) the FDIC, (C) the SEC, (D) the NASD and (E) any other self-regulatory organization, and have paid all fees and assessments due and payable in connection therewith.

  (h) Absence of Certain Changes or Events. Except as disclosed in AFC's Reports filed on or prior to the date of this Agreement, since December 31, 1997, (i) AFC and its Subsidiaries have not incurred any liability, except in the ordinary course of their business consistent with past practice, (ii) AFC and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses other than the negotiation, execution and delivery of this Agreement and ancillary matters related thereto and (iii) there has not been any condition, event, change or occurrence that, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on AFC.

  (i) Taxes. All federal, state, local and foreign tax returns required to be filed by or on behalf of AFC or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted, and all other taxes required to be paid by AFC or any of its Subsidiaries, have been paid in full or adequate provision has been made for any such taxes on AFC's balance sheet (in accordance with generally accepted accounting principles). For purposes of this Section 2.04(k), the term "taxes" shall include all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes. As of the date of this Agreement, there is no audit, examination, deficiency, or refund litigation with respect to any taxes of AFC or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where AFC or any of its Subsidiaries do not file tax returns that AFC or any such Subsidiary is subject to taxation in that jurisdiction. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to AFC or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on AFC's balance sheet (in accordance with generally accepted accounting principles). AFC and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. AFC and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and AFC and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Neither AFC nor any of its Subsidiaries
(i) has made an election under Section 341(f) of the Code, (ii) has made any payment, is obligated to make any payment, or is a party to any agreement that could obligate it to make any payment that would not be deductible under
Section 280G of the Code, (iii) has issued or assumed any obligation under
Section 279 of the Code, any high yield discount obligation as described in
Section 163(i) of the Code or any registration-required obligation within the meaning of Section 163(f)(2) of the Code that is not in registered form, or
(iv) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

  (j) Absence of Claims. No litigation, proceeding, controversy, claim or action before any court or governmental agency is pending against AFC, the Association or any of its Subsidiaries, and, to the best of AFC's knowledge, no such litigation, proceeding, controversy, claim or action has been threatened.

  (k) Absence of Regulatory Actions. Neither AFC nor any of its Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar written undertaking to, or is subject to any action, proceeding, order or directive by, or is a recipient of any extraordinary supervisory letter from any Government Regulator, nor has it been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar written undertaking.

  (l) AFC Common Stock. The shares of AFC Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

  (m) Labor Matters. Neither AFC nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is AFC or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel AFC or any of its Subsidiaries to bargain with any labor organization as to wages and conditions of employment, nor is the management of AFC aware of any pending or threatened strike, other labor dispute or organizational effort involving AFC or any of its Subsidiaries AFC and its Subsidiaries are in compliance with applicable laws regarding employment of employees and retention of independent contractors, and are in compliance with applicable employment tax laws.

  (n) Employee Benefit Plans. The Disclosure Letter contains a complete list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements, arrangements, including, but not limited to, "employee benefit plans," as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers, or other employees of AFC or any of its Subsidiaries (hereinafter referred to collectively as the "AFC Employee Plans"). All AFC Employee Plans comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws and there has occurred no non-exempt "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) which is likely to result in the imposition of any penalties or taxes under
Section 502(i) of ERISA or Section 4975 of the Code upon AFC or any of its Subsidiaries. No liability, to the Pension Benefit Guaranty Corporation, has been or is expected by AFC or any of its Subsidiaries to be incurred with respect to any AFC Employee Plan which is subject to Title IV of ERISA ("AFC Pension Plan"), or with respect to any "single-employer plan" (as defined in
Section 4001(a) of ERISA) currently or formerly maintained by AFC or any entity which is considered one employer with AFC under Section 4001(b)(1) of ERISA or Section 414 of the Code (an "ERISA Affiliate"). No AFC Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA (whether or not waived)) as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each AFC Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such AFC Pension Plan as of the end of the most recent plan year with respect to the respective AFC Pension Plan ending prior to the date hereof, calculated on an accumulated benefit obligation basis using the actuarial assumptions used in the most recent actuarial valuation for such AFC Pension Plan as of the date hereof; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any AFC Pension Plan within the 12-month period ending on the date hereof. Neither AFC nor any Subsidiary of AFC has provided, or is required to provide, security to any AFC Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code. Neither AFC, its Subsidiaries, nor any ERISA Affiliate has contributed to any "multi employer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980. Each AFC Employee Plan of AFC or of any of its Subsidiaries which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a "AFC Qualified Plan") has received a favorable determination letter from the IRS and AFC and its Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to the knowledge of AFC, threatened litigation, administrative action or proceeding relating to any AFC Employee Plan.

  (o) Compliance with Laws. AFC and each of its Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the best knowledge of AFC, no suspension or cancellation of any of them is threatened.

Since the date of its incorporation, the corporate affairs of AFC have not been conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or approval of any Governmental Entity. The business of AFC and its Subsidiaries are not being conducted in violation of any law, ordinance, regulation, order, writ, rule or decree approval of any Governmental Entity.

  (p) Fees. Other than the financial advisory services performed for AFC by Lehman Brothers Inc. pursuant to an agreement, a true and complete copy of which has been previously delivered to LISB, neither AFC nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fee, and no broker or finder has acted directly or indirectly for the purchase of any Subsidiary of AFC, in connection with the Agreement or the transactions contemplated hereby.

  (q) Environmental Matters. With respect to AFC and each of its Subsidiaries:

    (i) Each of AFC and its Subsidiaries, the Participation Facilities, and, to AFC's knowledge, the Loan Properties (each as defined herein) are, and have been, in substantial compliance with all Environmental Laws (as defined herein);

    (ii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to AFC's knowledge, threatened, before any court, governmental agency or authority or other forum against it or any of its Subsidiaries or any current or, to AFC's knowledge, former Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the Release (as defined herein) into the environment of any Hazardous Material (as defined herein), whether or not occurring at or on a site owned, leased or operated by it or any of its Subsidiaries or any Participation Facility;

    (iii) To AFC's knowledge, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened, before any court, governmental agency or authority or other forum relating to or against any Loan Property (or AFC or any of its Subsidiaries in respect of such Loan Property) (A) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the Release into the environment of any Hazardous Material whether or not occurring at or on a site owned, leased or operated by a Loan Property;

    (iv) To AFC's knowledge, the properties currently or formerly owned or operated by AFC or any of its Subsidiaries (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) do not contain any Hazardous Material other than in compliance with applicable Environmental Law; provided, however, that with respect to properties formerly owned or operated by AFC or any of its Subsidiaries, such representation is limited to the period AFC or any such Subsidiary owned or operated such properties;

    (v) None of AFC or any of its Subsidiaries has received any notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party relating to Hazardous Materials or Remediation (as defined herein) thereof or indicating that it may be in violation of, or liable under, any Environmental Law, or any actual or, to AFC's knowledge, potential administrative or judicial proceedings in connection with any of the foregoing;

    (vi) To AFC's knowledge, there are no underground storage tanks on, in or under any properties currently or formerly owned or operated by AFC or any of its Subsidiaries, any Participation Facility or any Loan Property and no underground storage tanks have been closed or removed from any properties currently or formerly owned or operated by AFC or any of its Subsidiaries, any Participation Facility or any Loan Property which are or have been in the ownership of AFC or any of its Subsidiaries; and

    (vii) To AFC's knowledge, during the period of (A) AFC or any of its Subsidiaries' ownership or operation of any of their respective current or formerly owned properties, (B) AFC's or any of its Subsidiaries' participation in the management of any Participation Facility, or (C) its or any of its Subsidiaries' holding of a security interest in a Loan Property, there has been no Release and there is currently no threatened Release of Hazardous Material in, on, under, affecting or migrating to such properties. To AFC's knowledge, prior to the period of (X) AFC's or any of its Subsidiaries' ownership or operation of any of their respective current properties, (Y) AFC's or any of its Subsidiaries' participation in the management of any Participation Facility, or (Z) AFC's or any of its Subsidiaries' holding of a security interest in a Loan Property, there was no Release of Hazardous Material in, on, under, affecting or migrating to any such property, Participation Facility or Loan Property.

  (r) Loan Portfolio; Allowance; Asset Quality. (i) With respect to each loan owned by AFC or its Subsidiaries in whole or in part (each, a "Loan"), to the best knowledge of AFC:

    (A) the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms;

    (B) neither AFC nor any of its Subsidiaries nor any prior holder of a Loan has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

    (C) AFC or a Subsidiary is the sole holder of legal and beneficial title to each Loan (or the Association's applicable participation interest, as applicable); except as otherwise referenced on the books and records of the Association;

    (D) the note and the related security documents, copies of which are included in the Loan files, are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed, except as otherwise disclosed by documents in the applicable Loan file;

    (E) there is no pending or threatened condemnation proceeding or similar proceeding affecting the property which serves as security for a Loan; except as otherwise referenced on the books and records of the Association;

    (F) there is no pending or threatened litigation or proceeding relating to the property which serves as security for a Loan that would have a Material Adverse Effect upon the related Loan; and

    (G) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable.

  (ii) The allowance for possible losses reflected in AFC's audited statement of condition at December 31, 1997 as, and the allowance for possible losses shown on the balance sheets in its Reports for periods ending after December 31, 1997 will be, adequate, as of the dates thereof, under generally accepted accounting principles applicable to federal savings and loan associations consistently applied.

  (iii) The Disclosure Letter sets forth by category the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of the Subsidiaries that have been classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans" (in the latter two cases, to the extent available) or words of similar import, and the Association and its Subsidiaries shall promptly after the end of any month inform LISB of any such classification arrived at any time after the date hereof. The OREO included in any non-performing assets of the Subsidiaries is carried net of reserves at the lower of cost or fair value, less estimated selling costs, based on current independent appraisals or evaluations or current management appraisals or evaluations; provided, however, that "current" shall mean within the past 12 months.

  (s) Accounting Matters. Neither AFC nor any of its Subsidiaries nor, to the best of its knowledge, any of its other affiliates has, through the date hereof, taken or agreed to take any action that would prevent AFC from accounting for the business combination to be effected by the Merger as a "pooling-of-interests," and AFC has no knowledge of any fact or circumstance that would prevent such accounting treatment.

  (t) AFC Rights Agreement. The AFC Rights Agreement has been amended so as to provide that LISB will not become an "Acquiring Person" and that no "Triggering Event," "Stock Acquisition Date" or

"Distribution Date" (as such terms are defined in the AFC Rights Agreement) will occur as a result of the approval, execution or delivery of this Agreement or the AFC Option Agreement or the consummation of the Merger pursuant to this Agreement or the acquisition of shares of AFC Common Stock by LISB pursuant to the AFC Option Agreement.

  (u) Investment Securities; Borrowing. (i) Except for investments in Federal Home Loan Bank Stock and pledges to secure Federal Home Loan Bank borrowings and reverse repurchase agreements entered into in arms-length transactions pursuant to normal commercial terms and conditions and entered into in the ordinary course of business and restrictions that exist for securities to be classified as "held to maturity," none of the investments reflected in the consolidated balance sheet of AFC included in AFC's Report on Form 10-K for the year ended December 31, 1997, and none of the investment securities held by it or any of its Subsidiaries since December 31, 1997, is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

  (ii) Neither AFC nor any Subsidiary is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the consolidated statements of condition and is a derivative contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that (A) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance, and listed (as of the date hereof) in the Disclosure Letter or disclosed in its Reports filed on or prior to the date hereof.

  (iii) Set forth in the Disclosure Letter is a true and correct list of AFC's borrowed funds (excluding deposit accounts) as of the date hereof.

  (v) Books and Records. The books and records of AFC and its Subsidiaries have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

  (w) Corporate Documents. AFC has delivered to LISB true and complete copies of its certificate of incorporation and bylaws and of the Association's charter and bylaws. The minute books of AFC and the Association constitute a complete and correct record of all actions taken by the respective boards of directors (and each committee thereof) and the stockholders of AFC and the Association. The minute books of each of AFC's Subsidiaries constitutes a complete and correct record of all actions taken by the respective boards of directors (and each committee thereof) and the stockholders of each Subsidiary.

  (x) Beneficial Ownership of LISB Common Stock. As of the date hereof, AFC beneficially owns no shares of LISB Common Stock and, other than as contemplated by the LISB Option Agreement, does not have any option, warrant or right of any kind to acquire the beneficial ownership of any shares of LISB Common Stock.

  (y) Tax Treatment of the Merger. As of the date hereof, AFC has no knowledge of any fact or circumstance that would prevent the transactions contemplated by this Agreement from qualifying as a tax-free reorganization under the Code.

  (z) Year 2000 Matters. The Disclosure Letter contains a true and correct copy of AFC's proposed plan for addressing year 2000 computer issues (the "AFC Year 2000 Plan"). AFC is in material compliance with the AFC Year 2000 Plan and agrees to take all actions required by the OTS to continue to be "Year 2000 Compliant". Neither AFC nor AFC Bank has received any written communication from the OTS commenting adversely with respect to the ability of AFC to become Year 2000 compliant and AFC is not aware of any reason why it would not receive a "satisfactory" rating in connection with any OTS examination of its Year 2000 compliance efforts.

                                  ARTICLE III

                          CONDUCT PENDING THE MERGER

  Section 3.01 Conduct of LISB's Business Prior to the Effective Time. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, LISB shall use commercially reasonable efforts to, and shall cause its Subsidiaries to use commercially reasonable efforts to, (i) conduct its business in the ordinary and usual course consistent with past practices and prudent banking practice; (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action which would adversely affect or delay the ability of LISB, LISB Bank, AFC or the Association to perform its covenants and agreements on a timely basis under this Agreement, (iv) take no action which would adversely affect or delay the ability of LISB, LISB Bank, AFC or the Association to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction, and (v) take no action that results in or is reasonably likely to have a Material Adverse Effect on LISB. LISB will use reasonable good faith efforts to consult with (but shall not have to obtain the approval of) AFC before engaging in any of the following activities:

  (a) the creation of any Fannie Mae or Freddie Mac securities with limited recourse to reduce the amount of the guarantee fee payable; or

  (b) entering into any agreements or commitments in connection with LISB's Year 2000 compliance efforts.

  Section 3.02 Forbearance by LISB. Without limiting the covenants set forth in Section 3.01 hereof, during the period from the date of this Agreement to the Effective Time LISB shall not, and shall not permit any of its Subsidiaries, without the prior written consent of AFC which shall not be unreasonably withheld, to:

  (a) put into effect any change in any provisions of the organization certificate or bylaws of LISB, or any similar governing documents of LISB's Subsidiaries;

  (b) issue any shares of capital stock or change the terms of any outstanding stock options or warrants, issue, award or grant any stock bonus, including any restricted stock award pursuant to the MRPs, or issue, grant or sell any option, warrant, call, commitment, stock appreciation right, right to purchase or agreement of any character relating to the authorized or issued capital stock of LISB except pursuant to (i) the exercise of stock options or warrants as set forth in the Disclosure Letter consistent with Section 1.04 of this Agreement, (ii) the LISB Option Agreement or (iii) the terms of the LISB Rights Agreement (provided that LISB shall take no action that would cause or have the effect of causing AFC to become an "Acquiring Person" under the LISB Rights Agreement); adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock except for LISB's regular quarterly dividend of $0.15 per share. As promptly as practicable following the date of this Agreement, the Board of Directors of LISB shall cause its regular quarterly dividend record dates and payment dates to be the same as AFC's regular quarterly dividend record dates and payments dates for AFC Common Stock, and LISB shall not thereafter change its regular dividend payment dates and record dates. Nothing contained in this Section 3.02(b) or in any other Section of this Agreement shall be construed to permit holders of shares of LISB to receive two dividends either from LISB or from AFC or LISB and AFC in any one quarter or to deny or prohibit such holders from receiving one dividend from LISB or AFC in any quarter;

  (c) other than in the ordinary course of business consistent with past practice and pursuant to policies currently in effect (which includes sales of mortgage and mortgage related securities as part of balance sheet management), sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, leases or assets to any individual, corporation or other entity other than a direct or indirect wholly owned Subsidiary of LISB or cancel, release or assign any indebtedness of any such person, except pursuant to contracts or agreements in force at the date of this Agreement and which have been described to AFC; provided, however, that no sales may be made with recourse other than sales of Fannie Mae and Freddie Mac securities with limited recourse to reduce the amount of the guarantee fee payable; provided, further, that sales of such recourse loans shall be limited to $50 million per month, unless AFC receives prior notification thereof;

  (d) except to the extent required by law or as disclosed in Section 3.02(d) of LISB's Disclosure Letter or as specifically provided for elsewhere herein, increase in any manner the compensation or fringe benefits of any of its employees or directors other than general increases in compensation for non-officer employees (and officers, provided that Section 3.02(d) of the Disclosure Schedule sets forth a complete and accurate schedule of the expected maximum salary increases for persons with a title of first vice president or higher of LISB scheduled to occur prior to September 30, 1998) in the ordinary course of business consistent with past practice that do not cause the aggregate annualized compensation of all of LISB's non-officer employees and officers with a title below first vice president participating in the increase being granted, immediately following such increase, to exceed by more than 5% the aggregate total annual compensation expense of LISB with respect to such persons for the twelve month period ended September 30, 1997 and that do not cause the aggregate annual rates of base salaries of all of LISB's non-officer employees participating in the increase being granted to increase by more than 5% over such aggregate base salaries at September 30, 1997, or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or directors, or become a party to, amend or commit itself to or fund or otherwise establish any trust or account related to any Employee Plan (as defined in Section 2.03(n)) with or for the benefit of any employee or director (provided that the foregoing shall not restrict LISB from paying normal, discretionary and/or contractual bonuses in the ordinary course of business due as of September 30, 1998 in amount and scope of distributions consistent with past practices not to exceed $4 million in the aggregate; and provided, further, that the foregoing shall not restrict LISB Bank from offering an early retirement incentive program consistent with past practices to eligible plan participants who retire on a date selected by LISB Bank that is as close in time as practicable to the Effective Time, at a total cost not materially different from the estimated cost shown on Section 3.02(d) of the Disclosure Schedule.); voluntarily accelerate the vesting of any stock options or other compensation or benefit; terminate or increase the costs to LISB or any Subsidiary of any Employee Plan; hire any employee with an annual compensation in excess of $75,000 or enter into or amend any employment, commission or bonus contract; except as otherwise specifically contemplated by this paragraph (d), alter, amend or revise in any manner any compensation, arrangements, practices or policies; make any discretionary contributions to any Employee Plan; make any discretionary contributions to any Employee Plan; or taken any action other than permitted by this Section 3.02(d) that would cause the Merger to fail to qualify for pooling-of-interests account treatment;

  (e) except as contemplated by Section 4.02, change its method of accounting as in effect at September 30, 1997, except as required by changes in generally accepted accounting principles as concurred in writing by LISB's independent auditors;

  (f) make any investment in any debt security, including mortgage-backed and mortgage related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than five years or mortgage-backed or mortgage related securities which would not be considered "high risk" securities pursuant to Thrift Bulletin Number 52 issued by the OTS, that are purchased in the ordinary course of business consistent with past practice, in either case, with a purchase price no greater than 101.5% of par value;

  (g) other than in the ordinary course of business consistent with past practice in individual amounts not to exceed $50,000 and other than investments for LISB's portfolio made in accordance with Section 3.02(f), make any investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity and other than the purchase of Federal Home Loan Bank common stock necessary to maintain LISB's membership status with the Federal Home Loan Bank of New York and other than pursuant to existing commitments set forth in the Disclosure Letter;

  (h) enter into any contract or agreement that is not terminable within 30 days, or make any change in, or terminate, any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than $100,000 per annum and other than contracts or agreements covered by Section 3.02(k) and other than agreements and commitments in connection with LISB's Year 2000 compliance efforts pursuant to its Year 2000 Plan;

  (i) settle any claim, action or proceeding involving any liability of LISB or any of its Subsidiaries for money damages in excess of $500,000 or impose material restrictions upon the operations of LISB or any of its Subsidiaries;

  (j) except in the ordinary course of business and in amounts less than $500,000, waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim;

  (k) make, renegotiate, renew, increase, extend or purchase any (i) loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except in conformity with existing lending practices in amounts not to exceed $2,000,000 to any individual borrower (except for commercial real estate loans which shall be limited to $3.5 million to any individual borrower and except for small business and commercial loans which shall be limited to $300,000 to any individual borrower); provided, however, that LISB and its Subsidiaries may not make, renegotiate, renew, increase, extend or purchase any loan that is underwritten based on no verification of income or loans commonly known or referred to as "no documentation loans;" however, LISB may originate no documentation loans pursuant to a take-out commitment from an investor, but not for the portfolio of LISB or (ii) loans, advances or commitments to directors, officers or other affiliated parties of LISB or any of its Significant Subsidiaries (other than loans on primary residences in accordance with existing policies);

  (l) except to the extent required by applicable law or regulation, adopt or implement any new policy or practice or procedure with respect to its loan origination activities, including without limitation, taking any action to amend, renew or extend any contract, agreement or other arrangement with terms greater than one year regarding the delegation of loan underwriting functions, the delegation of loan processing functions, the provisions of tax-related services or the provision of insurance-related services;

  (m) purchase or sell servicing rights (other than loan sales with servicing released) with respect to loans the principal balance of which, either individually or in the aggregate, exceeds $500,000;

  (n) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to LISB except in satisfaction of debts previously contracted;

  (o) incur any additional borrowings beyond those set forth on the Disclosure Letter other than short-term (two years or less) Federal Home Loan Bank borrowings and reverse repurchase agreements consistent with past practice, or pledge any of its assets to secure any borrowings other than as required pursuant to the terms of borrowings of LISB or any Subsidiary in effect at the date hereof or in connection with borrowings or reverse repurchase agreements permitted hereunder. Deposits shall not be deemed to be borrowings within the meaning of this paragraph;

  (p) make any capital expenditures in excess of $100,000 per expenditure from the date of this Agreement until the Effective Date other than pursuant to binding commitments existing on the date hereof, other than expenditures necessary to maintain existing assets in good repair;

  (q) make any investment or commitment to invest in real estate or in any real estate development project, other than real estate acquired in satisfaction of defaulted mortgage loans and investments or commitments approved by the Board of Directors of LISB or LISB Bank prior to the date of this Agreement and disclosed in writing to AFC;

  (r) except pursuant to commitments existing at the date hereof which have previously been disclosed in writing to AFC, make any real estate loans secured by undeveloped land or real estate (other than real estate secured by one-to four-family homes) located outside the State of New York or make any construction loan (other than construction loans secured by one-to four-family homes);

  (s) establish or make any commitment relating to the establishment of any new branch or other office facilities;

  (t) organize, capitalize, lend to or otherwise invest in or invest in any Subsidiary or acquire a 10% or greater equity or voting interest in any firm, corporation or business enterprise;

  (u) elect to the Board of Directors of LISB or any Subsidiary any person who is not a member of the Board of Directors of LISB or such Subsidiary as of the date of this Agreement; or

  (v) agree or make any commitment to take any action that is prohibited by this Section 3.02.

  In the event that AFC does not respond in writing to LISB within five business days of a written request for LISB to engage in any of the actions for which AFC's prior written consent is required pursuant to this Section 3.02, AFC shall be deemed to have consented to such action. Any request by LISB or response thereto by AFC shall be made in accordance with the notice provisions of Section 8.07, and any request by LISB shall also state that it is a request pursuant to this Section 3.02 and that a failure to respond within five (5) business days shall constitute consent.

  Section 3.03 Conduct of AFC's Business Prior to the Effective Time. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, AFC shall use commercially reasonable efforts to, and shall cause its Subsidiaries to use commercially reasonable efforts to, (i) conduct its business in the ordinary and usual course consistent with past practices and prudent banking practice, (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action which would adversely affect or delay the ability of LISB or AFC to perform its covenants and agreements on a timely basis under this Agreement, (iv) take no action which would adversely affect or delay the ability of LISB, AFC, LISB Bank or the Association to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction, and (v) take no action that results in or is reasonably likely to have a Material Adverse Effect on AFC.

  Section 3.04 Forbearance by AFC. Without limiting the covenants set forth in
Section 3.02 hereof, during the period from the date of this Agreement to the Effective Time AFC shall not, and shall not permit any of its Subsidiaries, without the prior written consent of LISB which shall not be unreasonably withheld, to:

  (a) put into effect any change in any provisions of the organization certificate or bylaws of AFC, or any similar governing documents of AFC's Subsidiaries, other than an increase in the authorized capital stock of AFC;

  (b) issue any shares of capital stock or change the terms of any outstanding stock options or warrants or issue, grant or sell any option, warrant, call, commitment, stock appreciation right, right to purchase or agreement of any character relating to the authorized or issued capital stock of AFC except pursuant to (i) the exercise of stock options or warrants as set forth in the Disclosure Letter or consistent with Section 1.04 of this Agreement; (ii) the AFC Option Agreement (iii) pursuant to the terms of the AFC Rights Agreement; or (iii) pursuant to a stock split in the form of a stock dividend for which a Stock Adjustment shall be made.

                                  ARTICLE IV

                                   COVENANTS

  Section 4.01 Acquisition Proposals. LISB agrees that neither it nor any of its Subsidiaries nor any of the respective officers and directors of LISB or its Subsidiaries shall, and LISB shall direct and use its best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, (a) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of LISB) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or more than 10% of the assets or any equity securities of LISB or any of its material Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent LISB or its Board of Directors from (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or (ii) (A) providing information in response to a request therefor by a person who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors receives from the person so requesting such information an executed confidentiality agreement on terms substantially equivalent to those contained in the confidentiality agreement between AFC and LISB, dated as of January 16, 1998; or (B) engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Acquisition Proposal, if and only to the extent that, in each such case referred to in clause (A) or (B) above, (i) the Board of Directors of LISB, after consultation with outside legal counsel, in good faith deems such action to be legally necessary for the proper discharge of its fiduciary duties under applicable law and (ii) the Board of Directors of LISB determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a more favorable transaction than the transaction contemplated by this Agreement, taking into account the long-term prospects and interests of LISB and its stockholders. LISB will notify AFC immediately orally (within one day) and in writing (within 3 days) if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with LISB after the date hereof, and the identity of the person making such inquiry, proposal or offer and the substance thereof and will keep AFC informed of any developments with respect thereto immediately upon occurrence thereof. If the Board of Directors of LISB shall determine in accordance with the second preceding sentence to provide confidential information or data to any other person, LISB shall do so only under the terms of a confidentiality agreement no less stringent than that previously entered into between the parties hereto and LISB shall enforce such agreement. Subject to the foregoing, LISB will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. LISB will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 4.01. LISB will promptly request each person (other than AFC) that has executed a confidentiality agreement prior to the date hereof in connection with its consideration of a business combination with LISB or any Subsidiary of LISB to return or destroy all confidential information previously furnished to such person by or on behalf of LISB or any of its Subsidiaries.

  Section 4.02 Certain Policies of LISB.

  (a) After the date on which all required regulatory approval and shareholder approvals for the consummation of the transactions contemplated hereby are received and prior to the Effective Time, but no earlier than five (5) days prior to the Closing Date and after receipt of written confirmation from AFC that all conditions to closing set forth in Sections 5.01 and 5.02, except for the condition set forth in Section 5.01(f), have either been satisfied or waived, at the request of AFC, LISB shall cause LISB Bank to modify and change its loan, litigation or real estate valuation policies and practices (including loan classifications and levels of reserves) and investment and asset/liability management policies and practices so as to be consistent on a mutually satisfactory basis with those of the Association; provided, that such policies and procedures are not prohibited by generally accepted accounting principles or any applicable laws and regulations.

  (b) LISB's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 4.02.

  Section 4.03 Access and Information. (a) Upon reasonable notice, LISB and AFC shall (and shall cause its respective Subsidiaries to) afford to each other and their respective representatives (including, without limitation, directors, officers and employees of such party and its affiliates, and counsel, accountants and other professionals retained) such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as either party may reasonably request; provided, however, that no investigation pursuant to this Section 4.03 shall affect or be deemed to modify any representation or warranty made herein. In furtherance, and not in limitation of the foregoing, LISB shall make available to AFC all information necessary or appropriate for the preparation and filing of all real property and real estate transfer tax returns and reports required by reason of the Merger or the Bank Merger. AFC and LISB will not, and will cause its respective representatives not to, use any information obtained pursuant to this Section 4.03 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each of AFC and LISB will keep confidential, and will cause its respective representatives to keep confidential, all information and documents obtained pursuant to this Section 4.03 unless such information (i) was already known to such party or an affiliate of such party, other than pursuant to a confidentiality agreement or other confidential relationship, (ii) becomes available to such party or an affiliate of such party from other sources not known by such party to be bound by a confidentiality obligation or agreement,
(iii) is disclosed with the prior written approval of the other party or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto (or an affiliate of any party hereto) to be returned to the party which furnished the same.

  (b) During the period of time beginning on the day application materials for the Bank Merger are initially filed with the OTS and continuing to the Effective Time, including weekends and holidays, LISB shall cause LISB Bank to provide the Association and its authorized agents and representatives full access to LISB Bank's offices for the purpose of installing any necessary wiring and equipment to be utilized by the Association after the Effective Time; provided, that:

    (i) reasonable advance notice of each entry shall be given to LISB Bank, and LISB Bank approves of each entry, which approval shall not be unreasonably withheld;

    (ii) LISB Bank shall have the right to have its employees or contractors present to inspect the work being done;

    (iii) to the extent practicable, such work shall be done in a manner that will not interfere with LISB Bank's business conducted at any affected branch offices;

    (iv) all such work shall be done in compliance with all applicable laws and government regulation, and the Association shall be responsible for the procurement, at the Association's expense, of all required governmental or administrative permits and approvals;

    (v) the Association shall maintain appropriate insurance satisfactory to LISB Bank in connection with any work done by the Association's agents and representatives pursuant to this Section 4.03;

    (vi) the Association shall reimburse LISB Bank for any material out-of-pocket costs or expenses incurred by LISB Bank in connection with this undertaking; and

    (vii) in the event this Agreement is Terminated in accordance with
  Article VI hereof, the Association, within a reasonable time period and at its sole cost and expense, will restore such offices to their condition prior to the commencement of any such installation.

  Section 4.04 Certain Filings, Consents and Arrangements. AFC and LISB shall
(a) as soon as practicable (and in any event within 60 days after the date hereof) make (or cause to be made) any filings and applications and provide any notices, required to be filed or provided in order to obtain all approvals, consents and waivers of governmental authorities and third parties necessary or appropriate for the consummation of the transactions contemplated hereby or by the LISB Option Agreement and the AFC Option Agreement, (b) cooperate with one another (i) in promptly determining what filings and notices are required to be made or approvals, consents or waivers are required to be obtained under any relevant federal or state law or regulation or under any relevant agreement or other document and (ii) in promptly making any such filings and notices, furnishing information required in connection therewith and seeking timely to obtain any such approvals, consents or waivers and (c) deliver to the other copies of the publicly available portions of all such filings, notices and applications promptly after they are filed.

  Section 4.05 Antitakeover Provisions.

  (a) LISB shall (and shall cause its Subsidiaries to) take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document (i) to exempt or continue to exempt AFC, this Agreement, the Merger, the Bank Merger and the LISB Option Agreement from any provisions of an antitakeover nature in LISB's or its Subsidiaries' certificates of incorporation or charters, as the case may be, and bylaws and the provisions of Section 203 of the DGCL and (ii) upon the request of AFC, to assist in any challenge by AFC to the applicability to this Agreement, the Merger or the LISB Option Agreement of Section 203 of the DGCL.

  (b) Except for the Amendment and amendments approved in writing by AFC, LISB will not, following the date hereof, amend or waive any of the provisions of or take any action to exempt any other persons from the provisions of the LISB Rights Agreement in any manner that adversely affects the consummation of the Merger or, except as provided in the next sentence, redeem the rights thereunder. If requested by AFC, but not otherwise, LISB will redeem all outstanding Rights at a redemption price of not more than $0.01 per Right effective immediately prior to the Effective Time with respect to the consummation of the Merger.

  Section 4.06 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including the Bank Merger, as expeditiously as possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable governmental entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

  Section 4.07 Publicity. The initial press release announcing this Agreement shall be a joint press release and thereafter LISB and AFC shall consult with each other in issuing any press releases or otherwise making public statements with respect to the acquisition contemplated hereby and in making any filings with any governmental entity or with any national securities exchange with respect thereto.

  Section 4.08 Stockholders' Meeting. Each of LISB and AFC shall take all action necessary, in accordance with applicable law and its corporate documents, to convene a meeting of its respective stockholders (each, a "Stockholder Meeting") as promptly as practicable for the purpose of considering and voting on approval and adoption of the transactions provided for in this Agreement. Except to the extent the boards of directors of each of LISB or AFC, as the case may be, after consultation with outside legal counsel, in good faith deems that failure to do the following is legally necessary for the proper discharge of its fiduciary duties under applicable law, the board of directors of each of LISB and AFC shall (a) recommend at its Stockholder Meeting that the stockholders vote in favor of and approve the transactions provided for in this Agreement, and (b) use its best efforts to solicit such approvals. LISB and AFC, in consultation with the other, shall each employ professional proxy solicitors to assist in contacting stockholders in connection with soliciting favorable votes on the Merger. LISB and AFC shall coordinate and cooperate with respect to the timing of their respective Stockholder Meetings.

  Section 4.09 Joint Proxy Statement-Prospectus; Comfort Letters. (i) As soon as practicable after the date hereof, AFC and LISB shall cooperate with respect to the preparation of a Joint Proxy Statement-Prospectus for the purpose of taking stockholder action on the Merger and this Agreement and file the Joint Proxy Statement-Prospectus with the SEC and respond to comments of the staff of the SEC and promptly after the Form S-4 (as defined in Section 4.10) is declared effective by the SEC mail the Joint Proxy Statement-Prospectus to the respective holders of record (as of the applicable record date) of shares of voting stock of each of LISB and AFC. AFC and LISB each represents and covenants to the other that the Joint Proxy Statement-Prospectus and any amendment or supplement thereto, with respect to the information pertaining to it or its Subsidiaries at the date of mailing to its stockholders and the date of its meeting of its stockholders to be held in connection with the Merger, will be in compliance with the Exchange Act and all relevant rules and regulations of the SEC and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  (ii) AFC shall cause KPMG Peat Marwick, its independent public accounting firm to deliver to LISB, and LISB shall cause KPMG Peat Marwick, its independent public accounting firm, to deliver to AFC and to its officers and directors who sign the Registration Statement for this transaction, a "comfort letter" or "agreed upon procedures letter," in the form customarily issued by such accountants at such time in transactions of this type, dated (a) the date of the mailing of the Joint Proxy Statement-Prospectus for the Stockholders Meeting of LISB and the date of mailing of the Joint Proxy Statement for the Stockholders meeting of AFC, respectively, and (b) a date not earlier than five business days preceding the date of the Closing.

  Section 4.10 Registration of AFC Common Stock.

  (a) AFC shall, as promptly as practicable following the preparation thereof, file a Registration Statement on Form S-4 (including any pre-effective or post-effective amendments or supplements thereto) with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement, and AFC and LISB shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. AFC will advise LISB promptly after AFC receives notice of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of capital stock issuable pursuant to the Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. AFC will provide LISB with as many copies of such Registration Statement and all amendments thereto promptly upon the filing thereof as LISB may reasonably request.

  (b) AFC shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement.

  (c) AFC shall use its best efforts to list, prior to the Effective Time, on the Nasdaq National Market or on such other exchange as AFC Common Stock shall then be trading, subject only to official notice of issuance, the shares of AFC Common Stock to be issued by AFC in exchange for the shares of LISB Common Stock.

  Section 4.11 Affiliate Letters. Promptly, but in any event within two weeks after the execution and delivery of this Agreement, LISB shall deliver to AFC a letter identifying all persons who, to the knowledge of LISB, may be deemed to be "affiliates" of LISB under Rule 145 of the 1933 Act and the pooling-of-interests accounting rules, including, without limitation, all directors and executive officers of LISB, together with executed letter agreements, each substantially in the form of Exhibit 4.11(a), executed by each such person so identified as an affiliate of LISB agreeing (i) to comply with Rule 145 and
(ii) to refrain from transferring shares as required by the "pooling-of-interests" accounting rules and (iii) to be present in person or by proxy and vote in favor of the Merger at the Shareholders Meeting as provided in Exhibit 4.11(a). Within two weeks after the date hereof, AFC shall cause its directors and executive officers to enter into letter agreements in the form of Exhibit 4.11(b) with AFC concerning the pooling-of-interests accounting rules. AFC agrees to publish, or file a Form 8-K, Form 10-K or Form 10-Q containing financial results covering at least 30 days of post-Merger combined operations of AFC and LISB as soon as practicable (but in no event later than 30 days) following the close of the first calendar month ending 30 days after the Effective Time, in form and substance sufficient to remove the restrictions set forth in paragraph "B" of each of Exhibit 4.11(a) and Exhibit 4.11(b).

  Section 4.12 Notification of Certain Matters. Each party shall give prompt notice to the others of: (a) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and its Subsidiaries taken as a whole to which each party or any Subsidiary is a party or is subject; and (b) any event, condition, change or occurrence which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Event. Each of LISB and AFC shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

  Section 4.13 Directors and Officers; Advisory Board; Litigation
Committee. (a) AFC agrees to cause five persons who are mutually acceptable to AFC and LISB, who are currently members of the LISB board of directors and who are willing to so serve ("Former LISB Directors"), one of whom shall be Mr. John J. Conefry, Jr., to be elected or appointed as directors of AFC at, or as promptly as practicable after, the Effective Time (such appointment or election of Former LISB Directors to be as evenly distributed as possible among the classes of AFC directors). The directors of the Association, following the Bank Merger, shall be the current directors of the Association, plus the five individuals named above in the immediately preceding sentence.

  (b) At the Effective Time, AFC shall enter into an agreement with Mr. John
J. Conefry, Jr., Mr. Lawrence W. Peters and Mr. Bruce M. Barnet substantially in the forms attached as Exhibit 4.13(b), (c) and (d) to the AFC Disclosure Letter.

  (c) AFC shall, promptly following the Effective Time, cause all of the members of the LISB's Board as of the date of this Agreement who do not become directors of AFC and the Association pursuant to Section 4.13 hereof, and who are willing to so serve, to be elected or appointed as members of an advisory board (the "Advisory Board") established by AFC, the function of which shall be to meet no less frequently than quarterly in order to advise AFC with respect to general business as well as deposit and lending opportunities and activities in LISB's former market area and to maintain and develop customer relationships. The members of the Advisory Board who are willing to so serve initially shall be elected or appointed for a term of one year. AFC agrees annually to re-elect or re-appoint each of the initial members of the advisory board to two successive one-year terms following the initial one-year term; provided, however, that AFC shall have no obligation to re-elect or re-appoint any member if AFC reasonably determines that such member has a conflict of interest that compromises such member's ability to serve effectively as a member of the advisory board or any cause exists that otherwise would allow for removal of such person as a director of AFC if such person were a member of AFC's Board of Directors. Each member of the Advisory Board who is not a director of AFC and who is not an employee of AFC shall receive a retainer fee for such service at an annual rate of $40,000.00, payable in monthly installments and shall be afforded the opportunity, at his own expense, to purchase coverage under a group health plan offered by the Association to its employees. Within 30 days after the Effective Time, each member of the Advisory Board shall receive a grant of options to purchase 4,000 shares of AFC Common Stock which, subject to the terms of an option agreement to be provided by AFC and reasonably acceptable to LISB, shall extend for a term of ten (10) years beginning at the Effective Time; shall be exercisable at any time after the Effective Time at an exercise price per share equal to the closing sales price for a share of AFC Common Stock on the date of grant as reported in The Wall Street Journal and shall provide for reasonable registration rights. At or prior to the Effective Time, AFC shall (i) take all corporate action necessary to reserve for issuance a sufficient number of shares of AFC Common Stock for delivery upon exercise of options granted in accordance with this Section and (ii) file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the AFC Common Stock subject to such options. AFC shall use its best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Options remain outstanding. Service on the Advisory Board shall be treated in the same manner historically accorded to service as an Emeritus Director of LISB or LISB Bank for purposes of determining the exercise periods of Converted Options.

  (d) LISB Bank is the plaintiff in a case resulting from a complaint filed by LISB Bank in the United States Court of Federal Claims entitled The Long Island Savings Bank FSB et al. vs. The United States (the "Case"). Notwithstanding anything to the contrary set forth elsewhere in the Agreement, LISB shall not, without the prior written consent of AFC, cause or permit LISB Bank to settle the Case or take any action having such effect. Promptly following the Effective Time, AFC will designate a special litigation committee consisting of Mr. John J. Conefry, Jr., as Chairman, Mr. Mark Fuster, Mr. Roger Teurfs, Ms. Karen Cullen and Mr. Richard Herbst (the "Litigation Committee"), provided such persons are willing to so serve for the purpose of preserving the knowledge and experience of certain LISB officers in connection with the Case, providing for the maximum recovery thereon, and assisting AFC in evaluating and managing the progress thereof. The Litigation Committee shall be responsible for advising AFC exclusively on the prosecution and settlement of the Case, including the evaluation of any settlement proposals, the making of and responses to motions to dismiss, proposals to terminate or cease prosecuting the Case and the pursuit or abandonment of any appeals. Each member of the Committee shall be available to assist AFC in developing oral and documentary testimony and evidence at the request of AFC, and shall not, in the absence of legal compulsion, assist any persons other than AFC in the prosecution of the Case. Each member of the Litigation Committee who is not a director of AFC and who is not an officer or employee of, or consultant to, AFC shall receive a retainer fee for service on the Litigation Committee as set forth in a separate consulting agreement to be entered into between each such person and AFC in the form attached to the Disclosure Letter as Exhibit 4.13(d). AFC will cause to be created a bonus pool in an amount equal to 1% of the amount by which the gross proceeds of (1) a final, unappealable judgment in the Case or (2) the final settlement of the Case, exceeds $500,000,000, which shall be available, in the absolute discretion of the disinterested members of the Board of Directors of AFC, for distribution, in whole or in part, to officers, directors and consultants of AFC who have had involvement in the successful prosecution of the Case.

  Section 4.14 Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Time through the sixth anniversary of the Effective Date, AFC agrees to indemnify and hold harmless each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Date, a director or officer of LISB or its Subsidiaries or a director or trustee of another entity expressly at LISB's request or direction (each, an "Indemnified Party"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement, including the entering into of the LISB Option Agreement), whether asserted or claimed prior to, at or after the Effective Time, and to advance any such Costs to each Indemnified Party as they are from time to time incurred, in each case to the fullest extent such Indemnified Party would have been indemnified as a director or officer of LISB or LISB Bank, as applicable, and as then permitted under applicable law.

  (b) Any Indemnified Party wishing to claim indemnification under Section 4.14(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify AFC thereof, but the failure to so notify shall not relieve AFC of any liability it may have hereunder to such Indemnified Party if such failure does not materially and substantially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation, (i) AFC shall have the right to assume the defense thereof with counsel reasonably acceptable to the Indemnified Party and AFC shall not be liable to such Indemnified Party for any legal expenses of other counsel subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if AFC does not elect to assume such defense within a reasonable time or counsel for the Indemnified Party at any time advises that there are issues which raise conflicts of interest between AFC and the Indemnified Party (and counsel for AFC does not disagree), the Indemnified Party may retain counsel satisfactory to such Indemnified Party, and AFC shall remain responsible for the reasonable fees and expenses of such counsel as set forth above, to be paid promptly as statements therefor are received; provided, however, that AFC shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any one jurisdiction with respect to any given claim, action, suit, proceeding or investigation unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; (ii) the Indemnified Party will reasonably cooperate in the defense of any such matter; and (iii) AFC shall not be liable for any settlement effected by an Indemnified Party without its prior written consent, which shall not be unreasonably withheld.

  (c) AFC shall pay all reasonable Costs, including attorneys' fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 4.14 to the fullest extent permitted under applicable law. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.

  (d) For a period of six years after the Effective Time, AFC shall cause to be maintained in effect for the former directors and officers of LISB and LISB Bank coverage under AFC's policy of directors and officers liability insurance no less advantageous to the beneficiaries thereof than the current policies of directors' and officers' liability insurance maintained by LISB; provided, however, that AFC, in its sole discretion, may substitute or, in its sole discretion, may cause LISB to substitute therefor single premium tail coverage with policy limits equal to LISB Bank's existing annual coverage limits; provided, further, however, that in no event shall AFC be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Subsection 4.14(d), an aggregate premium excess of 200% of the amount of the annual premiums paid as of the date hereof by LISB in for such insurance (the "Maximum Amount"); provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, AFC shall obtain the most advantageous coverage of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount; and provided, further, that officers and directors of LISB may be required to make application and provide customary representations and warranties to AFC's insurance carrier for the purpose of obtaining such insurance.

  Section 4.15 Pooling and Tax-Free Reorganization Treatment. (a) Prior to the Effective Time, neither AFC nor LISB shall take, fail to take, or cause to be taken or not taken, or cause or permit any of their respective Subsidiaries to take, fail to take, or cause to be taken or not taken, any action within its control, which would disqualify the Merger as a "pooling-of-interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code. Subsequent to the Effective Time, AFC shall not take any action within its control that would disqualify the Merger as such a "reorganization" under the Code, or as a pooling-of-interests for accounting purposes.

  (b) To the extent determined by AFC, in its reasonable judgment, as necessary for the Merger to qualify as a pooling-of-interests for accounting purposes, prior to the Effective Time, LISB shall conduct a sale of a sufficient number of shares of LISB Common Stock currently held as treasury shares by LISB to allow the Merger to so qualify.

  Section 4.16 Employees; Benefit Plans and Programs. (a) Each person who is employed by LISB Bank immediately prior to the Effective Time (a "LISB Employee") shall, at the effective time of the Bank Merger, become an employee of the Association upon the same terms and conditions generally applicable to other employees of the Association with comparable positions, with the following special provisions:

    (i) No LISB Employee shall be, or have or exercise the authority of, an officer of the Association unless and until elected or appointed an officer of the Association in accordance with the Association's Bylaws which election or appointment shall be determined and implemented as soon as practicable following the Effective Time;

    (ii) At or as soon as practicable following the Effective Time, AFC and the Association shall establish and implement a program of compensation and benefits designed to cover all similarly situated employees on a uniform basis (the "New Compensation and Benefits Program"). The New Compensation and Benefits Program may contain any combination of new plans, continuations of plans maintained by AFC or the Association immediately prior to the Effective Time and continuations of plans maintained by LISB or LISB Bank immediately prior to the Effective Time as AFC, in its discretion, may determine. To the extent that it is not practicable to implement any constituent part of the New Compensation and Benefits Program at the Effective Time, AFC and the Association shall continue in effect any comparable plan maintained immediately prior to the Effective Time for the respective employees of AFC, LISB, the Association and LISB Bank for a transition period. During the transition period, the persons who were employees of LISB or LISB Bank immediately prior to the Effective Time who become employees of AFC or the Association at the Effective Time shall continue to participate in the plans of LISB and LISB Bank which are continued for transitional purposes, and all other employees of AFC or the Association will participate only in the comparable plans of AFC and the Association which are continued for transitional purposes;

    (iii) Each constituent part of the New Compensation and Benefits Program shall recognize, in the case of persons employed by AFC, the Association, LISB or LISB Bank immediately prior to the Effective Time who are also employed by the Association or AFC immediately after the Effective Time, all service with or previously recognized by AFC, the Association, LISB or LISB Bank as service with AFC and the Association for eligibility and vesting purposes; and

    (iv) In the case of any constituent part of the New Compensation and Benefits Program which is a life, health or long-term disability insurance plan: (A) such plan shall not apply any preexisting condition limitations for conditions covered under the applicable life, health or long-term disability insurance plans maintained by AFC, the Association, LISB and LISB Bank as of the Effective Time, (B) each such plan which is a health insurance plan shall honor any deductible and co-payment or out of pocket expenses incurred under the applicable health insurance plans maintained by AFC, the Association, LISB and LISB Bank as of the Effective Time and (C) each such plan which is a life or long-term disability insurance plan shall waive any medical certification otherwise required in order to assure the continuation of coverage at a level not less than that in effect immediately prior to the implementation of such plan (but subject to any overall limit on the maximum amount of coverage under such plans).

  (b) AFC shall assume the obligations of LISB and LISB Bank with respect to the employment agreements, the Employee Plans and the Specified Compensation and Benefits Programs identified on the Disclosure Schedule, as they may be in effect at the Effective Time. LISB and LISB Bank shall obtain and deliver to AFC within seven days of the execution of this Agreement an agreement in form and substance reasonably satisfactory to AFC to the effect that the Named Individual agrees (A) that the Specified Compensation and Benefit Programs listed on the schedule attached to such agreement are the only Specified Compensation and Benefit Programs and other benefits and compensation items to which such Named Individual is entitled in connection with the transactions contemplated hereby and that the amounts shown on such schedule should not be less than 90% of the total maximum amounts to which such Named Individual shall be entitled in connection with the transactions contemplated hereby and
(B) to deliver in exchange for such compensation and benefits a written release, substantially in the form attached hereto as Exhibit 4.16(b)(a) (the "Release"), of any further claim in, to and under the Specified Compensation and Benefit Programs. Such Settlement Agreement shall be countersigned by AFC and shall acknowledge that the consummation of the transactions contemplated by this Agreement shall, upon consummation, constitute a "change of control" and "good reason" event under the existing terms of the Specified Compensation and Benefit Programs and that, with respect to Named Individuals who are employees of LISB and/or LISB Bank as of the Effective Time, AFC will provide to each such Named Individual the termination payments and benefits to which such Named Individual is entitled under the Special Compensation and Benefit Programs.

                                   ARTICLE V

                          CONDITIONS TO CONSUMMATION

  Section 5.01 Conditions to Each Party's Obligations. The respective obligations of each party to effect the Merger shall be subject to the fulfillment of the following conditions:

  (a) this Agreement shall have been approved by (i) the requisite vote of LISB's stockholders in accordance with applicable law and regulations; and
(ii) the requisite vote of AFC's stockholders in accordance with applicable law and regulations;

  (b) all necessary regulatory or governmental approvals, consents or waivers required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired; and all other consents, waivers and approvals of any third parties which are necessary to permit the consummation of the Merger and the other transactions contemplated hereby shall have been obtained or made except for those the failure to obtain of which would not have a Material Adverse Effect (i) on LISB and its Subsidiaries taken as a whole or (ii) on AFC and its Subsidiaries taken as a whole. None of the approvals or waivers referred to herein shall contain any term or condition which would have a Material Adverse Effect on (x) LISB and its Subsidiaries taken as a whole or (y) AFC and its Subsidiaries taken as a whole;

  (c) no party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger;

  (d) no statute, rule or regulation, shall have been enacted, entered, promulgated, interpreted, applied or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger;

  (e) the Registration Statement shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement shall have been obtained;

  (f) AFC shall have received a letter, dated as of the Effective Date, from its independent certified public accountants, reasonably satisfactory to AFC and LISB, to the effect that the Merger shall be qualified to be treated as a "pooling-of-interests" for accounting purposes by AFC;

  (g) AFC shall have received the agreement referred to in Section 4.11 from each affiliate of LISB; and

  (h) AFC shall have caused to be listed on the Nasdaq National Market, or on such other market on which shares of AFC Common Stock shall then be trading, subject only to official notice of issuance, the shares of AFC Common Stock to be issued by AFC in exchange for the shares of LISB Common Stock.

  Section 5.02 Conditions to the Obligations of AFC and the Association under this Agreement. The obligations of AFC to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by AFC:

  (a) each of the obligations of LISB required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of LISB contained in this Agreement shall be true and correct, subject to Sections 2.01 and 2.02, as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty which specifically relates to an earlier date). AFC shall have received a certificate to the foregoing effect signed by the president and the chief financial or principal accounting officer of LISB;

  (b) all action required to be taken by, or on the part of, LISB to authorize the execution, delivery and performance of this Agreement and the consummation by LISB of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors and stockholders of LISB, and AFC shall have received certified copies of the resolutions evidencing such authorization;

  (c) AFC shall have received certificates (such certificates to be dated as of a day as close as practicable to the date of the Closing) from appropriate authorities as to the good standing of LISB and the corporate existence of LISB Bank;

  (d) LISB shall have obtained the consent or approval of each person (other than the governmental approvals or consents referred to in Section 5.01(b)) whose consent or approval shall be required in order to permit the succession by the surviving corporation pursuant to the Merger to any obligation, right or interest of LISB or any Subsidiary of LISB under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on AFC (after giving effect to the consummation of the transactions contemplated hereby) or upon the consummation of the transactions contemplated hereby;

  (e) Neither a Distribution Date nor a Triggering Event, as such terms are defined in the LISB Rights Agreement, shall have occurred, and the LISB Rights shall not have become nonredeemable and shall not become nonredeemable upon consummation of the Merger and the LISB Rights shall not become exercisable for capital stock of AFC upon consummation of the Merger;

  (f) AFC shall have received an opinion of Thacher Proffitt & Wood, counsel to AFC, dated as of the Effective Date in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to AFC, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly:

    (i) No gain or loss will be recognized by AFC, the Association or LISB as a result of the Merger;

    (ii) Except to the extent of any cash received in lieu of a fractional share interest in AFC Common Stock, no gain or loss will be recognized by the stockholders of LISB who exchange their LISB Stock for AFC Common Stock pursuant to the Merger;

    (iii) The tax basis of AFC Common Stock received by stockholders who exchange their LISB Common Stock for AFC Common Stock in the Merger will be the same as the tax basis of LISB Common Stock surrendered pursuant to the Merger, reduced by any amount allocable to a fractional share interest for which cash is received and increased by any gain recognized on the exchange; and

    (iv) The holding period of AFC Stock received by each stockholder in the Merger will include the holding period of LISB Common Stock exchanged therefor, provided that such stockholder held such LISB Common Stock as a capital asset on the date of the Merger.

  Such opinion may be based on, in addition to the review of such matters of fact and law as Thacher Proffitt & Wood considers appropriate, (i) representations made at the request of Thacher Proffitt & Wood by AFC, LISB, stockholders of AFC or LISB, or any combination of such persons and (ii) certificates provided at the request of Thacher Proffitt & Wood by officers of AFC, LISB and other appropriate persons.

  Section 5.03 Conditions to the Obligations of LISB. The obligations of LISB to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by
LISB:

  (a) each of the obligations of AFC and the Association, respectively, required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of AFC and the Association contained in this

Agreement shall be true and correct, subject to Sections 2.01 and 2.02, as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty which specifically relates to an earlier date). LISB shall have received a certificate to the foregoing effect signed by the president and the chief financial officer of AFC;

  (b) all action required to be taken by, or on the part of, AFC and the Association to authorize the execution, delivery and performance of this Agreement and the consummation by AFC and the Association of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors and stockholders of AFC, and LISB shall have received certified copies of the resolutions evidencing such authorization;

  (c) AFC shall have obtained the consent or approval of each person (other than the governmental approvals or consents referred to in Section 5.01(b)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which AFC or any of its Subsidiaries is a party or is otherwise bound, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on AFC (after giving effect to the transactions contemplated hereby) or upon the consummation of the transactions contemplated hereby;

  (d) Neither a Distribution Date nor a Triggering Event, as such terms are defined in the AFC Rights Agreement, shall have occurred, and the AFC Rights shall not have become nonredeemable and shall not become nonredeemable upon consummation of the Merger;

  (e) LISB shall have received certificates (such certificates to be dated as of a day as close as practicable to the date of the Closing) from appropriate authorities as to the good standing of AFC and corporate existence of the Association;

  (f) LISB shall have received an opinion of Milbank Tweed Hadley & McCloy, counsel to LISB, dated as of the Effective Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to LISB, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly:

    (i) No gain or loss will be recognized by AFC, the Association or LISB as a result of the Merger;

    (ii) Except to the extent of any cash received in lieu of a fractional share interest in AFC Common Stock, no gain or loss will be recognized by the stockholders of LISB who exchange their LISB Common Stock for AFC Common Stock pursuant to the Merger;

    (iii) The tax basis of AFC Common Stock received by stockholders who exchange their LISB Common Stock for AFC Common Stock in the Merger will be the same as the tax basis of LISB Common Stock surrendered pursuant to the Merger, reduced by any amount allocable to a fractional share interest for which cash is received and increased by any gain recognized on the exchange; and

    (iv) The holding period of AFC Stock received by each stockholder in the Merger will include the holding period of LISB Common Stock exchanged therefor, provided that such stockholder held such LISB Common Stock as a capital asset on the date of the Merger.

  Such opinion may be based on, in addition to the review of such matters of fact and law as Milbank Tweed Hadley & McCloy considers appropriate, (i) representations made at the request of Milbank Tweed Hadley & McCloy by AFC, the Association, LISB, stockholders of AFC or LISB, or any combination of such persons and (ii) certificates provided at the request of Milbank Tweed Hadley & McCloy by officers of AFC, the Association, LISB and other appropriate persons.

                                  ARTICLE VI

                                  TERMINATION

  Section 6.01 Termination. This Agreement may be terminated, and the Merger abandoned, at or prior to the Effective Date, either before or after its approval by the stockholders of LISB and AFC:

  (a) by the mutual consent of AFC and LISB, if the board of directors of each so determines by vote of a majority of the members of its entire board;

  (b) by AFC or LISB, if its board of directors so determines by vote of a majority of the members of its entire board, in the event of (i) the failure of the stockholders of LISB or AFC to approve the Agreement at its meeting called to consider such approval; provided, however, that LISB or AFC, as the case may be, shall only be entitled to terminate the Agreement pursuant to this clause (i) if it has complied in all material respects with its obligations under Sections 4.08 and 4.09, or (ii) a material breach by the other party hereto of any representation, warranty, covenant or agreement contained herein which causes the conditions set forth in Section 5.02(a) (in the case of termination by AFC) and Section 5.03(a) (in the case of the termination by LISB) not to be satisfied and such breach is not cured within 25 business days after written notice of such breach is given to the party committing such breach by the other party; or which breach is not capable of being cured by the date set forth in Section 6.01(d) or any extension thereof;

  (c) by AFC or LISB by written notice to the other party if either (i) any approval, consent or waiver of a governmental agency required to permit consummation of the transactions contemplated hereby shall have been denied and such denial is final and non-appealable or (ii) any governmental authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement;

  (d) by AFC or LISB, if its board of directors so determines by vote of a majority of the members of its entire board, in the event that the Merger is not consummated by March 31, 1999 (the "Initial Termination Date"); provided that if as of such date all necessary regulatory or governmental approvals, consents or waivers required to consummate the transactions contemplated hereby shall not have been obtained but all other conditions to the consummation of the Merger (other than the delivery of executed documents at the Closing) shall be fulfilled, the Initial Termination Date shall be extended to June 30, 1999, unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate;

  (e) by AFC, if its board of directors so determines by vote of a majority of the members of its entire board, if one of the events set forth in Section 6.03(a) or (b) occurs; or

  (f) by LISB, if its board of directors so determines by a majority vote of members of its entire board, at any time during the five-day period commencing on the Valuation Date (the "Effective Termination Date"), that both of the following conditions are satisfied:

    (i) The AFC Market Value on the Valuation Date shall be less than an amount equal to $49.76, adjusted as indicated in the last sentence of this
  Section 6.01(f); and

    (ii) (A) the number (the "AFC Ratio") obtained by dividing the AFC Market Value on the Valuation Date by $60.31 shall be less than (B) the number obtained by dividing the Final Index Price by the Initial Index Price and subtracting .175 from the quotient in this clause (ii)(B) (the "Index Ratio");

subject, however, to the following three sentences. If LISB elects to exercise its termination right pursuant to this Section 6.01(f), it shall give prompt written notice thereof to AFC; provided, that such notice of election to terminate may be withdrawn at any time prior to the Effective Termination Date. During the five-day period commencing with its receipt of such notice, AFC shall have the option to increase the consideration to be received by the holders of LISB Common Stock hereunder, by adjusting the Exchange Ratio to equal the lesser of (x) a number equal to a fraction, the numerator of which is 1.15 multiplied by $49.76, adjusted as indicated in the last sentence of this Section 6.01(f), and the denominator of which is the AFC Market Value, and (y) a number equal to a fraction, the numerator of which is the Index Ratio multiplied by 1.15 and the denominator of which is the AFC Ratio. If AFC so elects it shall give, within such five day period, written notice to LISB of such election and the revised Exchange Ratio, whereupon no termination shall be deemed to have occurred pursuant to this Section 6.01(f) and this Agreement shall remain in full force and effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

  For purposes of this Section 6.01(f), the following terms shall have the meanings indicated below:

  "Final Index Price" means the sum of the numbers obtained by multiplying (i) the quotient obtained by dividing (a) the Final Price of each company comprising the Index Group by (b) the closing price of the common stock of each company comprising the Index Group, as such prices are reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded on the trading day immediately preceding the public announcement of this Agreement, by (ii) the applicable weighting.

  "Final Price," with respect to any company belonging to the Index Group, means the average of the daily closing sales prices of a share of common stock of such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the period of 30 trading days ending on the Valuation Date.

  "Index Group" means the 25 financial institution holding companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been an Acquisition Transaction (as defined in Section 6.03) involving such company publicly announced at any time during the period beginning on the date of this Agreement and ending on the Valuation Date. In the event that the common stock of any such company ceases to be publicly traded or an Acquisition proposal involving any such company is announced at any time during the period beginning on the date of this Agreement and ending on the Valuation Date, such company will be removed from the Index Group, and the weights attributed to the remaining companies will be adjusted proportionately for purposes of determining the Final Index Price and the Initial Index Price. The 25 financial institution holding companies and the weights attributed to them are as follows:

      HOLDING COMPANY                                                  WEIGHTING
      ---------------                                                  ---------
      ALBANK Financial................................................    1.44%
      Bank United Corp................................................    3.67%
      Bay View Capital................................................    0.93%
      Charter One Financial...........................................    9.45%
      Commercial Federal Corp.........................................    2.67%
      Dime Bancorp, Inc...............................................    7.75%
      Downey Financial................................................    1.92%
      First Empire State..............................................    7.15%
      Golden West Financial...........................................   12.18%
      GreenPoint Financial............................................    6.96%
      Harris Financial................................................    2.02%
      MAF Bancorp.....................................................    1.31%
      North Fork Bancorp..............................................    6.04%
      Northwest Bancorp...............................................    1.76%
      People's Bank (MHC).............................................    5.33%
      Peoples Heritage Financial......................................    3.09%
      Queens County Bancorp...........................................    1.49%
      Roslyn Bancorp..................................................    2.34%
      Sovereign Bancorp...............................................    4.74%
      St. Paul Bancorp................................................    1.96%
      Staten Island Bancorp...........................................    2.06%
      TCF Financial...................................................    7.02%
      TR Financial....................................................    1.36%
      Washington Federal Inc..........................................    3.25%
      Webster Financial...............................................    2.11%

  "Initial Index Price" means 1.00.

  "AFC Market Value" shall mean the average of the mean between the closing high bid and low asked price of a share of AFC Common Stock, as reported on the Nasdaq Stock Market National Market System, for the 30 consecutive trading days immediately preceding the Valuation Date.

  "Valuation Date" means the day that is the latest of (i) the day of expiration of the last waiting period with respect to any of the required regulatory approvals, as defined in Section 5.01(b), (ii) the day on which the last of the requested required approvals, as defined in Section 5.01(b), is obtained and (iii) the day on which the last of the required stockholder approvals have been received.

  If AFC or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Valuation Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 6.01(f).

  Section 6.02 Effect of Termination. In the event of the termination of this Agreement by either AFC or LISB, as provided above, this Agreement shall thereafter become void and, subject to the provisions of Section 6.03, there shall be no liability on the part of any party hereto or their respective officers or directors, except that (a) any such termination shall be without prejudice to the rights of any party hereto arising out of the breach by any other party of any covenant, representation or obligation contained in this Agreement and (b) the obligations of the parties under Section 6.03 and
Section 8.06 shall survive.

  Section 6.03 Third Party Termination Fee to AFC. In recognition of the efforts, expenses and other opportunities foregone by AFC while structuring the Merger, the parties agree that:

  (a) LISB shall pay to AFC a termination fee of Thirty Million and 00/100 Dollars ($30,000,000.00) plus AFC's documented, reasonable out-of-pocket expenses (including fees and expenses of legal, financial and accounting advisors) in cash on demand if, after a bona fide proposal is made by a third party to LISB or its stockholders to engage in an Acquisition Transaction, any of the following occur:

    (i) LISB shall have breached any covenant or obligation contained in this Agreement and such breach would entitle AFC to terminate the Agreement;

    (ii) the holders of LISB stock shall not have approved the Agreement at the meeting of such stockholders held for the purpose of voting on the Agreement, such meeting shall not have been held or shall have been canceled prior to termination of the Agreement; or

    (iii) LISB's Board of Directors shall have withdrawn or modified in a manner adverse to AFC the recommendation of LISB's Board of Directors with respect to the Agreement; and

  (b) LISB shall pay to AFC a termination fee of Sixty Million and 00/100 Dollars ($60,000,000.00) plus AFC's documented, reasonable out-of-pocket expenses (including fees and expenses of legal, financial and accounting advisors) in cash on demand if, during a period of 18 months after the date hereof either if the following occurs:

    (i) the acquisition by any person other than AFC or an affiliate of AFC of beneficial ownership of 10% or more of the then outstanding voting power of LISB; or

    (ii) LISB or any of its Subsidiaries, without having received AFC's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined herein) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Exchange Act and the rules and regulations thereunder) other than AFC or any of its

  Subsidiaries or the Board of Directors of LISB shall have recommended that the stockholders of LISB approve or accept any Acquisition Transaction with any person other than AFC or any of its Subsidiaries. For purposes of this Agreement, "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving LISB, (y) a purchase, lease or other acquisition of all or substantially all of the assets of LISB or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of LISB; provided, that the term "Acquisition Transaction" does not include any internal merger or consolidation involving only LISB and/or its Subsidiaries.

  Any fee payable to AFC pursuant to Section 6.03(b) shall be reduced dollar for dollar to the extent that any fee is actually paid pursuant to Section 6.03(a). Any fee payable to AFC pursuant to this Section 6.03 shall be reduced dollar for dollar (but shall not be reduced to a negative number) to the extent that the Total Profit (as defined in the LISB Option Agreement) exceeds $60,000,000. Notwithstanding the foregoing, LISB shall not be obligated to pay to AFC such termination fees in the event that (i) LISB or AFC validly terminate this Agreement pursuant to Section 6.01(a) or 6.01(c) or (ii) LISB terminates this Agreement pursuant to Section 6.01(b)(ii) or 6.01(d).

                                  ARTICLE VII

                  CLOSING, EFFECTIVE DATE AND EFFECTIVE TIME

  Section 7.01 Effective Date and Effective Time. The closing of the transactions contemplated hereby shall take place at the offices of Thacher Proffitt & Wood, Two World Trade Center, New York, New York 10048, on a date no later than five (5) business days following the latest to occur of (i) the expiration of the last applicable waiting period in connection with notices to and approvals of governmental authorities shall occur (ii) the effective date of the last order, approval or exemption of any other governmental authority approving or exempting the Merger if such action is required, and (iii) all conditions to the consummation of this Agreement are satisfied or waived, or on such other date as may be agreed by the parties (the date of such closing being referred to herein as the "Closing Date"). Prior to the Closing Date, AFC and LISB shall execute a Certificate of Merger in accordance with all appropriate legal requirements which shall be filed as required by law on the Closing Date, and the Merger provided for therein shall become effective upon such filing or on such date and time as may be specified in such Certificate of Merger. The date of such filing or such later effective date is herein called the "Effective Date." The "Effective Time" of the Merger shall be as set forth in such Certificate of Merger.

  Section 7.02 Deliveries at the Closing. Subject to the provisions of Articles V and VI, on the Closing Date there shall be delivered to AFC and LISB the documents and instruments required to be delivered under Article V.

                                 ARTICLE VIII

                             CERTAIN OTHER MATTERS

  Section 8.01 Certain Definitions; Interpretation. As used in this Agreement, the following terms shall have the meanings indicated:

  "material" means material to AFC or LISB (as the case may be) and its respective Subsidiaries, taken as a whole.

  "person" includes an individual, corporation, limited liability company, partnership, association, trust or unincorporated organization.

  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include", "includes", or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." Any singular term in this Agreement shall be deemed to include the plural, and any plural term, the singular. Any reference to gender in this Agreement shall be deemed to any other gender.

  Section 8.02 Survival. Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time, including Section 4.14 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time. If the Agreement shall be terminated, the agreements of the parties in the last three sentences of Section 4.03(a) and Section 8.06 shall survive such termination.

  Section 8.03 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be: (i) waived in writing by the party benefitted by the provision; or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto except that, after the vote by the stockholders of LISB or AFC, no amendment may be made that would reduce the Merger Consideration or contravene any provision of the Delaware General Corporation Law or federal banking laws, rules and regulations.

  Section 8.04 Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

  Section 8.05 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York, without regard to conflicts of laws principles.

  Section 8.06 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that AFC shall pay all printing expenses and SEC filing fees.

  Section 8.07 Notices. All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, overnight courier or facsimile transmission (confirmed in writing) to such party at its address or facsimile number set forth below or such other address or facsimile transmission as such party may specify by notice to the other party hereto.

  If to LISB:

    Long Island Bancorp, Inc.
    201 Old Country Road
    Melville, New York 11747
    Facsimile:
    Attention:  John J. Conefry, Jr.
                Chairman and Chief Executive Officer

  With copies to:

    Milbank Tweed Hadley & McCloy
    One Chase Manhattan Plaza
    New York, New York 10005
    Facsimile:  (212) 530-5219
    Attention:  Mel M. Immergut, Esq.

  If to AFC, to:

    Astoria Financial Corporation
    One Astoria Federal Plaza
    Lake Success, New York 11042-1805
    Facsimile:  (516) 327-3000
    Attention:  George L. Engelke, Jr.
                Chairman, President and Chief Executive Officer

  With copies to:

    Thacher Proffitt & Wood
    Two World Trade Center
    New York, New York 10048
    Facsimile:  (212) 912-7751
    Attention:  Omer S.J. Williams, Esq.

  Section 8.08 Entire Agreement, etc. This Agreement, together with the Option Agreement and the Disclosure Letters, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of the Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for Section 4.14, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

  Section 8.09 Assignment. This Agreement may not be assigned by either party hereto without the written consent of the other party.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the 2nd day of April, 1998.

                                          Astoria Financial Corporation

                                             /s/ George L. Engelke, Jr.
                                          By:__________________________________
                                             George L. Engelke, Jr.
                                             Chairman, President and Chief
                                             Executive Officer

                                          Long Island Bancorp, Inc.

                                             /s/ John J. Conefry, Jr.
                                          By:__________________________________
                                             John J. Conefry, Jr.
                                             Chairman and Chief Executive
                                             Officer

                                                                     APPENDIX B

                       THE TRANSFER OF THIS AGREEMENT IS
                    SUBJECT TO CERTAIN PROVISIONS CONTAINED
                     HEREIN AND MAY BE SUBJECT TO TRANSFER
                              RESTRICTIONS UNDER
                             FEDERAL AND STATE LAW

               LONG ISLAND BANCORP, INC. STOCK OPTION AGREEMENT

  Stock Option Agreement, dated as of April 2, 1998 (the "Agreement"), by and between Astoria Financial Corporation, a Delaware corporation ("AFC"), and Long Island Bancorp, Inc., a Delaware corporation ("LISB").

                                   RECITALS

  A. The Plan. AFC and LISB have entered into an Agreement and Plan of Merger, dated as of April 2, 1998 (the "Plan"), providing for, among other things, the merger of LISB with and into AFC, with AFC being the surviving corporation.

  B. Condition to Plan. As a condition and an inducement to AFC's execution and delivery of the Plan, AFC has required that LISB agree, and LISB has agreed, to grant AFC the Option (as hereinafter defined).

  Now, Therefore, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Plan, and intending to be legally bound hereby, LISB and AFC agree as follows:

  1. Defined Terms. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Plan.

  2. Grant of Option. Subject to the terms and conditions set forth herein, LISB hereby grants to AFC an irrevocable option (the "Option") to purchase up to 4,763,113 shares of common stock, par value $0.01 per share ("LISB Common Stock"), of LISB (as adjusted as set forth herein, the "Option Shares," which shall include the Option Shares before and after any transfer of such Option Shares, but in no event shall the number of Option Shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of LISB Common Stock as of the date hereof), at a purchase price per Option Share (as adjusted as set forth herein, the "Purchase Price") equal to $63.25. Each Option Share issued upon exercise of the Option shall be accompanied by the related preferred share purchase right ("LISB Rights") issued pursuant to the Rights Agreement between LISB and ChaseMellon Shareholder Services, L.L.C., dated as of April 22, 1997, as amended, as in effect on the date hereof ("LISB Rights Agreement").

  3. Exercise of Option.

  (a) Provided that (i) AFC or Holder (as hereinafter defined), as applicable, shall not be in material breach of the agreements or covenants contained in this Agreement or the Plan, and (ii) no preliminary or permanent injunction or other order against the delivery of Option Shares issued by any court of competent jurisdiction in the United States shall be in effect, the Holder may exercise the Option, in whole or in part, at any time and from time to time, following the occurrence of a Purchase Event (as hereinafter defined); provided, that the Option shall terminate and be of no further force or effect upon the earliest to occur of (A) the Effective Time, (B) termination of the Plan in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event other than a termination thereof by AFC pursuant to Section 6.01(b)(ii) of the Plan (a termination of the Plan by AFC pursuant to such Section of the Plan, being referred to herein as a "Default Termination") and other than termination by AFC pursuant to
Section 6.01(e) of the Plan, (C) 18 months after a Default Termination or (D) 18 months after termination of the Plan (other than a Default Termination) following the occurrence of a Purchase Event or a Preliminary Purchase Event; provided, however, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law; provided further, however, that if the Option cannot be exercised on any day because of an injunction, order or similar restraint issued by a court of competent jurisdiction, the period during which the Option may be exercised shall be extended so that the Option shall expire no earlier than the tenth business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be. The term "Holder" shall mean the holder or holders of the Option from time to time, and which initially is AFC. The rights set forth in Sections 8 and 9 of this Agreement shall terminate when the right to exercise the Option and Substitute Option terminate (other than as a result of a complete exercise of the Option or Substitute Option) as set forth herein.

  (b) As used herein, a "Purchase Event" means any of the following events:

    (i) Without AFC's prior written consent, LISB shall have recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or LISB shall have entered into an agreement with any person (other than AFC or any subsidiary of AFC) to effect (A) a merger, consolidation or similar transaction involving LISB or any of its significant subsidiaries, (B) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of LISB or any of its significant subsidiaries representing in either case all or substantially all of the consolidated assets or deposits of LISB and its subsidiaries or (C) the issuance, sale or other disposition by LISB of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 10% or more of the voting power of LISB or any of its significant subsidiaries (each of (A), (B) or (C), an "Acquisition Transaction"); or

    (ii) Any person (other than AFC or any subsidiary of AFC) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3, promulgated under the Securities and Exchange Act of 1934 (the "Exchange Act")) of, or the right to acquire beneficial ownership of, or any "group" (as such term is defined in Section 13(d)(3) of the Exchange Act), other than a group of which AFC or any subsidiary of AFC is a member, shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 10% or more of the voting power of LISB or any of its significant subsidiaries.

  (c) As used herein, a "Preliminary Purchase Event" means any of the following events:

    (i) Any person (other than AFC or any subsidiary of AFC) shall have commenced (as such term is defined in Rule 14d-2, promulgated under the Exchange Act) or shall have filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to, a tender offer or exchange offer to purchase any shares of LISB Common Stock such that, upon consummation of such offer, such person would own or control 10% or more of the then outstanding shares of LISB Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively); or

    (ii) The stockholders shall not have approved the Plan by the requisite vote at the stockholders meeting of LISB called for that purpose ("Company Meeting"), the Company Meeting shall not have been held or shall have been canceled prior to termination of the Plan or LISB's Board of Directors shall have withdrawn or modified in a manner adverse to AFC the recommendation of LISB's Board of Directors with respect to the Plan, in each case after it shall have been publicly announced that any person (other than AFC or any subsidiary of AFC) shall have (A) made, or disclosed an intention to make, a bona fide proposal to engage in an Acquisition Transaction or (B) filed an application (or given a notice), whether in draft or final form, under the Home Owners' Loan Act of 1933, as amended, the Bank Holding Company Act, as amended, the Bank Merger Act, as amended, or the Change in Bank Control Act of 1978, as amended, for approval to engage in an Acquisition Transaction; or

    (iii) Any person (other than AFC or any subsidiary of AFC) shall have made a bona fide proposal to LISB or its stockholders by public announcement, or written communication that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction; or

    (iv) After a proposal is made by a third party to LISB or its stockholders to engage in an Acquisition Transaction, or such third party states its intention to LISB to make such a proposal if the Plan terminates, LISB shall have breached any representation, warranty, covenant or agreement contained in the Plan and such breach would entitle AFC to terminate the Plan under Section 6.01(b) thereof (without regard to the cure period provided for therein unless such cure is promptly effected without jeopardizing consummation of the Merger pursuant to the terms of the Plan).

  As used in this Agreement, the term "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

  (d) LISB shall notify AFC promptly in writing of the occurrence of any Preliminary Purchase Event or Purchase Event of which it has knowledge, it being understood that the giving of such notice by LISB shall not be a condition to the right of Holder to exercise the Option.

  (e) In the event Holder wishes to exercise the Option, it shall send to LISB a written notice (the "Stock Exercise Notice," the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 15 business days from the Notice Date for the closing (the "Closing") of such purchase (such date as it may be extended pursuant to the next sentence, the "Closing Date"); provided that the first notice of exercise shall be sent to LISB within 180 days after the first Purchase Event of which AFC has been notified. If prior notification to or approval of any Regulatory Authority is required in connection with any such purchase, LISB shall cooperate with the Holder in the filing of the required notice of application for approval and the obtaining of such approval, and the Closing shall occur promptly following such regulatory approvals and any mandatory waiting periods. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

  4. Payment and Delivery of Certificates.

  (a) On each Closing Date, Holder shall (i) pay to LISB, in immediately available funds by wire transfer to a bank account designated by LISB, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date and (ii) present and surrender this Agreement to LISB at the address of LISB specified in Section 14(f) of this Agreement.

  (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in Section 4(a) of this Agreement, (i) LISB shall deliver to Holder (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all Liens (as defined in the Plan) and subject to no preemptive rights, and (B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of LISB Common Stock purchasable hereunder, and (ii) Holder shall deliver to LISB a letter agreeing that Holder shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable federal and state law or of the provisions of this Agreement.

  (c) In addition to any other legend that is required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

  THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF APRIL 2, 1998. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY LONG ISLAND BANCORP, INC. OF A WRITTEN REQUEST THEREFOR.

  It is understood and agreed that the portion of the above legend relating to the Securities Act shall be removed by delivery of substitute certificate(s) without such legend if Holder shall have delivered to LISB a copy of a letter from the staff of the Securities Exchange Commission (the "SEC"), or an opinion of counsel in form and substance reasonably satisfactory to LISB and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

  (d) Upon the giving by Holder to LISB of the Stock Exercise Notice, the tender of the applicable purchase price in immediately available funds and the tender of this Agreement to LISB, Holder shall be deemed to be the holder of record of the shares of LISB Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of LISB shall then be closed or that certificates representing such shares of LISB Common Stock shall not then be actually delivered to Holder. LISB shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 4 in the name of Holder or its assignee, transferee or designee.

  (e) LISB agrees (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of LISB Common Stock so that the Option may be exercised without additional authorization of LISB Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase LISB Common Stock, (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by LISB, (iii) promptly to take all action as may from time to time be required (including (A) complying with all premerger notification, reporting and waiting period requirements and (B) in the event prior approval of or notice to any Regulatory Authority is necessary before the Option may be exercised, cooperating fully with Holder in preparing such applications or notices and providing such information to such Regulatory Authority as it may require) in order to permit Holder to exercise the Option and LISB duly and effectively to issue shares of LISB Common Stock pursuant hereto and (iv) promptly to take all action provided herein to protect the rights of Holder against dilution.

  5. Representations and Warranties of LISB. LISB hereby represents and warrants to AFC (and Holder, if different than AFC) as follows:

    (a) Corporate Authority. LISB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of LISB, and no other corporate proceedings on the part of LISB are necessary to authorize this Agreement or to consummate the transactions so contemplated; this Agreement has been duly and validly executed and delivered by LISB.

    (b) Beneficial Ownership. To the best knowledge of LISB, as of the date of this Agreement, no person or group has beneficial ownership of more than 10% of the issued and outstanding shares of LISB Common Stock.

    (c) Shares Reserved for Issuance; Capital Stock. LISB has taken all necessary corporate action to authorize and reserve and permit it to issue, and at all times from the date hereof through the termination of the Option in accordance with Section 3(a) of this Agreement, will have reserved for issuance upon the exercise of the Option, that number of shares of LISB Common Stock equal to the maximum number of Option Shares at any time and from time to time purchasable upon exercise of the Option, and all such Option Shares, upon issuance pursuant to the Option, will be duly authorized, validly issued, fully paid and nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests (other than those created by this Agreement) and not subject to any preemptive rights.

    (d) No Violations. The execution, delivery and performance of this Agreement does not and will not, and the consummation by LISB of any of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, its certificate of incorporation or bylaws, or the comparable governing instruments of any of its subsidiaries, or (ii) a breach or violation of, or a default under, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of it or any of its subsidiaries (with or without the giving of notice, the lapse of time or both) or under any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of its subsidiaries is subject, that would, in any case, give any other person the ability to prevent or enjoin LISB's performance under this Agreement in any material respect.

  6. Representations and Warranties of AFC. AFC hereby represents and warrants to LISB that AFC has full corporate power and authority to enter into this Agreement and, subject to obtaining the approvals referred to in this Agreement, to consummate the transactions contemplated by this Agreement; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of AFC; and this Agreement has been duly executed and delivered by AFC.

  7. Adjustment upon Changes in LISB Capitalization, Etc.

  (a) In the event of any change in LISB Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares, exercise of the Company Rights or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing any such transaction so that Holder shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Holder would have received in respect of LISB Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of LISB Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a), upon exercise of any option to purchase LISB Common Stock outstanding on the date hereof or upon conversion into LISB Common Stock of any convertible security of LISB outstanding on the date hereof), the number of shares of LISB Common Stock subject to the Option shall be adjusted so that, after such issuance, it, together with any shares of LISB Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of LISB Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option. No provision of this Section 7 shall be deemed to affect or change, or constitute authorization for any violation of, any of the covenants or representations in the Plan.

  (b) In the event that LISB shall enter into an agreement (i) to consolidate with or merge into any person, other than AFC or one of its subsidiaries, and LISB shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than AFC or one of its subsidiaries, to merge into LISB and LISB shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of LISB Common Stock shall be changed into or exchanged for stock or other securities of LISB or any other person or cash or any other property, or the outstanding shares of LISB Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets or deposits to any person, other than AFC or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Holder, of either
(A) the Acquiring Corporation (as hereinafter defined), (B) any person that controls the Acquiring Corporation or (C) in the case of a merger described in clause (ii), LISB (such person being referred to as "Substitute Option Issuer").

  (c) The Substitute Option shall have the same terms as the Option, provided, that, if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Holder. Substitute Option Issuer shall also enter into an agreement with Holder in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

  (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock (as hereinafter defined) as is equal to the Assigned Value (as hereinafter defined) multiplied by the number of Option

Shares for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of the Substitute Option per share of Substitute Common Stock (the "Substitute Option Price") shall be equal to the Purchase Price multiplied by a fraction in which the numerator is the number of shares of LISB Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares of the Substitute Common Stock for which the Substitute Option is exercisable.

  (e) The following terms have the meanings indicated:

    (i) "Acquiring Corporation" shall mean (A) the continuing or surviving corporation of a consolidation or merger with LISB (if other than LISB),
  (B) LISB in a merger in which LISB is the continuing or surviving person, or (C) the transferee of all or substantially all of LISB's assets (or a substantial part of the assets of its subsidiaries taken as a whole).

    (ii) "Substitute Common Stock" shall mean the shares of capital stock (or similar equity interest) with the greatest voting power in respect of the election of directors (or persons similarly responsible for the direction of the business and affairs) of the Substitute Option Issuer.

    (iii) "Assigned Value" shall mean the highest of (A) the price per share of LISB Common Stock at which a Tender Offer or an Exchange Offer therefor has been made, (B) the price per share of LISB Common Stock to be paid by any third party pursuant to an agreement with LISB, (C) the highest closing price for shares of LISB Common Stock within the sixty-day period immediately preceding the consolidation, merger or sale in question and (D) in the event of a sale of all or substantially all of LISB's assets or deposits, an amount equal to (x) the sum of the price paid in such sale for such assets (and/or deposits) and the current market value of the remaining assets of LISB, as determined by a nationally recognized investment banking firm selected by Holder, divided by (y) the number of shares of LISB Common Stock outstanding at such time. In the event that a Tender Offer or an Exchange Offer is made for LISB Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for LISB Common Stock shall be determined by a nationally recognized investment banking firm selected by Holder.

    (iv) "Average Price" shall mean the average closing price of a share of Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided, that, if LISB is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by LISB, the person merging into LISB or by any company which controls such person, as Holder may elect.

  (f) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock but for the limitation in the first sentence of this Section 7(f), Substitute Option Issuer shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in the first sentence of this Section 7(f) over (ii) the value of the Substitute Option after giving effect to the limitation in the first sentence of this Section 7(f). This difference in value shall be determined by a nationally recognized investment banking firm selected by Holder.

  (g) LISB shall not enter into any transaction described in Section 7(b) of this Agreement unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of LISB hereunder and take all other actions that may be necessary so that the provisions of this Section 7 are given full force and effect (including, without limitation, any action that may be necessary so that the holders of the other shares of common stock issued by Substitute Option Issuer are not entitled to exercise any rights by reason of the issuance or exercise of the Substitute Option and the shares of Substitute Common Stock are otherwise in no way distinguishable from or have lesser economic value (other than any diminution in value resulting from the fact that the shares of Substitute Common Stock are restricted securities, as defined in Rule 144, promulgated under the Securities Act ("Rule 144"), or any successor provision) than other shares of common stock issued by Substitute Option Issuer).

  (h) Notwithstanding anything herein to the contrary, in the event that LISB completes a reorganization involving the formation of a holding company for LISB, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option of such holding company.

  8. Repurchase at the Option of Holder.

  (a) Subject to the last sentence of Section 3(a) of this Agreement, at the request of Holder at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 8(d) hereof) and ending 12 months immediately thereafter, LISB shall repurchase from Holder (i) the Option and
(ii) all shares of LISB Common Stock purchased by Holder pursuant hereto with respect to which Holder then has beneficial ownership. The date on which Holder exercises its rights under this Section 8 is referred to as the "Section 8 Request Date." Such repurchase shall be at an aggregate price (the "Section 8 Repurchase Consideration") equal to the sum of:

    (i) The aggregate Purchase Price paid by Holder for any shares of LISB Common Stock acquired pursuant to the Option with respect to which Holder then has beneficial ownership;

    (ii) The excess, if any, of (A) the Applicable Price (as defined below) for each share of LISB Common Stock over (B) the Purchase Price (subject to adjustment pursuant to Section 7 of this Agreement), multiplied by the number of shares of LISB Common Stock with respect to which the Option has not been exercised; and

    (iii) The excess, if any, of the Applicable Price over the Purchase Price (subject to adjustment pursuant to Section 7 of this Agreement) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Holder for each share of LISB Common Stock with respect to which the Option has been exercised and with respect to which Holder then has beneficial ownership, multiplied by the number of such shares.

  (b) If Holder exercises its rights under this Section 8, LISB shall, within 10 business days after the Section 8 Request Date, pay the Section 8 Repurchase Consideration to Holder in immediately available funds, and contemporaneously with such payment, Holder shall surrender to LISB the Option and the certificates evidencing the Option Shares purchased thereunder with respect to which Holder then has beneficial ownership, and Holder shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all Liens. Notwithstanding the foregoing, to the extent that prior notification to or approval of any Regulatory Authority is required in connection with the payment of all or any portion of the Section 8 Repurchase Consideration, Holder shall have the ongoing option to revoke its request for repurchase pursuant to this Section 8, in whole or in part, or to require that LISB deliver from time to time that portion of the Section 8 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval). If any Regulatory Authority disapproves of any part of LISB's proposed repurchase pursuant to this Section 8, LISB shall promptly give notice of such fact to Holder and Holder shall have the right (i) to revoke the repurchase request or (ii) to the extent permitted by such Regulatory Authority, determine whether the repurchase should apply to the Option and/or Option Shares and to what extent to each, and Holder shall thereupon have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Section 8 Request Date less the number of shares covered by the Option in respect of which payment has been made pursuant to Section 8(a)(ii) of this Agreement. Holder shall notify LISB of its determination under the preceding sentence within five business days of receipt of notice of disapproval of the repurchase. Notwithstanding anything herein to the contrary, in the event that LISB delivers to the Holder written notice accompanied by a certification of LISB's independent auditor each stating that a requested repurchase of LISB Common Stock would result in the recapture of LISB's bad debt reserves under the Internal Revenue Code of 1986, as amended, Holder's repurchase request shall be deemed to be automatically revoked.

  Notwithstanding anything herein to the contrary, all of Holder's rights under this Section 8 shall terminate on the date of termination of this Option pursuant to Section 3(a) of this Agreement.

  (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share of LISB Common Stock paid for any such share by the person or groups described in Section 8(d)(i) hereof, (ii) the price per share of LISB Common Stock received by holders of LISB Common Stock in connection with any merger, sale or other business combination transaction described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii) of this Agreement, or
(iii) the highest closing sales price per share of LISB Common Stock quoted on the Nasdaq (or if LISB Common Stock is not quoted on the Nasdaq, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Holder) during the 40 business days preceding the Section 8 Request Date; provided, however, that in the event of a sale of less than all of LISB's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of LISB as determined by a nationally recognized investment banking firm selected by Holder, divided by the number of shares of the LISB Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Holder and reasonably acceptable to LISB, which determination shall be conclusive for all purposes of this Agreement.

  (d) As used herein, "Repurchase Event" shall occur if (i) any person (other than AFC or any subsidiary of AFC) shall have acquired beneficial ownership of (as such term is defined in Rule 13d-3, promulgated under the Exchange Act), or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 50% or more of the then outstanding shares of LISB Common Stock, or (ii) any of the transactions described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii) of this Agreement shall be consummated.

  9. Repurchase of Substitute Option.

  (a) Subject to the last sentence of Section 3(a) of this Agreement, at the request of Holder at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 8(d) hereof) and ending 12 months immediately thereafter, Substitute Option Issuer (or any successor entity thereof) shall repurchase from Holder (i) the Substitute Option and (ii) all shares of Substitute Common Stock purchased by Holder pursuant hereto with respect to which Holder then has beneficial ownership. The date on which Holder exercises its rights under this Section 9 is referred to as the "Section 9 Request Date." Such repurchase shall be at an aggregate price (the "Section 9 Repurchase Consideration") equal to the sum of:

    (i) The aggregate Purchase Price paid by Holder for any shares of Substitute Common Stock acquired pursuant to the Substitute Option with respect to which Holder then has beneficial ownership;

    (ii) The excess, if any, of (A) the Highest Closing Price (as defined below) for each share of Substitute Common Stock over (B) the Purchase Price (subject to adjustment pursuant to Section 7 of this Agreement), multiplied by the number of shares of Substitute Common Stock with respect to which the Substitute Option has not been exercised; and

    (iii) The excess, if any, of the Highest Closing Price over the Purchase Price (subject to adjustment pursuant to Section 7 of this Agreement) paid (or, in the case of Substitute Option Shares with respect to which the Substitute Option has been exercised but the Closing Date has not occurred, payable) by Holder for each share of Substitute Common Stock with respect to which the Substitute Option has been exercised and with respect to which Holder then has beneficial ownership, multiplied by the number of such shares.

  (b) If Holder exercises its rights under this Section 9, Substitute Option Issuer shall, within 10 business days after the Section 9 Request Date, pay the Section 9 Repurchase Consideration to Holder in immediately available funds, and contemporaneously with such payment, Holder shall surrender to Substitute Option Issuer the Substitute Option and the certificates evidencing the shares of Substitute Common Stock purchased thereunder with respect to which Holder then has beneficial ownership, and Holder shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all Liens. Notwithstanding the foregoing, to the extent that prior notification to or approval of any Regulatory Authority is required in connection with the payment of all or any portion of the Section 9 Repurchase Consideration, Holder shall have the ongoing option to revoke its request for repurchase pursuant to this Section 9, in whole or in part, or to require that Substitute Option Issuer deliver from time to time that portion of the Section 9 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval). If any Regulatory Authority disapproves of any part of Substitute Option Issuer's proposed repurchase pursuant to this Section 9, Substitute Option Issuer shall promptly give notice of such fact to Holder and Holder shall have the right
(i) to revoke the repurchase request or (ii) to the extent permitted by such Regulatory Authority, determine whether the repurchase should apply to the Substitute Option and/or Substitute Option Shares and to what extent to each, and Holder shall thereupon have the right to exercise the Substitute Option as to the number of Substitute Option Shares for which the Substitute Option was exercisable at the Section 9 Request Date less the number of shares covered by the Substitute Option in respect of which payment has been made pursuant to
Section 9(a)(ii) of this Agreement. Holder shall notify Substitute Option Issuer of its determination under the preceding sentence within five business days of receipt of notice of disapproval of the repurchase. Notwithstanding anything herein to the contrary, in the event that Substitute Option Issuer delivers to the Holder written notice accompanied by a certification of Substitute Option Issuer's independent auditor each stating that a requested repurchase of LISB Common Stock would result in the recapture of Substitute Option Issuer's bad debt reserves under the Internal Revenue Code of 1986, as amended, Holder's repurchase request shall be deemed to be automatically revoked.

  Notwithstanding anything herein to the contrary, all of Holder's rights under this Section 9 shall terminate on the date of termination of this Substitute Option pursuant to Section 3(a) of this Agreement.

  (c) For purposes of this Agreement, the "Highest Closing Price" means the highest of closing sales price for shares of Substitute Common Stock quoted on the Nasdaq (or if the Substitute Common Stock is not quoted on the Nasdaq, on the principal trading market on which such shares are traded as reported by a recognized source) during the six-month period preceding the Section 9 Request Date.

  10. Registration Rights.

  (a) Demand Registration Rights. LISB shall, subject to the conditions of
Section 10(c) of this Agreement, if requested by any Holder, including AFC and any permitted transferee ("Selling Shareholder"), as expeditiously as possible, prepare and file a registration statement under the Securities Act, if such registration is necessary in order to permit the sale or other disposition of any or all shares of LISB Common Stock or other securities that have been acquired by or are issuable to the Selling Shareholder upon exercise of the Option in accordance with the intended method of sale or other disposition stated by the Selling Shareholder in such request, including without limitation a "shelf" registration statement under Rule 415, promulgated under the Securities Act, or any successor provision, and LISB shall use its best efforts to qualify such shares or other securities for sale under any applicable state securities laws.

  (b) Additional Registration Rights. If LISB at any time after the exercise of the Option proposes to register any shares of LISB Common Stock under the Securities Act, in connection with an underwritten public offering of such LISB Common Stock, LISB will promptly give written notice to the Selling Shareholders of its intention to do so and, upon the written request of any Selling Shareholder given within 30 days after receipt of any such notice (which request shall specify the number of shares of LISB Common Stock intended to be included in such underwritten public offering by the Selling Shareholder), LISB will cause all such shares for which a Selling Shareholder requests participation in such registration, to be so registered and included in such underwritten public offering; provided, however, that LISB may elect to not cause any such shares to be so registered (i) if the underwriters in good faith object for valid business reasons, or (ii) in the case of a registration solely to implement an employee benefit plan or a registration filed on Form S-4 of the Securities Act or any equivalent or successor Form. If some, but not all the shares of LISB Common Stock, with respect to which LISB shall have received requests for registration pursuant to this Section 10(b), shall be excluded from such registration, LISB shall make appropriate allocation of shares to be registered among the Selling Shareholders desiring to register their shares pro rata in the proportion that the number of shares requested to be registered by each such Selling Shareholder bears to the total number of shares requested to be registered by all such Selling Shareholders then desiring to have LISB Common Stock registered for sale.

  (c) Conditions to Required Registration. LISB shall use all reasonable efforts to cause each registration statement referred to in Section 10(a) of this Agreement to become effective and to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective, provided, however, that LISB may delay any registration of Option Shares required pursuant to Section 10(a) of this Agreement for a period not exceeding 90 days provided LISB shall in good faith determine that any such registration would adversely affect an offering or contemplated offering of other securities by LISB, and LISB shall not be required to register Option Shares under the Securities Act pursuant to Section 10(a) hereof:

    (i) Prior to the earliest of (A) termination of the Plan pursuant to
  Article VI thereof, (B) failure to obtain the requisite stockholder approval pursuant to Section 6.01 of Article VI of the Plan, and (C) a Purchase Event or a Preliminary Purchase Event;

    (ii) On more than one occasion during any calendar year;

    (iii) Within 90 days after the effective date of a registration referred to in Section 9(b) of this Agreement pursuant to which the Selling Shareholder or Selling Shareholders concerned were afforded the opportunity to register such shares under the Securities Act and such shares were registered as requested; and

    (iv) Unless a request therefor is made to LISB by Selling Shareholders that hold at least 25% or more of the aggregate number of Option Shares (including shares of LISB Common Stock issuable upon exercise of the Option) then outstanding.

  In addition to the foregoing, LISB shall not be required to maintain the effectiveness of any registration statement after the expiration of nine months from the effective date of such registration statement. LISB shall use all reasonable efforts to make any filings, and take all steps, under all applicable state securities laws to the extent necessary to permit the sale or other disposition of the Option Shares so registered in accordance with the intended method of distribution for such shares; provided, however, that LISB shall not be required to consent to general jurisdiction or qualify to do business in any state where it is not otherwise required to so consent to such jurisdiction or to so qualify to do business.

  (d) Expenses. Except where applicable state law prohibits such payments, LISB will pay all expenses (including, without limitation, registration fees, qualification fees, blue sky fees and expenses (including the fees and expenses of counsel), legal expenses, including the reasonable fees and expenses of one counsel to the holders whose Option Shares are being registered, printing expenses and the costs of special audits or "cold comfort" letters, expenses of underwriters, excluding discounts and commissions but including liability insurance if LISB so desires or the underwriters so require, and the reasonable fees and expenses of any necessary special experts) in connection with each registration pursuant to Section 10(a) or 10(b) of this Agreement (including the related offerings and sales by holders of Option Shares) and all other qualifications, notifications or exemptions pursuant to Section 10(a) or 10(b) of this Agreement.

  (e) Indemnification. In connection with any registration under Section 10(a) or 10(b) of this Agreement, LISB hereby indemnifies the Selling Shareholders, and each underwriter thereof, including each person, if any, who controls such holder or underwriter within the meaning of Section 15 of the Securities Act, against all expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement of a material fact contained in any registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such expenses, losses, claims, damages or liabilities of such indemnified party are caused by any untrue statement or alleged untrue statement that was included by LISB in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon and in conformity with, information furnished in writing to LISB by such indemnified party expressly for use therein, and LISB and each officer, director and controlling person of LISB shall be indemnified by such Selling Shareholders, or by such underwriter, as the case may be, for all such expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement, that was included by LISB in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon, and in conformity with, information furnished in writing to LISB by such Selling Stockholder or such underwriter, as the case may be, expressly for such use.

  Promptly upon receipt by a party indemnified under this Section 10(e) of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this Section 10(e), such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure so to notify the indemnifying party shall not relieve it of any liability which it may otherwise have to any indemnified party under this
Section 10(e). In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the indemnified party unless (i) the indemnifying party either agrees to pay the same, (ii) the indemnifying party fails to assume the defense of such action with counsel satisfactory to the indemnified party, or (iii) the indemnified party has been advised by counsel that one or more legal defenses may be available to the indemnifying party that may be contrary to the interest of the indemnified party, in which case the indemnifying party shall be entitled to assume the defense of such action notwithstanding its obligation to bear fees and expenses of such counsel. No indemnifying party shall be liable for any settlement entered into without its consent, which consent may not be unreasonably withheld.

  If the indemnification provided for in this Section 10(e) is unavailable to a party otherwise entitled to be indemnified in respect of any expenses, losses, claims, damages or liabilities referred to herein, then the indemnifying party, in lieu of indemnifying such party otherwise entitled to be indemnified, shall contribute to the amount paid or payable by such party to be indemnified as a result of such expenses, losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative benefits received by LISB, the Selling Shareholders and the underwriters from the offering of the securities and also the relative fault of LISB, the Selling Shareholders and the underwriters in connection with the statements or omissions which resulted in such expenses, losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the expenses, losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim; provided, however, that in no case shall any Selling Shareholder be responsible, in the aggregate, for any amount in excess of the net offering proceeds attributable to its Option Shares included in the offering. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any obligation by any holder to indemnify shall be several and not joint with other holders.

  In connection with any registration pursuant to Section 10(a) or 10(b) of this Agreement, LISB and each Selling Shareholder (other than AFC) shall enter into an agreement containing the indemnification provisions of Section 10(e) of this Agreement.

  (f) Miscellaneous Reporting. LISB shall comply with all reporting requirements and will do all such other things as may be necessary to permit the expeditious sale at any time of any Option Shares by the Selling Shareholders thereof in accordance with and to the extent permitted by any rule or regulation promulgated by the SEC from time to time, including, without limitation, Rule 144. LISB shall at its expense provide the Selling Shareholders with any information necessary in connection with the completion and filing of any reports or forms required to be filed by them under the Securities Act or the Exchange Act, or required pursuant to any state securities laws or the rules of any stock exchange.

  (g) Issue Taxes. LISB will pay all stamp taxes in connection with the issuance and the sale of the Option Shares and in connection with the exercise of the Option, and will save the Selling Shareholders harmless, without limitation as to time, against any and all liabilities, with respect to all such taxes.

  11. Quotation; Listing. If LISB Common Stock or any other securities to be acquired in connection with the exercise of the Option are then authorized for quotation or trading or listing on the Nasdaq or any securities exchange, LISB, upon the request of Holder, will promptly file an application, if required, to authorize for quotation or trading or listing the shares of LISB Common Stock or other securities to be acquired upon exercise of the Option on the Nasdaq or such other securities exchange and will use its best efforts to obtain approval, if required, of such quotation or listing as soon as practicable.

  12. Division of Option. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Holder, upon presentation and surrender of this Agreement at the principal office of LISB for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of LISB Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by LISB of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, LISB will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of LISB, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

  13. Profit Limitation. (a) Notwithstanding any other provision of this Agreement, in no event shall AFC's Total Profit (as hereinafter defined) exceed $60 million, plus AFC's documented, reasonable out-of-pocket expenses (including fees and expenses of legal, financial and accounting advisors) incurred in connection with the transactions contemplated by the Merger Agreement, and, if it otherwise would exceed such amount, AFC, at its sole election, shall either (a) deliver to LISB for cancellation Shares previously purchased by AFC, (b) pay cash or other consideration to LISB or (c) undertake any combination thereof, so that AFC's total Profit shall not exceed $60 million, plus AFC's documented, reasonable out-of-pocket expenses (including fees and expenses of legal, financial and accounting advisors) incurred in connection with the transactions contemplated by the Merger Agreement, after taking into account the foregoing actions.

  (b) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of Shares as would, as of the Notice Date, result in a Notional Total Profit (as defined below) of more than $60 million, plus AFC's documented, reasonable out-of-pocket expenses (including fees and expenses of legal, financial and accounting advisors) incurred in connection with the transactions contemplated by the Merger Agreement, and, if exercise of the Option otherwise would exceed such amount, AFC, at its discretion, may increase the Purchase Price for that number of Shares set forth in the Stock Exercise Notice so that the Notional Total Profit shall not exceed $60 million, plus AFC's documented, reasonable out-of-pocket expenses (including fees and expenses of legal, financial and accounting advisors) incurred in connection with the transactions contemplated by the Merger Agreement; provided, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date at the Purchase Price set forth in Section 2 hereof.

  (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount of cash received by AFC pursuant to Section 6.03 of the Merger Agreement and Section 8(a)(ii) hereof,
(ii) (x) the amount received by AFC pursuant to the repurchase of Option Shares pursuant to Section 8 or Section 9 hereof, less (y) AFC's purchase price for such Option Shares, and (iii) (z) the net cash amounts received by AFC pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less
(y) AFC's purchase price for such Option Shares.

  (d) As used herein, the term "Notional Total Profit" with respect to any number of Option Shares as to which AFC may propose to exercise this Option shall be the Total Profit determined as of the date of the Stock Exercise Notice assuming that this Option were exercised on such date for such number of Shares and assuming that such Option Shares, together with all other Option Shares held by AFC and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

  14. Miscellaneous.

  (a) Expenses. Except to the extent expressly provided for herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

  (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

  (c) Entire Agreement: No Third-Party Beneficiaries; Severability. This Agreement, together with the Plan and the other documents and instruments referred to herein and therein, between AFC and LISB (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto (other than the indemnified parties under Section 9(e) of this Agreement and any transferees of the Option Shares or any permitted transferee of this Agreement pursuant to Section 11(h) of this Agreement) any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or Regulatory Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or Regulatory Authority determines that the Option does not permit Holder to acquire, or does not require LISB to repurchase, the full number of shares of LISB Common Stock as provided in Section 3 of this Agreement (as may be adjusted herein), it is the express intention of LISB to allow Holder to acquire or to require LISB to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

  (d) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to any applicable conflicts of law rules.

  (e) Descriptive Headings. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

  (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the addresses set forth in the Plan (or at such other address for a party as shall be specified by like notice).

  (g) Counterparts. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

  (h) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Holder may assign this Agreement to a wholly-owned subsidiary of Holder and Holder may assign its rights hereunder in whole or in part after the occurrence of a Purchase Event. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

  (i) Further Assurances. In the event of any exercise of the Option by the Holder, LISB and the Holder shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

  (j) Specific Performance. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

  IN WITNESS WHEREOF, LISB and AFC have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

                                          LONG ISLAND BANCORP, INC.

                                            /s/ John J. Conefry, Jr.
                                          By:__________________________________
                                            John J. Conefry, Jr.
                                            Chairman and Chief Executive
                                            Officer


                                          ASTORIA FINANCIAL CORPORATION

                                            /s/ George L. Engelke, Jr.
                                          By:__________________________________
                                            George L. Engelke, Jr.
                                            Chairman, President and Chief
                                            Executive Officer

                                                                     APPENDIX C

                       THE TRANSFER OF THIS AGREEMENT IS
                    SUBJECT TO CERTAIN PROVISIONS CONTAINED
                     HEREIN AND MAY BE SUBJECT TO TRANSFER
                              RESTRICTIONS UNDER
                             FEDERAL AND STATE LAW

             ASTORIA FINANCIAL CORPORATION STOCK OPTION AGREEMENT

  Stock Option Agreement, dated as of April 2, 1998 (the "Agreement"), by and between Long Island Bancorp, Inc., a Delaware corporation ("LISB"), and Astoria Financial Corporation, a Delaware corporation ("AFC").

                                   RECITALS

  A. The Plan. LISB and AFC have entered into an Agreement and Plan of Merger, dated as of April 2, 1998 (the "Plan"), providing for, among other things, the merger of LISB with and into AFC, with AFC being the surviving corporation.

  B. Condition to Plan. As a condition and an inducement to LISB's execution and delivery of the Plan, LISB has required that AFC agree, and AFC has agreed, to grant LISB the Option (as hereinafter defined).

  Now, Therefore, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Plan, and intending to be legally bound hereby, AFC and LISB agree as follows:

  1. Defined Terms. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Plan.

  2. Grant of Option. Subject to the terms and conditions set forth herein, AFC hereby grants to LISB an irrevocable option (the "Option") to purchase up to 5,246,587 shares of common stock, par value $0.01 per share ("AFC Common Stock"), of AFC (as adjusted as set forth herein, the "Option Shares," which shall include the Option Shares before and after any transfer of such Option Shares, but in no event shall the number of Option Shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of AFC Common Stock as of the date hereof ), at a purchase price per Option Share (as adjusted as set forth herein, the "Purchase Price") equal to $61.8125. Each Option Share issued upon exercise of the Option shall be accompanied by the related preferred share purchase right ("AFC Rights") issued pursuant to the Rights Agreement between AFC and ChaseMellon Shareholder Services, L.L.C., dated as of July 17, 1996, as amended, as in effect on the date hereof ("AFC Rights Agreement").

  3. Exercise of Option.

  (a) Provided that (i) LISB or Holder (as hereinafter defined), as applicable, shall not be in material breach of the agreements or covenants contained in this Agreement or the Plan, and (ii) no preliminary or permanent injunction or other order against the delivery of Option Shares issued by any court of competent jurisdiction in the United States shall be in effect, the Holder may exercise the Option, in whole or in part, at any time and from time to time, following the occurrence of a Purchase Event (as hereinafter defined); provided, that the Option shall terminate and be of no further force or effect upon the earliest to occur of (A) the Effective Time, (B) termination of the Plan in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event other than a termination thereof by LISB pursuant to Section 6.01(b)(ii) of the Plan (a termination of the Plan by LISB pursuant to such Section of the Plan, being referred to herein as a "Default Termination"), (C) 18 months after a Default Termination or (D) 18 months after termination of the Plan (other than a Default Termination) following the occurrence of a Purchase Event or a Preliminary Purchase Event; provided, however, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law; provided further, however, that if the Option cannot be exercised on any day because of an injunction, order or similar restraint issued by a court of competent jurisdiction, the period during which the Option may be exercised shall be extended so that the Option shall expire no earlier than the tenth business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be. The term "Holder" shall mean the holder or holders of the Option from time to time, and which initially is LISB. The rights set forth in Sections 8 and 9 of this Agreement shall terminate when the right to exercise the Option and Substitute Option terminate (other than as a result of a complete exercise of the Option or Substitute Option) as set forth herein.

  (b) As used herein, a "Purchase Event" means any of the following events:

    (i) Without LISB's prior written consent, AFC shall have recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or AFC shall have entered into an agreement with any person (other than LISB or any subsidiary of LISB) to effect (A) a merger, consolidation or similar transaction involving AFC or any of its significant subsidiaries, (B) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of AFC or any of its significant subsidiaries representing in either case all or substantially all of the consolidated assets or deposits of AFC and its subsidiaries or (C) the issuance, sale or other disposition by AFC of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 10% or more of the voting power of AFC or any of its significant subsidiaries (each of (A), (B) or (C), an "Acquisition Transaction"); or

    (ii) Any person (other than LISB or any subsidiary of LISB) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3, promulgated under the Securities and Exchange Act of 1934 (the "Exchange Act")) of, or the right to acquire beneficial ownership of, or any "group" (as such term is defined in Section 13(d)(3) of the Exchange Act), other than a group of which LISB or any subsidiary of LISB is a member, shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 10% or more of the voting power of AFC or any of its significant subsidiaries.

  (c) As used herein, a "Preliminary Purchase Event" means any of the following events:

    (i) Any person (other than LISB or any subsidiary of LISB) shall have commenced (as such term is defined in Rule 14d-2, promulgated under the Exchange Act) or shall have filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to, a tender offer or exchange offer to purchase any shares of AFC Common Stock such that, upon consummation of such offer, such person would own or control 10% or more of the then outstanding shares of AFC Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively); or

    (ii) The stockholders shall not have approved the Plan by the requisite vote at the stockholders meeting of AFC called for that purpose ("Company Meeting"), the Company Meeting shall not have been held or shall have been canceled prior to termination of the Plan or AFC's Board of Directors shall have withdrawn or modified in a manner adverse to LISB the recommendation of AFC's Board of Directors with respect to the Plan, in each case after it shall have been publicly announced that any person (other than LISB or any subsidiary of LISB) shall have (A) made, or disclosed an intention to make, a bona fide proposal to engage in an Acquisition Transaction or (B) filed an application (or given a notice), whether in draft or final form, under the Home Owners' Loan Act of 1933, as amended, the Bank Holding Company Act, as amended, the Bank Merger Act, as amended, or the Change in Bank Control Act of 1978, as amended, for approval to engage in an Acquisition Transaction; or

    (iii) Any person (other than LISB or any subsidiary of LISB) shall have made a bona fide proposal to AFC or its stockholders by public announcement, or written communication that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction; or

    (iv) After a proposal is made by a third party to AFC or its stockholders to engage in an Acquisition Transaction, or such third party states its intention to AFC to make such a proposal if the Plan terminates, AFC shall have breached any representation, warranty, covenant or agreement contained in the Plan and such breach would entitle LISB to terminate the Plan under
  Section 6.01(b) thereof (without regard to the cure period provided for therein unless such cure is promptly effected without jeopardizing consummation of the Merger pursuant to the terms of the Plan).

  As used in this Agreement, the term "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

  (d) AFC shall notify LISB promptly in writing of the occurrence of any Preliminary Purchase Event or Purchase Event of which it has knowledge, it being understood that the giving of such notice by AFC shall not be a condition to the right of Holder to exercise the Option.

  (e) In the event Holder wishes to exercise the Option, it shall send to AFC a written notice (the "Stock Exercise Notice," the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 15 business days from the Notice Date for the closing (the "Closing") of such purchase (such date as it may be extended pursuant to the next sentence, the "Closing Date"); provided that the first notice of exercise shall be sent to AFC within 180 days after the first Purchase Event of which LISB has been notified. If prior notification to or approval of any Regulatory Authority is required in connection with any such purchase, AFC shall cooperate with the Holder in the filing of the required notice of application for approval and the obtaining of such approval, and the Closing shall occur promptly following such regulatory approvals and any mandatory waiting periods. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

  4. Payment and Delivery of Certificates.

  (a) On each Closing Date, Holder shall (i) pay to AFC, in immediately available funds by wire transfer to a bank account designated by AFC, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date and (ii) present and surrender this Agreement to AFC at the address of AFC specified in Section 14(f) of this Agreement.

  (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in Section 4(a) of this Agreement, (i) AFC shall deliver to Holder (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all Liens (as defined in the Plan) and subject to no preemptive rights, and (B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of AFC Common Stock purchasable hereunder, and (ii) Holder shall deliver to AFC a letter agreeing that Holder shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable federal and state law or of the provisions of this Agreement.

  (c) In addition to any other legend that is required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

  THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF APRIL 2, 1998. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY ASTORIA FINANCIAL CORPORATION OF A WRITTEN REQUEST THEREFOR.

  It is understood and agreed that the portion of the above legend relating to the Securities Act shall be removed by delivery of substitute certificate(s) without such legend if Holder shall have delivered to AFC a copy of a letter from the staff of the Securities Exchange Commission (the "SEC"), or an opinion of counsel in form and substance reasonably satisfactory to AFC and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

  (d) Upon the giving by Holder to AFC of the Stock Exercise Notice, the tender of the applicable purchase price in immediately available funds and the tender of this Agreement to AFC, Holder shall be deemed to be the holder of record of the shares of AFC Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of AFC shall then be closed or that certificates representing such shares of AFC Common Stock shall not then be actually delivered to Holder. AFC shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 4 in the name of Holder or its assignee, transferee or designee.

  (e) AFC agrees (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of AFC Common Stock so that the Option may be exercised without additional authorization of AFC Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase AFC Common Stock, (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by AFC, (iii) promptly to take all action as may from time to time be required (including (A) complying with all premerger notification, reporting and waiting period requirements and (B) in the event prior approval of or notice to any Regulatory Authority is necessary before the Option may be exercised, cooperating fully with Holder in preparing such applications or notices and providing such information to such Regulatory Authority as it may require) in order to permit Holder to exercise the Option and AFC duly and effectively to issue shares of AFC Common Stock pursuant hereto and (iv) promptly to take all action provided herein to protect the rights of Holder against dilution.

  5. Representations and Warranties of AFC. AFC hereby represents and warrants to LISB (and Holder, if different than LISB) as follows:

    (a) Corporate Authority. AFC has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of AFC, and no other corporate proceedings on the part of AFC are necessary to authorize this Agreement or to consummate the transactions so contemplated; this Agreement has been duly and validly executed and delivered by AFC.

    (b) Beneficial Ownership. To the best knowledge of AFC, as of the date of this Agreement, no person or group has beneficial ownership of more than 10% of the issued and outstanding shares of AFC Common Stock.

    (c) Shares Reserved for Issuance; Capital Stock. AFC has taken all necessary corporate action to authorize and reserve and permit it to issue, and at all times from the date hereof through the termination of the Option in accordance with Section 3(a) of this Agreement, will have reserved for issuance upon the exercise of the Option, that number of shares of AFC Common Stock equal to the maximum number of Option Shares at any time and from time to time purchasable upon exercise of the Option, and all such Shares, upon issuance pursuant to the Option, will be duly authorized, validly issued, fully paid and nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests (other than those created by this Agreement) and not subject to any preemptive rights.

    (d) No Violations. The execution, delivery and performance of this Agreement does not and will not, and the consummation by AFC of any of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, its certificate of incorporation or bylaws, or the comparable governing instruments of any of its subsidiaries, or (ii) a breach or violation of, or a default under, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of it or any of its subsidiaries (with or without the giving of notice, the lapse of time or both) or under any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of its subsidiaries is subject, that would, in any case, give any other person the ability to prevent or enjoin AFC's performance under this Agreement in any material respect.

  6. Representations and Warranties of LISB. LISB hereby represents and warrants to AFC that LISB has full corporate power and authority to enter into this Agreement and, subject to obtaining the approvals referred to in this Agreement, to consummate the transactions contemplated by this Agreement; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of LISB; and this Agreement has been duly executed and delivered by LISB.

  7. Adjustment upon Changes in AFC Capitalization, Etc.

  (a) In the event of any change in AFC Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares, exercise of the Company Rights or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing any such transaction so that Holder shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Holder would have received in respect of AFC Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of AFC Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a), upon exercise of any option to purchase AFC Common Stock outstanding on the date hereof or upon conversion into AFC Common Stock of any convertible security of AFC outstanding on the date hereof), the number of shares of AFC Common Stock subject to the Option shall be adjusted so that, after such issuance, it, together with any shares of AFC Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of AFC Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option. No provision of this Section 7 shall be deemed to affect or change, or constitute authorization for any violation of, any of the covenants or representations in the Plan.

  (b) In the event that AFC shall enter into an agreement (i) to consolidate with or merge into any person, other than LISB or one of its subsidiaries, and AFC shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than LISB or one of its subsidiaries, to merge into AFC and AFC shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of AFC Common Stock shall be changed into or exchanged for stock or other securities of AFC or any other person or cash or any other property, or the outstanding shares of AFC Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets or deposits to any person, other than LISB or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Holder, of either (A) the Acquiring Corporation (as hereinafter defined), (B) any person that controls the Acquiring Corporation or (C) in the case of a merger described in clause
(ii), AFC (such person being referred to as "Substitute Option Issuer").

  (c) The Substitute Option shall have the same terms as the Option, provided, that, if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Holder. Substitute Option Issuer shall also enter into an agreement with Holder in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

  (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock (as hereinafter defined) as is equal to the Assigned Value (as hereinafter defined) multiplied by the number of Option Shares for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of the Substitute Option per share of Substitute Common Stock (the "Substitute Option Price") shall be equal to the Purchase Price multiplied by a fraction in which the numerator is the number of shares of AFC Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares of the Substitute Common Stock for which the Substitute Option is exercisable.

  (e) The following terms have the meanings indicated:

    (i) "Acquiring Corporation" shall mean (A) the continuing or surviving corporation of a consolidation or merger with AFC (if other than AFC), (B) AFC in a merger in which AFC is the continuing or surviving person, or (C) the transferee of all or substantially all of AFC's assets (or a substantial part of the assets of its subsidiaries taken as a whole).

    (ii) "Substitute Common Stock" shall mean the shares of capital stock (or similar equity interest) with the greatest voting power in respect of the election of directors (or persons similarly responsible for the direction of the business and affairs) of the Substitute Option Issuer.

    (iii) "Assigned Value" shall mean the highest of (A) the price per share of AFC Common Stock at which a Tender Offer or an Exchange Offer therefor has been made, (B) the price per share of AFC Common Stock to be paid by any third party pursuant to an agreement with AFC, (C) the highest closing price for shares of AFC Common Stock within the sixty-day period immediately preceding the consolidation, merger or sale in question and (D) in the event of a sale of all or substantially all of AFC's assets or deposits, an amount equal to (x) the sum of the price paid in such sale for such assets (and/or deposits) and the current market value of the remaining assets of AFC, as determined by a nationally recognized investment banking firm selected by Holder, divided by (y) the number of shares of AFC Common Stock outstanding at such time. In the event that a Tender Offer or an Exchange Offer is made for AFC Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for AFC Common Stock shall be determined by a nationally recognized investment banking firm selected by Holder.

    (iv) "Average Price" shall mean the average closing price of a share of Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided, that, if AFC is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by AFC, the person merging into AFC or by any company which controls such person, as Holder may elect.

  (f) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock but for the limitation in the first sentence of this Section 7(f), Substitute Option Issuer shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in the first sentence of this Section 7(f) over (ii) the value of the Substitute Option after giving effect to the limitation in the first sentence of this Section 7(f). This difference in value shall be determined by a nationally recognized investment banking firm selected by Holder.

  (g) AFC shall not enter into any transaction described in Section 7(b) of this Agreement unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of AFC hereunder and take all other actions that may be necessary so that the provisions of this Section 7 are given full force and effect (including, without limitation, any action that may be necessary so that the holders of the other shares of common stock issued by Substitute Option Issuer are not entitled to exercise any rights by reason of the issuance or exercise of the Substitute Option and the shares of Substitute Common Stock are otherwise in no way distinguishable from or have lesser economic value (other than any diminution in value resulting from the fact that the shares of Substitute Common Stock are restricted securities, as defined in Rule 144, promulgated under the Securities Act ("Rule 144"), or any successor provision) than other shares of common stock issued by Substitute Option Issuer).

  (h) Notwithstanding anything herein to the contrary, in the event that AFC completes a reorganization involving the formation of a holding company for AFC, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option of such holding company.

  8. Repurchase at the Option of Holder.

  (a) Subject to the last sentence of Section 3(a) of this Agreement, at the request of Holder at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 8(d) hereof) and ending 12 months immediately thereafter, AFC shall repurchase from Holder (i) the Option and
(ii) all shares of AFC Common Stock purchased by Holder pursuant hereto with respect to which Holder then has beneficial ownership. The date on which Holder exercises its rights under this Section 8 is referred to as the "Section 8 Request Date." Such repurchase shall be at an aggregate price (the "Section 8 Repurchase Consideration") equal to the sum of:

    (i) The aggregate Purchase Price paid by Holder for any shares of AFC Common Stock acquired pursuant to the Option with respect to which Holder then has beneficial ownership;

    (ii) The excess, if any, of (A) the Applicable Price (as defined below) for each share of AFC Common Stock over (B) the Purchase Price (subject to adjustment pursuant to Section 7 of this Agreement), multiplied by the number of shares of AFC Common Stock with respect to which the Option has not been exercised; and

    (iii) The excess, if any, of the Applicable Price over the Purchase Price (subject to adjustment pursuant to Section 7 of this Agreement) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Holder for each share of AFC Common Stock with respect to which the Option has been exercised and with respect to which Holder then has beneficial ownership, multiplied by the number of such shares.

  (b) If Holder exercises its rights under this Section 8, AFC shall, within 10 business days after the Section 8 Request Date, pay the Section 8 Repurchase Consideration to Holder in immediately available funds, and contemporaneously with such payment, Holder shall surrender to AFC the Option and the certificates evidencing the Option Shares purchased thereunder with respect to which Holder then has beneficial ownership, and Holder shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all Liens. Notwithstanding the foregoing, to the extent that prior notification to or approval of any Regulatory Authority is required in connection with the payment of all or any portion of the Section 8 Repurchase Consideration, Holder shall have the ongoing option to revoke its request for repurchase pursuant to this Section 8, in whole or in part, or to require that AFC deliver from time to time that portion of the Section 8 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval). If any Regulatory Authority disapproves of any part of AFC's proposed repurchase pursuant to this Section 8, AFC shall promptly give notice of such fact to Holder and Holder shall have the right
(i) to revoke the repurchase request or (ii) to the extent permitted by such Regulatory Authority, determine whether the repurchase should apply to the Option and/or Option Shares and to what extent to each, and Holder shall thereupon have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Section 8 Request Date less the number of shares covered by the Option in respect of which payment has been made pursuant to Section 8(a)(ii) of this Agreement. Holder shall notify AFC of its determination under the preceding sentence within five business days of receipt of notice of disapproval of the repurchase. Notwithstanding anything herein to the contrary, in the event that AFC delivers to the Holder written notice accompanied by a certification of AFC's independent auditor each stating that a requested repurchase of AFC Common Stock would result in the recapture of AFC's bad debt reserves under the Internal Revenue Code of 1986, as amended, Holder's repurchase request shall be deemed to be automatically revoked.

  Notwithstanding anything herein to the contrary, all of Holder's rights under this Section 8 shall terminate on the date of termination of this Option pursuant to Section 3(a) of this Agreement.

  (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share of AFC Common Stock paid for any such share by the person or groups described in Section 8(d)(i) hereof, (ii) the price per share of AFC Common Stock received by holders of AFC Common Stock in connection with any merger, sale or other business combination transaction described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii) of this Agreement, or (iii) the highest closing sales price per share of AFC Common Stock quoted on the Nasdaq (or if AFC Common Stock is not quoted on the Nasdaq, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Holder) during the 40 business days preceding the
Section 8 Request Date; provided, however, that in the event of a sale of less than all of AFC's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of AFC as determined by a nationally recognized investment banking firm selected by Holder, divided by the number of shares of the AFC Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or
(ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Holder and reasonably acceptable to AFC, which determination shall be conclusive for all purposes of this Agreement.

  (d) As used herein, "Repurchase Event" shall occur if (i) any person (other than LISB or any subsidiary of LISB) shall have acquired beneficial ownership of (as such term is defined in Rule 13d-3, promulgated under the Exchange
Act), or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 50% or more of the then outstanding shares of AFC Common Stock, or (ii) any of the transactions described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii) of this Agreement shall be consummated.

  9. Repurchase of Substitute Option.

  (a) Subject to the last sentence of Section 3(a) of this Agreement, at the request of Holder at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 8(d) hereof) and ending 12 months immediately thereafter, Substitute Option Issuer (or any successor entity thereof) shall repurchase from Holder (i) the Substitute Option and (ii) all shares of Substitute Common Stock purchased by Holder pursuant hereto with respect to which Holder then has beneficial ownership. The date on which Holder exercises its rights under this Section 9 is referred to as the "Section 9 Request Date." Such repurchase shall be at an aggregate price (the "Section 9 Repurchase Consideration") equal to the sum of:

    (i) The aggregate Purchase Price paid by Holder for any shares of Substitute Common Stock acquired pursuant to the Substitute Option with respect to which Holder then has beneficial ownership;

    (ii) The excess, if any, of (A) the Highest Closing Price (as defined below) for each share of Substitute Common Stock over (B) the Purchase Price (subject to adjustment pursuant to Section 7 of this Agreement), multiplied by the number of shares of Substitute Common Stock with respect to which the Substitute Option has not been exercised; and

    (iii) The excess, if any, of the Highest Closing Price over the Purchase Price (subject to adjustment pursuant to Section 7 of this Agreement) paid (or, in the case of Substitute Option Shares with respect to which the Substitute Option has been exercised but the Closing Date has not occurred, payable) by Holder for each share of Substitute Common Stock with respect to which the Substitute Option has been exercised and with respect to which Holder then has beneficial ownership, multiplied by the number of such shares.

  (b) If Holder exercises its rights under this Section 9, Substitute Option Issuer shall, within 10 business days after the Section 9 Request Date, pay the Section 9 Repurchase Consideration to Holder in immediately available funds, and contemporaneously with such payment, Holder shall surrender to Substitute Option Issuer the Substitute Option and the certificates evidencing the shares of Substitute Common Stock purchased thereunder with respect to which Holder then has beneficial ownership, and Holder shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all Liens. Notwithstanding the foregoing, to the extent that prior notification to or approval of any Regulatory Authority is required in connection with the payment of all or any portion of the Section 9 Repurchase Consideration, Holder shall have the ongoing option to revoke its request for repurchase pursuant to this Section 9, in whole or in part, or to require that Substitute Option Issuer deliver from time to time that portion of the Section 9 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval). If any Regulatory Authority disapproves of any part of Substitute Option Issuer's proposed repurchase pursuant to this
Section 9, Substitute Option Issuer shall promptly give notice of such fact to Holder and Holder shall have the right (i) to revoke the repurchase request or
(ii) to the extent permitted by such Regulatory Authority, determine whether the repurchase should apply to the Substitute Option and/or Substitute Option Shares and to what extent to each, and Holder shall thereupon have the right to exercise the Substitute Option as to the number of Substitute Option Shares for which the Substitute Option was exercisable at the Section 9 Request Date less the number of shares covered by the Substitute Option in respect of which payment has been made pursuant to Section 9(a)(ii) of this Agreement. Holder shall notify Substitute Option Issuer of its determination under the preceding sentence within five business days of receipt of notice of disapproval of the repurchase. Notwithstanding anything herein to the contrary, in the event that Substitute Option Issuer delivers to the Holder written notice accompanied by a certification of Substitute Option Issuer's independent auditor each stating that a requested repurchase of AFC Common Stock would result in the recapture of Substitute Option Issuer's bad debt reserves under the Internal Revenue Code of 1986, as amended, Holder's repurchase request shall be deemed to be automatically revoked.

  Notwithstanding anything herein to the contrary, all of Holder's rights under this Section 9 shall terminate on the date of termination of this Substitute Option pursuant to Section 3(a) of this Agreement.

  (c) For purposes of this Agreement, the "Highest Closing Price" means the highest of closing sales price for shares of Substitute Common Stock quoted on the Nasdaq (or if the Substitute Common Stock is not quoted on the Nasdaq, on the principal trading market on which such shares are traded as reported by a recognized source) during the six-month period preceding the Section 9 Request Date.

  10. Registration Rights.

  (a) Demand Registration Rights. AFC shall, subject to the conditions of
Section 10(c) of this Agreement, if requested by any Holder, including LISB and any permitted transferee ("Selling Shareholder"), as expeditiously as possible, prepare and file a registration statement under the Securities Act, if such registration is necessary in order to permit the sale or other disposition of any or all shares of AFC Common Stock or other securities that have been acquired by or are issuable to the Selling Shareholder upon exercise of the Option in accordance with the intended method of sale or other disposition stated by the Selling Shareholder in such request, including without limitation a "shelf" registration statement under Rule 415, promulgated under the Securities Act, or any successor provision, and AFC shall use its best efforts to qualify such shares or other securities for sale under any applicable state securities laws.

  (b) Additional Registration Rights. If AFC at any time after the exercise of the Option proposes to register any shares of AFC Common Stock under the Securities Act, in connection with an underwritten public offering of such AFC Common Stock, AFC will promptly give written notice to the Selling Shareholders of its intention to do so and, upon the written request of any Selling Shareholder given within 30 days after receipt of any such notice (which request shall specify the number of shares of AFC Common Stock intended to be included in such underwritten public offering by the Selling Shareholder), AFC will cause all such shares for which a Selling Shareholder requests participation in such registration, to be so registered and included in such underwritten public offering; provided, however, that AFC may elect to not cause any such shares to be so registered (i) if the underwriters in good faith object for valid business reasons, or (ii) in the case of a registration solely to implement an employee benefit plan or a registration filed on Form S-4 of the Securities Act or any equivalent or successor Form. If some, but not all the shares of AFC Common Stock, with respect to which AFC shall have received requests for registration pursuant to this Section 10(b), shall be excluded from such registration, AFC shall make appropriate allocation of shares to be registered among the Selling Shareholders desiring to register their shares pro rata in the proportion that the number of shares requested to be registered by each such Selling Shareholder bears to the total number of shares requested to be registered by all such Selling Shareholders then desiring to have AFC Common Stock registered for sale.

  (c) Conditions to Required Registration. AFC shall use all reasonable efforts to cause each registration statement referred to in Section 10(a) of this Agreement to become effective and to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective, provided, however, that AFC may delay any registration of Option Shares required pursuant to Section 10(a) of this Agreement for a period not exceeding 90 days provided AFC shall in good faith determine that any such registration would adversely affect an offering or contemplated offering of other securities by AFC, and AFC shall not be required to register Option Shares under the Securities Act pursuant to Section 10(a) hereof:

    (i) Prior to the earliest of (A) termination of the Plan pursuant to
  Article VI thereof, (B) failure to obtain the requisite stockholder approval pursuant to Section 6.01 of Article VI of the Plan, and (C) a Purchase Event or a Preliminary Purchase Event;

    (ii) On more than one occasion during any calendar year;

    (iii) Within 90 days after the effective date of a registration referred to in Section 9(b) of this Agreement pursuant to which the Selling Shareholder or Selling Shareholders concerned were afforded the opportunity to register such shares under the Securities Act and such shares were registered as requested; and

    (iv) Unless a request therefor is made to AFC by Selling Shareholders that hold at least 25% or more of the aggregate number of Option Shares (including shares of AFC Common Stock issuable upon exercise of the Option) then outstanding.

  In addition to the foregoing, AFC shall not be required to maintain the effectiveness of any registration statement after the expiration of nine months from the effective date of such registration statement. AFC shall use all reasonable efforts to make any filings, and take all steps, under all applicable state securities laws to the extent necessary to permit the sale or other disposition of the Option Shares so registered in accordance with the intended method of distribution for such shares; provided, however, that AFC shall not be required to consent to general jurisdiction or qualify to do business in any state where it is not otherwise required to so consent to such jurisdiction or to so qualify to do business.

  (d) Expenses. Except where applicable state law prohibits such payments, AFC will pay all expenses (including without limitation registration fees, qualification fees, blue sky fees and expenses (including the fees and expenses of counsel), legal expenses, including the reasonable fees and expenses of one counsel to the holders whose Option Shares are being registered, printing expenses and the costs of special audits or "cold comfort" letters, expenses of underwriters, excluding discounts and commissions but including liability insurance if AFC so desires or the underwriters so require, and the reasonable fees and expenses of any necessary special experts) in connection with each registration pursuant to Section 10(a) or 10(b) of this Agreement (including the related offerings and sales by holders of Option Shares) and all other qualifications, notifications or exemptions pursuant to Section 10(a) or 10(b) of this Agreement.

  (e) Indemnification. In connection with any registration under Section 10(a) or 10(b) of this Agreement, AFC hereby indemnifies the Selling Shareholders, and each underwriter thereof, including each person, if any, who controls such holder or underwriter within the meaning of Section 15 of the Securities Act, against all expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement of a material fact contained in any registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such expenses, losses, claims, damages or liabilities of such indemnified party are caused by any untrue statement or alleged untrue statement that was included by AFC in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon and in conformity with, information furnished in writing to AFC by such indemnified party expressly for use therein, and AFC and each officer, director and controlling person of AFC shall be indemnified by such Selling Shareholders, or by such underwriter, as the case may be, for all such expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement, that was included by AFC in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon, and in conformity with, information furnished in writing to AFC by such Selling Shareholder or such underwriter, as the case may be, expressly for such use.

  Promptly upon receipt by a party indemnified under this Section 10(e) of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this Section 10(e), such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure so to notify the indemnifying party shall not relieve it of any liability which it may otherwise have to any indemnified party under this
Section 10(e). In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the indemnified party unless (i) the indemnifying party either agrees to pay the same, (ii) the indemnifying party fails to assume the defense of such action with counsel satisfactory to the indemnified party, or (iii) the indemnified party has been advised by counsel that one or more legal defenses may be available to the indemnifying party that may be contrary to the interest of the indemnified party, in which case the indemnifying party shall be entitled to assume the defense of such action notwithstanding its obligation to bear fees and expenses of such counsel. No indemnifying party shall be liable for any settlement entered into without its consent, which consent may not be unreasonably withheld.

  If the indemnification provided for in this Section 10(e) is unavailable to a party otherwise entitled to be indemnified in respect of any expenses, losses, claims, damages or liabilities referred to herein, then the indemnifying party, in lieu of indemnifying such party otherwise entitled to be indemnified, shall contribute to the amount paid or payable by such party to be indemnified as a result of such expenses, losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative benefits received by AFC, the Selling Shareholders and the underwriters from the offering of the securities and also the relative fault of AFC, the Selling Shareholders and the underwriters in connection with the statements or omissions which resulted in such expenses, losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the expenses, losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim; provided, however, that in no case shall any Selling Shareholder be responsible, in the aggregate, for any amount in excess of the net offering proceeds attributable to its Option Shares included in the offering. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any obligation by any holder to indemnify shall be several and not joint with other holders.

  In connection with any registration pursuant to Section 10(a) or 10(b) of this Agreement, AFC and each Selling Shareholder (other than LISB) shall enter into an agreement containing the indemnification provisions of Section 10(e) of this Agreement.

  (f) Miscellaneous Reporting. AFC shall comply with all reporting requirements and will do all such other things as may be necessary to permit the expeditious sale at any time of any Option Shares by the Selling Shareholders thereof in accordance with and to the extent permitted by any rule or regulation promulgated by the SEC from time to time, including, without limitation, Rule 144. AFC shall at its expense provide the Selling Shareholders with any information necessary in connection with the completion and filing of any reports or forms required to be filed by them under the Securities Act or the Exchange Act, or required pursuant to any state securities laws or the rules of any stock exchange.

  (g) Issue Taxes. AFC will pay all stamp taxes in connection with the issuance and the sale of the Option Shares and in connection with the exercise of the Option, and will save the Selling Shareholders harmless, without limitation as to time, against any and all liabilities, with respect to all such taxes.

  11. Quotation; Listing. If AFC Common Stock or any other securities to be acquired in connection with the exercise of the Option are then authorized for quotation or trading or listing on the Nasdaq or any securities exchange, AFC, upon the request of Holder, will promptly file an application, if required, to authorize for quotation or trading or listing the shares of AFC Common Stock or other securities to be acquired upon exercise of the Option on the Nasdaq or such other securities exchange and will use its best efforts to obtain approval, if required, of such quotation or listing as soon as practicable.

  12. Division of Option. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Holder, upon presentation and surrender of this Agreement at the principal office of AFC for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of AFC Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by AFC of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, AFC will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of AFC, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

  13. Profit Limitation. (a) Notwithstanding any other provision of this Agreement, in no event shall LISB's Total Profit (as hereinafter defined) exceed $60 million and, if it otherwise would exceed such amount, LISB, at its sole election, shall either (a) deliver to AFC for cancellation Shares previously purchased by LISB, (b) pay cash or other consideration to AFC or
(c) undertake any combination thereof, so that LISB's total Profit shall not exceed $60 million after taking into account the foregoing actions.

  (b) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of Shares as would, as of the Notice Date, result in a Notional Total Profit (as defined below) of more than $60 million and, if exercise of the Option otherwise would exceed such amount, LISB, at its discretion, may increase the Purchase Price for that number of Shares set forth in the Stock Exercise Notice so that the Notional Total Profit shall not exceed $60 million; provided, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date at the Purchase Price set forth in Section 2 hereof.

  (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount of cash received by LISB pursuant to Section 6.03 of the Merger Agreement and Section 8(a)(ii) hereof,
(ii) (x) the amount received by LISB pursuant to the repurchase of Option Shares pursuant to Section 8 or Section 9 hereof, less (y) LISB's purchase price for such Option Shares, and (iii) (z) the net cash amounts received by LISB pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less
(y) LISB's purchase price for such Option Shares.

  (d) As used herein, the term "Notional Total Profit" with respect to any number of Option Shares as to which LISB may propose to exercise this Option shall be the Total Profit determined as of the date of the Stock Exercise Notice assuming that this Option were exercised on such date for such number of Shares and assuming that such Option Shares, together with all other Option Shares held by LISB and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

  14. Miscellaneous.

  (a) Expenses. Except to the extent expressly provided for herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

  (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

  (c) Entire Agreement: No Third-Party Beneficiaries; Severability. This Agreement, together with the Plan and the other documents and instruments referred to herein and therein, between LISB and AFC (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto (other than the indemnified parties under Section 9(e) of this Agreement and any transferees of the Option Shares or any permitted transferee of this Agreement pursuant to Section 11(h) of this Agreement) any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or Regulatory Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or Regulatory Authority determines that the Option does not permit Holder to acquire, or does not require AFC to repurchase, the full number of shares of AFC Common Stock as provided in Section 3 of this Agreement (as may be adjusted herein), it is the express intention of AFC to allow Holder to acquire or to require AFC to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

  (d) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to any applicable conflicts of law rules.

  (e) Descriptive Headings. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

  (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the addresses set forth in the Plan (or at such other address for a party as shall be specified by like notice).

  (g) Counterparts. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

  (h) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Holder may assign this Agreement to a wholly-owned subsidiary of Holder and Holder may assign its rights hereunder in whole or in part after the occurrence of a Purchase Event. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

  (i) Further Assurances. In the event of any exercise of the Option by the Holder, AFC and the Holder shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

  (j) Specific Performance. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

  IN WITNESS WHEREOF, AFC and LISB have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

                                          ASTORIA FINANCIAL CORPORATION

                                             /s/ George L. Engelke, Jr.
                                          By: _________________________________
                                            George L. Engelke, Jr.
                                            Chairman, President and Chief
                                            Executive Officer

                                          LONG ISLAND BANCORP, INC.

                                             /s/ John J. Conefry, Jr.
                                          By: _________________________________
                                            John J. Conefry, Jr.
                                            Chairman and Chief Executive
                                             Officer

                                                                     APPENDIX D

SALOMON SMITH BARNEY
--------------------

A Member of TravelersGroup LOGO


April 2, 1998

Board of Directors
Long Island Bancorp, Inc.
201 Old Country Road
Melville, NY 11747

Members of the Board:

  You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the stockholders of Long Island Bancorp, Inc. (the "Company") of the Exchange Ratio (defined below) in connection with the proposed merger (the "Proposed Merger") of the Company with and into the Astoria Financial Corporation ("Astoria") pursuant to the Agreement and Plan of Merger dated as of April 2, 1998 by and between the Company and Astoria (the "Agreement").

  As more specifically set forth in the Agreement, each currently outstanding share of common stock, par value $0.01 per share (the "Company Common Stock"), of the Company will be converted into and represent the right to receive
1.1500 (the "Exchange Ratio") shares of common stock, $0.01 par value (the "Astoria Common Stock"), of the Astoria. You have informed us and we have assumed that the Proposed Merger will be accounted for as a pooling-of-interests and will constitute a tax-free transaction under the Internal Revenue Code.

  As you are aware, Salomon Brothers Inc and Smith Barney Inc. (collectively doing business as "Salomon Smith Barney") are acting as financial advisor to the Company in connection with the Proposed Merger, and Salomon Smith Barney will receive customary compensation for its services, substantially all of which is contingent upon the execution of the Agreement and the consummation of the Proposed Merger. Salomon Smith Barney from time to time has provided investment banking and financial advisory services to the Company for which we have received customary compensation. In the ordinary course of our business, we may hold or actively trade the debt and equity securities of the Company and Astoria for our own account and for the accounts of our customers and, accordingly, at any time may hold a long or short position in such securities. We and our affiliates (including Travelers Group Inc. and its affiliates) may maintain other business relationships with the Company and Astoria.

  In connection with rendering our opinion, we have reviewed and analyzed, among other things, the following: (i) the Agreement, including the Exhibits and Schedules thereto; (ii) certain publicly available information concerning the Company, including the Annual Reports on Form 10-K of the Company for each of the years in the three-year period ended September 30, 1997 and the Quarterly Report on Form 10-Q of the Company for the quarter ended December 31, 1997; (iii) certain other internal information, primarily financial in nature, including projections, relating to the business and operations of the Company, prepared by the management of the Company and furnished to us for purposes of our analysis; (iv) certain publicly available information concerning Astoria, including the Annual Reports on Form 10-K of Astoria for each of the years in the three-year period ended December 31, 1997; (v) certain other internal information, primarily financial in nature, including projections, relating to the business and operations of Astoria and furnished to us for purposes of our analysis as well as certain information regarding the amount and timing of the cost savings and related expenses expected to result from the Proposed Merger by management of Astoria; (vi) certain publicly available information concerning the trading of, and the trading market for, the Company's Common Stock and Astoria's Common Stock; (vii) certain publicly available information with respect to certain other companies that we believe to be comparable in certain respects to the Company and Astoria and the trading markets for such other companies' securities, including securities issued by certain companies relating to litigation claims against the United States Government; and (viii) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We have also met with certain officers and employees of the Company and Astoria and with Astoria's independent outside auditors to discuss the foregoing, including past and current business operations, financial condition and prospects of the Company and Astoria, as well as other matters we believe relevant to our inquiry. We have also considered such other information, financial studies, analyses, investigations and financial, economic and market data that we believed relevant to our inquiry.

  In conducting our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided us or publicly available and have neither attempted independently to verify nor assumed responsibility for verifying any of such information and have further relied upon assurances of management of the Company and Astoria, respectively, that they are not aware of any facts that would make any of such information inaccurate or misleading. With respect to the financial forecasts of the Company and Astoria, including the expected synergies from the Proposed Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company or Astoria, and we have assumed that the expected synergies will be achieved. We express no opinion with respect to such forecasts or the assumptions on which they are based. We have not made an independent evaluation of the adequacy of the allowance for loan losses of the Company or Astoria and we have assumed that the aggregate allowances for loan losses are adequate to cover such losses on an individual and a pro forma combined basis. We have not reviewed any individual loan files relating to Astoria or the Company. We have not made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of the assets (including properties and facilities) or liabilities of the Company or Astoria. We further have assumed that the conditions precedent to the Proposed Merger contained in the Agreement will be satisfied and the Proposed Merger will be consummated in accordance with the terms of the Agreement. We note that the Company and Astoria have certain litigation claims pending against the United States Government. We are not experts in the evaluation of such claims and we have not made or obtained or assumed any responsibility for making or obtaining any valuation of such claims. For the purposes of our analysis, we have relied solely on the trading market value of securities issued by certain companies relating to similar litigation claims against the United States Government.

  In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following:
(i) the historical and current financial position, results of operations and business prospects of the Company and Astoria; (ii) the assets and liabilities of the Company and Astoria, and their respective historical and current liability sources and costs and liquidity; (iii) certain pro forma combined financial information of the Company and Astoria; and (iv) the nature and terms of certain other merger and acquisition transactions involving depository institutions that we deem relevant. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof. Our opinion as expressed below does not constitute an opinion or imply any conclusions as to the likely trading range for the Astoria Common Stock following consummation of the Proposed Merger. Our opinion is, in any event, limited to the fairness, from a financial point of view, to the stockholders of the Company of the Exchange Ratio in the Proposed Merger and does not address the Company's underlying business decision to effect the Proposed Merger. Our opinion does not constitute a recommendation to the Company's Board of Directors with respect to any approval of the Agreement or the Proposed Merger.

  In rendering our opinion we have assumed that in the course of obtaining the necessary regulatory approvals for the Proposed Merger no restrictions will be imposed that would have a material adverse effect on the contemplated benefits of the Proposed Merger.

  This opinion is intended solely for the benefit of the Board of Directors of the Company in considering the transaction to which it relates and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, without the prior written consent of Salomon Smith Barney.

  Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio in the Proposed Merger, is fair, from a financial point of view, to the stockholders of the Company.

                                 Very truly yours,

                                 /s/ Salomon Smith Barney

                                 Salomon Smith Barney

                                                                     APPENDIX E

                                LEHMAN BROTHERS

                                                                         , 1998

Board of Directors
Astoria Financial Corporation
One Astoria Federal Plaza
Lake Success, NY 11042-1085

Members of the Board:

  We understand that Astoria Financial Corporation (the "Company") and Long Island Bancorp, Inc. ("LIB") have entered into a definitive merger agreement pursuant to which LIB will be merged with and into the Company and each share of common stock of LIB will be converted into the right to receive 1.15 shares (the "Exchange Ratio") of common stock of the Company (the "Merger"). The terms and conditions of the Merger are set forth in more detail in the Agreement and Plan of Merger dated as of April 2, 1998 by and between the Company and LIB, as amended (the "Merger Agreement").

  We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the Exchange Ratio to be paid by the Company in the Merger. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Merger.

  In arriving at our opinion, we reviewed and analyzed: (1) the Merger Agreement and the specific terms of the Merger, (2) the Company's Joint Proxy Statement--Prospectus dated as of the date hereof and such publicly available information concerning the Company and LIB that we believe to be relevant to our analysis including, without limitation, the Company's quarterly report on Form 10-Q for the period ended March 31, 1998, Form 10-K for the year ended December 31, 1997 and quarterly reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 1997 and LIB's quarterly reports on Form 10-Q for the periods ended March 31, 1998 and December 31, 1997, Form 10-K for the year ended September 30, 1997 and quarterly reports on Form 10-Q for the periods ended December 31, 1996, March 31 and June 30, 1997, (3) financial and operating information with respect to the business, operations and prospects of the Company and LIB furnished to us by the Company and LIB, (4) trading histories of the common stocks of the Company and LIB from April 2, 1993 to the present and a comparison of those trading histories with those of other companies that we deemed relevant, (5) a comparison of the historical financial results and present financial conditions of the Company and LIB with those of other companies that we deemed relevant, (6) a comparison of the financial terms of the Merger with the financial terms of certain other recent transactions that we deemed relevant, (7) the potential pro forma impact of the Merger on the Company, and (8) the relative contributions of the Company and LIB to the Combined Company (as defined below) on a historical and projected pro forma basis. In addition, we have had discussions with the management of the Company and LIB concerning their respective businesses, operations, assets, liabilities, financial conditions and prospects, and the potential cost savings, operating synergies, incremental revenues and strategic benefits expected by the managements of the Company and LIB to result from a combination of the businesses of the Company and LIB, and have undertaken such other studies, analyses and investigations as we deemed appropriate.

  In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company and LIB that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company and LIB and the combined company upon consummation of the Merger (the "Combined Company"), upon advice of the Company and LIB, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the respective managements of the Company and of LIB, as the case may be, as to the future financial performance of the Company, LIB and the Combined Company including, without limitation, with respect to projected cost savings, operating synergies and incremental revenues (including as a result of the use of excess capital) expected to result from a combination of the businesses of the Company and LIB, and that the Company and LIB would perform, and that the Combined Company will perform, substantially in accordance with such projections. Upon advice of the Company and its legal and accounting advisors, we have assumed that the Merger will qualify for pooling accounting treatment. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of LIB or the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of LIB for the Company. In addition, upon advice of the Company, we have assumed that LIB's current allowances for loan and real estate owned losses (including for off-balance sheet items) are in the aggregate adequate to cover all such losses. Furthermore, we are not experts in matters relating to the lawsuits filed by the Company and LIB against the U.S. government concerning treatment of supervisory goodwill or the evaluation of any potential proceeds which may be received by the Company or LIB therefrom and accordingly, upon advice of the Company, we have relied upon the amount of the book value of the supervisory goodwill written off in connection with the enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as communicated to us by the Company and LIB, in performing the analyses underlying our opinion. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the dated of this letter.

  Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be paid by the Company in the Merger is fair to the Company.

  We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company and for LIB in the past, and have received customary fees for such services. In the ordinary course of our business, we actively trade in the debt and equity securities of the Company and LIB for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

  This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Merger. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger.

                                          Very truly yours,

                                          Lehman Brothers

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law ("Delaware General Corporation Law"), inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or their enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such person against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

  Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him, and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

  The Registrant has also entered into employment agreements with certain executive officers, which agreements require that the Registrant maintain a directors' and officers' liability policy for the benefit of such officers and that the Registrant will indemnify such officers to the fullest extent permitted by law.

  In addition, pursuant to the Merger Agreement, the Registrant has agreed for a period of six years following the effective time of the Merger to indemnify certain employees, directors and officers of Long Island Bancorp, Inc. with respect to acts or omissions occurring prior to the effective time of the Merger. The Registrant has also agreed in the Merger Agreement to maintain for a period of six years following the effective time of the Merger the directors' and officers' liability insurance coverage maintained by Long Island Bancorp, Inc. (or substantially equivalent coverage under substitute policies) with respect to any claims arising out of any actions or omissions occurring prior to the effective time of the Merger.

  In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Articles 10 and 11 of the Registrant's Certificate of Incorporation provide as follows:

TENTH:

  A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation of or a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

  B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

  C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses under this Article TENTH or otherwise shall be on the Corporation.

  D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the

Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

  E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

  F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ELEVENTH:

  A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

  Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

(A) LIST OF EXHIBITS.

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
     2.1     Agreement and Plan of Merger, dated as of the 2nd day of April,
             1998, as amended, by and between Astoria Financial Corporation and
             Long Island Bancorp, Inc. (included as Appendix A to the Joint
             Proxy Statement-Prospectus)*
     3.1     Certificate of Incorporation of Astoria Financial Corporation, as
             amended effective May 27, 1998 (1)
     3.2     Bylaws of Astoria Financial Corporation (1)
     4.1     Astoria Financial Corporation Specimen Stock Certificate (2)
     4.2     Federal Stock Charter of Astoria Federal Savings and Loan Associa-
             tion (3)
     4.3     Bylaws of Astoria Federal Savings and Loan Association (4)
     4.4     Certificate of Designations, Preferences and Rights of Series A
             Junior Participating Preferred Stock (5)
     4.5     Rights Agreement between Astoria Financial Corporation and
             ChaseMellon Shareholder Services, L.L.C., as Rights Agent, dated as of July 17, 1996, as amended effective April 12, 1998 (5)
     4.6     Form of Rights Certificate (5)
     4.7     Certificate of Designations, Preferences and Rights of 12%
             Noncumulative, Perpetual Preferred Stock, Series B (6)

 EXHIBIT NO.                            DESCRIPTION
 -----------                            -----------
     4.8     Astoria Financial Corporation Specimen 12% Noncumulative, Perpet-
             ual Preferred Stock, Series B Certificate (4)
     4.9     Astoria Financial Corporation Automatic Dividend Reinvestment and
             Stock Purchase Plan (7)
     5.1     Opinion of Thacher Proffitt & Wood re: legality*
     8.1     Opinion of Thacher Proffitt & Wood re: tax matters*
     8.2     Opinion of Milbank, Tweed, Hadley & McCloy re: tax matters*
    11.1     Statement regarding computation of earnings per share (4)
    13.1     1997 Annual Report to security holders (4)
    21.1     Subsidiaries of Astoria Financial Corporation (4)
    23.1     Consent of KPMG Peat Marwick LLP*
    23.2     Consent of Thacher Proffitt & Wood (included in Exhibits 5.1 and
             8.1)*
    23.3     Consent of Milbank, Tweed, Hadley & McCloy (included in Exhibit
             8.2)*
    23.4     Consent of Lehman Brothers Inc.*
    23.5     Consent of Salomon Smith Barney*
    23.6     Consent of Person to Be Named as Director of Astoria Financial
             Corporation*
    23.7     Consent of Person to Be Named as Director of Astoria Financial
             Corporation*
    23.8     Consent of Person to Be Named as Director of Astoria Financial
             Corporation*
    23.9     Consent of Person to Be Named as Director of Astoria Financial
             Corporation*
    23.10    Consent of Person to Be Named as Director of Astoria Financial
             Corporation*
    23.11    Consent of KPMG Peat Marwick LLP*
    24.1     Powers of Attorney (included in the signature page of this regis-
             tration statement)*

--------
*  Filed herewith.
(1) Incorporated by reference to Astoria Financial Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, filed with the Securities and Exchange Commission on March 30, 1994.
(2) Incorporated by reference to Astoria Financial Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed with the Commission on March 28, 1997.
(3) Incorporated by reference to Astoria Financial Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, filed with the Securities and Exchange Commission on March 15, 1995.
(4) Incorporated by reference to Astoria Financial Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed with the Securities and Exchange Commission on March 25, 1998.
(5) Incorporated by reference to Astoria Financial Corporation's Registration Statement on Form 8-A dated July 17, 1996 and filed with the Securities and Exchange Commission on July 23, 1996 and Astoria Financial Corporation's Current Report on Form 8-K/A, dated April 10, 1998 and filed with the Securities and Exchange Commission on April 10, 1998.
(6) Incorporated by reference to Astoria Financial Corporation's Form S-4 Registration Statement as filed with the Securities and Exchange Commission on June 24, 1997.
(7) Incorporated by reference to Form S-3 Registration Statement as filed with the Securities and Exchange Commission on October 23, 1995.

(B) FINANCIAL STATEMENT SCHEDULES.

  All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

(C) REPORTS, OPINIONS OR APPRAISALS OF OUTSIDE PARTIES.

  The opinions of Salomon Smith Barney and Lehman Brothers Inc. are included as Appendices D and E, respectively, to the Joint Proxy Statement-Prospectus.

  ITEM 22. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

    (A)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (B) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (C) To respond to requests for information that is incorporated by reference into the Joint Proxy Statement-Prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (D) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized in the town of Lake Success in the State of New York on July 10, 1998.

                                            ASTORIA FINANCIAL CORPORATION

                                               /s/  George L. Engelke, Jr.
                                          By:__________________________________
                                            George L. Engelke, Jr.
                                            Chairman of the Board, President
                                            and
                                            Chief Executive Officer

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alan P. Eggleston as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the Form S-4 Registration Statement and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

                 NAME                                      DATE

  /s/ George L. Engelke, Jr.                           July 10, 1998
-------------------------------------
  George L. Engelke, Jr.
  Chairman of the Board, President,
  Chief Executive Officer and Director
  (principal executive officer)

  /s/ Gerard C. Keegan                                 July 10, 1998
-------------------------------------
  Gerard C. Keegan
  Vice Chairman, Chief Administrative
  Officer and Director

  /s/ Monte N. Redman                                  July 10, 1998
-------------------------------------
  Monte N. Redman
  Executive Vice President and Chief
  Financial Officer
  (principal financial officer)
  (principal accounting officer)

  /s/ Robert G. Bolton                                 July 10, 1998
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  Robert G. Bolton
  Director

  /s/ Andrew M. Burger                                 July 10, 1998
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  Andrew M. Burger
  Director

  /s/ Thomas J. Donahue                                July 10, 1998
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  Thomas J. Donahue
  Director

  /s/ William J. Fendt                                 July 10, 1998
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  William J. Fendt
  Director

                  NAME                                     DATE

  /s/ Peter C. Haeffner, Jr.                           July 10, 1998
-------------------------------------
  Peter C. Haeffner, Jr.
  Director

  /s/ Ralph F. Palleschi                               July 10, 1998
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  Ralph F. Palleschi
  Director

  /s/ Thomas V. Powderly                               July 10, 1998
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  Thomas V. Powderly
  Director